UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant   ☒            Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

The Talbots, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies: (i) 70,269,585 shares of common stock (including 721,364 shares of restricted stock), (ii) 998,981 shares of common stock issuable upon exercise of outstanding options with an exercise price of less than $2.75, (iii) 78,722 shares of common stock issuable pursuant to restricted stock units and (iv) 1,834,530 shares of common stock issuable pursuant to performance stock units and 0 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of less than $2.75.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 70,269,585 shares of common stock, multiplied by $2.75 per share, (B) 998,981 shares of common stock issuable upon exercise of outstanding options with an exercise price of less than $2.75, multiplied by $0.42 per share (which is the excess of $2.75 over the weighted average exercise price of such options), (C) 78,722 shares of common stock issuable pursuant to restricted stock units, multiplied by $2.75 per share and (D) 1,834,530 shares of common stock issuable pursuant to performance stock units, multiplied $2.75 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011460 by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction: $198,922,373.77

(5)	Total fee paid: $22,796.50

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

[—], 2012

Dear Stockholder:

On behalf of the board of directors of The Talbots, Inc. (“Talbots”), I cordially invite you to attend a special meeting of stockholders of Talbots, to be held on [—], 2012 at [—] Eastern Time, at [—].

On May 30, 2012, Talbots entered into a definitive Merger Agreement (as defined below) to be acquired by TLB Merger Sub Inc. (the “Purchaser”), an affiliate of Sycamore Partners, L.P. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement. In addition, Talbots will solicit stockholder approval, on an advisory (non-binding) basis, of the existing compensatory arrangements between Talbots and its named executive officers providing for “golden parachute” compensation payable in connection with the merger (which we refer to as the “golden parachute” compensation).

If the merger contemplated by the Merger Agreement is completed, you will be entitled to receive $2.75 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you, including the associated stock purchase right (unless you are entitled to and have properly exercised your appraisal rights under Delaware law with respect to such shares).

After careful consideration, Talbots’ board of directors (the “Talbots Board”) has determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Talbots and its stockholders, and approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Talbots Board recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

In addition, the Talbots Board recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable to Talbots’ named executive officers in connection with the merger. Adoption of the Merger Agreement and approval of the “golden parachute” compensation are subject to separate votes by Talbots’ stockholders, and approval of the “golden parachute” compensation is not a condition to completion of the merger.

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the Merger Agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the merger. A copy of the Agreement and Plan of Merger, dated as of May 30, 2012, as it may be amended from time to time, by and among Talbots, TLB Holdings LLC and TLB Merger Sub Inc. (the “Merger Agreement”) is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about Talbots from documents we have filed with the Securities and Exchange Commission.

On behalf of the board of directors and management of Talbots, we thank you for your support.

Best regards,

Gary M. Pfeiffer

Chairman of the Board

The proxy statement is dated [—], 2012, and is first being mailed to our stockholders on or about [—], 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held on [—], 2012

A special meeting of stockholders of The Talbots, Inc., a Delaware corporation (“Talbots”), will be held on [—], 2012 at [—] Eastern Time, at [—].

The meeting will be held for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 30, 2012, as it may be amended from time to time, by and among Talbots, TLB Holdings LLC, a Delaware limited liability company (“Parent”), and TLB Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

3.	To consider and cast an advisory (non-binding) vote on a proposal to approve certain agreements or understandings with and items of compensation payable to Talbots’ named executive officers that are based on or otherwise related to the merger (the “golden parachute” compensation).

4.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of Talbots (the “Talbots Board”).

The Talbots Board has fixed the close of business on [—], 2012 as the record date for determining stockholders entitled to notice of and to vote at the special meeting.

Your vote is very important, regardless of the number of shares of Talbots common stock you own. The merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Talbots common stock entitled to vote thereon. The approval of the “golden parachute” compensation is advisory (non-binding) and is not a condition to completion of the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Talbots common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Talbots common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

After careful consideration, the Talbots Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Talbots and its stockholders, and approved and declared advisable the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Talbots Board recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies. In addition, the Talbots Board recommends that you vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable to Talbots’ named executive officers in connection with the merger.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Richard T. O’Connell
Executive Vice President and Secretary

APPRAISAL RIGHTS		139

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK		144

OTHER MATTERS		145

WHERE YOU CAN FIND MORE INFORMATION		146

Annex A	Agreement and Plan of Merger dated May 30, 2012, by and among Talbots, TLB Holdings LLC and TLB Merger Sub Inc.	A-1

Annex B	Opinion of Perella Weinberg Partners LP	B-1

Annex C	Section 262 of the General Corporation Law of the State of Delaware	C-1

This proxy statement and a proxy card are first being mailed on or about [—], 2012 to stockholders of The Talbots, Inc. who owned shares of common stock, par value $0.01 per share, of Talbots, which we refer to as the “Company Common Stock”, as of the close of business on [—], 2012.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Parties to the Merger (Page [—])

The Talbots, Inc., or “Talbots”, the “Company”, we, our or us, a Delaware corporation, is a specialty retailer and direct marketer of women’s apparel, accessories and shoes sold almost exclusively under the Talbots brand. The Talbots brand vision is “tradition transformed” and focuses on honoring the classic heritage of our brand while emphasizing a relevant and innovative approach to style that is both modern and timeless. Our goal is to be the leading resource for timeless classics infused with modern luxury while delivering exceptional business results, growing shareholder value and operating as a best-in-class company. We are dedicated to our core values of being creatively led to commercial success, customer-driven and socially conscious while building a winning organization, demonstrating strong brand pride and instilling integrity in all aspects of our business. We are committed to designing and providing our customers and engaging new customers with high quality, timeless fashion pieces that have been sourced from socially conscious and cost effective manufacturers and strategically distributed to our store locations based on customer lifestyle, behavior and local climate. We have two primary sales channels, stores and direct marketing, through which we seek to offer a cross-functional means of providing our customers access to our merchandise. Our stores channel consists of retail stores, upscale outlets, surplus outlets and our direct fulfill from stores system. Our direct marketing channel consists of our Internet business, at www.talbots.com, our catalog business and our in-store red-line phones. As of April 28, 2012, we operated 502 stores in the United States and 14 stores in Canada, collectively comprised of 540 locations, including individual store concepts.

TLB Holdings LLC, a Delaware limited liability company, or “Parent”, was formed solely for the purpose of acquiring Talbots and has not engaged in any business except for activities related to its formation, the Offer (as defined below) and the Merger (as defined below) and arranging the related financing. Parent is an affiliate of Sycamore Partners, L.P., or “Sycamore”, and Sycamore Partners A, L.P., together with Sycamore, the “Sponsor”. Upon completion of the Merger, Talbots will be a direct, wholly owned subsidiary of Parent.

TLB Merger Sub Inc., a Delaware corporation, or “Purchaser”, is a direct wholly-owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of Talbots. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger and arranging the related financing. Upon consummation of the proposed Merger, Purchaser will merge with and into Talbots and will cease to exist, with Talbots continuing as the surviving corporation.

Each of Purchaser and Parent is indirectly controlled by the Sponsor.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated May 30, 2012, as it may be amended from time to time, among Talbots, Parent and Purchaser, as the “Merger Agreement”, and the merger of Purchaser with and into Talbots as the “Merger”.

Tender Offer (Page [—])

On June 15, 2012, Purchaser commenced a tender offer for all of the outstanding shares of Company Common Stock (including the associated stock purchase rights issued pursuant to the Rights Agreement, dated as of August, 1, 2011, as amended, between Talbots and Computershare Trust Company, N.A., as Rights Agent) at a price of $2.75 per share, net to the seller in cash without interest and less any required withholding taxes (the “Offer Price”), upon the terms and conditions set forth in the Offer to Purchase dated June 15, 2012, which we refer to as “Offer to Purchase”, and the related Letter of Transmittal, which, together with any amendments or supplements, collectively, constitute the “Offer”. The Offer contemplates that, after completion of the Offer and the satisfaction or waiver of all conditions, we will merge with Purchaser and all outstanding shares of Company Common Stock, other than shares held by Parent, Purchaser or Talbots or shares held by Talbots’ stockholders who are entitled to and have properly demanded appraisal rights under Delaware law, will be automatically cancelled and converted into the right to receive cash equal to the $2.75 offer price per share. The Offer was commenced pursuant to the Merger Agreement.

Under the terms of the Merger Agreement, but subject to the terms and conditions thereof, the parties agreed to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed that the Merger could only be completed after the receipt of stockholder approval of the adoption of the Merger Agreement at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of the outcome of the Offer.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer, however, the Offer is being made separately to the holders of shares of Company Common Stock and is not applicable to the special meeting.

The Special Meeting (Page [—])

Time, Place and Purpose of the Special Meeting (Page [—])

The special meeting will be held on [—], 2012 at [—] Eastern Time, at [—].

At the special meeting, holders of Company Common Stock will be asked to approve the proposal to adopt the Merger Agreement and to approve the proposal to adjourn the special meeting, if necessary or advisable, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. In addition, holders of Company Common Stock will be asked to approve, on an advisory (non-binding) basis, the existing compensatory arrangements between Talbots and its named executive officers providing for “golden parachute” compensation payable in connection with the Merger.

Record Date and Quorum (Page [—])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company Common Stock at the close of business on [—], 2012, which Talbots has set as the record date for the special meeting and which we refer to as the “record date”. You will have one vote for each share of Company Common Stock that you owned on the record date. As of the record date, there were [—] shares of Company Common Stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company Common Stock issued and outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

For participants in our 401(k) retirement savings plan (which we call our “RSVP”) holding Company Common Stock in the Talbots Stock Fund, the proxy card also serves as voting instructions for the RSVP trustee.

Vote Required (Page [—])

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or advisable, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote on such proposal.

Approval of the advisory resolution on “golden parachute” compensation requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote on such proposal.

As of the record date, the directors and executive officers of Talbots beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company Common Stock, excluding shares issuable upon the exercise of stock options, restricted stock, restricted stock units and performance share units as of such date.

The directors and executive officers have informed Talbots that they currently intend to vote all of their shares of Company Common Stock (other than shares of Company Common Stock as to which such holder does not have discretionary authority) “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation.

As of the record date, affiliates of the Sponsor beneficially owned and were entitled to vote, in the aggregate, [—], shares of Company Common Stock. The Sponsor has informed Talbots that it and its affiliates currently intend to vote all of their shares of Company Common Stock (other than [—] shares of Company Common Stock as to which such holder does not have discretionary authority) FOR the proposal to adopt the Merger Agreement, FOR the proposal to adjourn the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and FOR the proposal to approve on an advisory (non-binding) basis the golden parachute compensation.

Proxies and Revocation (Page [—])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company Common Stock will not be voted on the proposal to adopt the Merger Agreement and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting.

The advisory (non-binding) approval of the “golden parachute” compensation is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock will have no effect on the outcome of the proposal to approve (on an advisory basis) the “golden parachute” compensation. If you hold your shares of Company Common Stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

The Merger (Page [—])

The Merger Agreement provides that Purchaser will merge with and into Talbots. Talbots will be the surviving corporation in the Merger and will continue to do business following the Merger as a direct, wholly-owned subsidiary of Parent. As a result of the Merger, Talbots will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [—])

At the effective time of the Merger, which we refer to as the “Effective Time”, each share of Company Common Stock outstanding immediately prior to the Effective Time, other than (a) shares of Company Common Stock owned by Talbots, Parent or Purchaser, all of which will be canceled, and (b) shares of Company Common Stock that are held by stockholders, if any, who are entitled to and have properly demanded appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL”, will be converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to $2.75 (the “Merger Consideration”).

Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee (Page [—])

After consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” the Talbots Board (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Talbots and its stockholders, (ii) approved the form of the Merger Agreement and the terms and conditions contained therein, including the terms and conditions of the Offer, the Merger, the Top-Up (as defined below) and the performance thereof and the transactions contemplated thereby, (iii) authorized, empowered and directed the appropriate officers of Talbots and/or any of their designees to execute and deliver, in the name and on behalf of Talbots, the Merger Agreement, (iv) authorized, empowered and directed the officers of Talbots, in the name and on behalf of Talbots, to take all such further actions and to prepare, execute, deliver and file all such further reports, schedules, statements, consents, documents, agreements, certificates and undertakings in the name and on behalf of Talbots, as such officer determines to be necessary or appropriate in connection therewith, (v) subject to the terms and conditions of the Merger Agreement, recommended to the stockholders of Talbots that they accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement, (vi) approved the Offer and the Merger, each pursuant to the Merger Agreement for purposes of Section 203 of the DGCL and any other similar laws that may be deemed applicable to the Company and (vii) authorized and directed the Company to issue the Top-Up Shares (as defined below) to the Purchaser upon the automatic exercise of the Top-Up and payment for the Top-Up Shares by the Purchaser, in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

In considering the recommendation of the Talbots Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—] and “Advisory Vote on Golden

Parachute Compensation” beginning on page [—]. The Talbots Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Talbots.

The Talbots Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

Opinion of Perella Weinberg Partners LP (Page [—])

Talbots has retained Perella Weinberg Partners LP, or “Perella Weinberg”, to act as its financial advisor in connection with the proposed transaction. On May 30, 2012, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Talbots Board that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $2.75 per share consideration to be received by the holders of Company Common Stock (other than any of the Parent Affiliates (as such term is defined in the Fairness Opinion)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated May 30, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B hereto and is incorporated by reference herein. Holders of Company Common Stock are urged to read the opinion carefully and in its entirety. The opinion does not address Talbots’ underlying business decision to enter into the Merger Agreement or the relative merits of the transaction as compared with any other strategic alternative which may have been available to Talbots. The opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the Merger or any other matter and does not in any manner address the prices at which Company Common Stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the transaction to, or any consideration received in connection with the transaction by, any of the Parent Affiliates or any other holders of any other class of securities, creditors or other constituencies of Talbots. Perella Weinberg provided its opinion for the information and assistance of the Talbots Board in connection with, and for the purposes of its evaluation of, the transaction. This summary is qualified in its entirety by reference to the full text of the opinion.

We encourage you to read the opinion of Perella Weinberg and the section “The Merger—Opinion of Perella Weinberg Partners LP” carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion.

Financing of the Merger (Page [—])

We anticipate that total funds of $175 million will be needed to purchase all of the issued and outstanding shares of Company Common Stock (other than the Company Common Stock owned by Parent, Purchaser or Talbots immediately prior to the expiration of the Offer, the “Expiration Time”, which Company Common Stock shall be automatically canceled without consideration in connection with the consummation of the Merger) and to complete the Merger and to pay related fees and expenses. Parent has received an equity commitment from Sponsor pursuant to which Sponsor has committed to contribute to Parent up to $210 million solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or the Merger Consideration, as applicable.

We believe the amounts committed under the Equity Commitment Letter (as defined below) and the proceeds of the last out term loan (discussed below under “—Debt Financing”) will be in the aggregate sufficient to pay the Offer Price in respect of each share of

Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts required to be paid in respect of Talbots equity awards pursuant to the Merger Agreement and all fees and expenses directly related to the debt financing, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to any of the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. If the Merger Agreement is terminated in the circumstance in which Purchaser does not receive the proceeds of the debt financing commitments, Parent may be obligated to pay Talbots a termination fee equal to the sum of (x) $11 million and (y) the reasonable and documented out-of-pocket costs and expenses incurred by Talbots by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated, as described under “The Merger Agreement—Terms of the Merger Agreement—Termination Fees” beginning on page [—].

Equity Financing and Limited Guarantee (Page [—])

In connection with the entry into the Merger Agreement, Parent has received into an equity commitment letter from Sponsor (which we refer to as the “Equity Commitment Letter”), pursuant to which Sponsor has committed to contribute to Parent up to $210 million solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or Merger Consideration, as applicable, pursuant to and in accordance with the Merger Agreement, and certain other amounts required to be paid pursuant to the Merger Agreement, including fees and expenses directly related to the debt financing required to be paid by Parent, Purchaser and the surviving corporation. We refer to the financing contemplated by the Equity Commitment Letter, as it may be amended and restated, as the “Equity Financing”. The funding of the Equity Financing is subject to (i) the satisfaction or waiver by Parent and Purchaser of all conditions of the Offer or the Merger, as applicable, (ii) the funding (or simultaneous funding) of the debt financing pursuant to the terms and conditions of the debt commitment letters delivered by Parent to Talbots in connection with the Merger Agreement or any alternative financing that Parent and Purchaser are required to accept from alternative sources pursuant to the Merger Agreement and (iii) the contemporaneous consummation of the Offer closing, if the Offer closing shall occur, and of the Merger (regardless of whether the Offer closing occurs). Talbots is a third-party beneficiary to the Equity Commitment Letter for the limited purpose provided in the Equity Commitment Letter. Concurrently with the execution and delivery of the Equity Commitment Letter, Sponsor executed and delivered to Talbots a limited guarantee in favor of Talbots in respect of certain of Parent’s obligations under the Merger Agreement (which we refer to as the “Limited Guarantee”), provided that in no event will the aggregate liability of Sponsor pursuant to the Limited Guarantee exceed the amount of the Parent Termination Fee (i.e., the sum of (x) $11 million and (y) the reasonable and documented out-of-pocket costs and expenses incurred by the Company by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated) plus the amount of (A) any liability contemplated by the provisions of the Merger Agreement relating to financing cooperation, (B) any liability for costs and expenses, including reasonable attorneys’ fees, payable pursuant to the Merger Agreement with respect to the non-payment of the fees and expenses payable in connection with a termination of the Merger Agreement and (C) any liability for attorneys’ fees payable by Sycamore Partners Management, L.L.C. (“Sycamore Management”) pursuant to the confidentiality agreement between Talbots and Sycamore Management dated January 27, 2012 (the “Confidentiality Agreement”).

The Sponsor’s obligation to fund its equity commitment will expire upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, so long as the Sponsor has funded its commitment in connection with the Merger, (iii) any claim by Talbots under, or any action, claim, suit or proceeding brought by Talbots with respect to, the Limited Guarantee, the guarantor thereunder or any of the guarantor’s affiliates other than in respect of a guaranteed obligation thereunder, or (iv) any other claim under, or action, claim, suit or proceeding against the Sponsor or any of its affiliates in connection with the Equity Commitment Letter, the Limited Guarantee, the Merger Agreement or any transaction contemplated thereby or otherwise relating thereto other than certain claims as set forth in the Equity Commitment Letter.

Debt Financing (Page [—])

On May 30, 2012, Purchaser and General Electric Capital Corporation (“GECC”) entered into a letter agreement, which we refer to as the “GE Debt Commitment Letter”. On the same day, Purchaser and Wells Fargo Bank, National Association, as agent, and each of Well Fargo Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC, 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd., as lenders, entered into letter agreement (which we refer to as the “Wells Fargo Debt Commitment Letter”, and which, together with the GE Debt Commitment Letter, we refer to as the “Debt Commitment Letters”). Under the GE Debt Commitment Letter, subject solely to the terms and conditions set forth in the GE Debt Commitment Letter, GECC agreed to (i) consent to a “change of control” resulting from the Merger under the ABL Credit Agreement, (ii) make certain agreed modifications to the ABL Credit Agreement and (iii) continue to provide to Talbots and its affiliated borrowers pursuant to the ABL Credit Agreement, or a replacement thereof, in either case on the terms and conditions of the ABL Credit Agreement as modified in accordance with the immediately preceding clauses (i) and (ii), up to a $200 million senior secured credit facility (which we refer to as the “ABL Credit Facility”). None of the proceeds of the borrowings under the ABL Credit Facility will be permitted to be used to pay any portion of the consideration payable in connection with the consummation of the Offer or the Merger, but, following the consummation of the Merger, the borrowings under the ABL Credit Facility will be available to provide funding for working capital and other general corporate purposes of the surviving corporation. Under the Wells Fargo Debt Commitment Letter, the agent and lenders thereto agreed to upon the closing of the Merger, (i) consent to a “change of control” resulting from the Merger under the Existing Term Loan Agreement, (ii) make certain agreed modifications to the Existing Term Loan Agreement, (iii) amend and restate the Existing Term Loan Agreement on the terms and conditions of the Existing Term Loan Agreement as modified in accordance with the immediately preceding clauses (i) and (ii), and (iv) provide up to $85 million in term loans (which we refer to as the “Term Loan Facility”, and together with the ABL Credit Facility, collectively we refer to as the “Credit Facilities”), in the form of a continuation of the outstanding terms loan under the Existing Term Loan Agreement (which aggregate approximately $74 million) plus an additional last out term loan (such additional last out term loan to be provided by one of the lenders specified in the Wells Fargo Debt Commitment Letter) in an amount equal to the lesser of (x) $11 million and (y) the difference between the aggregate commitment of $85 million under the Wells Fargo Debt Commitment Letter and the existing term loan amount pursuant to the Existing Term Loan Agreement, the proceeds of which additional last out term loan shall be available to pay related fees and expenses in connection with the consummation of the Offer and the Merger.

The commitment of GECC with respect to the GE Debt Commitment Letter expires upon the first to occur of (i) 5:00 p.m. New York time on October 24, 2012, (ii) the execution and delivery of definitive credit documentation with respect to the ABL Credit Facility and the funding of the ABL Credit Facility, (iii) the closing of the Merger without the substantially contemporaneous effectiveness of the ABL Credit Facility, and (iv) the acceptance by the existing stockholders of Talbots of an offer for all or any substantial part of the capital stock or property and assets of Talbots and its subsidiaries other than as a part of the Offer and the Merger. The commitment of the agent and the lenders with respect to the Wells Fargo Debt Commitment Letter expires on October 24, 2012 unless definitive documentation with respect to the Term Loan Facility is executed and delivered prior to such date. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Purchaser has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the Debt Commitment Letters. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, each of Parent and Purchaser must use its reasonable best efforts to promptly arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger with terms and conditions not materially less favorable from the standpoint of Parent, Purchaser and Talbots than the terms and conditions set forth in the Debt Commitment Letters.

Although the debt financing described in this document is not subject to a due diligence or “market out”, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

Interests of Certain Persons in the Merger (Page [—])

Certain executive officers and directors of Talbots may be deemed to have interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, those of Talbots’ stockholders generally. These interests may present these individuals with certain potential conflicts of interest. In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Talbots Board was aware of these conflicts of interests and considered them, among other matters described in the section “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” beginning on page [—].

In addition, if the proposal to adopt the Merger Agreement is approved by our stockholders, the vested shares of Company Common Stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Company Common Stock held by other stockholders of Talbots.

For further information, refer to the discussion under the heading “The Merger—Interests of Certain Persons in the Merger” beginning on page [—] and “Advisory Vote on Golden Parachute Compensation” beginning on page [—].

Material United States Federal Income Tax Consequences (Page [—])

The exchange of shares of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Company Common Stock and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder with respect to shares of Company Common Stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the non-United States Holder certifies on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page [—] for definitions of “United States Holder” and “non-United States Holder”, and for a more detailed discussion of the United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

Regulatory Approvals and Notices (Page [—])

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of the shares of Company Common Stock in the Offer and the Merger.

Under the HSR Act, the purchase of shares of Company Common Stock in the Offer may not be completed until the expiration of a fifteen-calendar day waiting period which begins when Parent files a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the fifteen-calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m., New York City time, on the following business day. Pursuant to the terms of the Merger Agreement, Talbots and Parent must file a Premerger Notification and Report Form within ten business days of May 30, 2012. Parent filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of shares of Company Common Stock in the Offer and the Merger on June 6, 2012. Talbots filed its Premerger Notification and Report Form under the HSR Act on June 11, 2012.

On June 18, 2012, the FTC notified Parent and Talbots that early termination of the waiting period applicable to the purchase of shares of Company Common Stock under the HSR Act has been granted.

Talbots Classics National Bank, a subsidiary of Talbots, is a national bank chartered by the Office of the Comptroller of the Currency (the “OCC”). In connection with the indirect acquisition of Talbots Classics National Bank, Parent and its affiliates are required to make certain filings with the OCC. In order for the indirect acquisition to be consummated, the OCC must not disapprove the change in control within the applicable period of time or issue a no objection letter prior to that time.

Litigation Relating to the Merger (Page [—])

In connection with the Offer and the Merger, between May 10, 2012 and June 22, 2012, eight putative class action complaints were filed in the Delaware Court of Chancery against Talbots, each member of the Talbots Board, Sycamore, Sponsor, Parent and Purchaser. The complaints generally allege, among other things, that the Talbots Board breached its fiduciary duties to Talbots’ stockholders in connection with the Offer and the Merger, and further claim that Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. Additionally, the complaints generally allege that the Talbots Board failed to take adequate measures to ensure that the interests of Talbots’ public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. Talbots, the Talbots Board, Sycamore, Sponsor, Parent and Purchaser intend to vigorously defend the claims raised in these lawsuits.

The Merger Agreement (Page [—])

Treatment of Company Common Stock, Stock Options, Company Restricted Stock, Company RSUs, Company PSUs and Company Warrants (Page [—])

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Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding (other than shares owned by Talbots as treasury stock, or by Parent or Purchaser immediately prior to the Effective Time, and shares of Company Common Stock held by stockholders, if any, who are entitled to and have properly demanded appraisal rights under Section 262 of the DGCL) will convert into the right to receive the Merger Consideration of $2.75 per share in cash, without interest, less any applicable withholding taxes. The treatment of Company Common Stock is further described under “The Merger Agreement—Terms of the Merger Agreement—Merger Consideration” beginning on page [—].

•

Company Stock Options. At the Effective Time, each outstanding, unexpired and unexercised option to purchase shares of Company Common Stock (a “Stock Option”) (whether vested or unvested) will vest and each Stock Option will be deemed to be canceled upon the consummation of the Merger and the holder of any such cancelled Stock Option will be entitled to receive, at the time of the consummation of the Merger or as soon as possible thereafter (and, in any event, not later than the fifth business day thereafter) an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the applicable exercise price per share of Company Common Stock subject to such Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Stock Option (the “Option Payment”). In the event that the applicable exercise price per share of Company Common Stock of any such Stock Option is equal to or greater than the Merger Consideration, such Stock Option will be canceled as of the Effective Time without consideration or other payment thereon and will have no further force or effect. The treatment of Stock Options is further described under “The Merger—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement—Terms of the Merger Agreement—Treatment of Talbots Equity Awards” beginning on page [—].

•

Company Restricted Stock. At the Effective Time, each share of an unvested award of restricted Company Common Stock (the “Restricted Stock”) will become fully vested, and all vesting restrictions thereon will lapse and, to the extent not withheld by Talbots to satisfy tax withholding obligations, Talbots will deliver shares of Company Common Stock in settlement thereof or, if such Restricted Stock is tendered into the Offer, will be treated as a share of Company Common Stock properly tendered into the Offer. The treatment of Restricted Stock is further described under “The Merger—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement —Terms of the Merger Agreement—Treatment of Talbots Equity Awards” beginning on page [—].

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Company RSUs. At the Effective Time, each restricted stock unit issued by Talbots (an “RSU”) that is issued and outstanding will be fully vested and canceled, with the holder of each such RSU becoming entitled to receive (without duplication) from the surviving corporation (promptly following the date on which the Effective Time occurs) an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such RSU held by such holder at the Effective Time. As of the Effective Time, all RSUs will no longer be outstanding and will automatically cease to exist, and each holder of an RSU that is issued and outstanding as of immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right of the holder of any such RSU to receive (without duplication) the applicable cash payment therefor. The treatment of RSUs is further described under “The Merger—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement —Terms of the Merger Agreement—Treatment of Talbots Equity Awards” beginning on page [—].

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Company PSUs. At the Effective Time, each performance stock unit issued by Talbots (a “PSU”) that is issued and outstanding (whether vested or unvested) and held by a holder who is employed by Talbots or one of its subsidiaries at the Effective Time will be canceled and converted into the right, subject to the vesting and payment conditions described below, to receive from the surviving corporation an amount in cash, without interest, equal to the sum of (A) the product of (1) the Merger consideration multiplied by (2) the target award level number of shares of Company Common Stock subject to such PSU held by such holder immediately prior to the Effective Time and (B) interest on the amount set forth in (A) at the rate of LIBOR plus 1% per annum calculated from that date on which the Effective Time occurs through the date on which such cash payment becomes vested (in accordance with the following sentence) and paid. However, with respect to any cash amount payable to any such holder of a PSU, such cash amount payable shall vest and be payable as follows: one-third of such cash amount shall vest and be paid on the date which is the last day of the original full performance period (which date shall, in any event, be after the date on which the Effective Time occurs), one-third of such amount shall vest and be paid on the first anniversary of the date on which the Effective Time occurs, and one-third of such amount shall vest and be paid on the second anniversary of the date on which the Effective Time occurs, except if such holder’s “change in control termination” (as described below), if applicable, occurs after the Effective Time but prior to the second anniversary of the date on which the Effective Time occurs, then upon the occurrence of such holder’s change in control termination, any remaining unpaid portion of such cash amount payable to such holder of such a PSU shall be paid (in full and complete satisfaction of the surviving corporation’s payment obligations in respect of such PSU) upon or promptly following such holder’s change in control termination. “Change in control termination” is defined in each holder’s PSU award agreement to generally mean termination of such holder’s employment by Talbots without cause, or by the holder for good reason or due to the holder’s death, retirement or becoming disabled. At the Effective Time, each PSU issued and outstanding immediately prior to the Effective Time (whether vested or unvested) and held by a holder whose employment terminated prior to the Effective Time under circumstances pursuant to which the holder remains eligible to receive a pro-rated award under the terms of the holder’s award agreement will be canceled and converted into the right to receive from the surviving corporation (promptly following the date of the Effective Time) an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) a pro rata portion of the target number of shares of Company Common Stock subject to such PSU held by such holder immediately prior to the Effective Time, based on the number of days in the applicable performance period prior to such holder’s termination of employment. As of the Effective Time, all PSUs will no longer be outstanding and will automatically cease to exist, and each holder of a PSU will cease to have any rights with respect thereto, except the holder’s right to receive the applicable cash payment described above. The treatment of performance stock units is further described under “The Merger—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement —Terms of the Merger Agreement—Treatment of Talbots Equity Awards” beginning on page [—].

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Company Warrants. At the Effective Time, certain warrants outstanding will be terminated and canceled without any payment therefor or other liability or obligation on the part of Talbots, the surviving corporation, Purchaser, Parent and/or any of their respective affiliates. At the Effective Time, certain other warrants outstanding will be converted solely into the right to receive from the surviving corporation, subject to the holder of such warrant paying in full to Talbots or the surviving corporation, as applicable, the aggregate exercise price for the shares of Company Common Stock subject to such warrant on or prior to the Effective Time, an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the total number of shares of Company Common Stock subject to such warrant that is outstanding and unexercised as of immediately prior to the Effective Time. The treatment of warrants is further described under “The Merger—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [—] and “The Merger Agreement —Terms of the Merger Agreement—Treatment of Talbots Equity Awards” beginning on page [—].

Solicitation of Takeover Proposals (Page [—])

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, we have agreed not to solicit any takeover proposals or engage in any negotiations or discussions with any person relating to a takeover proposal. Notwithstanding these restrictions, prior to the earlier of the closing of the Offer or obtaining the approval of Talbots’ stockholders of the Merger, Talbots can furnish information or enter into discussions with respect to an unsolicited bona fide written acquisition proposal if (i) the Talbots Board (or any authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the Talbots Board’s fiduciary duties under applicable laws and (ii) the Talbots Board (or any authorized committee thereof) determines in good faith, based on information then available after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes or is reasonably likely to lead to a superior proposal. At any time before the Merger Agreement is adopted by our stockholders, if the Talbots Board determines that a takeover proposal is a superior proposal, we may terminate the Merger Agreement and enter into any acquisition, merger or similar agreement with respect to such superior proposal, so long as we comply with certain terms of the Merger Agreement, including paying a termination fee to Parent. See “The Merger Agreement—Terms of the Merger Agreement—Termination Fees” beginning on page [—].

Conditions to the Merger (Page [—])

The respective obligations of Talbots, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including the adoption of the Merger Agreement by our stockholders, receipt of required antitrust approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement. Completion of the Merger would also require the satisfaction or waiver of certain other closing conditions, including (i) (A) obtaining a letter from the Pension Benefit Guaranty Corporation (“PBGC”) confirming that it has concluded its investigation regarding Talbots’ pension plan and the transactions contemplated by the Merger Agreement (or such other substantially similar confirmatory statement) (the “PBGC Closing Letter”), (B) the PBGC not having instituted any formal proceeding to terminate Talbots’ pension plan and (C) the absence of any condition that would reasonably be expected to (x) result in the institution of any such proceeding or (y) constitute a reasonable basis under Section 4042 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the termination of, or the appointment of a trustee to administer, Talbots’ pension plan, (ii) the OCC not having determined to disapprove or not having disapproved, within the relevant review period under the Change in Bank Control Act, the acquisition of control of Talbots Classics National Bank by Parent and its affiliates, as applicable and (iii) the maintenance of a specified amount of availability under Talbots’ existing revolving credit facility. The obligation of Parent and Purchaser to consummate the Merger is also subject to the absence of, from the date of the Merger Agreement until the Effective Time, a Material Adverse Effect, as described under “The Merger Agreement—Terms of the Merger Agreement—Representations and Warranties” beginning on page [—].

Termination (Page [—])

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by our stockholders:

•	by mutual written consent of Parent and Talbots;

•	by either Parent or Talbots,

•

if the Merger shall not have been consummated on or before October 24, 2012; provided that the right to terminate the Merger Agreement in this circumstance shall not be available to Parent or Talbots if (x) the Offer closing shall have occurred or (y) the failure of Parent or Talbots, as applicable, to perform any of its obligations under the Merger Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date;

•

if any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the Merger and such temporary restraining order, preliminary or permanent injunction, law or other judgment becomes final and non-appealable; provided that the right to terminate the Merger Agreement in this circumstance shall not be available to Parent or Talbots unless Parent or Talbots, as applicable, shall have complied with its obligations under the Merger Agreement to prevent, oppose or remove such temporary restraining order, preliminary or permanent injunction, law or other judgment; or

•

the stockholder approval, if required by applicable law, shall not have been obtained at a meeting of Talbots’ stockholders duly convened for such approval or at any adjournment or postponement thereof, or if there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at such meeting to constitute a quorum necessary to conduct business at such meeting and at such meeting there is no approval of the adjournment thereof to a later date;

•	by Parent, if

•

there is any breach of or inaccuracy in any of Talbots’ representations or warranties set forth in the Merger Agreement or Talbots has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of any condition to Parent’s and Purchaser’s obligations to effect the Merger relating to the accuracy of Talbots’ representations and warranties or Talbots’ compliance with its covenants or agreements or (y) if the Offer Termination shall not have occurred, the failure of any condition to the Offer relating to the accuracy of Talbots’ representations and warranties or Talbots’ compliance with its covenants or agreements, and (ii) (A) is not capable of being cured prior to October 24, 2012 or (B) if curable, is not cured within the earlier of thirty calendar days following Parent’s delivery of written notice to Talbots of such breach and October 24, 2012; provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if (x) Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Talbots has the right to terminate the Merger Agreement as described in the immediately following bullet or (y) the Offer closing shall have occurred;

•

the Talbots Board (or any authorized committee thereof) has effected an Adverse Recommendation Change or a Change of Recommendation (as defined in “The Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—The Recommendation of Talbots’ Board of Directors”);

•	Talbots failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Talbots Board recommendation that Talbots stockholders adopt the Merger Agreement;

•

following the disclosure or announcement of a takeover proposal (other than a tender or exchange offer described below), the Talbots Board shall have failed to reaffirm publicly its recommendation to adopt the Merger Agreement within ten business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly; or

•

a tender or exchange offer relating to securities of Talbots shall have been commenced and Talbots shall not have announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Talbots recommends rejection of such tender or exchange;

•	by Talbots, if

•

there is any breach of or inaccuracy in any of Parent’s or Purchaser’s representations or warranties set forth in the Merger Agreement or Parent or Purchaser has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of any condition to Talbots’ obligation to effect the Merger relating to the accuracy of Parent’s or Purchaser’s representations and warranties or Parent’s or Purchaser’s compliance with its covenants or agreements or (y) reasonably be expected to, individually or in the aggregate, result in any change, circumstance, effect, event or occurrence that prevents or materially impedes, hinders or delays the consummation by Parent or Purchaser of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement on a timely basis, and (ii) (A) is not capable of being cured prior to October 24, 2012 or (B) if curable, is not cured within the earlier of thirty calendar days following Talbots’ delivery of written notice to Parent of such breach and October 24, 2012; provided that Talbots shall not have the right to terminate the Merger Agreement in this circumstance if (x) Talbots is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement as described in the immediately preceding bullet or (y) the Offer closing shall have occurred;

•

in order to accept a superior proposal and enter into an acquisition agreement, merger agreement or similar definitive contract providing for such superior proposal immediately following or concurrently with such termination; provided, however, that payment by Talbots of the termination fee described below shall be a condition to the termination of the Merger Agreement by Talbots in this circumstance;

•

(i) (A) all of the conditions of the Offer shall have been satisfied or waived as of the expiration of the Offer and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with the Merger Agreement, or (ii) (A) all of the conditions of the Offer (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer and (B) Parent shall have failed to consummate the Offer promptly thereafter, and, in the case of either clause (i) or (ii), Talbots shall have given Parent written notice at least three business days prior to such termination stating Talbots’ intention to terminate the Merger Agreement in this circumstance and the basis for such termination; or

•

(i) all of the conditions that are applicable to each party’s obligation to consummate the Merger (other than the purchase of the shares of Company Common Stock in the Offer, to the extent the Offer Termination has occurred) and the conditions to the obligations of Parent and Purchaser to consummate the Merger have been satisfied, (ii) Parent shall have failed to consummate the Merger by the time set forth in the Merger Agreement, (iii) Talbots has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) Talbots shall have given Parent written notice at least three business days prior to such termination stating Talbots’ intention to terminate the Merger Agreement in this circumstance and the basis for such termination.

Termination Fees; Expenses (Page [—])

If the Merger Agreement is terminated in certain circumstances described under “The Merger Agreement—Terms of the Merger Agreement—Termination Fees” beginning on page [—], Parent or Talbots may be required to pay a termination fee, including, without limitation, in the following circumstances:

•	If Talbots terminates the Merger Agreement in order to accept a superior proposal, Talbots is required to pay a termination fee of $6 million.

•

If Parent terminates the Merger Agreement as a result of the Talbots Board having effected an Adverse Recommendation Change or a Change of Recommendation, Talbots is required to pay a termination fee of $6 million.

•

If (i) after the date of the Merger Agreement, an acquisition proposal shall have become publicly known and not publicly withdrawn, (ii) thereafter, the Merger Agreement is terminated (A) by Parent or Talbots due to the Merger not having been consummated on or before October 24, 2012 (other than in the event such termination requires Parent to pay Talbots a parent termination fee), (B) by Parent or Talbots due to the stockholder approval not having been obtained at a meeting of Talbots stockholders duly convened for such approval or at any adjournment or postponement thereof, to the extent such stockholder approval is required by applicable law, or (C) by Parent due to a breach by Talbots of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and (iii) within 12 months of such termination, Talbots enters into a definitive agreement providing for any transaction contemplated by any acquisition proposal (regardless of when made) (which transaction is thereafter consummated) or any acquisition proposal is consummated (regardless of when made), with such fee (net of the amount of the expense compensation payment previously paid as described below) being paid on the date such transaction is consummated, Talbots is required to pay termination fee of $6 million. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, all references to “15%” in the definition of “acquisition proposal” in the Merger Agreement shall be deemed to be references to “50%.”

•

If Parent fails to effect the Merger closing under certain circumstances, Parent may be obligated to pay Talbots a termination fee of $11 million plus the reasonable and documented out-of-pocket costs and expenses incurred by Talbots by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated. Sponsor has agreed to guarantee the obligation of Parent to pay such termination fee pursuant to the guarantee.

If the Merger Agreement is terminated in certain circumstances, Talbots has agreed to reimburse Parent for up to $1.5 million of the fees and expenses incurred by Sponsor, Parent, Purchaser, and their affiliates in connection with the Merger Agreement and the transactions contemplated thereby.

Limitations of Liability (Page [—])

Talbots’ monetary remedy in connection with a breach of the Merger Agreement by Purchaser, even a breach that is deliberate or willful, is limited to $11 million plus reasonable and documented out-of-pocket costs and expenses incurred by Talbots by reason of the retention of the special consultant and certain other costs and expenses, which may not be sufficient to compensate Talbots for losses suffered as a result of a breach of the Merger Agreement by Parent or Purchaser.

Talbots is entitled to cause the equity commitment to be funded simultaneously with the consummation of the debt financing if (i) all of the conditions to Parent and the Purchaser’s obligations to close the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Merger closing, each of which will be capable of being satisfied at the Merger closing), (ii) the debt financing has been consummated or funded (as applicable) at the Merger closing and (iii) Talbots has irrevocably confirmed to Parent in writing that if the equity financing and the debt financing were funded, it would take actions within its control to cause the Merger to close.

Market Price of Company Common Stock (Page [—])

The Merger Consideration of $2.75 per share of Company Common Stock:

•

Represented a premium of 76% over the closing price per share of Company Common Stock on December 6, 2011, the last full trading day prior to the public disclosure of Sycamore’s initial proposal to acquire Talbots.

•	Represented premiums of 27% and 9%, respectively, based on the average price per share of Company Common Stock for the 1- and 3-month periods ended on December 6, 2011.

•	Represented a premium of 102% over the closing price per share of Company Common Stock on May 29, 2012, the last full trading day prior to the announcement of the execution of the Merger Agreement.

Appraisal Rights (Page [—])

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Talbots before the vote is taken on the Merger Agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page [—])

If the Merger is completed, Company Common Stock will be delisted from the New York Stock Exchange, or “NYSE”, and deregistered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act”. As such, we would no longer file periodic reports with the Securities and Exchange Commission, or the “SEC”.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Talbots. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [—].

Q.	What is the proposed transaction and what effects will it have on Talbots?

A.	The proposed transaction is the acquisition of Talbots by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Purchaser will merge with and into Talbots. Upon completion of the Merger, Purchaser will cease to exist and Talbots will continue as the surviving corporation. As a result of the Merger, Talbots will become a direct, wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, Company Common Stock will be delisted from NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC.

Q.	Did Purchaser commence a tender offer for shares of Company Common Stock?

A.	Yes. On June 15, 2012, Purchaser commenced the Offer for all of the outstanding shares of Company Common Stock at a price of $2.75 per share, net to the seller in cash, without interest, and less any applicable withholding taxes. The Offer was commenced pursuant to the Merger Agreement.

Under the terms of the Merger Agreement, but subject to the terms and conditions thereof, the parties agreed to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed that the Merger could only be completed after the receipt of stockholder approval of the adoption of the Merger Agreement.

We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of the outcome of the Offer. Regardless of whether you tendered your shares of Company Common Stock in the Offer, you may nevertheless vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

Q.	What will I receive if the Merger is completed?

A.	Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $2.75 per share in cash, without interest, and less any applicable withholding taxes, for each share of Company Common Stock that you own, unless you have properly demanded and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company Common Stock, you will receive $275 in cash in exchange for your shares of Company Common Stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	Upon the consummation of the Merger, will Talbots continue as a public company?

A.	No. If the Merger is completed, Company Common Stock will be delisted from NYSE and deregistered under the Exchange Act. As such, we would cease to be publicly traded and would no longer file periodic reports with the SEC.

Q.	When do you expect the Merger to be completed?

A.	We are working towards completing the Merger as soon as possible. If the Merger is approved at the stockholders meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Q.	What happens if the Merger is not completed?

A.	If the Merger Agreement is not adopted by the stockholders of Talbots or if the Merger is not completed for any other reason, the stockholders of Talbots will not receive any payment for their shares of Company Common Stock. Instead, Talbots will remain an independent public company, and the Company Common Stock will continue to be listed and traded on NYSE. Under specified circumstances, Talbots may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement—Terms of the Merger Agreement—Termination Fees” beginning on page [—].

Q.	Is the Merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Company Common Stock and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder with respect to shares of Company Common Stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the non-United States Holder certifies on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page [—] for definitions of “United States Holder” and “non-United States Holder”, and for a more detailed discussion of the United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws or tax treaties.

Q.	Do any of Talbots’ directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the Talbots Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. The Talbots Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Talbots. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [—] and “Advisory Vote on Golden Parachute Compensation)” beginning on page [—].

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company Common Stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company Common Stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Talbots will be held on [—], 2012 at [—] Eastern Time, at [—]. This proxy statement for the special meeting will be mailed to stockholders on or about [—], 2012.

Q.	Who may attend the special meeting?

A.	All stockholders of record at the close of business on [—], 2012, or the “record date”, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Company Common Stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

Stockholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	When will the stockholders’ list be available for examination?

A.	A complete list of the stockholders of record as of the record date will be available for examination by stockholders of record beginning on [—], 2012 at Talbots’ headquarters and will continue to be available through and during the meeting at [—].

Q.	Who may vote?

A.	You may vote if you owned Company Common Stock as of the close of business on the record date. Each share of Company Common Stock is entitled to one vote. As of the record date, there were [—] shares of Company Common Stock outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

•	The adoption of the Merger Agreement, which provides for the acquisition of Talbots by Parent;

•

The approval to adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	To cast an advisory (non-binding) vote on the “golden parachute” compensation payable to Talbots’ named executive officers in connection with the Merger.

Q.	What are the voting recommendations of the board of directors of Talbots?

A.	The Talbots Board recommends that you vote your shares of Company Common Stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve by an advisory (non-binding) vote the “golden parachute” compensation.

Q.	How do I submit a proxy or vote?

A.	If you are a stockholder of record (that is, if your shares of Company Common Stock are registered in your name with Computershare Trust Company, N.A., our transfer agent) there are four ways to submit your proxy or vote:

By Telephone: You may submit your proxy by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to submit your proxy and confirm that your voting instructions have been properly recorded.

Via the Internet: You may submit your proxy by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to submit your proxy and confirm that your voting instructions have been properly recorded.

By Mail: You may submit your proxy by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company Common Stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company Common Stock will be voted by the persons named in the proxy in accordance with the recommendations of the Talbots Board as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

Submission of proxies by telephone and via the Internet for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on [—], 2012. Submission of proxies by telephone and via the Internet is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause proxies to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to submit a proxy. You may still vote your shares of Company Common Stock in person at the meeting even if you have previously submitted a proxy. If you are present at the meeting and desire to vote in person, your previous proxy will not be counted.

Q.	What if I hold my shares of Company Common Stock in “street name”?

A.

You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares of Company Common Stock as you have directed. Please note that if you wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company Common Stock, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the outcome of the proposal to adjourn the special meeting or the advisory (non-binding) vote on “golden parachute” compensation.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company Common Stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of [—] will count the votes and will serve as the independent inspector of elections.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We encourage you to register all of your shares of Company Common Stock in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at 781-575-3120 or at the following address:

Computershare Trust Company, N.A.

P.O. Box 43010

Providence, RI 02940-3010

Q.	Will my shares of Company Common Stock be voted if I do not submit my proxy?

A.	If you are the stockholder of record and you do not vote in person at the special meeting or submit a proxy, your shares of Company Common Stock will not be voted.

If your shares of Company Common Stock are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority under the NYSE rules to vote shares of Company Common Stock for which their customers do not provide voting instructions on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the Merger Agreement, the proposal to approve the adjournment of the special meeting, if necessary, and the proposal to approve by an advisory (non-binding) vote the “golden parachute” compensation, and, as a result, absent specific instructions from the beneficial owner of such shares of Company Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company Common Stock on non-routine matters, which we refer to generally as broker non-votes.

Q.	May stockholders ask questions?

A.	Yes. Our representatives will answer stockholders’ questions of general interest following the meeting consistent with the rules distributed at the meeting.

Q.	How many votes must be present to hold the meeting?

A.	A majority of the outstanding shares of Company Common Stock entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. Shares of Company Common Stock represented in person or by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Q.	What vote is required to approve each proposal?

A.	The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the Merger Agreement is based upon the total number of outstanding shares of Company Common Stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The advisory vote to approve the “golden parachute” compensation and approval of the proposal to adjourn the special meeting, if necessary or advisable, for the purpose of soliciting additional proxies each requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote on the respective proposals. Abstaining will have the same effect as a vote “AGAINST” the advisory vote to approve the “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or advisable. If your shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock, your shares of Company Common Stock will not be voted but will have no effect on the outcome of the proposals to approve the “golden parachute” compensation or to adjourn the special meeting, if necessary or advisable.

Q.	How are votes counted?

A.	For the proposal to adopt the Merger Agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement.

For the advisory vote to approve the “golden parachute” compensation and for the proposal to adjourn the special meeting, if necessary or advisable, for the purpose of soliciting additional proxies, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as if you voted “AGAINST” the advisory vote to approve the “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or advisable.

The vote to approve the “golden parachute” compensation is advisory only and will not be binding on Talbots or Parent and is not a condition to completion of the Merger. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the “golden parachute” compensation may be paid to Talbots’ named executive officers in connection with the Merger even if stockholders fail to approve the “golden parachute” proposal.

Q.	Who will pay for this proxy solicitation?

A.	We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Company Common Stock. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Q.	Will any other matters be voted on at the special meeting?

A.	As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is Talbots’ website address?

A.	Our website address is www.thetalbotsinc.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investor Relations—SEC Filings section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 or visit the SEC’s website for further information on its public reference room. Stockholders may also obtain free copies of the documents filed with the SEC by contacting Talbots’ Investor Relations at (781) 741-4500, by writing to Investor Relations Department, The Talbots, Inc., One Talbots Drive, Hingham, Massachusetts 02043, or by e-mailing investor.relations@talbots.com.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any stockholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of Company Common Stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Merger. If you transfer your shares of

Company Common Stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies Talbots in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company Common Stock in your own name as the stockholder of record, please submit a proxy for your shares of Company Common Stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the Merger, describing how you may exchange your shares of Company Common Stock for the Merger Consideration. If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company Common Stock?

A.	Yes. As a holder of Company Common Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page [—].

Q.	Why am I being asked to cast an advisory (non-binding) vote to approve “golden parachute” compensation payable to certain of Talbots’ named executive officers in connection with the Merger?

A.	The SEC recently adopted new rules that require Talbots to seek an advisory (non-binding) vote with respect to certain payments that may be made to Talbots’ named executive officers in connection with the Merger.

Q.	What is the “golden parachute” compensation?

A.	The “golden parachute” compensation is certain compensation that is tied to or based on the Merger and payable to certain of Talbots’ named executive officers. See “Advisory Vote on Golden Parachute Compensation” beginning on page [—].

Q.	What vote is required to approve the “golden parachute” compensation payable to certain of Talbots’ named executive officers in connection with the Merger?

A.	The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of the advisory (non-binding) proposal on “golden parachute” compensation.

Q.	What will happen if stockholders do not approve the “golden parachute” compensation at the special meeting?

A.	Approval of the “golden parachute” compensation is not a condition to completion of the Merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Talbots or Purchaser. If the Merger Agreement is adopted by the stockholders and completed, the “golden parachute” compensation may be paid to Talbots’ named executive officers in connection with the Merger even if stockholders fail to approve the “golden parachute” proposal.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Georgeson Inc. toll-free at 888-505-9118.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “project”, “estimate”, “will”, “may”, “should”, “future”, “predicts”, “potential”, “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to statements regarding the ability to complete the transaction considering the various closing conditions, projected financial information, the timing or likelihood of completing the Merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. You are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These forward-looking statements are only predictions based on Talbots’ current expectations and projections about future events. Important factors could cause Talbots’ actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K, 10-K/A and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the Merger or the failure of that financing to be sufficient to complete the Merger and the transactions contemplated thereby;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including required regulatory approvals;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against Talbots and/or others relating to the Merger Agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	uncertainties as to the timing of the closing of the Merger;

•

risks that the Merger will not close because of a failure to satisfy (or to have waived) one or more of the closing conditions and that Talbots’ business will have been adversely impacted during the pendency of the transaction;

•	the effects of disruption from the transaction making it more difficult to maintain relationships with employees, suppliers, sourcing agent and landlords;

•	risks that stockholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; and

•	the risk that competing offers will be made.

These risks are not exhaustive and may not include factors which could adversely impact Talbots’ business and financial performance. Other factors that may cause actual results to differ materially include those set forth in the reports that Talbots files from time to time with the SEC, including our annual report on Form 10-K and Form 10-K/A for the fiscal year ended January 28, 2012 and quarterly and current reports on Form 10-Q and 8-K. Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Business” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings, including our annual report on Form 10-K and Form 10-K/A for the fiscal year ended January 28, 2012 and quarterly and current reports on Form 10-Q and 8-K (see “Where You Can Find More Information” beginning on page [—]). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences. Moreover, Talbots operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for Talbots’ management to predict all risk factors, nor can it assess the impact of all factors on Talbots’ business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although Talbots believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Talbots nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. All forward-looking statements are made only as of the date they are made and you should not rely upon forward-looking statements as predictions of future events. Except to the extent required by law, Talbots does not undertake any responsibility to update any of these forward-looking statements to conform its prior statements to actual results or revised expectations. You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

Talbots

The Talbots, Inc.

One Talbots Drive

Hingham, Massachusetts 02043

www.thetalbotsinc.com

The Talbots, Inc., a Delaware corporation, is a specialty retailer and direct marketer of women’s apparel, accessories and shoes sold almost exclusively under the Talbots brand. The Talbots brand vision is “tradition transformed” and focuses on honoring the classic heritage of our brand while emphasizing a relevant and innovative approach to style that is both modern and timeless. Our goal is to be the leading resource for timeless classics infused with modern luxury while delivering exceptional business results, growing shareholder value and operating as a best-in-class company. We are dedicated to our core values of being creatively led to commercial success, customer-driven and socially conscious while building a winning organization, demonstrating strong brand pride and instilling integrity in all aspects of our business. We are committed to designing and providing our customers and engaging new customers with high quality, timeless fashion pieces that have been sourced from socially conscious and cost effective manufacturers and strategically distributed to our store locations based on customer lifestyle, behavior and local climate. We have two primary sales channels, stores and direct marketing, through which we seek to offer a cross-functional means of providing our customers access to our merchandise. Our stores channel consists of retail stores, upscale outlets, surplus outlets and our direct fulfill from stores system. Our direct marketing channel consists of our Internet business, at www.talbots.com, our catalog business and our in-store red-line phones. As of April 28, 2012, we operated 502 stores in the United States and 14 stores in Canada, collectively comprised of 540 locations, including individual store concepts. For more details, visit www.thetalbotsinc.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [—]. Company Common Stock is publicly traded on the NYSE under the symbol “TLB”.

Parent

TLB Holdings LLC

c/o Sycamore Partners Management, L.L.C.

9 West 57th Street, 31st Floor

New York, New York 10019

TLB Holdings LLC, a Delaware limited liability company, or Parent, was formed solely for the purpose of acquiring Talbots and has not engaged in any business except for activities related to its formation, the Offer and the Merger and arranging the related financing. Parent is an affiliate of Sycamore Partners, L.P., or Sycamore, and Sycamore Partners A, L.P., or the “Sponsor”. Upon completion of the Merger, Talbots will be a direct, wholly owned subsidiary of Parent.

Purchaser

TLB Merger Sub Inc.

c/o Sycamore Partners Management, L.L.C.

9 West 57th Street, 31st Floor

New York, New York 10019

TLB Merger Sub Inc., a Delaware corporation, or Purchaser, is a wholly-owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of Talbots. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger and arranging the related financing. Upon consummation of the proposed Merger, Purchaser will merge with and into Talbots and will cease to exist, with Talbots continuing as the surviving corporation.

Each of Purchaser and Parent is indirectly controlled by the Sponsor.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Talbots Board for use at the special meeting to be held on [—], 2012, starting at [—] Eastern Time, at [—], or at any postponement or adjournment thereof. At the special meeting, holders of Company Common Stock will be asked to approve the proposal to adopt the Merger Agreement, to approve the proposal to adjourn the special meeting, if necessary or advisable, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement and to cast an advisory (non-binding) vote to approve “golden parachute” compensation payable under existing arrangements of Talbots’ named executive officers in connection with the Merger.

If the Offer is not completed, our stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to approve the proposal to adopt the Merger Agreement and the Offer is not completed, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [—], 2012 as the record date for the special meeting, and only holders of record of Company Common Stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company Common Stock at the close of business on the record date. On the record date, there were [—] shares of Company Common Stock outstanding and entitled to vote. Each share of Company Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or by proxy, of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes are included in determining the number of shares present or represented at the special meeting for purposes of determining whether a quorum exists. Once a share of Company Common Stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

Stockholders may vote by attending the special meeting and voting in person. In order to attend the special meeting in person, arrive on time at the address listed above with your proxy card and a form of valid photo identification. To obtain directions to attend the special meeting, call Investor Relations at (781) 741-4500. If you are a beneficial owner of shares held in street name and you want to vote in person at the special meeting, you must contact the bank, brokerage firm or other nominee that holds your shares in their name prior to the meeting and obtain from them a valid proxy issued by them in your name giving you the right to vote the shares registered in their name. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. For the proposal to adopt the Merger Agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the proposal to adopt the Merger Agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of Company Common Stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Company Common Stock, the “stockholder of record”. This proxy statement and proxy card have been sent directly to you by Talbots.

If your shares of Company Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the Merger Agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company Common Stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Broker non-votes will have no effect on the outcome of the proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation or the proposal to adjourn the special meeting.

The proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote on the proposal. For the proposal to adjourn the special meeting, if necessary or advisable, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If there are broker non-votes on the issue, such broker non-votes will have no effect on the outcome of this proposal.

The proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation requires the affirmative vote of the holders of a majority of the shares which are present in person or by proxy and are entitled to vote at the special meeting. For the proposal regarding the “golden parachute” compensation, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of this proposal, if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If there are broker non-votes on the issue, such broker non-votes will have no effect on the outcome of this proposal.

If you are a stockholder of record, you may submit your proxy or vote your shares of Company Common Stock on matters presented at the special meeting in any of the following ways:

By Telephone: You may submit your proxy by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

Via the Internet: You may submit your proxy by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

By Mail: You may submit your proxy by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company Common Stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company Common Stock will be voted by the persons named in the proxy in accordance with the recommendations of the Talbots Board as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your stock certificates.

If you submit your proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company Common Stock should be voted on a matter, the shares of Company Common Stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation.

For participants in our 401(k) savings plan (which we call our “RSVP”) holding Company Common Stock in the Talbots Stock Fund, the proxy card also serves as voting instructions for the plan trustee.

If you have any questions or need assistance voting your shares, please call Georgeson Inc. toll-free at 888-505-9118.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND

THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [—], 2012, the record date, the directors and executive officers of Talbots beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company Common Stock (excluding shares issuable upon the exercise of stock options, restricted stock, restricted stock units and performance share units as of such date.), representing [—]% of the outstanding shares of Company Common Stock on the record date. The directors and executive officers have informed Talbots that they currently intend to vote all of their shares of Company Common Stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies, and “FOR” the proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation.

As of the record date, affiliates of the Sponsor beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company Common Stock. The Sponsor has informed Talbots that it and its affiliates currently intend to vote all of their shares of Company Common Stock (other than [—] shares of Company Common Stock as to which such holder does not have discretionary authority) “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies and “FOR” the proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company Common Stock will not be voted on the proposal to adopt the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, or by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Adjournments

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Talbots’ stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. If the Merger Agreement is adopted at the special meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Rights of Stockholders Who Seek Appraisal

Stockholders that do not vote for the adoption of the Merger Agreement are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Company Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the amount provided for in the Merger Agreement. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Talbots before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under Section 262 of the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [—] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Payment of Solicitation Expenses

Talbots may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Company Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Georgeson Inc. toll-free at 888-505-9118.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Merger Agreement provides that Purchaser will merge with and into Talbots. Following the Effective Time, the separate corporate existence of Purchaser will cease and Talbots will continue as the surviving corporation and as a direct, wholly owned subsidiary of Parent. As a result of the Merger, Talbots will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the Merger, each issued and outstanding share of Company Common Stock (other than shares owned by Parent, Purchaser or Talbots and shares of Company Common Stock held by stockholders, if any, who are entitled to and have properly demanded appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive the Merger Consideration of $2.75 per share, net to the holder in cash, without interest thereon and less any required withholding taxes.

Background of the Merger

As part of its ongoing strategic planning process, the Talbots Board, together with senior management of Talbots and its outside legal and financial advisors, regularly reviews and evaluates Talbots’ business, operations, competitive position and strategic alternatives with a goal of maximizing stockholder value. In June 2011, the Talbots Board retained Perella Weinberg Partners LP (“Perella Weinberg”) as Talbots’ financial advisor to assist the Talbots Board in its evaluation of potential financial and strategic alternatives to enhance Talbots’ stockholder value.

On August 1, 2011, the Talbots Board convened telephonically, together with members of Talbots’ management and representatives of Perella Weinberg and Talbots’ outside legal advisors, Dewey & LeBoeuf LLP (“Dewey & LeBoeuf”) and Day Pitney LLP (“Day Pitney”), to discuss Sycamore’s filing of a Schedule 13D with the SEC earlier that day announcing the accumulation by Sycamore and certain affiliated persons of approximately 9.9% of the outstanding shares of Company Common Stock and certain related matters, including the possible adoption by Talbots of a stockholder rights plan. The Talbots Board received a presentation from representatives of Dewey & LeBoeuf, as well as from Perella Weinberg, regarding the legal, financial and other implications of adopting a stockholder rights plan, including the Talbots Board’s fiduciary duties in adopting such a plan in response to a potential, unsolicited proposal to acquire all of the outstanding shares of Company Common Stock. After further discussion, and based on discussions held at previous meetings of the Talbots Board during which the Talbots Board discussed in detail with Talbots’ outside legal and financial advisors the possible adoption of a stockholder rights plan, the Talbots Board determined that, in order to ensure that Talbots’ stockholders receive fair treatment and protection in connection with any proposal or offer to acquire Talbots and to provide stockholders with adequate time to properly assess any such proposal or offer without undue pressure while also safeguarding their opportunity to realize the long-term value of their investment in Talbots, it was in the best interest of Talbots and its stockholders to adopt a stockholder rights plan with the terms and provisions discussed with representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney.

On August 2, 2011, Talbots issued a press release announcing that it had adopted the Rights Agreement, dated as of August 1, 2011, as amended, by and between Talbots and Computershare Trust Company, N.A.

On August 16 and August 30, 2011, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of its outside legal and financial advisors. The Talbots Board continued to discuss strategic and financial alternatives to Talbots’ long-range plan in light of Talbots’ current and projected liquidity and actual and projected financial operating results. The Talbots Board also continued to discuss potential actions that might be taken by Sycamore following the release of Talbots’ second quarter sales results and any subsequent fluctuations in the price of shares of Company Common Stock.

On August 30, 2011, at the direction of the Talbots Board, representatives of Perella Weinberg met with Mr. Stefan Kaluzny, a Managing Director of Sycamore, and certain other representatives of Sycamore, in New York, to discuss Sycamore’s general interest in transaction opportunities in the retail sector, including a potential interest in Talbots. No specific terms regarding any potential transaction were discussed at that time.

On September 6 and September 22, 2011, the Talbots Board convened telephonically, along with members of Talbots’ management and representatives of its outside legal and financial advisors, to continue discussions regarding the accumulation of shares of Company Common Stock by Sycamore and its affiliates and Sycamore’s recent communications with representatives of Perella Weinberg.

On September 26, 2011, Mr. Kaluzny contacted representatives of Perella Weinberg to request a meeting with representatives of Talbots’ management to discuss with management Talbots’ strategy and recent performance.

On October 14, 2011, at the request of Mr. Kaluzny, Ms. Trudy Sullivan, President and Chief Executive Officer of Talbots, and Mr. Michael Scarpa, Chief Operating Officer, Chief Financial Officer and Treasurer of Talbots, and representatives of Perella Weinberg, met with Mr. Kaluzny and certain other representatives of Sycamore and representatives of Sycamore’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), in Boston, Massachusetts, to discuss in general Talbots’ strategy and recent performance.

On October 26, 2011, representatives of Perella Weinberg and representatives of BofA Merrill Lynch held a telephonic meeting during which representatives of BofA Merrill Lynch expressed Sycamore’s interest in exploring a transaction involving Talbots, including a minority equity investment or an acquisition of 100% of the outstanding shares of Company Common Stock. No specific terms regarding a transaction were conveyed by representatives of BofA Merrill Lynch to representatives of Perella Weinberg at that time, including the price per share of Company Common Stock at which Sycamore would be interested in engaging in any such transaction. Representatives of Perella Weinberg stated that they would discuss with the Talbots Board Sycamore’s interest in exploring a transaction with Talbots and respond in due course.

On October 27, 2011, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney to discuss Sycamore’s expression of interest in exploring a transaction involving Talbots, including a minority equity investment or an acquisition of 100% of the outstanding shares of Company Common Stock. Representatives of Perella Weinberg informed the Talbots Board that, while no specific terms were discussed, Sycamore indicated that Talbots’ stockholders would receive a significant premium in an acquisition transaction and that Sycamore indicated that it had access to sufficient financing to effect such a transaction. Representatives of Talbots’ outside legal and financial advisors discussed with the Talbots Board Talbots’ possible response to Sycamore. After further discussion, the Talbots Board authorized representatives of Perella Weinberg to communicate to representatives of BofA Merrill Lynch that the Talbots Board would continue to consider Sycamore’s expression of interest in a transaction involving Talbots and that the Talbots Board would respond to Sycamore’s expression of interest in due course.

On November 2 and November 3, 2011, the Talbots Board convened in person, in New York, New York, along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney. Representatives of Perella Weinberg updated the Talbots Board on communications with representatives of BofA Merrill Lynch since the October 26, 2011 telephonic meeting and reported that representatives of BofA Merrill Lynch had contacted representatives of Perella Weinberg to reiterate Sycamore’s interest in exploring a transaction involving Talbots. The Talbots Board discussed with representatives of Perella Weinberg Talbots’ current and projected liquidity and actual and projected financial operating results based on updated projections provided to the Talbots Board by Talbots’ management and possible strategic and financial alternatives involving Talbots. After further discussion, the Talbots Board determined that it would not be in the best interests of Talbots and its stockholders to explore a transaction with Sycamore at that time, and authorized representatives of Perella Weinberg to convey the Talbots Board’s determination to representatives of BofA Merrill Lynch.

On November 7, 2011, representatives of Perella Weinberg and representatives of BofA Merrill Lynch held a telephonic meeting during which representatives of Perella Weinberg conveyed to representatives of BofA Merrill Lynch the Talbots Board’s determination not to explore a transaction with Sycamore at that time.

On November 9, 2011, at the request of representatives of BofA Merrill Lynch, representatives of Perella Weinberg and representatives of BofA Merrill Lynch again held a telephonic meeting during which representatives of BofA Merrill Lynch reiterated Sycamore’s interest in exploring a transaction involving Talbots, including a minority equity investment or an acquisition of 100% of the outstanding shares of Company Common Stock, and proposed that Talbots make available to representatives of Sycamore non-public due diligence materials pursuant to a non-disclosure agreement without a standstill obligation. No specific terms regarding a transaction were conveyed by representatives of BofA Merrill Lynch to representatives of Perella Weinberg at that time. However, representatives of Sycamore expressed their belief that the parties would be able to reach a definitive agreement for a transaction before the end of the year and that, should Talbots refuse to enter into a non-disclosure agreement with Sycamore, Sycamore would likely make its interest in pursuing a transaction with Talbots known to the public. Representatives of Perella Weinberg stated that they would discuss with the Talbots Board Sycamore’s interest in exploring a transaction with Talbots, including the request for access to non-public due diligence materials.

On November 11, 2011, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney, during which representatives of Perella Weinberg updated the Talbots Board on their discussions with representatives of BofA Merrill Lynch. The Talbots Board discussed the November 9, 2011 telephonic meeting, including Sycamore’s request that Talbots make available non-public due diligence materials pursuant to a non-disclosure agreement without a standstill obligation. Representatives of Perella Weinberg informed the Talbots Board that, although no specific terms of any potential transaction were communicated by representatives of BofA Merrill Lynch, Sycamore stated its belief that the parties would be able to reach a definitive agreement for a transaction before the end of the year and indicated that, should Talbots refuse to enter into a non-disclosure agreement with Sycamore, Sycamore would likely publicly disclose its interest in pursuing a transaction with Talbots. After further discussion, the Talbots Board determined that it would not be in the best interests of Talbots and its stockholders to explore a transaction with Sycamore at that time or to provide access to any non-public due diligence materials in connection with any such transaction. The Talbots Board authorized representatives of Perella Weinberg to convey the Talbots Board’s determination to representatives of BofA Merrill Lynch.

On November 14, 2011, representatives of Perella Weinberg and representatives of BofA Merrill Lynch held a telephonic meeting during which representatives of Perella Weinberg conveyed to representatives of BofA Merrill Lynch the Talbots Board’s determination that it would not be in the best interests of Talbots and its stockholders to explore a transaction at that time.

On December 5, 2011, Talbots announced that Ms. Trudy Sullivan intended to retire as President and Chief Executive Officer of Talbots once a successor had been identified. Talbots also announced that the Talbots Board had formed a search committee, comprised solely of independent members of the Talbots Board, and had commenced the process of identifying a successor chief executive officer of Talbots, including the engagement of an executive search firm. The committee continued its search until the execution of the Merger Agreement and provided periodic updates to the Talbots Board throughout the process.

On that same day, representatives of BofA Merrill Lynch contacted representatives of Perella Weinberg to inform Talbots that Sycamore was preparing a letter to the Talbots Board to be delivered within the next 24 hours setting forth its proposal to acquire 100% of the outstanding shares of Company Common Stock and to reiterate that Sycamore was interested in entering into a non-disclosure agreement with Talbots without a standstill obligation.

Later that same day, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney, during which representatives of Perella Weinberg informed the Talbots Board of the December 5, 2011 telephone call from representatives of BofA Merrill Lynch and Sycamore’s plans to send to the Talbots Board a letter within the next 24 hours setting forth its proposal to acquire 100% of the outstanding shares of Company Common Stock. Representatives of Perella Weinberg also conveyed to the Talbots Board Sycamore’s continuing interest in entering into a non-disclosure agreement with Talbots without a standstill obligation. The Talbots Board discussed with representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney the benefits and risks of engaging with Sycamore in a private process at that time, and noted Sycamore’s unwillingness to enter into a standstill agreement. After further discussion, the Talbots Board determined that, should the Talbots Board determine to explore a sale transaction involving Talbots, a broad and organized process would likely result in greater value to the stockholders of Talbots. Accordingly, the Talbots Board determined not to enter into a non-disclosure agreement without a standstill with Sycamore at that time.

During the evening of December 6, 2011, Mr. Kaluzny sent a letter to Mr. Gary M. Pfeiffer, the Chairman of the Talbots Board, setting forth a proposal to acquire 100% of the outstanding shares of Company Common Stock at a price of $3.00 per share in cash. The letter also indicated that, if the Talbots Board were to provide Sycamore with access to non-public information, Sycamore might consider increasing its offer for Talbots. On that same day, Sycamore filed with the SEC an amendment to its Schedule 13D publicly disclosing the letter and the proposed price per share of Company Common Stock.

On December 19, 2011, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney. During the meeting, representatives of Dewey & LeBoeuf provided an overview to the Talbots Board of the Talbots Board’s fiduciary duties to Talbots’ stockholders, including with respect to evaluating an unsolicited proposal to acquire all of the outstanding shares of Company Common Stock, such as the one received from Sycamore, and the Talbots Board’s duties should the Talbots Board decide to enter into a process involving the sale of control of Talbots. Representatives of Perella Weinberg then reviewed with the Talbots Board Sycamore’s proposal to acquire 100% of the outstanding shares of Company Common Stock at a price of $3.00 per share in cash, the valuation and timing of the proposal and Talbots’ stock performance over time and performance compared to Talbots’ peers. Representatives of Perella Weinberg discussed with the Talbots Board Talbots’ current and projected liquidity and actual and projected financial operating results based on the projections provided to the Talbots Board by Talbots’ management. Representatives of Perella Weinberg also provided an update to the Talbots Board regarding the various strategic and financial alternatives under consideration by the Talbots Board, including the status of ongoing negotiations with respect to an amended $200 million credit facility and a new $75 million term loan facility that Talbots was considering at the time to improve Talbots’ liquidity, and the proposed time frame for pursuing such strategic alternatives. After discussion, the Talbots Board determined that Sycamore’s proposal was inadequate and determined to explore other strategic and financial alternatives as a means to maximize stockholder value.

On December 20, 2011, Mr. Pfeiffer sent a letter on behalf of the Talbots Board to Mr. Kaluzny stating that the Talbots Board had considered the terms of the proposed transaction outlined in Sycamore’s December 6, 2011 letter and had determined that the proposal was inadequate and substantially undervalued Talbots. The letter also announced that the Talbots Board had resolved to explore a full range of strategic alternatives to maximize value for Talbots’ stockholders. That same day, Talbots issued a press release announcing the Talbots Board’s rejection of Sycamore’s proposal. The Talbots Board also announced that it had (i) resolved to explore a full range of strategic alternatives to maximize value for Talbots stockholders, and that pending that evaluation, Talbots would continue to pursue its long-range plan and continue its previously announced search for a successor President and Chief Executive Officer and (ii) engaged Perella Weinberg as its financial advisor and Dewey & LeBoeuf as its legal counsel.

On January 4, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney. During the meeting, representatives of Perella Weinberg delivered an update to the Talbots Board regarding Talbots’ current and projected liquidity and actual and projected financial operating results based on the projections provided to the Talbots Board by Talbots’ management and the status of ongoing negotiations with respect to the new and additional sources of financing that Talbots was exploring at the time to improve Talbots’ liquidity. The representatives of Perella Weinberg also discussed with the Talbots Board a potential debt financing from another source and matters relating to the strategic alternatives review process.

On or about January 10, 2012, at the direction of the Talbots Board in furtherance of its determination to explore other strategic and financing alternatives, representatives of Perella Weinberg began contacting 49 potential investors, consisting of 11 strategic and 38 financial buyers selected based on financial ability and current participation or potential interest in Talbots or Talbots’ industry sector, in a strategic alternatives review process to explore a potential sale of, or minority investment in, Talbots, which ultimately resulted in the execution of non-disclosure agreements by 23 potential participants, including Sycamore. Also on or about January 10, 2012, at the direction of the Talbots Board, representatives of Perella Weinberg contacted representatives of Sycamore to participate in a strategic alternatives review process to explore a potential sale of, or minority investment in, Talbots. From on or about January 10, 2012 to January 27, 2012, representatives of Dewey & LeBoeuf and representatives of Winston & Strawn LLP (“Winston & Strawn”) and The Law Offices of Gary M. Holihan, P.C., legal counsel to Sycamore, negotiated the terms of the Confidentiality Agreement, including the standstill provision contained therein.

On January 18, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney to discuss the status of the strategic alternatives review process. Representatives of Dewey & LeBoeuf delivered an update to Talbots’ Board regarding the status of negotiations with Sycamore of a non-disclosure agreement in connection with Sycamore’s potential participation in the strategic alternatives review process. Representatives of Dewey & LeBoeuf summarized for the Talbots Board Sycamore’s proposed terms of a non-disclosure agreement. The Talbots Board considered requiring Sycamore to remain bound by the standstill provision until and through the conclusion of Talbots’ strategic alternatives review process. Following discussion with representatives of Dewey & LeBoeuf, the Talbots Board authorized Dewey & LeBoeuf to negotiate with Sycamore on such terms.

On January 27, 2012, Sycamore Management entered into the Confidentiality Agreement with Talbots to permit Sycamore Management to conduct due diligence on Talbots. The Confidentiality Agreement contains, in addition to usual and customary limitations regarding Sycamore Management’s use and disclosure of Talbots’ confidential information, standstill provisions that prohibit Sycamore Management from taking certain actions without the prior written consent of Talbots or the Talbots Board, commencing on January 27, 2012 and ending on the first to occur of: (i) January 27, 2013 (or such shorter period agreed to by Talbots with a third party who is provided access to Talbots’ confidential information); (ii) the date on which Talbots enters into a definitive agreement with a third party to sell 50% or more of Talbots’ consolidated assets or equity securities; (iii) the date on which Talbots publicly announces the conclusion of its previously announced strategic review process without having entered into a definitive sale agreement; and (iv) the date on which certain bankruptcy events involving Talbots occur. Actions prohibited during the standstill period include Sycamore Management or its affiliates: (i) acquiring, agreeing to acquire or proposing to acquire any securities of Talbots, rights to acquire any securities of Talbots, or any right to vote or direct the voting of any securities or assets of Talbots; (ii) making, or participating in any solicitation of proxies or consents to vote, or seeking to advise or influence any person with respect to the voting of any securities of Talbots; provided that this restriction shall be lifted ten days prior to the expiration of the applicable time period for stockholders to nominate directors for election at Talbots’ 2012 annual stockholders meeting; (iii) forming, joining or participating in a “group” with respect to any voting securities of Talbots; (iv) otherwise acting to seek to control, advise, change or influence the management, the Talbots Board, governing instruments, policies or affairs of Talbots; (v) making any public disclosure, or taking any action causing Talbots to make any public disclosure, with respect to the matters set forth in the Confidentiality Agreement; (vi) disclosing any intention, plan or arrangement inconsistent with the foregoing; or (vii) having any discussions or entering into any arrangements with or advising, assisting or encouraging any other persons in connection with any of the foregoing. Following the execution of the Confidentiality Agreement, Talbots granted to Sycamore Management access to a virtual data room that contained non-public legal and financial due diligence materials. The virtual data room included preliminary information on Talbots’ fourth quarter performance, which included additional information regarding Talbots’ underfunded pension plan.

On February 16, 2012, Talbots announced the entry into a new $75 million secured term loan led by Wells Fargo Bank, National Association and the amendment of its existing $200 million secured revolving credit facility with GE Capital, Corporate Retail Finance in connection with the new term loan.

On or about February 24, 2012, seven participants (two strategic buyers and five financial buyers) in the strategic alternatives review process, including Sycamore, submitted preliminary, non-binding indications of interest to acquire 100% of the outstanding shares of Company Common Stock. The price per share of Company Common Stock at which such participants indicated that they would be interested in engaging in such a transaction ranged from $3.00 per share to $6.00 per share. Four of the participants who submitted preliminary, non-binding indications of interest expressed that they would consider entering into alternative transaction structures, including structured financing transactions or minority equity investments. Sycamore’s preliminary, non-binding indication of interest to Talbots contemplated an acquisition of all of the outstanding shares of Company Common Stock at a price per share of Company Common Stock of $3.00 in cash. Sycamore noted that the $3.00 per share price was based on the limited information provided in the virtual data room and that Sycamore would expect to be in a position to increase the offer price if Talbots provided additional information (including access to Talbots’ management) that supported the assumptions underlying Talbots’ financial forecast provided in the virtual data room. In addition, Sycamore expressed interest in a structured financing transaction or a minority equity investment, should Talbots decide to pursue such a transaction.

On February 29, 2012, the Talbots Board convened a meeting in person, in New York, New York, along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney. During the meeting, representatives of Dewey & LeBoeuf provided an overview to the Talbots Board of the Talbots Board’s fiduciary duties to Talbots’ stockholders, including the Talbots Board’s duties in connection with a process for the sale of control of Talbots. Representatives of Perella Weinberg then reviewed with the Talbots Board the preliminary, non-binding indications of interest received on or about February 24, 2012, the range of such preliminary indications of interest and the profiles of the remaining participants, and discussed with the Talbots Board the status of and the potential next steps regarding the strategic alternatives review process. The Talbots Board also discussed at length Talbots’ long-range plan with members of Talbots’ management and representatives of Perella Weinberg, and the assumptions underlying Perella Weinberg’s financial analysis of the preliminary indications of interest with representatives of Perella Weinberg. Representatives of Perella Weinberg then reviewed with the Talbots Board for its consideration a list of the participants who might be invited to continue participating in the strategic alternatives review process. The Talbots Board determined to continue discussing the process at a meeting of the Talbots Board to be convened in person the next day.

On March 1, 2012, the Talbots Board convened a meeting in person, in New York, New York along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney to further evaluate the preliminary, non-binding indications of interest that had been received and to determine whether to continue to proceed with the strategic alternatives review process. During the meeting, representatives of Dewey & LeBoeuf provided an overview to the Talbots Board of the Talbots Board’s fiduciary duties to Talbots’ stockholders, including the Talbots Board’s duties in connection with a sales process involving Talbots. The Talbots Board then discussed in detail each of the preliminary indications of interest, including the price per share of Company Common Stock at which such participants indicated that they would be interested in engaging in a transaction involving Talbots. The Talbots Board also discussed with representatives of Perella Weinberg and Dewey & LeBoeuf whether or not Talbots should continue to consider a minority investment as an alternative in Talbots’ strategic alternatives review process. After such discussions, the Talbots Board determined to invite Sycamore and three other parties, consisting of one strategic buyer and two financial buyers, to continue participating in the strategic alternatives review process and instructed the representatives of Perella Weinberg to proceed on that basis.

On March 9, 2012, Talbots granted to Sycamore and the other three remaining participants access to the virtual data room containing additional non-public due diligence information of Talbots. Throughout the process leading to the execution of the Merger Agreement, the virtual data room was updated with new information, including information requested by Sycamore and its advisors.

From March 21, 2012 through April 16, 2012, members of Talbots’ management held management presentations with three of the four remaining participants in the strategic alternatives review process, including Sycamore, with the fourth participant declining to receive such presentation, indicating that such participant was no longer interested in continuing its participation in the process. During this period, two of the remaining participants indicated that they were no longer interested in continuing their participation in the process on the basis of an acquisition of 100% of the outstanding shares of Company Common Stock, but one of those participants indicated in a meeting in person between financial advisors that it may be willing to explore a pre-packaged bankruptcy involving Talbots.

Between March 21, 2012 and April 20, 2012, Sycamore continued to conduct its due diligence review of Talbots, including additional discussions with members of Talbots’ management. In mid-April, Sycamore confirmed to representatives of Perella Weinberg that it was on schedule to complete its due diligence review of Talbots by April 20, 2012, and would submit its final proposal for a transaction with Talbots on that day.

On April 20, 2012, Sycamore submitted to representatives of Perella Weinberg a non-binding proposal setting forth its proposal to acquire 100% of the outstanding shares of Company Common Stock at a price of $2.65 per share. Sycamore also expressed a willingness to explore alternative transaction structures, including structured financing transactions. Sycamore included with its proposal a markup of Talbots’ draft merger agreement that had been made available in the virtual data room. No other participant in Talbots’ strategic alternatives review process submitted a final proposal for a transaction involving Talbots.

On April 26, 2012, the Talbots Board convened a meeting in person, in New York, along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney. During the meeting, members of Talbots’ management presented the Talbots Board with a report on Talbots’ recent financial operating results and current and projected liquidity, and discussed with the Talbots Board Talbots’ future outlook. The Talbots Board then reviewed with representatives of Perella Weinberg Sycamore’s revised proposal to acquire 100% of the outstanding shares of Company Common Stock at a price of $2.65 per share in cash, the valuation and timing of such proposal, Talbots’ stock performance over time and in comparison to Talbots’ peers and Talbots’ historical and projected financial performance as reflected in the April Reforecast Projections (as defined below) provided to the Talbots Board by Talbots’ management. Representatives of Perella Weinberg also provided the Talbots Board with an update on further communications with previous participants in the strategic alternatives review process regarding a potential financing transaction involving Talbots and discussed with the Talbots Board Talbots’ other potential alternatives in the context of its strategic alternatives review process. Representatives of Dewey & LeBoeuf also reviewed with the Talbots Board the issues relating to the proposed merger agreement submitted by Sycamore in connection with its revised proposal. After further discussion, the Talbots Board authorized representatives of Perella Weinberg to respond to Sycamore’s revised proposal by requesting an increase in Sycamore’s proposed per share purchase price and a revised draft of the merger agreement providing for improved terms and conditions.

On April 27, 2012 and April 28, 2012, representatives of Perella Weinberg contacted representatives of BofA Merrill Lynch and Sycamore to discuss the terms and conditions of Sycamore’s April 20, 2012 proposal, including the Talbots Board’s request for an increase in the proposed purchase price and a revised draft of the merger agreement containing improved terms and conditions.

On May 1, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney. The Talbots Board received from representatives of Perella Weinberg an update on the status of negotiations with Sycamore regarding Sycamore’s proposed per share purchase price. Representatives of Perella Weinberg also provided the Talbots Board a report on Talbots’ other potential alternatives in the context of its strategic alternatives review process. After such discussions, the Talbots Board authorized representatives of Perella Weinberg to continue negotiating for an increase in Sycamore’s proposed per share purchase price.

On May 2, 2012, representatives of BofA Merrill Lynch contacted representatives of Perella Weinberg telephonically to convey Sycamore’s revised offer of $3.05 per share of Company Common Stock, subject to Talbots negotiating mutually acceptable terms and conditions of a transaction on an exclusive basis.

Later that same day, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, Dewey & LeBoeuf and Day Pitney, during which representatives of Perella Weinberg informed the Talbots Board of the May 2, 2012 telephonic meeting with representatives of BofA Merrill Lynch and of Sycamore’s revised offer of $3.05 per share. Representatives of Perella Weinberg noted that Sycamore expressed its preference to negotiate a transaction for the entire Company and that the revised offer was conditioned on Talbots negotiating the terms of a transaction on an exclusive basis through May 14, 2012. After further discussion, the Talbots Board authorized representatives of Perella Weinberg to communicate to Sycamore the Talbots Board’s willingness to proceed with negotiations of a definitive agreement for the acquisition of 100% of the outstanding shares of Company Common Stock and to negotiate with Sycamore Management the terms of an exclusivity agreement.

From May 2, 2012 through May 4, 2012, representatives of Perella Weinberg and Dewey & LeBoeuf negotiated with Sycamore Management and its legal counsel, Winston & Strawn and The Law Offices of Gary M. Holihan, P.C., the terms of an exclusivity agreement.

On May 4, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, White & Case LLP (“White & Case”) (which succeeded Dewey & LeBoeuf as legal counsel to Talbots) and Day Pitney. During the meeting, representatives of Perella Weinberg and White & Case updated the Talbots Board on the negotiations with Sycamore Management regarding the terms of the exclusivity agreement. The Talbots Board also discussed with members of Talbots’ management and representatives of Perella Weinberg and White & Case the status of Talbots’ exploration of alternative financing transactions. After further discussion, the Talbots Board authorized Talbots to enter into an exclusivity agreement on the terms proposed by Sycamore, but with the ability of Talbots to disclose publicly Sycamore’s proposed purchase price of $3.05 per share.

On May 5, 2012, Talbots and Sycamore Management entered into an exclusivity agreement, with the exclusivity period expiring at 5:00 p.m. (New York City time) on May 15, 2012, and which permitted Talbots to disclose publicly Sycamore’s proposed per share purchase price.

On May 7, 2012, Talbots issued a press release announcing Sycamore’s non-binding proposal to acquire 100% of the outstanding shares of Company Common Stock of $3.05 per share in cash and the execution of the exclusivity agreement with Sycamore Management. On the same day, Sycamore filed with the SEC an amendment to its Schedule 13D publicly disclosing the exclusivity agreement.

Also on May 7, 2012, Sycamore’s outside legal advisors distributed a draft merger agreement to Talbots and its financial and outside legal advisors, which was not based on Talbots’ draft merger agreement that had been made available in the virtual data room, but which contemplated a dual-track structure, whereby the acquirer would initiate a tender offer for all of the outstanding shares of common stock of the target company while the target company would simultaneously prepare to hold a meeting of stockholders to approve the merger if the conditions to the tender offer were not satisfied. Sycamore’s draft merger agreement also provided for certain terms, including a financing condition to the consummation of the merger, which raised deal uncertainty concerns for Talbots.

On May 9, 2012, Talbots finalized its first quarter financials and provided this information to Sycamore. Between May 9, 2012 and May 17, 2012, members of Talbots’ management and representatives of Sycamore had several discussions regarding Talbots’ recent financial performance.

From May 11, 2012 through May 30, 2012, Talbots’ and Sycamore’s outside legal advisors negotiated and exchanged drafts of the merger agreement and related transaction documents.

On May 15, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, White & Case and Day Pitney, to discuss the status of the merger agreement negotiations with Sycamore and the extension of the exclusivity period with Sycamore Management. Representatives of White & Case explained to the Talbots Board the contemplated dual-track structure of the proposed transaction. Representatives of White & Case also reviewed with the Talbots Board the issues relating to the terms and conditions of the most recent draft of the merger agreement received from Sycamore’s outside legal advisors and issues that remained outstanding based on prior drafts received from Sycamore’s outside legal advisors, including (i) conditions to closing requiring the receipt of a closing letter from the Pension Benefit Guarantee Corporation (the “PBGC”) without the imposition of adverse conditions, an unspecified level of availability to be maintained under Talbots’ revolving credit facility and certain representations having to be true and correct at the closing, subject only to de minimis exceptions, (ii) the limitations on the actions required to be taken or agreed to by Sycamore in connection with obtaining the letter from the PBGC and the required non-disapproval from the Office of the Comptroller of the Currency (the “OCC”) in connection with the acquisition of control of Talbots Classic National Bank, (iii) Talbots not having the right to make an adverse change in recommendation for reasons other than a superior proposal, (iv) the restrictive nature of certain interim operating covenants, (v) termination rights and the remedies, including the payment of termination fees, available to each party in the event of the termination of the merger agreement and (vi) the obligation of Talbots to engage a special consultant to whom Sycamore would have access. Representatives of Perella Weinberg, White & Case and Day Pitney discussed with the Talbots Board the extension of the exclusivity period and the Talbots Board authorized Talbots to extend the exclusivity period until and through May 22, 2012. That evening, Talbots and Sycamore Management entered into a letter agreement to amend the May 5, 2012 exclusivity agreement to extend the exclusivity period through 5:00 p.m. (New York City time) on May 22, 2012. Talbots issued a press release announcing the extension of the exclusivity period and Sycamore filed with the SEC an amendment to its Schedule 13D publicly disclosing the extension of the exclusivity period through May 22, 2012.

On May 18, 2012, representatives of Perella Weinberg received a letter from Sycamore identifying various issues identified during due diligence that Sycamore stated would have an adverse effect on valuation. On that same day, representatives of Perella Weinberg and Sycamore held a telephonic meeting to discuss Sycamore’s letter, during which meeting representatives of Perella Weinberg explained Talbots’ belief that matters identified in Sycamore’s letter should not have an adverse effect on valuation and stated that due diligence information relating to those items had been disclosed in the virtual data room prior to Sycamore’s April 20, 2012 proposal and Sycamore’s May 2, 2012 revised proposal.

On May 21, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, White & Case and Day Pitney, to discuss, among other things, the status of negotiations with Sycamore and the current terms of the merger agreement. During the meeting, representatives of White & Case provided an overview to the Talbots Board of the Talbots Board’s fiduciary duties to Talbots’ stockholders, including the Talbots Board’s duties in connection with a process for the sale of control of Talbots. Representatives of

White & Case reviewed with the Talbots Board the current terms of the merger agreement under negotiation with Sycamore, including certain conditionality to Sycamore’s obligation to consummate the transaction as reflected in the most recent revised draft of the merger agreement and the other issues previously raised to the Talbots Board’s attention, and reviewed the terms of the debt commitment letters proposed by Sycamore. The independent members of the Talbots Board then convened telephonically along with representatives of Perella Weinberg and White & Case for an executive session, during which the independent directors of the Talbots Board determined, after further discussions with representatives of Perella Weinberg and White & Case, that certain concessions could be made to Sycamore in exchange for Sycamore agreeing not to reduce its proposed purchase price of $3.05 per share and instructed Perella Weinberg to convey such message to Sycamore.

On May 21, 2012 representatives of Perella Weinberg held a telephonic meeting with representatives of BofA Merrill Lynch to discuss certain concessions that the Talbots Board would be willing to make in exchange for Sycamore agreeing not to reduce its proposed purchase price of $3.05 per share.

On May 22, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, White & Case and Day Pitney, to discuss the current terms of the merger agreement under negotiation with Sycamore and the extension of the exclusivity period with Sycamore Management. Representatives of White & Case reviewed with the Talbots Board the status of negotiations regarding the issues raised to the attention of the Talbots Board at previous meetings. Representatives of Perella Weinberg and White & Case also discussed with the Talbots Board the extension of the exclusivity period and the Talbots Board authorized Talbots to extend the exclusivity period until and through 5:00 p.m. (New York City time) on May 24, 2012. That evening, Talbots and Sycamore Management entered into a letter agreement to further amend the May 5, 2012 exclusivity agreement to extend the exclusivity period through 5:00 p.m. (New York City time) on May 24, 2012. Talbots issued a press release announcing the extension of the exclusivity period and on May 23, 2012, Sycamore filed with the SEC an amendment to its Schedule 13D publicly disclosing the extension of the exclusivity period.

On May 24, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, White & Case and Day Pitney to discuss, among other things, the current terms of the merger agreement under negotiation with Sycamore. Representatives of White & Case updated the Talbots Board on the status of negotiations with Sycamore’s outside legal advisors regarding the various terms of the merger agreement, and reviewed the outstanding issues that remained unresolved as of that time.

Later that same day, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, White & Case and Day Pitney to discuss contingency planning in the event that the exclusivity agreement expired before a definitive agreement with Sycamore was reached, including the content of a press release announcing expiration of the exclusivity period.

Later that evening, representatives of BofA Merrill Lynch informed representatives of Perella Weinberg that Sycamore was no longer willing to proceed with the transaction at the purchase price of $3.05 per share of Company Common Stock.

On May 25, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, White & Case and Day Pitney before the NYSE opened for trading to discuss an update on communications with Sycamore and contingency planning in light of the expiration of the exclusivity agreement with Sycamore. Representatives from Perella Weinberg discussed with the Talbots Board their recent conversations with BofA Merrill Lynch. That morning, Talbots issued a press release announcing that the exclusivity period with Sycamore had expired without an agreement having been reached and that the Talbots Board would actively explore other strategic alternatives for Talbots and continue its previously announced search for a replacement chief executive officer. The press release stated that Talbots remained open to pursuing a transaction with Sycamore at $3.05 per share of Company Common Stock pursuant to an acceptable merger agreement providing for an appropriate level of closing certainty and supported by firm debt and equity financing commitments.

On May 29, 2012, Talbots received from Sycamore a letter with a proposal to purchase 100% of the outstanding shares of Company Common Stock for $2.75 per share in cash, along with, among other documents, executed transaction documents, including a merger agreement, Talbots’ disclosure letter, an equity commitment letter and a limited guarantee. The letter stated that Sycamore’s proposal would remain open until May 31, 2012.

Later in the day on May 29, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, White & Case and Day Pitney to discuss the revised proposal received from Sycamore. Representatives of Perella Weinberg and White & Case then discussed the terms of the transaction documents received from Sycamore, including the fact that Sycamore agreed to a number of terms reflected in Talbots’ most recent drafts of the merger agreement, including (i) the Talbots Board’s ability to change its recommendation in connection with intervening events other than in connection with an alternative acquisition proposal, (ii) the amount of the termination fee payable by Parent to Talbots under certain circumstances and (iii) certain other terms relating to several of the issues raised to the attention of the Talbots Board at previous meetings. Representatives of White & Case then reviewed with the Talbots Board the potential risks, notwithstanding the improved merger agreement terms addressing such issues, arising out of the terms and conditions of the most recent draft of the merger agreement, including risks associated with conditions to closing requiring the receipt of a closing letter from PBGC without the imposition of adverse conditions, the maintenance of a specified amount of availability under Talbots’ revolving credit facility, certain representations to be true and correct at the closing, subject only to de minimis exceptions, the amount of the termination fee payable by Talbots under certain circumstances and the limitations on the actions required to be taken or agreed to by Sycamore in connection with obtaining the letter from the PBGC and the required non-disapproval from the OCC. Representatives from Perella Weinberg also updated the Talbots Board on inquiries regarding the status of negotiations with Sycamore received from financial advisors of other potential strategic partners. After discussion with representatives of Perella Weinberg and White & Case, the Talbots Board concluded that it was unlikely that Talbots would receive a bona fide proposal from another party before the Sycamore offer expired. After further discussions regarding the potential consequences of the Talbots Board declining to accept Sycamore’s proposal, the Talbots Board authorized representatives of Perella Weinberg to continue negotiating improved terms of a merger agreement while following up on communications received from other potential strategic partners.

On May 30, 2012, the Talbots Board convened telephonically along with members of Talbots’ management and representatives of Perella Weinberg, White & Case and Day Pitney to discuss the transaction documents negotiated with Sycamore and to consider the approval of the Merger Agreement. During the meeting, representatives of White & Case provided an overview to the Talbots Board of the Talbots Board’s fiduciary duties to Talbots’ stockholders, including the Talbots Board’s duties in connection with the sale of control of Talbots. Representatives from Perella Weinberg discussed its financial analyses of the offer at a purchase price of $2.75 per share and rendered an oral opinion to the Talbots Board, subsequently confirmed in writing, that as of May 30, 2012 and subject to the various limitations, assumptions, factors and matters set forth in the written opinion, the offer price proposed to be received by the holders of shares of Company Common Stock (other than the Parent Affiliates in the Offer and the Merger was fair, from a financial point of view, to such holders of shares of Company Common Stock. Representatives of White & Case then led the Talbots Board in a discussion of the current terms and conditions of the Merger Agreement and noted that, although certain of those terms and conditions continue to raise potential risks as previously discussed with the Talbots Board, Sycamore agreed to improved terms regarding certain outstanding issues. After carefully considering such risks, the Talbots Board resolved that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Talbots and its stockholders, and the Talbots Board approved the Merger Agreement, the terms and conditions contained therein, the Offer and the Merger. The Talbots Board also recommended that that the stockholders of Talbots accept the Offer and tender their shares of Company Common Stock, and, if required by applicable law, adopt the Merger Agreement at a meeting of stockholders.

Following the meeting of the Talbots Board, the parties executed the Merger Agreement and the appropriate parties executed and delivered the equity commitment letter, the debt commitment letters and the limited guarantee. On May 31, 2012, Talbots and Sycamore issued a joint press release announcing the execution of the Merger Agreement.

On June 15, 2012, Parent and the Purchaser commenced the Offer. On June 27, 2012, Talbots filed its Schedule 14D-9 in response to the Schedule TO filed by Parent and Purchaser.

Reasons for the Merger; Recommendation of the Board of Directors

In evaluating the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Talbots Board consulted with Talbots’ senior management, White & Case and Day Pitney, its outside legal advisors, and Perella Weinberg, its independent financial advisor. In declaring that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of Talbots and its stockholders and recommending that Talbots’ stockholders accept the Offer, tender their shares of Company Common Stock to the Purchaser pursuant to the Offer, and, if required by applicable law, vote their shares of Company Common Stock in favor of adoption of the Merger Agreement, the Talbots Board also considered a number of factors, including the following:

Financial Terms; Certainty of Value

•	Historical market prices, volatility and trading information with respect to the Company Common Stock, including that the Offer Price of $2.75 per share of Company Common Stock:

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represented a premium of 76% over the closing price per share of Company Common Stock on December 6, 2011, the last full trading day prior to the public disclosure of Sycamore’s initial proposal to acquire Talbots;

•	represented premiums of 27% and 9%, respectively, based on the average price per share of Company Common Stock for the 1- and 3-month periods ended on December 6, 2011; and

•	represented a premium of 102% over the closing price per share of Company Common Stock on May 29, 2012, the last full trading day prior to the announcement of the execution of the Merger Agreement.

•	The form of consideration to be paid in the transaction is cash, which provides certainty of value and immediate liquidity to Talbots’ stockholders while avoiding potential long-term business risk.

Financial Condition; Prospects of Talbots

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Talbots’ current and historical business, financial condition, branding, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if Talbots were to remain an independent public company, and the potential impact of those factors on the trading price of the Company Common Stock (which cannot be quantified numerically).

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The prospective risks to Talbots as a stand-alone public entity, including the risks and uncertainties with respect to (i) achieving its growth, operating cash flow and profitability targets in light of its recent financial performance and the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the women’s specialty retail apparel industry specifically, (ii) general stock market conditions and volatility, including the performance of broad-based stock market indices and exchanges, (iii) fluctuations in foreign exchange rates, (iv) future commodity prices and (v) risk and uncertainties described in the “risk factors” set forth in Talbots’ Form 10-K for the fiscal year ended January 28, 2012, as amended.

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In particular, the Talbots Board considered Talbots’ liquidity over the short and long term. The Talbots Board believed that the terms of the Merger Agreement, when compared to Talbots’ financial performance and the uncertainty associated with achieving and sustaining improved future operating results, provided the best opportunity to maximize stockholder value.

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A report of the search committee formed by the Talbots Board to oversee the process of identifying a successor chief executive officer of Talbots and of the executive search firm engaged by the committee, and the uncertainties of identifying a suitable successor.

Strategic Alternatives

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In consultation with its financial and legal advisors, the Talbots Board reviewed the results of the comprehensive strategic alternatives review process conducted by Talbots, which began on December 20, 2011, when the Talbots Board announced its determination to explore a full range of strategic alternatives. By the week of February 27, 2012, Perella Weinberg had contacted 49 parties regarding their interest in a transaction with Talbots Board, which resulted in the execution of non-disclosure agreements by 23 parties.

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Talbots’ strategic alternatives review process involved discussions with numerous third parties prior to the entry into exclusive negotiations with Sycamore, including submission by seven other parties of preliminary, non-binding indications of interest in a transaction involving Talbots, including Sycamore. Of those seven parties, four were selected by the Talbots Board to be invited to the next phase of the strategic alternatives review process, including Sycamore, during which Talbots provided additional non-public due diligence materials, including access to Talbots management. At the conclusion of the final bid period, only Sycamore submitted a binding final proposal to Talbots.

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The Talbots Board believed that prolonging the strategic alternatives review process could have resulted in the loss of Purchaser’s offer, negative impacts on the morale of employees and distraction for employees and senior management from implementing Talbots’ operating plan, and was not likely to produce a higher proposal than Sycamore’s proposal.

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As discussed below, the terms of the Merger Agreement permit Talbots to consider unsolicited alternative proposals and to terminate the Merger Agreement and enter into an agreement with a third party to accept a “superior proposal”.

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The Talbots Board also considered the possibility of continuing as a stand-alone company and pursuing structured financing, minority equity investments and other strategic alternatives, and the perceived risks of these alternatives, the range of potential benefits to Talbots’ stockholders of these alternatives and the timing and execution risk of accomplishing the goals of such alternatives, as well as the Talbots Board’s assessment that no alternatives were reasonably likely to create greater value for the Talbots stockholders than the Merger, taking into account risks of execution as well as business, competitive, industry and market risk.

Fairness Opinion

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The financial analyses presented to the Talbots Board by Perella Weinberg, as well as the opinion of Perella Weinberg, dated May 30, 2012, to the Talbots Board to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $2.75 cash per share consideration to be received by the holders of Company Common Stock (other than the Parent Affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in “The Merger–Opinion of Perella Weinberg Partners LP” below.

Merger Agreement Terms (Solicitation of Alternative Proposals; Change of Recommendation)

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The Merger Agreement contains no solicitation and termination provisions which, in the view of the Talbots Board, should not preclude third parties from making “superior proposals” or preclude the Talbots Board from changing its recommendation in connection with “intervening events”:

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At any time before the Acceptance Time (or, if the Offer is terminated pursuant to the Merger Agreement, at any time prior to obtaining the approval of Talbots’ stockholders of the Merger), Talbots may (i) provide information in response to a request therefor to a person (and its representatives) that has made an unsolicited bona fide written acquisition proposal, pursuant to a customary confidentiality and standstill agreement on terms no less favorable to Talbots in any substantive respect than those in the Confidentiality Agreement, (ii) engage or participate in discussions or negotiations with any person and its representative regarding such acquisition proposal, or (iii) resolve to do any of the foregoing, if, prior to taking any of the foregoing actions, the Talbots Board (or any authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable laws and the Talbots Board (or any authorized committee thereof) determines in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes, or could reasonably likely to lead to, a superior proposal.

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If the Talbots Board (or any authorized committee thereof) determines that a bona fide written acquisition proposal that has not been withdrawn constitutes a superior proposal, the Talbots Board (or any authorized committee thereof) may effect a change of recommendation with respect to such superior proposal or Talbots may terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such superior proposal, if (i) the Talbots Board (or any authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable laws, (ii) Talbots has complied in all material respects with all of its obligations under the Merger Agreement with respect to the superior proposal, (iii) Talbots has provided prior written notice to Parent at least five business days in advance, (iv) subject to certain conditions, Talbots has, and caused its financial and legal advisors to, negotiate with Parent and its representatives in good faith to make such adjustments to the terms and conditions of the Merger Agreement such that the acquisition proposal would cease to constitute a superior proposal, and (v) if Talbots terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal, Talbots has provided the requisite notices to Parent, terminated the Merger Agreement in accordance with its terms and has paid the termination fee as described in more detail below.

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In response to an intervening event (other than in connection with an acquisition proposal), the Talbots Board may, subject to certain terms and conditions set forth in the Merger Agreement, (i) withhold, withdraw, qualify or modify its recommendation (or publicly propose or resolve to do the foregoing), (ii) fail to publicly reaffirm its recommendation after Parent so requests in writing, or (iii) fail to include its recommendation in its Schedule 14D-9, if it determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law. However, Talbots must provide Parent with notice, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the Merger Agreement in such a manner that such intervening event no longer necessitates withdrawing or modifying the Talbots Board’s recommendation, and at or following the end of the five business day period following the time Talbots provided written notice to Parent, the Talbots Board must determine in good faith, after consultation with its outside legal counsel, that such intervening event continues to necessitate withdrawing or modifying the Talbots Board’s recommendation.

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If Talbots terminates the Merger Agreement in order to accept a superior proposal, or if the Merger Agreement is terminated in certain limited circumstances after the Talbots Board has effected a change of recommendation in the absence of a competing acquisition proposal, Talbots has agreed to pay Sycamore a termination fee of $6 million. The Talbots Board believes that such termination fee should not deter any interested third party from making, or inhibit the Talbots Board from approving, a superior proposal if such were available or preclude the Talbots Board from changing its recommendation in connection with “intervening events”.

•	The Merger Agreement was the product of extensive arms-length negotiations.

•	The availability of statutory appraisal rights under Delaware law in connection with the Merger.

Speed and Likelihood of Consummation

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The structure of the transaction as a two-step transaction potentially enables the stockholders to receive the Offer Price pursuant to the Offer in a relatively short time frame (and potentially reduces the uncertainty during the pendency of the transaction), followed by the Merger in which stockholders that do not tender in the Offer will receive the same cash price as is paid in the Offer. In addition, the structure of the transaction permits the use of a one-step transaction, under certain circumstances, in the event the two-step transaction is unable to be effected.

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Purchaser will be deemed to have exercised the Top-Up to purchase up to an additional number of shares of Company Common Stock sufficient to cause the Purchaser to own one share of Company Common Stock more than 90% of the shares of Company Common Stock outstanding (on a fully-diluted basis) after the Offer and the Top-Up, which would permit the Purchaser to close the Merger (as a short-form merger under Delaware law) more quickly than alternative structures.

•	The factors contributing to the probability that the Offer and the Merger would be consummated, including:

•	Purchaser is required, subject to certain exceptions, to extend the Offer in certain circumstances.

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The consummation of the Offer is conditioned on meeting the minimum tender condition (as described below), with a back-up one-step merger (that only requires the approval of the holders of a majority of the outstanding shares of Company Common Stock) in certain circumstances, including in the event the minimum tender condition in the Offer is not satisfied. The minimum tender condition, as defined in the Merger Agreement, consists of the following:

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There being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time a number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Purchaser as of immediately prior to the Expiration Time, represent at least a majority of the shares of Company Common Stock outstanding as of immediately prior to the Expiration Time.

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There being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time a number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of shares of Company Common Stock to be purchased by Purchaser pursuant to the Top-Up, represent at least one share of Company Common Stock more than 90% of (x) the outstanding shares of Company Common Stock as of immediately prior to the Expiration Time, plus (y) the aggregate number of shares of Company Common Stock issuable to holders of equity awards from which Talbots has received notices of exercise prior to the Expiration Time (and as to which shares of Company Common Stock have not yet been issued to such exercising holders), plus (z) the number of shares of Company Common Stock to be purchased by Purchaser under the Top-Up.

•	The conditions to the Offer are not generally within the control or discretion of the Purchaser, Parent or Sycamore.

•	There are no significant antitrust impediments.

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Purchaser has obtained the debt and equity financing commitment letters to fund the transaction and Talbots is entitled to cause the equity portion of the financing to be funded simultaneously with the consummation of the debt financing as described below.

•	The business reputation and capabilities of Sycamore and its management and the substantial financial resources of Sycamore and, by extension, Parent and the Purchaser.

Financing-Related Terms

•	Debt/Equity commitment letters:

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The Purchaser received executed debt financing commitment letters from Talbots’ existing lenders, which, in the reasonable judgment of the Talbots Board, increases the likelihood of such financing being completed.

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Each of Parent and the Purchaser is required to use commercially reasonable efforts to seek to enforce its rights under the debt financing documents in the event of a material breach thereof by the financing sources thereunder.

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Affiliates of Parent and the Purchaser have provided the Equity Commitment Letter to fund the equity portion of the financing (which represents approximately 45% of the total financing required for the transaction) and have provided assurances of the sources of its funds.

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The expectation that the conditions to funding to be satisfied by Parent and its affiliates set forth in the debt and equity financing commitment letters will be timely met and the financing will be provided in a timely manner, and the obligation of Parent and the Purchaser generally to use reasonable best efforts to obtain the debt financing.

•	If Parent and the Purchaser fail to effect the closing under certain circumstances, Parent is obligated to pay Talbots the Parent Termination Fee.

•	Affiliates of Parent and the Purchaser have provided a guarantee in favor of Talbots that guarantees the payment of the Parent Termination Fee.

•	Specific performance:

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Talbots is entitled to cause the Equity Financing to be funded simultaneously with the receipt of the debt financing if (i) with respect to any funding of the Equity Financing to occur at the Offer closing, all of the conditions of the Offer (other than the financing proceeds condition) are satisfied or waived at the Expiration Time, and, with respect to any funding of the Equity Financing to occur at the consummation of the Merger, all the conditions that are applicable to each party’s obligation to consummate the Merger (other than the purchase of the shares of Company Common Stock in the Offer, to the extent the Offer termination has occurred) and the conditions to the obligations of Parent and Purchaser to consummate the Merger would have been satisfied if the closing of the Merger were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger closing, each of which shall be capable of being satisfied at the Merger closing), (ii) the debt financing (or, in the case any alternative debt financing has been obtained in accordance with the Merger Agreement for all the debt financing, such alternative debt financing), has been consummated or funded (as applicable) or would be consummated or funded (as applicable) in accordance with the terms thereof at the consummation of the Offer or the Merger, as applicable, if the Equity Financing is funded at the consummation of the Offer or the Merger, as applicable, and (iii) Talbots has irrevocably confirmed to Parent in writing that if the Equity Financing and the debt financing were funded, it would take such actions that are within its control to cause the consummation of the Merger.

The Talbots Board also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	Talbots’ current stockholders would not have the opportunity to participate in any possible growth and profits of Talbots following the completion of the transaction.

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The costs involved in connection with entering into and completing the Merger and the time and effort of management required to complete the Merger and related disruptions to the operation of Talbots’ business.

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The risk that the minimum tender condition in the Offer may not be satisfied and that such minimum tender condition is a higher threshold than the approval percentage that would be required if the transaction was structured as a one-step merger (i.e., a majority of the outstanding shares).

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However, this consideration was viewed in light of the provisions in the Merger Agreement that provide for the one-step merger (with a majority voting requirement) if the minimum tender condition is not satisfied.

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The Merger Agreement contemplates the early filing of a proxy statement so that the one-step merger structure could be implemented without significant delay if the minimum tender condition is not satisfied.

•	The risk that the proposed transaction might not be completed and the potential material adverse effect of the resulting public announcement of termination of the Merger Agreement on:

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The market price of the Company Common Stock, which could be affected by many factors, including (i) the reason for which the Merger Agreement was terminated and whether such termination results from factors adversely affecting Talbots, (ii) the possibility that the marketplace would consider Talbots to be an unattractive acquisition candidate and (iii) the possible disposition of shares of Company Common Stock by short-term investors following the announcement of termination of the Merger Agreement.

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Talbots’ operating results, particularly in light of the significant costs incurred in connection with the strategic review process and proposed transaction, including the potential requirement to make a termination payment.

•	The ability to attract and retain key personnel.

•	Relationships with Talbots’ employees, vendors, customers, partners and others that do business with Talbots.

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The fact that completion of the Offer and the Merger would require antitrust clearance and the satisfaction of certain other closing conditions that are not generally within Talbots’ control, including (i) (A) obtaining a letter from the PBGC confirming that the PBGC, as of the date of such letter, has concluded its investigation regarding Talbots’ pension plan and the transactions contemplated by the Merger Agreement (or such other substantially similar confirmatory statement) (the “PBGC Closing Letter”), (B) the PBGC not having instituted any formal proceeding to terminate Talbots’ pension plan and (C) the absence of any condition that would reasonably be expected to (x) result in the institution of any such proceeding or (y) constitute a reasonable basis under Section 4042 of the Employee Retirement Income Security Act of 1974, as amended, for the termination of, or the appointment of a trustee to administer, Talbots’ pension plan and (ii) the OCC not having determined to disapprove or not having disapproved the change in control of Talbots Classics National Bank (the “Bank Approvals”).

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The fact that none of Parent, the Purchaser or any of their affiliates is required to take any action or omit to take any action in order to obtain the PBGC Closing Letter and the Bank Approvals to the extent that such acts or omissions to act, in the aggregate, would reasonably be expected to result in the incurrence of, or acceleration of, any cost, expense or other obligation in excess of $4 million or any material limitations on the ability of Parent, the Purchaser or any of their affiliates to conduct their business in the ordinary course.

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The fact that Parent’s and the Purchaser’s obligations to consummate the Offer or the Merger is conditioned upon Availability (as such term is defined in that certain Amended and Restated Credit Agreement, dated as of February 16, 2012, among Talbots and certain of its subsidiaries, as borrowers, and General Electric Capital Corporation, as the agent, and the lenders party thereto (the “ABL Credit Agreement”), subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the earlier to occur of the Expiration Time and the Effective Time not being less than the sum of (i)

$40 million and (ii) the then outstanding amount of obligations under that certain Trade Payable Agreement, dated September 1, 2011, as extended on February 29, 2012, among the Company and one of its subsidiaries and LF Centennial Pte. Ltd (which Availability shall also be determined with trade payables being paid consistent with past practice, and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales). Talbots’ management estimates that Availability through October 31, 2012 would range from $35 million to $60 million. The foregoing range of Availability is for informational purposes only and is not intended to be, nor should it be construed as, a statement of fact. There can be no assurance that the actual Availability as of immediately prior to the earlier to occur of the Expiration Time and the Effective Time will be within such range.

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The fact that Parent’s and the Purchaser’s obligations to consummate the Offer or the Merger is conditioned upon Talbots’ representations and warranties set forth in the Merger Agreement being true and correct at closing, except, generally, where the failure to be so true and correct (disregarding any “materiality”, “Material Adverse Effect” or words of similar import set forth in such representations and warranties) would not, individually or in the aggregate, reasonably be expected to have a Company Material Effect—specifically, (i) the representations and warranties relating to outstanding indebtedness, authority and recommendation, excess parachute payments, voting requirements for the adoption of the Merger Agreement, state takeover statutes and brokers’ or finders’ fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Time or the closing of the Merger, as applicable, (ii) the representations and warranties relating to capitalization (other than outstanding indebtedness) of Talbots or compensation, benefits or other payments (or increase in the amount or acceleration of timing thereof) resulting from the consummation of the transactions contemplated by the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of the Expiration Time or the closing of the Merger, as applicable, to the extent that the failure to be so true and correct would not reasonably expected to result in additional cost, expense or liability to Talbots, Parent and their affiliates, individually or in the aggregate, of more than $2 million and (iii) the representations and warranties relating to absence of certain changes or events since January 28, 2012 giving rise to a Company Material Adverse Effect must be true and correct without disregarding the “Material Adverse Effect” qualification.

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The terms of the Merger Agreement, including (i) the operational restrictions imposed on Talbots between signing and closing (which may delay or prevent Talbots from undertaking business opportunities that may arise pending the completion of the transaction or any other action Talbots would otherwise take with respect to the operations of Talbots absent the pending completion of the Merger) and (ii) the termination fee and the expense reimbursement that could become payable by Talbots under certain circumstances, including a termination fee equal to $6 million (or approximately 3.1% of the equity value of the transaction) if Talbots terminates the Merger Agreement to accept a superior proposal or the Talbots Board effects a change of recommendation in the absence of a competing acquisition proposal due to an “intervening event”.

•	The restriction on soliciting competing proposals.

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The possibility that the Purchaser will be unable to obtain the debt financing from the lenders under the commitment letters, including as a result of the conditions in the debt commitment letters, which contain conditions, including conditions as to Availability, that differ from the corresponding conditions set forth in the Merger Agreement.

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The fact that Talbots is entering into a merger agreement with a newly-formed entity and, accordingly, that Talbots’ monetary remedy in connection with a breach of the Merger Agreement by the Purchaser, even a breach that is deliberate or willful, is limited to $11 million plus reimbursable special consultant fees and certain other costs and expenses, which may not be sufficient to compensate Talbots for losses suffered as a result of a breach of the Merger Agreement by Parent or the Purchaser.

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The interests of certain members of senior management in the Offer and the Merger, including certain severance arrangements as described in “The Merger—Interests of Certain Persons in the Merger” beginning on page [—] and “Advisory Vote on Golden Parachute Compensation” beginning on page [—].

•	The fact that the cash consideration paid in the transaction would be taxable to Talbots’ stockholders that are U.S. holders for U.S. federal income tax purposes.

The Talbots Board believed that, overall, the potential benefits of the Offer and the Merger to Talbots’ stockholders outweighed the risks and uncertainties of the Offer and the Merger.

The foregoing discussion of information and factors considered by the Talbots Board is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the Offer and the Merger, the Talbots Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Talbots Board applied his own personal business judgment to the process and may have given different weight to different factors.

The Talbots Board recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies.

In considering the recommendation of the Talbots Board with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [—] and “Advisory Vote on Golden Parachute Compensation” beginning on page [—]. The Talbots Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of Talbots.

Opinion of Perella Weinberg Partners LP

The Talbots Board retained Perella Weinberg to act as its financial advisor in connection with the proposed transaction. The Talbots Board selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which Talbots conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On May 30, 2012, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Talbots Board that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $2.75 per share consideration to be received by the holders of Company Common Stock (other than any of the Parent Affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated May 30, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B hereto and is incorporated by reference herein. Holders of Company Common Stock are urged to read the opinion carefully and in its entirety. The opinion does not address Talbots’ underlying business decision to enter into the Merger Agreement or the relative merits of the transaction as compared with any other strategic alternative which may have been available to Talbots. The opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the Merger, which we refer to as the “transaction”, or any other matter and does not in any manner address the prices at which Company Common Stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the transaction to, or any consideration received in connection with the transaction by, any of the Parent Affiliates or any other holders of any other class of securities, creditors or other constituencies of Talbots. Perella Weinberg provided its opinion for the information and assistance of the Talbots Board in connection with, and for the purposes of its evaluation of, the transaction. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Talbots, including research analyst reports;

•

reviewed certain internal financial statements, analyses, the January LRP Projections (as defined below), the April Reforecast Projections (together with the January LRP Projections, the “Company Forecasts”), and other financial and operating data relating to the business of Talbots, in each case, prepared by management of Talbots;

•	reviewed certain publicly available financial forecasts relating to Talbots;

•	discussed the past and current operations, financial condition and prospects of Talbots with senior executives of Talbots;

•	compared the financial performance of Talbots with that of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the transaction with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•

reviewed the historical trading prices and trading activity for the Company Common Stock, and compared such price and trading activity of the Company Common Stock with that of securities of certain publicly-traded companies which Perella Weinberg believed to be generally relevant;

•	reviewed the premiums paid in certain publicly available transactions, which Perella Weinberg believed to be generally relevant;

•	reviewed a draft dated May 30, 2012 of the Merger Agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of the management of Talbots that information furnished by them for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, Perella Weinberg was advised by management of Talbots and assumed, with the consent of the Talbots Board, that such Company Forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Talbots as to the future financial performance of Talbots and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. As discussed with the Talbots Board, Perella Weinberg utilized the April Reforecast Projections for 2012 through 2014 in its analyses and not any of the April Reforecast Projections for any subsequent years. In addition, at the direction of the Talbots Board, of the Company Forecasts provided to Perella Weinberg, it utilized in its analyses the April Reforecast Projections. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Talbots, nor was Perella Weinberg furnished with any such valuations or appraisals, nor did Perella Weinberg assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of Talbots. In addition, Perella Weinberg did not evaluate the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by Perella Weinberg and that the transaction would be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed transaction, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on Talbots. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the $2.75 cash per share consideration to be received by the holders of the Company Common Stock (other than the Parent Affiliates) pursuant to the Merger Agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the Merger Agreement (or any related agreement) or the form or structure of the transaction or the likely timeframe in which the transaction would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the transaction, or any class of such persons, whether relative to the $2.75 cash per share consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor did Perella Weinberg’s opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood Talbots had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of Talbots to enter into the transaction or the relative merits of the transaction as compared with any other strategic alternative which has been available to Talbots.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a brief summary of the material financial analyses performed by Perella Weinberg and reviewed by the Talbots Board in connection with Perella Weinberg’s opinion relating to the transaction and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Historical Stock Trading. Perella Weinberg reviewed the historical trading price per share of Company Common Stock for the twelve-month, three-year and five-year periods, each ending on December 6, 2011, the date on which the last closing price of the Company Common Stock was available prior to the date the Parent Affiliates made public their initial offer to acquire Talbots and after which, based on a rise in the price of Company Common Stock, Perella Weinberg believed that such price may have been influenced by market speculation, which date we refer to as the “reference date”. Perella Weinberg noted that the price of Company Common Stock had fallen by 86% over the twelve-month period ending on the reference date, while an index of direct peers consisting of Chico’s, Christopher & Banks, Coldwater Creek and New York & Co., which we refer to as the “direct peers”, had fallen 38% for the same period, an index of other women’s peers consisting of Ann Inc., Cache and Charming Shoppes, which we refer to as “other women’s peers”, was up 19% for the same period and the S&P Retail Index was up 6% for the same period. Perella Weinberg also noted that the price of Company Common Stock had fallen by 39% over the three-year period ending on the reference date, while an index of the direct peers was up 46% for the same period, an index of the other women’s peers was up 264% for the same period and the S&P Retail Index was up 87% for the same period. Perella Weinberg also noted that the price of Company Common Stock had fallen 94% over the five-year period ending on the reference date, while an index of the direct peers had fallen 78% for the same period, an index of the other women’s peers had fallen 57% for the same period and the S&P Retail Index was up 6% for the same period.

Perella Weinberg also noted that, in the five-year period ending on the reference date, the range of closing market prices per share of Company Common Stock was $1.19 to $26.18. Perella Weinberg also noted that from the day after the reference date until May 29, 2012, the price of Company Common Stock had fallen by 49%, while an index of the direct peers had fallen by 2% for the same period, an index of the other women’s peers (except for Charming Shoppes, the price of which was calculated until May 1, 2012, the day prior to the announcement of Ascena’s acquisition of Charming Shoppes) had fallen by 6% for the same period and the S&P Retail Index was up 14% for the same period.

The historical stock trading analysis provided general reference points with respect to the trading prices of Company Common Stock which enabled Perella Weinberg to compare the historical prices with the consideration to be paid to the holders of Company Common Stock pursuant to the transaction.

Equity Research Analyst Price Target Statistics. Perella Weinberg reviewed and analyzed the most recent publicly available research analyst price targets for shares of Company Common Stock prepared and published by five selected equity research analysts since the announcement of the expiration of the exclusivity period on May 25, 2012. Perella Weinberg noted that the range of such recent equity analyst price targets for shares of Company Common Stock since May 25, 2012 was $1.40 to $4.00 per share, with a median price target of $1.50 per share.

Analysis of Implied Transaction Premiums / Discount and Multiples. Perella Weinberg calculated the implied premium / discount represented by the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction relative to the following:

•	the closing market price per share of Company Common Stock on May 29, 2012;

•	the closing market price per share of Company Common Stock on the reference date; and

•	the average price per share of Company Common Stock for each of the one-month, three-month, six-month and twelve-month periods ended on May 29, 2012.

The results of these calculations are summarized in the following table:

	Price	Implied Premium / Discount
Current (5/29/12)	$1.36	102%
Reference Date (12/6/11)	$1.56	76%
1-Month Average	$2.48	11%
3-Month Average	$2.84	(3%)
6-Month Average	$2.83	(3%)
12-Month Average	$2.90	(5%)

Perella Weinberg also derived the implied enterprise value and adjusted implied enterprise value of Talbots based on the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction. Enterprise value for Talbots was calculated as the aggregate value of Talbots’ fully diluted equity, plus net debt (calculated as of April 28, 2012, per management estimates). At the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction, the implied enterprise value for Talbots was calculated to be approximately $369 million. Adjusted enterprise value for Talbots was calculated as the enterprise value, plus underfunded status of pension ($103 million), supplemental executive retirement plan ($25 million) and postretirement medical plan ($1 million), all per management estimates. At the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction, the implied adjusted enterprise value for Talbots was calculated to be approximately $498 million. Perella Weinberg also compared enterprise value and adjusted enterprise value to the historical and estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, and revenue for Talbots for certain periods described below.

In this analysis, Perella Weinberg calculated enterprise value and adjusted enterprise value as a multiple of:

1.	last twelve months, or “LTM”, revenue of Talbots;

2.	LTM EBITDA;

3.	Normalized LTM EBITDA (“Normalized LTM EBITDA”) calculated as 2011 EBITDA adjusted to reflect the benefit of $54 million of targeted expense savings, as provided by Talbots;

4.	estimated EBITDA for fiscal years 2012 and 2013 based on estimates published by Institutional Broker’s Estimate System, which we refer to as “I/B/E/S”; and

5.	estimated EBITDA for fiscal years 2012 and 2013 based on the April Reforecast Projections.

For purposes of calculating the multiples with respect to adjusted enterprise value, EBITDA figures were adjusted to exclude the estimated annual net pension, supplemental executive retirement plan and postretirement medical plan expenses of approximately $2.3 million (per management estimates).

The results of these analyses are summarized in the following table:

	Financial Metric	Enterprise Value Multiple Based on $2.75 Per Share Consideration	Adjusted Enterprise Value Multiple Based on $2.75 Per Share Consideration
1	EV/LTM Revenue	0.33x	0.45x
2	EV/LTM EBITDA	NM	NM
3	EV/Normalized LTM EBITDA	9.2x	11.7x
4	EV/FY 2012E EBITDA	14.5x	18.0x
	EV/FY 2013E EBITDA	9.7x	12.4x
5	EV/FY 2012E EBITDA	6.8x	8.8x
	EV/FY 2013E EBITDA	4.1x	5.4x

Selected Publicly Traded Companies Analysis. Perella Weinberg reviewed and compared certain financial information for Talbots to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the specialty apparel retail industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Perella Weinberg determined to be relevant to its analysis. Although none of the following companies is identical to Talbots, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to Talbots in one or more respects including the nature of their business, size, financial performance and geographic composition. The specialty apparel retail companies that Perella Weinberg identified as being the most comparable to Talbots are referred to below as “Direct Peers”, other specialty apparel retail companies that compete with Talbots for customers are referred to below as “Other Women’s Peers”, and select other specialty apparel retail companies are referred to below as “Other Retailers”.

Selected Publicly Traded Companies

Direct Peers

Chico’s

Christopher & Banks

Coldwater Creek

New York & Co.

Other Women’s Peers

Ann Inc.

Cache

Charming Shoppes*

Other Retailers

A&F

Ascena

Bebe

Gap

Guess

Wet Seal

*For Charming Shoppes, values calculated until May 1, 2012, the day prior to the announcement of Ascena’s acquisition of Charming Shoppes.

For each of the selected companies, Perella Weinberg calculated and compared enterprise value as a multiple of estimated EBITDA for fiscal year 2012 based on I/B/E/S estimates and stock price as a multiple of estimated earnings per share for fiscal year 2012 based on I/B/E/S estimates. For Talbots, Perella Weinberg calculated and compared enterprise value and adjusted enterprise value based on the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction and calculated the implied multiples based on 2012 EBITDA per the April Reforecast Projections and research estimates from I/B/E/S. Perella Weinberg determined that comparing Talbots to the selected companies based on price to earnings per share multiples was not applicable because the I/B/E/S estimate for Talbots’ fiscal year 2012 earnings per share was negative. With respect to adjusted enterprise value multiples, the EBITDA figures were adjusted to exclude the estimated annual net pension, supplemental executive retirement plan and postretirement medical plan expenses of approximately $2.3 million (per management estimates). The results of these analyses are summarized in the following table:

Selected Publicly Traded Companies	EV / FY 2012E EBITDA
	Direct Peers	Other Women’s Peers	Other Retailers

Range	NM - 6.9x	3.8x - 6.6x	3.6x - 9.0x

Company (based on the April Reforecast Projections)		6.8x

Company (based on I/B/E/S estimates of FY 2012E EBITDA )		14.5x

Adjusted EV / FY 2012E EBITDA

Company (based on the April Reforecast Projections)		8.8x

Company (based on I/B/E/S estimates of FY 2012E EBITDA )		18.0x

With respect to the selected companies and for Talbots, Perella Weinberg reviewed enterprise value as a multiple of estimated next twelve months, or “NTM”, EBITDA and LTM EBITDA. Enterprise value was calculated using the publicly available data as of May 29, 2012, the reference date, one-year average, three-year average and five-year average as of May 29, 2012. The results of these analyses are summarized in the following table:

Selected Publicly Traded Companies	EV / NTM EBITDA
	May 29, 2012		Reference Date	One-Year Average	Two-Year Average	Five-Year Average
Company	9.2x		7.2x	10.5x	7.6x	7.7x
Direct Peers	5.8x		3.3x	5.7x	5.8x	6.3x
Other Women’s Peers	4.0x	*	4.0x	4.1x	4.2x	4.4x
Ann Inc.	4.6x		4.1x	4.2x	4.3x	4.6x
Chico’s	5.7x		3.4x	5.1x	4.9x	6.0x

Selected Publicly Traded Companies	EV / LTM EBITDA
	May 29, 2012		Reference Date	One-Year Average	Two-Year Average	Five-Year Average
Company	NM		NM	4.1x	4.8x	6.5x
Direct Peers	6.5x		4.9x	6.5x	6.4x	8.4x
Other Women’s Peers	4.8x	*	6.0x	6.7x	7.7x	7.3x
Ann Inc.	5.2x		4.7x	4.8x	5.1x	5.6x
Chico’s	6.5x		4.0x	5.9x	6.0x	8.5x

*	For Charming Shoppes, values calculated until May 1, 2012, the day prior to the announcement of Ascena’s acquisition of Charming Shoppes.

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected publicly traded companies and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of LTM EBITDA multiples of 3.5x to 4.5x to apply to 2012 estimated EBITDA per the April Reforecast Projections, applied as of January 2013, with equity value calculated based on projected net debt of Talbots as of January 2013 and the share price of Company Common Stock discounted to May 29, 2012 assuming a 13.0% discount rate, consistent with the cost of equity calculated by Perella Weinberg and utilized in the “Discounted Cash Flow Analysis” calculation of the weighted average cost of capital described below. Perella Weinberg noted that this analysis implied a per share equity reference range for Company Common Stock of $0.13 to $0.84 and compared that to the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction. Perella Weinberg also noted that by adjusting the equity value of Talbots for (i) the value of the net operating losses, or “NOLs”, of Talbots, which were estimated to have a value of $0.90 per share based on the present value of future expected tax benefits assuming a 35.0% federal tax rate and a 13.0% discount rate, and (ii) pension and other post-employment benefits (“OPEB”) obligations of Talbots, the analysis implied a per share equity reference range for Company Common Stock of $0.00 to $0.27. Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected publicly traded companies and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of NTM EBITDA multiples of 3.0x to 4.0x for Talbots, which is used below under “—Discounted Future Share Price Analysis”. Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Talbots’ business. Accordingly, Perella Weinberg’s comparison of selected companies to Talbots and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Talbots.

Discounted Future Share Price Analysis. Perella Weinberg applied the selected range of representative forward EBITDA multiples of 3.0x to 4.0x derived as described above under “—Selected Publicly Traded Companies Analysis” to fiscal year 2012, 2013 and 2014 EBITDA of Talbots based on the April Reforecast Projections. Perella Weinberg applied the range of forward EBITDA multiples to EBITDA as of the prior fiscal year end to calculate enterprise value and deducted estimated net debt as of the prior fiscal year end, based on the April Reforecast Projections, to arrive at equity value. Equity values obtained were discounted by the 13.0% cost of equity calculated by Perella Weinberg and utilized in the “Discounted Cash Flow Analysis” calculation of the weighted average cost of capital described below. This calculation derived an implied per share equity reference range for Company Common Stock of $1.16 to $2.33 based on the 2013 EBITDA projections of Talbots and $2.08 to $3.49 based on the 2014 EBITDA projections of Talbots. Perella Weinberg compared the reference ranges to the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction. Perella Weinberg also noted that by adjusting the equity value of Talbots for the value of the NOLs and the pension and OPEB obligations of Talbots, the calculation derived an implied per share equity reference range for Company Common Stock of $0.54 to $1.74 based on the 2013 EBITDA projections of Talbots and $1.69 to $3.13 based on the 2014 EBITDA projections of Talbots.

Discounted Cash Flow Analysis. Perella Weinberg conducted a discounted cash flow analysis for Talbots by first calculating the present value as of May 29, 2012 of the estimated standalone unlevered free cash flows that Talbots could generate for fiscal years 2012 through 2014, excluding actual cash flows of Talbots from the first quarter of fiscal year 2012. Estimates of unlevered free cash flows used for this analysis utilized the April Reforecast Projections. Perella Weinberg also calculated a range of terminal values assuming terminal year multiples ranging from 3.5x to 4.5x applied to 2014 EBITDA and discount rates ranging from 12.0% to 14.0% based on estimates of the weighted average cost of capital of Talbots. Perella Weinberg estimated Talbots’ weighted average cost of capital by calculating the weighted average of cost of equity (derived utilizing the capital asset pricing model) and assuming a target capital structure of 0.0% debt-to-equity. The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied enterprise values for Talbots, assuming net debt as of April 28, 2012, per management estimates. For each such range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Talbots.

These analyses resulted in the following reference ranges of implied enterprise values and implied equity values per share of Company Common Stock:

Range of Implied Enterprise Present Value (in millions)	Range of Implied Present Value Per Share
$325 - $434	$2.12 - $3.66

Perella Weinberg compared the range of implied present value per share obtained through the discounted cash flow analysis to the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction. Perella Weinberg also noted that by adjusting the equity value of Talbots for the value of the NOLs and the pension and OPEB obligations of Talbots, the analysis yielded a range of implied present values per share of $2.00 to $3.59.

For comparison purposes, and assuming the same terminal year multiples ranging from 3.5x to 4.5x applied to 2014 EBITDA and the same discount rates ranging from 12.0% to 14.0% based on estimates of the weighted average cost of capital of Talbots, Perella Weinberg also conducted a discounted cash flow analysis based on the January LRP Projections, which yielded a range of implied enterprise present values of $505 million to $653 million, and a range of implied present value per share of $4.65 to $6.71. Perella Weinberg compared the range of implied present value per share obtained through the discounted cash flow analysis to the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction. Perella Weinberg also noted that by adjusting the equity value of Talbots for the value of the NOLs and the pension and OPEB obligations of Talbots, the analysis yielded a range of implied present values per share of $4.55 to $6.66.

Selected Transactions Analysis. Perella Weinberg analyzed certain information relating to selected precedent transactions in the retail industry from November 2004 to May 2012, including several relevant transactions involving target companies in turnaround situations which, in the exercise of its professional judgment, Perella Weinberg determined to be relevant. The selected transactions analyzed were the following:

Transactions

Date	Target	Acquirer
May 2012	Charming Shoppes	Ascena
September 2011	Mexx*	The Gores Group
December 2010	JoAnn Stores	Leonard Green
November 2010	J. Crew	Texas Pacific Group & Leonard Green
October 2010	Gymboree	Bain Capital
March 2010	Tommy Hilfiger	V. Heusen
August 2009	Charlotte Russe*	Advent International
June 2009	Tween Brands*	Ascena
July 2007	Deb Shops	Lee Equity Partners
June 2007	Barney’s	Istithmar
March 2007	Claire’s	Apollo
July 2006	Petco	Consortium
June 2006	Michaels Stores	Consortium
January 2006	Burlington Coat	Bain Capital
December 2005	Tommy Hilfiger	Apax Partners
November 2005	Linens n Things*	Apollo
May 2005	Neiman Marcus	Consortium
March 2005	Toys R Us*	Consortium
February 2005	May Department Stores	Federated Department Stores
November 2004	Barney’s	Jones Apparel Group

*	Denotes targets undergoing a turnaround at the time of the transaction

For each of the selected transactions, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of LTM revenue and of LTM EBITDA. The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction obtained through FactSet, public filings and research reports. The results of these analyses are summarized in the following table:

Multiple Ranges
	All Selected Transactions	Turnaround Situation Transactions
Enterprise Value / LTM Revenue	0.14x - 1.74x	0.14x - 0.54x
Enterprise Value / LTM EBITDA	5.6x - 14.1x	5.6x - 9.4x

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected transactions and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of 6.5x to 10.0x to apply to Normalized LTM EBITDA because Talbots did not have positive LTM EBITDA. Perella Weinberg applied such range of multiples to Talbots’ Normalized LTM EBITDA to derive an implied per share equity reference range for Company Common Stock of $1.22 to $3.20 and compared that to the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction. Perella Weinberg also noted that by adjusting the equity value of Talbots for the value of the NOLs and the pension and OPEB obligations of Talbots, the application of a representative range of multiples of 6.5x to 10.0x to Talbots’ Normalized LTM EBITDA implied a per share equity reference range for Company Common Stock of $0.50 to $2.61. Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected transactions and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of 0.3x to 0.4x to apply to LTM revenue of Talbots. Perella Weinberg applied such range of multiples to Talbots’ LTM revenue to derive an implied per share equity reference range for Company Common Stock of $2.26 to $3.83 and compared that to the $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction. Perella Weinberg also noted that by adjusting the equity value of Talbots for the value of the NOLs and the pension and OPEB obligations of Talbots, the application of a representative range of multiples of 0.3x to 0.4x Talbots’ LTM revenue implied a per share equity reference range for Company Common Stock of $1.33 to $2.91.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger or Talbots.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to Talbots or the Merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Talbots Board that, as of May 30, 2012, the $2.75 cash per share consideration to be received by the holders of Company Common Stock (other than any of the Parent Affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the Merger Agreement or their respective advisors, none of Talbots, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecast.

As described above, the opinion of Perella Weinberg to the Talbots Board was one of many factors taken into consideration by the Talbots Board in making its determination to approve the Merger Agreement. The $2.75 cash per share consideration to be received by the holders of Company Common Stock in the transaction was determined through arms-length negotiations between the Talbots Board and Parent and was approved by the Talbots Board. Perella Weinberg did not recommend any specific amount of consideration to Talbots or the Talbots Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Perella Weinberg served as financial advisor to Talbots with respect to the amendment and restatement of Talbots’ $200 million asset based lending facility with GE Capital Corporation and Talbots’ new $75 million senior secured term loan with Wells Fargo Bank, N.A. and has received customary compensation therefor. An affiliate of Perella Weinberg (the “Acquiring Affiliate”) previously entered into a transaction with Talbots, pursuant to which such affiliate became a stockholder of Talbots. In connection with such transaction, which closed in April 2010, Perella Weinberg served as financial advisor to Talbots and received customary compensation therefor. The Acquiring Affiliate ceased to be a shareholder of Talbots as of January 28, 2011. During the two-year period prior to the date hereof, no other material relationship existed between Perella Weinberg and its affiliates and Talbots or Parent pursuant to which compensation was received by Perella Weinberg or its affiliates; however Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to Talbots and Parent and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of Talbots or Parent or any of their respective affiliates.

Certain Company Projections

Talbots does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, Talbots provided to Sycamore, in connection with its due diligence review beginning in January 2012, certain prospective financial information concerning Talbots’ future financial condition and performance that had been prepared by management in connection with its annual internal budget planning process conducted in the months leading up to Talbots’ strategic review of alternatives, a summary of which five-year projections (the “January LRP Projections”) Talbots has included below. Based on Talbots’ operating performance relative to the January LRP Projections, observed business trends and management’s revised outlook for the remainder of 2012, Talbots also provided revised five-year projections prepared by management as of April 20, 2012 (the “April Reforecast Projections”) to Perella Weinberg for its use in connection with the financial analyses that Perella Weinberg performed in connection with rendering its opinion to the Talbots Board, as described under “Item 4. The Solicitation or Recommendation—Opinion of Financial Advisor” above. Talbots has included below a summary of the April Reforecast Projections. Talbots believes that the April Reforecast Projections reflect more closely the current operating plan for Talbots on a go forward standalone basis.

The prospective financial information was prepared by, and is the responsibility of, Talbots management. The prospective financial information was not prepared with a view toward public disclosure; and, accordingly, does not necessarily comply with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (“GAAP”). Deloitte & Touche LLP, Talbots’ independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the prospective financial information and does not express an opinion or any form of assurance related thereto. The summary of the prospective financial information is not being included in this Statement to influence a stockholder’s decision whether to tender shares of Company Common Stock in the Offer, but is being included because the prospective financial information were provided to Sycamore and Perella Weinberg, as applicable.

The prospective financial information, while presented with numerical specificity, necessarily was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Talbots management. Because the prospective financial information covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year. The assumptions upon which the prospective financial information was based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Talbots’ control. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. In addition, the prospective financial information might be affected by Talbots’ ability to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the prospective financial information will be realized, and actual results may vary materially from those shown. The inclusion of the prospective financial information in this Statement should not be regarded as an indication that Talbots or any of its affiliates, advisors, officers, directors or representatives considered or consider the prospective financial information to be predictive of actual future events or events which have occurred since the date of such forecasts, and the prospective financial information should not be relied upon as such. Neither Talbots nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ materially from the prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date the prospective financial information were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information are shown to be in error. Talbots does not intend to make publicly available any update or other revision to the prospective financial information, except as otherwise required by law. Neither Talbots nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder of Talbots or other person regarding the ultimate performance of Talbots compared to the information contained in the prospective financial information or that the prospective financial information will be achieved. Talbots has made no representation to Parent, the Purchaser or their affiliates, in the Merger Agreement or otherwise, concerning the prospective financial information.

In light of the foregoing factors and the uncertainties inherent in the prospective financial information, stockholders are cautioned not to place undue, if any, reliance on the prospective financial information.

January LRP Projections

Management of Talbots prepared the January LRP Projections based upon methodologies and factors customarily used by Talbots in preparing projections for the Talbots Board’s consideration in connection with the annual budget planning process. The January LRP Projections reflect numerous estimates and assumptions with respect to industry performance and general business, economic, regulatory, market and financial conditions, as well as matters specific to management outlook and business circumstances existing at that time. The following is a summary of the January LRP Projections (dollars in millions):

	Fiscal Year Ending(1)
	2011A	2012E	2013E	2014E	2015E	2016E
Net Sales	$1,141	$1,159	$1,243	$1,328	$1,426	$1,515
Consolidated Comparable Store Sales	(5.6)%	4.4%	6.0%	6.0%	6.0%	6.0%
Gross Margin	29.2%	33.5%	35.2%	36.7%	37.9%	39.0%
Adjusted EBITDA(2)(3)	$(14)	$90	$132	$170	$193	$214
Depreciation and Amortization	(55)	(45)	(46)	(51)	(52)	(53)
Adjusted Operating Income(3)	$(68)	$45	$86	$119	$141	$160
Non-recurring Charges	(30)	(3)	—	—	—	—
Interest Expense, net	(7)	(9)	(16)	(14)	(12)	(12)
Income Tax (Expense) / Benefit	(2)	(3)	(3)	(5)	137	(60)
Other	(4)	—	—	—	—	—
Net Income / (Loss)	$(112)	$31	$67	$100	$265	$89
Income / (Loss) per Diluted Share
Net (Loss) income	$(1.62)	$0.44	$0.92	$1.37	$3.64	$1.22
Ex. Non-Recurring Charges	$(1.19)	$0.48	$0.92	$1.37	$1.06	$1.22
Free Cash Flow(4)	$(109)	$6	$30	$75	$55	$81
Unlevered Free Cash Flow(5)	$(66)	$2	$15	$46	$67	$88
Supplemental Cash Flow Information:
Capital Expenditure	$44	$30	$40	$40	$40	$40
Change in Working Capital	8	(4)	(18)	(15)	(11)	(14)
Change in Other Assets & Liabilities	(17)	(34)	(23)	(24)	(24)	(15)
Other Cash Flows	2	(1)	(2)	3	(188)	8
Store Count	517	505	516	531	543	555

(1)	Fiscal years represent the twelve months ending in January of the following year.
(2)	EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization.
(3)	Excludes non-recurring charges which include impairment of store assets, restructuring charges, merger-related costs, store re-imaging costs and tax settlement payments.
(4)	Free Cash Flow is calculated as operating cash flow less capital expenditures.
(5)	Unlevered free cash flow is calculated as earnings before interest payments after taxes (assuming a 40% tax rate) plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital, other assets and liabilities, and other cash flows.

April Reforecast Projections

In April 2012, Talbots updated its projections based on current business trends, which reflected Talbots’ operating performance and management’s revised outlook for the remainder of 2012 since the prior sales projections that had been used in preparing the January LRP Projections. Talbots believed that the April Reforecast Projections more closely reflected the current operating plan for Talbots on a go forward standalone basis. The following is a summary of the Reforecast Projections (dollars in millions):

	Fiscal Year Ending(1)
	2011A	2012E	2013E	2014E	2015E	2016E
Net Sales	$1,141	$1,108	$1,150	$1,253	$1,344	$1,427
Consolidated Comparable Store Sales	(5.6)%	0.0%	3.0%	8.0%	6.0%	6.0%
Gross Margin	29.2%	30.9%	33.0%	35.3%	37.0%	38.5%
Adjusted EBITDA(2)(3)	$(14)	$54	$89	$127	$167	$205
Depreciation and Amortization	(55)	(44)	(43)	(45)	(44)	(44)
Adjusted Operating Income(3)	$(68)	$10	$46	$82	$123	$162
Non-recurring Charges	(30)	(4)	—	—	—	—
Interest Expense, net	(7)	(11)	(17)	(17)	(16)	(12)
Income Tax (Expense) / Benefit	(2)	(2)	(3)	(5)	(3)	103
Other	(4)	—	—	—	—	—
Net Income / (Loss)	$(112)	$(7)	$26	$59	$104	$252
Income / (Loss) per Diluted Share
Net (Loss) income	$(1.62)	$(0.10)	$0.35	$0.81	$1.43	$3.45
Ex. Non-Recurring Charges	$(1.19)	$(0.04)	$0.35	$0.81	$1.43	$1.23
Free Cash Flow(4)	$(109)	$(42)	$(14)	$30	$85	$85
Unlevered Free Cash Flow(5)	$(66)	$(29)	$(12)	$20	$54	$95
Supplemental Cash Flow Information:
Capital Expenditure	$44	$25	$30	$30	$30	$30
Change in Working Capital	8	(19)	(15)	(23)	(16)	(9)
Change in Other Assets & Liabilities	(17)	(33)	(25)	(23)	(24)	(15)
Other Cash Flows	2	(3)	(13)	3	6	(157)
Store Count	517	505	516	531	543	555

(1)	Fiscal years represent the twelve months ending in January of the following year.
(2)	EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization.
(3)	Excludes non-recurring charges which include impairment of store assets, restructuring charges, merger-related costs, store re-imaging costs and tax settlement payments.
(4)	Free Cash Flow is calculated as operating cash flow less capital expenditures.
(5)	Unlevered free cash flow is calculated as earnings before interest payments after taxes (assuming a 40% tax rate) plus depreciation and amortization, minus capital expenditures, and adjusting for changes in net working capital, other assets and liabilities, and other cash flows.

The prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Talbots contained elsewhere in this Statement, the Offer to Purchase and Talbots’ public filings with the Securities and Exchange Commission.

Financing of the Merger

We anticipate that total funds of $175 million will be needed to purchase all of the issued and outstanding Company Common Stock (other than Company Common Stock owned by Parent or Purchaser immediately prior to the Expiration Time, which Company Common Stock shall be automatically canceled without consideration in connection with the consummation of the Merger) and to pay related fees and expenses. On May 30, 2012, Purchaser and GECC (the agent for Talbots’ existing asset based revolving credit facility) entered into the GE Debt Commitment Letter pursuant to which GECC agreed to, subject solely to the terms and conditions set forth in the GE Debt Commitment Letter, upon the closing of the Merger, (i) consent to a “change of control” resulting from the Merger under the ABL Credit Agreement, (ii) make certain agreed modifications to the ABL Credit Agreement and (iii) continue to make credit available to Talbots and its affiliated borrowers pursuant to the ABL Credit Agreement, or a replacement thereof, in either case on the terms and conditions of the ABL Credit Agreement as modified in accordance with the immediately preceding clauses (i) and (ii). None of the proceeds of the borrowings under the GE Debt Commitment Letter will be permitted to be used to pay any portion of the consideration payable in connection with the consummation of the Offer or the Merger, but, following the consummation of the Merger, the borrowings under the ABL Credit Agreement will be available to provide funding for working capital and other general corporate purposes of the surviving corporation. On May 30, 2012, Purchaser and Wells Fargo Bank, National Association, as agent, and each of Well Fargo Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC, 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd., as lenders, entered into the Wells Fargo Debt Commitment Letter pursuant to which the agent and lenders thereunder agreed to, subject solely to the terms and conditions set forth in the Wells Fargo Debt Commitment Letter, upon the closing of the Merger, (i) consent to a “change of control” resulting from the Merger under the Existing Term Loan Agreement, (ii) make certain agreed modifications to the Existing Term Loan Agreement, (iii) amend and restate the Existing Term Loan Agreement on the terms and conditions of the Existing Term Loan Agreement as modified in accordance with the immediately preceding clauses (i) and (ii), and (iv) provide an additional last out term loan (such additional last out term loan to be provided by one of the lenders specified in the Wells Fargo Debt Commitment Letter) in an amount equal to the lesser of (x) $11 million and (y) the difference between the aggregate commitment of $85 million under the Wells Fargo Debt Commitment Letter and the existing term loan amount pursuant to the Existing Term Loan Agreement, the proceeds of which additional last out term loan shall be available to pay related fees and expenses in connection with the consummation of the Offer and the Merger. In addition, Parent has obtained a $210 million equity commitment from the Sponsor. Parent will contribute or otherwise advance to Purchaser the proceeds of the equity commitment, which, together with the proceeds of the last out term loan to be made available to the surviving corporation pursuant to the Wells Fargo Debt Commitment Letter, will be sufficient to pay the Offer Price for all shares of Company Common Stock tendered in the Offer and all related fees and expenses. These proceeds will also be sufficient to pay the Offer Price upon the consummation of the Merger to holders of shares of Company Common Stock who did not tender their shares of Company Common Stock in the Offer. The equity and debt financing commitments are subject to certain conditions. In the event that Purchaser does not receive the proceeds of the debt financing commitments, Purchaser will not be obligated to purchase shares of Company Common Stock in the Offer.

We believe the amounts committed under the equity commitment letter and the proceeds of the last out term loan will be in the aggregate sufficient to pay the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts required to be paid in respect of Talbots equity awards pursuant to the Merger Agreement and all fees and expenses directly related to the debt financing, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to any of the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met.

Equity Financing and Limited Guarantee

In connection with the entry into the Merger Agreement, Parent has received the Equity Commitment Letter from the Sponsor, pursuant to which Sponsor has committed to contribute to Parent up to $210 million solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or Merger Consideration, as applicable, pursuant to and in accordance with the Merger Agreement, and certain other amounts required to be paid pursuant to the Merger Agreement, including fees and expenses directly related to the debt financing required to be paid by Parent, Purchaser and the surviving corporation. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended and restated, as the “Equity Financing”. The funding of the Equity Financing is subject to (i) the satisfaction or waiver by Parent and Purchaser of all conditions of the Offer or the Merger, as applicable, (ii) the funding (or simultaneous funding) of the debt financing pursuant to the terms and conditions of the debt commitment letters delivered by Parent to Talbots in connection with the Merger Agreement or any alternative financing that Parent and Purchaser are required to accept from alternative sources pursuant to the Merger Agreement and (iii) the contemporaneous consummation of the Offer closing, if the Offer closing shall occur, and of the Merger (regardless of whether the Offer closing occurs). Talbots is a third-party beneficiary to the Equity Commitment Letter for the limited purpose provided in the Equity Commitment Letter. Concurrently with the execution and delivery of the Equity Commitment Letter, Sponsor executed and delivered to Talbots the Limited Guarantee in favor of Talbots in respect of certain of Parent’s obligations under the Merger Agreement, provided that in no event will the aggregate liability of Sponsor pursuant to the Limited Guarantee exceed the amount of the Parent Termination Fee (i.e., the sum of (x) $11 million and (y) the reasonable and documented out-of-pocket costs and expenses incurred by the Company by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated) plus the amount of (A) any liability contemplated by the provisions of the Merger Agreement relating to financing cooperation, (B) any liability for costs and expenses, including reasonable attorneys’ fees, payable pursuant to the Merger Agreement with respect to the non-payment of the fees and expenses payable in connection with a termination of the Merger Agreement and (C) any liability for attorneys’ fees payable by Sycamore Management pursuant to the Confidentiality Agreement.

The Sponsor’s obligation to fund its equity commitment will expire upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, so long as the Sponsor has funded its commitment in connection with the Merger, (iii) any claim by Talbots under, or any action, claim, suit or proceeding brought by Talbots with respect to, the Limited Guarantee, the guarantor thereunder or any of the guarantor’s affiliates other than in respect of a guaranteed obligation thereunder, or (iv) any other claim under, or action, claim, suit or proceeding against the Sponsor or any of its affiliates in connection with the Equity Commitment Letter, the Limited Guarantee, the Merger Agreement or any transaction contemplated thereby or otherwise relating thereto other than certain claims as set forth in the Equity Commitment Letter.

Debt Financing

On May 30, 2012, Purchaser and GECC entered into the GE Debt Commitment Letter pursuant to which GECC (the agent for Talbots’ existing asset based revolving credit facility) agreed to, subject solely to the terms and conditions set forth in the GE Debt Commitment Letter, upon the closing of the Merger, (i) consent to a “change of control” resulting from the Merger under the ABL Credit Agreement, (ii) make certain agreed modifications to the ABL Credit Agreement and (iii) continue to make credit available to Talbots and its affiliated borrowers pursuant to the ABL Credit Agreement, or a replacement thereof, in either case on the terms and conditions of the ABL Credit Agreement as modified in accordance with the immediately preceding clauses (i) and (ii). None of the proceeds of the borrowings under the GE Debt Commitment Letter will be permitted to be used to pay any portion of the consideration payable in connection with the consummation of the Offer or the Merger, but, following the consummation of the Merger, the borrowings under the ABL Credit Agreement will be available to provide funding for working capital and other general corporate purposes of the surviving corporation.

On May 30, 2012, Purchaser and Wells Fargo Bank, National Association, as agent, and each of Well Fargo Bank, National Association, Tennenbaum Opportunities Fund VI, LLC, 1903 OnShore Funding, LLC, 1903 OffShore Loans SPV Limited and Stone Tower Credit Solutions Master Fund Ltd., as lenders, entered into the Wells Fargo Debt Commitment Letter pursuant to which the agent and lenders thereunder agreed to, subject solely to the terms and conditions set forth in the Wells Fargo Debt

Commitment Letter, upon the closing of the Merger, (i) consent to a “change of control” resulting from the Merger under the Existing Term Loan Agreement, (ii) make certain agreed modifications to the Existing Term Loan Agreement, (iii) amend and restate the Existing Term Loan Agreement on the terms and conditions of the Existing Term Loan Agreement as modified in accordance with the immediately preceding clauses (i) and (ii), and (iv) provide an additional last out term loan (such additional last out term loan to be provided by one of the lenders specified in the Wells Fargo Debt Commitment Letter) in an amount equal to the lesser of (x) $11 million and (y) the difference between the aggregate commitment of $85 million under the Wells Fargo Debt Commitment Letter and the existing term loan amount pursuant to the Existing Term Loan Agreement, the proceeds of which additional last out term loan shall be available to pay related fees and expenses in connection with the consummation of the Offer and the Merger.

The commitment of GECC with respect to the GE Debt Commitment Letter expires upon the first to occur of (i) 5:00 p.m. New York time on October 24, 2012, (ii) execution and delivery of definitive credit documentation with respect to the ABL Credit Facility and the funding of the ABL Credit Facility, (iii) the closing of the Merger without the substantially contemporaneous effectiveness of the ABL Credit Facility, and (iv) the acceptance by the existing stockholders of Talbots of an offer for all or any substantial part of the capital stock or property and assets of Talbots and its subsidiaries other than as a part of the Offer and the Merger. The commitment of the agent and the lenders with respect to the Wells Fargo Debt Commitment Letter expires on October 24, 2012 unless definitive documentation with respect to the Term Loan Facility is executed and delivered prior to such date. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Purchaser has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the Debt Commitment Letters. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, each of Parent and Purchaser must use its reasonable best efforts to promptly arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger with terms and conditions not materially less favorable from the standpoint of Parent, Purchaser and Talbots than the terms and conditions set forth in the Debt Commitment Letters.

Although the debt financing described in this document is not subject to a due diligence or “market out”, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

Conditions Precedent

The availability of the Credit Facilities is subject, among other things, to consummation of the Merger in accordance with the Merger Agreement (including the satisfaction (or waiver with the consent of the initial lenders) of all conditions precedent to the consummation of the Merger, and without any amendment, modification or waiver of any of the provisions thereof that are materially adverse to the Lenders without the consent of the initial lenders thereunder), the absence of a “Material Adverse Effect” (consistent with the approach in the Merger Agreement), payment of required fees and expenses, the funding of the equity financing, the absence of certain types of other debt, delivery of certain historical and pro forma financial information, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation. The availability of the ABL Credit Facility is also conditioned upon the closing of the Term Loan Facility and Talbots’ delivery of a borrowing base certificate which demonstrates excess Availability (as such term is defined in the

ABL Credit Agreement) under the ABL Credit Facility of at least (i) $50 million, if the consummation of the Merger and the ABL Credit Facility occurs on or prior to August 15, 2012, or (ii) $60 million, if the consummation of the Merger and the ABL Credit Facility occurs after August 15, 2012. The availability of the Term Loan Facility is also conditioned upon the closing of the ABL Credit Facility and Talbots’ delivery of a borrowing base certificate that demonstrates Availability (as such term is defined in the Existing Term Loan Agreement, after giving effect to the amendments thereto contemplated under the Wells Fargo Debt Commitment Letter) under the Existing Term Loan Agreement of no less than $40 million.

ABL Credit Facility and Term Credit Facility

The ABL Credit Facility will consist of a $200 million senior secured asset based revolving credit facility with a term of five years. The Term Loan Facility will consist of an $85 million term loan with a term of five years (which will be fully drawn at closing).

Roles. GECC has been appointed as administrative agent for the ABL Credit Facility. GECC’s affiliate, GE Capital Markets, Inc., has been appointed sole lead arranger and sole bookrunner for the ABL Credit Facility. Wells Fargo Bank, National Association has been appointed as administrative agent for the Term Loan Facility.

Interest Rate. Loans under the Credit Facilities are expected to bear interest, at the surviving corporation’s option, at a rate equal to (i) (a) LIBOR plus a margin of 2.50% to 3.00% (depending upon average availability levels) or (b) Base Rate plus a margin of 1.50% to 2.00% (depending upon average availability levels), in the case of the ABL Credit Facility and (ii) (a) LIBOR plus a margin of 10.25% in the case of the existing term loans under the Term Loan Facility and (b) LIBOR plus an initial margin of 10.25% (which shall increase by 1% on the forty-fifth day after the closing date of the Term Loan Facility and each thirty days thereafter, subject to a maximum rate of 17%) on the last out term loan.

Prepayments and Amortization. The surviving corporation will be permitted to voluntarily prepay the revolving loans under the ABL Credit Facility in whole or in part without premium or penalty (other than for LIBOR breakage costs, if applicable) or any reduction in the ABL Credit Facility commitments; provided that if the commitments under the ABL Credit Facility are reduced (in whole or in part) on or prior to February 16, 2013, the surviving corporation shall pay a fee equal to 1% of any such reduction. The surviving corporation will be permitted to, and will be required to in certain instances (such as disposition of collateral securing the Term Loan Facility), make prepayments with respect to the Term Loan Facility, subject to reducing applicable prepayment premiums generally (subject to certain exceptions) ranging from 4% to 1% during the three year period following the closing of the Term Loan Facility. There is no mandatory amortization with respect to the revolving loans under the ABL Credit Facility. The existing term loans under the Term Loan Facility will amortize at $2 million per annum in equal quarterly installments until the final maturity date.

Guarantors. All obligations under the Credit Facilities will be guaranteed by Parent and each existing and future direct and indirect, domestic subsidiary of the surviving corporation, subject to certain limitations and exceptions.

Security. The obligations of the surviving corporation and the guarantors under the ABL Credit Facility and under any interest rate protection or other hedging arrangements entered into with any lender (or any affiliates of the foregoing) will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in substantially all of the assets of the surviving corporation and each guarantor (other than the term loan priority collateral, as described below). The obligations of the surviving corporation and the guarantors under the Term Loan Facility will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in all real estate, equipment, fixtures and intellectual property of the surviving corporation and each guarantor, and on a second priority basis with respect to substantially all of their other assets. If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Credit Facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be mutually agreed.

Other Terms. The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Credit Facilities will also include customary events of defaults including a change of control to be defined.

Other Permitted Financings. Each of the Merger Agreement, the Debt Commitment Letters and the Equity Commitment Letter contemplate (or permit) that the debt financing described above may be modified in accordance with the express terms and conditions of the Debt Commitment Letters in connection with the following permitted financing transactions that Talbots and its subsidiaries will be permitted to enter into and consummate as of the Effective Time (however, the parties to the Merger Agreement have agreed that neither the entry into, nor the consummation of, any such permitted financing is a condition to the receipt of either the original amounts of the debt financing to be provided pursuant to the Debt Commitment Letters or the Equity Financing to be provided by Sponsor pursuant to the Equity Commitment Letter): (i) a subordinated secured term loan facility in an aggregate amount equal to $25 million with the Sponsor or an affiliate of Sponsor as lender; (ii) the sale of certain of Talbots’ and its subsidiaries’ owned real property to a newly-formed affiliate of Sponsor; (iii) an unsecured vendor financing of Talbots and/or its subsidiaries in an amount not to exceed $50 million; and (iv) the sale of Talbots’ private label credit card portfolio.

If the Merger Agreement is terminated in the circumstance in which Purchaser does not receive the proceeds of the debt financing commitments, Parent may be obligated to pay Talbots a termination fee equal to the sum of (x) $11 million and (y) the reasonable and documented out-of-pocket costs and expenses incurred by Talbots by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated (the “Parent Termination Fee”), as described under “The Merger Agreement—Terms of the Merger Agreement—Termination Fees” beginning on page [—]. The obligation of Parent to pay such termination fee is guaranteed by Sycamore pursuant to the Limited Guarantee as discussed above.

Closing and Effective Time of Merger

If the Merger Agreement is adopted at the special meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter. The Effective Time will occur as soon as practicable following the Merger closing upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

As promptly as reasonably practicable after the Effective Time, each record holder of shares of Company Common Stock (other than shares owned by Parent, Purchaser or Talbots and shares of Company Common Stock held by stockholders, if any, who are entitled to and have properly demanded appraisal rights under Section 262 of the DGCL) will be sent a letter of transmittal describing how such holder may exchange its shares of Company Common Stock for the per share Merger Consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of Talbots, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by Talbots to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

Certain executive officers and directors of Talbots may be deemed to have interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, those of Talbots’ stockholders generally. These interests may present these individuals with certain potential conflicts of interest. In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the Talbots Board was aware of these conflicts of interests and considered them, among other matters described in the section “The Merger—Reasons for the Merger; Recommendation of the Board of Directors”

In connection with the Offer and the Merger, no member of Talbots’ management has entered into an employment agreement or other agreement or commitment with Sycamore or its affiliates with respect to continuing employment, nor has any member of Talbots’ management entered into an equity rollover agreement or other agreement or commitment with Sycamore with respect to a co-investment with Sycamore in Talbots.

These interests are described in more detail below, and certain of them are quantified in the tables that follow the narrative below and under the heading “Advisory Vote on Golden Parachute Compensation” beginning on page [—]. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Cash Consideration Payable for Shares in the Merger

The executive officers and directors of Talbots who own shares of Company Common Stock will receive the same per share cash consideration on the same terms and conditions as the other stockholders of Talbots. As of June 22, 2012, the executive officers and directors of Talbots beneficially owned, in the aggregate, 1,149,138 shares of Company Common Stock, excluding shares issuable upon the exercise of Stock Options, Restricted Stock, RSUs, PSUs and Warrants as of such date. The executive officers and directors of Talbots who own shares of Company Common Stock would receive an aggregate amount of $3,160,129.50 net in cash, without interest thereon in the Merger. For a further description of the treatment of Stock Options, Restricted Stock, RSUs, PSUs and Warrants held by the directors and executive officers of Talbots please see below under the heading “Equity Awards”.

Equity Awards

Company Stock Options

The Merger Agreement provides that at the Effective Time, each outstanding, unexpired and unexercised Stock Option (whether vested or unvested) will vest and each Stock Option will be deemed to be canceled upon the consummation of the Merger and the holder of any such cancelled Stock Option will be entitled to receive, at the time of the consummation of the Merger or as soon as possible thereafter (and, in any event, not later than the fifth business day thereafter) an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the applicable exercise price per share of Company Common Stock subject to such Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Stock Option (the “Option Payment”). In the event that the applicable exercise price per share of Company Common Stock of any such Stock Option is equal to or greater than the Merger Consideration, such Stock Option will be canceled as of the Effective Time without consideration or other payment thereon and will have no further force or effect.

Company Restricted Stock

At the Effective Time, each share of an unvested Restricted Stock will become fully vested, and all vesting restrictions thereon will lapse and, to the extent not withheld by Talbots to satisfy tax withholding obligations, Talbots will deliver shares of Company Common Stock in settlement thereof or, if such Restricted Stock is tendered into the Offer, will be treated as a share of Company Common Stock properly tendered into the Offer

Company RSUs

        At the Effective Time, each RSU that is issued and outstanding will be fully vested and canceled, with the holder of each such RSU becoming entitled to receive (without duplication) from the surviving corporation (promptly following the date on which the Effective Time occurs) an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock subject to such RSU held by such holder at the Effective Time. As of the Effective Time, all RSUs will no longer be outstanding and will automatically cease to exist, and each holder of an RSU that is issued and outstanding as of immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right of the holder of any such RSU to receive (without duplication) the applicable cash payment therefor.

Company PSUs

At the Effective Time, each PSU issued and outstanding (whether vested or unvested) and held by a holder who is employed by Talbots or one of its subsidiaries at the Effective Time will be canceled and converted into the right, subject to the vesting and payment conditions described below, to receive from the surviving corporation an amount in cash, without interest, equal to the sum of (A) the product of (1) the Merger consideration multiplied by (2) the target award level number of shares of Company Common Stock subject to such PSU held by such holder immediately prior to the Effective Time and (B) interest on the amount set forth in (A) at the rate of LIBOR plus 1% per annum calculated from that date on which the Effective Time occurs through the date on which such cash payment becomes vested (in accordance with the following sentence) and paid. However, with respect to any cash amount payable to any such holder of a PSU, such cash amount payable shall vest and be payable as follows: one-third of such cash amount shall vest and be paid on the date which is the last day of the original full performance period (which date shall, in any event, be after the date on which the Effective Time occurs), one-third of such amount shall vest and be paid on the first anniversary of the date on which the Effective Time occurs, and one-third of such amount shall vest and be paid on the second anniversary of the date on which the Effective Time occurs, except if such holder’s “Change in control termination” (as described below), if applicable, occurs after the Effective Time but prior to the second anniversary of the date on which the Effective Time occurs, then upon the occurrence of such holder’s change in control termination, any remaining unpaid portion of such cash amount payable to such holder of such a PSU shall be paid (in full and complete satisfaction of the surviving corporation’s payment obligations in respect of such PSU) upon or promptly following such holder’s change in control termination. “change in control termination” is defined in each holder’s PSU award agreement to generally mean termination of such holder’s employment by Talbots without cause, or by the holder for good reason or due to the holder’s death, retirement or becoming disabled. At the Effective Time, each PSU issued and outstanding immediately prior to the Effective Time (whether vested or unvested) and held by a holder whose employment terminated prior to the Effective Time under circumstances pursuant to which the holder remains eligible to receive a pro-rated award under the terms of the holder’s award agreement will be canceled and converted into the right to receive from the surviving corporation (promptly following the date of the Effective Time) an amount in cash, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) a pro rata portion of the target number of shares of Company Common Stock subject to such PSU held by such holder immediately prior to the Effective Time, based on the number of days in the applicable performance period prior to such holder’s termination of employment. As of the Effective Time, all PSUs will no longer be outstanding and will automatically cease to exist, and each holder of a PSU will cease to have any rights with respect thereto, except the holder’s right to receive the applicable cash payment described above.

Company Warrants

At the Effective Time, certain warrants outstanding will be terminated and canceled without any payment therefor or other liability or obligation on the part of Talbots, the surviving corporation, Purchaser, Parent and/or any of their respective affiliates. At the Effective Time, certain other warrants outstanding will be converted solely into the right to receive from the surviving corporation, subject to the holder of such warrant paying in full to Talbots or the surviving corporation, as applicable, the aggregate exercise price for the shares of Company Common Stock subject to such warrant on or prior to the Effective Time, an amount in cash, without interest, equal to (i) the Merger Consideration multiplied by (ii) the total number of shares of Company Common Stock subject to such warrant that is outstanding and unexercised as of immediately prior to the Effective Time.

The following table shows the amount in cash that each executive and director is expected to receive (before deduction for any withholding taxes) pursuant to the Merger Agreement, based upon Stock Options, Restricted Stock, RSUs and PSUs held as of June 22, 2012 and assuming an Effective Time of July 13, 2012.

Name	Vested Options ($)(1)	Unvested Options ($)(1)	Unvested Restricted Stock ($)		Outstanding RSUs ($)(2)	Outstanding PSUs ($)(3)	Total ($)
Executives
Trudy F. Sullivan	72,969	—	408,353		—	—	481,322
Michael Scarpa	107,438	—	238,879		—	1,014,211	1,360,528
Richard T. O’Connell, Jr.	29,172	—	95,554		—	493,019	617,745
Gregory I. Poole	19,448	—	95,554		—	493,019	608,021
Lori Wagner	19,448	—	91,410		—	197,028	308,066
Benedetta I. Casamento	—	—	91,410		—	422,588	513,998
Lesli Gilbert	—	—	120,549	(4)	—	140,863	261,412
Deirdre Fitzgerald	3,315	—	25,028		—	281,725	310,068

Directors
Gary M. Pfeiffer	—	—	—		77,000	—	77,000
Marjorie L. Bowen	—	—	—		28,493	—	28,493
John W. Gleeson	—	—	—		16,500	—	16,500
Andrew H. Madsen	—	—	—		11,000	—	11,000
Susan M. Swain	—	—	—		83,493	—	83,493

(1)	Represents the product of (i) the excess of (A) the Offer Price of $2.75 over (B) the applicable exercise price per share of Company Common Stock subject to such option, multiplied by (ii) the total number of shares of Company Common Stock subject to the unexercised portion of such option that is outstanding and that have an exercise price below $2.75.
(2)	The outstanding RSUs represent director RSUs which were deferred under the Directors Deferred Compensation Plan upon vesting and, upon the Acceleration Time, will be cancelled with the holder becoming entitled to receive the cash amount reflected in this column, equal to (i) the Offer Price of $2.75 multiplied by (ii) the number of shares of Company Common Stock subject to such RSU.
(3)	Determined by adding (A) the product of (1) the Offer Price of $2.75 multiplied by (2) the target award level number of shares of Company Common Stock subject to such PSU held by such holder immediately prior to the Effective Time and (B) interest on such amount at the rate of LIBOR plus 1% per annum calculated from the date of the Effective Time through the date on which such cash payment becomes vested and paid. The amounts reported in this column assume that the executive officer remains employed by Talbots through the second anniversary of the Effective Time and thereby becomes fully vested in his or her full cash payment under the terms of the award.
(4)	Includes 14,612 shares of Restricted Stock which are scheduled to vest on June 27, 2012.

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership in Company Common Stock, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page [—].

Employment Agreements, Severance Plan

Talbots has entered into agreements with its President and Chief Executive Officer, Ms. Trudy Sullivan, its Chief Operating Officer and Treasurer, Mr. Michael Scarpa, its Executive Vice Presidents, Mr. Richard T. O’Connell, Jr., Mr. Gregory I. Poole, Ms. Lori Wagner, Ms. Benedetta I. Casamento and Ms. Deirdre FitzGerald and its Senior Vice President for Stores, Ms. Lesli Gilbert providing for severance payments and continuation of benefits upon certain qualifying termination events prior to and following a change-in-control. For further information with respect to these arrangements, see “Advisory Vote on Golden Parachute Compensation” beginning on page [—] for further information with respect to these arrangements.

Sullivan Separation Agreement

On December 4, 2011, Talbots entered into a Separation Agreement with Ms. Trudy Sullivan pursuant to which her employment with Talbots will terminate on the date that the Talbots Board appoints a successor President and Chief Executive Officer, or such earlier date as the Talbots Board shall determine, which in either case shall be no later than June 30, 2012. Pursuant to the terms of the Separation Agreement, Ms. Sullivan will continue to serve as President and Chief Executive Officer and as a director until her termination date. Until the termination date, Ms. Sullivan continues to be entitled to base salary, participation in Talbots’ annual incentive bonus program and participation in Talbots’ general benefit, retirement and perquisite programs (with the exception of the long-term incentive program) pursuant to the terms of her employment agreement with Talbots.

The Separation Agreement provides that Ms. Sullivan’s termination of employment with Talbots will be treated as a termination without “cause” under her employment agreement, and upon the termination date, she will become entitled to severance pay and benefits consistent with those provided for in her employment agreement. The Separation Agreement provides, as required by her employment agreement, that she will receive the following payments and benefits following her termination date: (i) cash severance of $5 million, which equals two times the sum of her current base salary of $1 million and target bonus of $1.5 million, payable in equal installments over the 24-month period following the termination date); (ii) a pro rata annual incentive bonus under Talbots’ annual cash incentive program for the year of termination, which bonus will be determined and paid based on actual performance achieved for such fiscal year against the pre-established performance goals; (iii) continued participation in Talbots’ medical, dental, disability and life insurance programs for up to 24 months following her termination date, including any required employee contribution; (iv) full vesting of her accrued benefit under Talbots’ defined benefit Supplemental Executive Retirement Plan, which will be paid in accordance with plan terms, and her account balance under the defined contribution Supplemental Savings Plan, which will be paid at or shortly following the consummation of the Offer or the effectiveness of the Merger in connection with the amendment and termination of the plan; (v) accelerated vesting of all Stock Options; and (vi) continued vesting of Restricted Stock to the extent it would have vested during the 24-month severance period. Payments and benefits under the Separation Agreement are subject to the applicable requirements of Section 409A of the tax code.

Should a change-in-control event occur prior to the termination date, the Separation Agreement provides that, upon termination of employment following such change-in-control event, Ms. Sullivan would be entitled to a lump sum payment of the $5 million severance payment described above, consistent with the change-in-control provision of her employment agreement. All unvested equity held by Ms. Sullivan would also vest upon a change-in-control, consistent with the terms of Talbots’ 2003 Executive Stock Based Incentive Plan.

In the event that any payment or benefit received or to be received by Ms. Sullivan in connection with a change-in-control event for purposes of Section 280G of the tax code would be subject (in whole or part) to the excise tax imposed under Section 4999 of the tax code, Talbots shall pay to Ms. Sullivan such additional amounts as may be necessary to place her in the same after-tax position as if no portion of her payments and benefits had been subject to the excise tax, provided that if the aggregate “present value” of all such payments does not exceed the lesser of (i) (x) 1.10 multiplied by (y) three times Ms. Sullivan’s “base amount” (as defined for purpose of Section 280G) or (ii) $350,000 plus three times the “base amount”, then the payments and benefits to be paid or provided to Ms. Sullivan will be reduced to the minimum extent necessary (but in no event to less than zero) so that no excise tax would be due.

Pursuant to the Separation Agreement, Ms. Sullivan has agreed to refrain from solicitation or hiring of Talbots’ personnel and not to engage in a competitive business for 18 months following the termination date. In addition, upon a breach of the non-competition or non-solicitation covenants, Talbots has the right to terminate any severance payments and benefits and to recover severance payments and benefits previously paid. The severance payments and benefits provided for under the Separation Agreement are subject to Ms. Sullivan’s execution and nonrevocation of a waiver and release.

It is anticipated that the Separation Agreement will be amended, as permitted under the Merger Agreement, to extend such period of employment to the date that is the date next following the date of the Merger closing, or, in the event that the Merger Agreement terminates without the occurrence of the Merger closing, on such date as the Talbots Board shall determine, which shall be no later than February 2, 2013.

Scarpa Change-in-Control Agreement

Michael Scarpa was appointed as Talbots’ Chief Operating Officer effective as of December 4, 2008 and assumed the duties of Chief Financial Officer on January 5, 2009. Mr. Scarpa also serves as Talbots’ Treasurer.

Mr. Scarpa has entered into a change-in-control agreement with Talbots dated December 4, 2008. Pursuant to his change-in-control agreement, in the event that Mr. Scarpa’s employment is terminated by Talbots without cause or by Mr. Scarpa for good reason within 12 months following a change-in-control, he will receive a lump sum separation allowance, subject to the requirements of Section 409A of the tax code, equal to his annual base salary plus his target bonus under Talbots’ annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in Talbots’ benefit programs for up to one year following termination. Mr. Scarpa is also entitled to continuation of his housing allowance for twelve months following his termination of employment without “cause”, for “good reason” or due to death or disability under the terms of his employment agreement.

To the extent any amount or benefit paid to Mr. Scarpa constitutes a “parachute payment” within the meaning of Section 280G of the tax code and would be subject to the excise tax imposed by Section 4999 of the tax code, the payments will be payable either (i) in full or (ii) reduced to such lesser amount which would result in no portion of such payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income, employment and excise taxes, results in Mr. Scarpa’s receipt, on an after-tax basis, of the greatest amount of benefits.

Pursuant to his employment agreement, dated December 4, 2008, in the event that Mr. Scarpa’s employment is terminated without cause or for good reason within 12 months following a change-in-control and he is paid severance pursuant to and as calculated under the terms of the change-in-control agreement or any amendment or successor agreement thereto, Mr. Scarpa has agreed to abide by a non-competition covenant for (i) a period of 12 months following such termination of employment, or (ii) if greater, the period of time not to exceed 18 months that is the same as the period of time used to calculate the salary portion of his severance payment, even if such severance payment is paid in a lump sum. Additionally, pursuant to his employment agreement, Mr. Scarpa has agreed to refrain from solicitation or hiring of Talbots’ personnel for one year following termination of employment and has agreed that he will not at any time during or following his employment, disclose or use any confidential information of Talbots. Ten days following written notice of an uncured material breach of Mr. Scarpa’s confidentiality, non-competition or non-solicitation covenants, Talbots has the right to terminate any severance payments and benefits and the right to recover any severance payments and benefits previously paid to him.

Under Mr. Scarpa’s change-in-control agreement, the term “without cause” generally means termination of employment by Talbots as a result of an event or condition other than (i) the executive’s death; (ii) his inability substantially to perform his employment duties as a result of physical or mental illness or injury for a continuous period of at least 6 months; (iii) any material breach by the executive of the change-in-control agreement or any other agreement with Talbots (which is not cured within 30 days following written notice from Talbots); (iv) any act or omission by the executive which may have a material and adverse effect on Talbots’ business or on the executive’s ability to perform services for Talbots, including, without limitation, the commission of any crime involving moral turpitude or any felony; or (v) any material misconduct or material neglect of duties in connection with Talbots’ business or affairs.

Under Mr. Scarpa’s change-in-control agreement, the term “good reason” generally means, without the executive’s written consent, (i) a substantial adverse reduction in the executive’s duties, other than during any period of illness or incapacity, such that the executive no longer serves as a principal officer overseeing Talbots’ financial matters and Talbots’ major general operating matters; or (ii) a material reduction in the executive’s annual base salary as in effect on the date of the agreement or as the same may be increased from time-to-time.

Under a clarification and modification agreement with Mr. Scarpa dated March 8, 2012, for purposes of computing any severance amounts payable to Mr. Scarpa, annual base salary and target annual incentive participation rate for the executive will not be less than that in effect as of February 29, 2012; in the event of any termination of Mr. Scarpa’s employment (other than for cause) notice of termination by Talbots shall not be less than 30 days; and any reasonable cost and expenses including fees and disbursements of legal counsel incurred by Mr. Scarpa in any litigation, arbitration or other proceeding to enforce or interpret any provision of Mr. Scarpa’s severance agreement, change in control agreement, employment agreement or such clarification and modification agreement are generally to be reimbursed to Mr. Scarpa. The agreement also generally acknowledges the obligation of Talbots to pay and timely satisfy Mr. Scarpa’s entitlement to compensation and benefits earned or to which Mr. Scarpa is entitled under any agreement or plan and also confirms and provides for the provision of health, medical and dental coverage and benefits on a nontaxable basis to Mr. Scarpa.

Casamento Change-in-Control Agreement

Benedetta Casamento was appointed as Executive Vice President/Finance on March 30, 2009.

Ms. Casamento has entered into a change-in-control agreement with Talbots dated March 30, 2009. Pursuant to her change-in-control agreement with Talbots, in the event that Ms. Casamento’s employment is terminated by Talbots without cause within 12 months following a change-in-control, she will receive a lump sum separation allowance, subject to the requirements of Section 409A of the tax code, equal to her annual base salary plus her target bonus under Talbots’ annual incentive plan within 30 days after the effective date of such termination. She will also be entitled to continued participation in Talbots’ benefit programs for up to one year following termination.

To the extent any amount or benefit paid to Ms. Casamento constitutes a “parachute payment” within the meaning of Section 280G of the tax code and would be subject to the excise tax imposed by Section 4999 of the tax code, the payments will be payable either (i) in full or (ii) reduced to such lesser amount which would result in no portion of such payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income, employment and excise taxes, results in Ms. Casamento’s receipt, on an after-tax basis, of the greatest amount of benefits.

Pursuant to her employment agreement, dated March 30, 2009, as incorporated by reference in her change-in-control agreement, Ms. Casamento has agreed to refrain from solicitation or hiring of Talbots’ personnel for one year following termination of employment and not to engage in a competitive business for 6 months following any employment termination. In addition, she has agreed that she will not, at any time during or following her employment, disclose or use any confidential information of Talbots. Ten days following written notice of an uncured material breach of Ms. Casamento’s restrictive covenants in her agreement, Talbots has the right to terminate any severance payments and benefits and to recover any severance payments and benefits previously paid to her.

Pursuant to Ms. Casamento’s change-in-control agreement, “without cause” generally means termination of employment by Talbots as a result of an event or condition other than (i) the executive’s death; (ii) her inability substantially to perform her employment duties as a result of physical or mental illness or injury for a continuous period of at least 6 months; (iii) any material breach by the executive of the change-in-control agreement or any other agreement with Talbots (which breach is not cured within 45 days following written notice from Talbots), (iv) any act or omission by the executive which may have a material and adverse effect on Talbots’ business or on the executive’s ability to perform services for Talbots, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (v) any material misconduct or material neglect of duties in connection with Talbots’ business or affairs.

Under a clarification and modification agreement with Ms. Casamento dated March 8, 2012, for purposes of computing any severance amounts payable to Ms. Casamento, annual base salary and target annual incentive participation rate for the executive will not be less than that in effect as of February 29, 2012; in the event of any termination of Ms. Casamento’s employment (other than for cause) notice of termination by Talbots shall not be less than 30 days; and any reasonable cost and expenses including fees and disbursements of legal counsel incurred by Ms. Casamento in any litigation, arbitration or other proceeding to enforce or interpret any provision of Ms. Casamento’s severance agreement, change in control agreement, employment agreement or such clarification and modification agreement are generally to be reimbursed to Ms. Casamento. The agreement also generally acknowledges the obligation of Talbots to pay and timely satisfy Ms. Casamento’s entitlement to compensation and benefits earned or to which Ms. Casamento is entitled under any agreement or plan and also confirms and provides for the provision of health, medical and dental coverage and benefits on a nontaxable basis to Ms. Casamento.

FitzGerald Change-in-Control Agreement

Deirdre FitzGerald was appointed as Executive Vice President, General Merchandise Manager, on March 19, 2012.

Ms. FitzGerald has entered into a change-in-control agreement with Talbots dated April 10, 2012. Pursuant to her change-in-control agreement, in the event that Ms. FitzGerald’s employment is terminated by Talbots without cause within 12 months following a change-in-control, she will receive a lump sum separation allowance, subject to the requirements of Section 409A of the tax code, equal to her annual base salary plus her target bonus under Talbots’ annual incentive plan within 30 days after the effective date of such termination. She will also be entitled to continued participation in Talbots’ benefit programs for up to one year following termination.

Pursuant to her employment agreement, dated March 7, 2011 and incorporated by reference in her change-in-control agreement, Ms. FitzGerald has agreed to refrain from solicitation or hiring of Talbots’ personnel for one year following termination of employment and not to engage in a competitive business for 12 months following any employment termination. In addition, she has agreed that she will not, at any time during or following her employment, disclose or use any confidential information of Talbots. Ten days following written notice of an uncured breach of Ms. FitzGerald’s restrictive covenants in her agreement, Talbots has the right to terminate any severance payments and benefits and to recover any severance payments and benefits previously paid to her.

Pursuant to Ms. FitzGerald’s change-in-control agreement, “without cause” generally means termination of employment by Talbots as a result of an event or condition other than (i) the executive’s death; (ii) her inability substantially to perform her employment duties as a result of physical or mental illness or injury for a continuous period of at least 6 months; (iii) any material breach by the executive of the change-in-control agreement or any other agreement with Talbots (which breach is not cured within 45 days following written notice from Talbots); (iv) any act or omission by the executive which may have a material and adverse effect on Talbots’ business or on the executive’s ability to perform services for Talbots, including, without limitation, the commission of any crime involving moral turpitude or any felony; or (v) any material misconduct or material neglect of duties in connection with Talbots’ business or affairs.

O’Connell Change-in-Control Agreement

Richard T. O’Connell, Jr., Talbots’ Executive Vice President of Real Estate, Legal, Store Planning & Design and Construction and Secretary, has entered into a change-in-control agreement with Talbots dated November 11, 1993, entered into in connection with Talbots’ initial public offering.

Pursuant to his change-in-control agreement, in the event there is a change-in-control and within the following 12 months Mr. O’Connell’s employment is terminated by Talbots without cause, he will receive a lump sum separation allowance, subject to the requirements of Section 409A of the tax code, equal to his annual base salary plus his target bonus under Talbots’ annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in Talbots’ benefit programs for up to one year after termination.

To the extent any amount or benefit paid to Mr. O’Connell constitutes a “parachute payment” within the meaning of Section 280G of the tax code and would be subject to the excise tax imposed by Section 4999 of the tax code, the payments will be payable either (i) in full or (ii) reduced to such lesser amount which would result in no portion of such payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income, employment and excise taxes, results in Mr. O’Connell’s receipt, on an after-tax basis, of the greatest amount of benefits.

Mr. O’Connell participates in Talbots’ separate executive medical plan which provides for continuation of his current medical and dental coverage for Mr. O’Connell and his spouse for life. Mr. O’Connell currently satisfies the eligibility conditions for retiree medical and dental coverage under this separate executive medical plan and will continue to be covered under the separate executive medical plan upon any separation from employment with Talbots. During retirement, upon becoming eligible for Medicare, Medicare will become the primary payer under the plan. Mr. O’Connell has agreed to refrain from solicitation or hiring of Talbots’ personnel for one year following termination of employment and not to disclose or use any confidential information of Talbots, as provided for in his severance agreement.

Pursuant to Mr. O’Connell’s change-in-control agreement, “without cause” generally means termination of employment by Talbots as a result of an event or condition other than the following: (i) the executive’s death; (ii) the executive’s failure to substantially perform his employment duties as a result of physical incapacity for a continuous period of at least six months after having become eligible for long-term disability benefits; (iii) the executive’s conviction for theft or public drunkenness; (iv) the executive’s commission of repeated acts of material misconduct, which acts have a materially adverse effect on Talbots; (v) the executive’s conviction of a felony, which conviction has a materially adverse effect on Talbots; (vi) any material breach of the executive’s employment duties, which remains uncured after twenty days’ written notice from Talbots; or (vii) any material breach by the executive of the confidentiality and non-disclosure agreement made between the executive and Talbots.

Under a clarification and modification agreement with Mr. O’Connell dated March 8, 2012, for purposes of computing any severance amounts payable to Mr. O’Connell, annual base salary and target annual incentive participation rate for the executive will not be less than that in effect as of February 29, 2012; in the event of any termination of Mr. O’Connell’s employment (other than for cause) notice of termination by Talbots shall not be less than 30 days; and any reasonable cost and expenses including fees and disbursements of legal counsel incurred by Mr. O’Connell in any litigation, arbitration or other proceeding to enforce or interpret any provision of Mr. O’Connell’s severance agreement, change in control agreement, employment agreement or such clarification and modification agreement are generally to be reimbursed to Mr. O’Connell. The agreement also generally acknowledges the obligation of Talbots to pay and timely satisfy Mr. O’Connell’s entitlement to compensation and benefits earned or to which Mr. O’Connell is entitled under any agreement or plan and also confirms and provides for the provision of health, medical and dental coverage and benefits on a nontaxable basis to Mr. O’Connell.

Poole Change-in-Control Agreement

Gregory Poole joined Talbots as Executive Vice President and Chief Supply Chain Officer in June 2008.

Mr. Poole has entered into a change-in-control agreement with Talbots dated June 5, 2008 and re-executed April 2, 2009. Pursuant to his change-in-control agreement, in the event that Mr. Poole’s employment is terminated by Talbots without cause within 12 months following a change-in-control, he will receive a lump sum separation allowance, subject to the requirements of Section 409A of the tax code, equal to his annual base salary plus his target bonus under Talbots’ annual incentive plan within 30 days after the effective date of such termination. He will also be entitled to continued participation in Talbots’ benefit programs for up to one year following termination.

To the extent any amount or benefit paid to Mr. Poole constitutes a “parachute payment” within the meaning of Section 280G of the tax code and would be subject to the excise tax imposed by Section 4999 of the tax code, the payments will be payable either (i) in full or (ii) reduced to such lesser amount which would result in no portion of such payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income, employment and excise taxes, results in Mr. Poole’s receipt, on an after-tax basis, of the greatest amount of benefits.

Pursuant to his employment agreement, dated June 5, 2008, in the event that Mr. Poole’s employment is terminated without cause within 12 months following a change-in-control and he is paid severance pursuant to and as calculated under the terms of the change-in-control agreement or any amendment or successor agreement thereto, Mr. Poole has agreed to abide by a non-competition covenant for (i) a period of 12 months following such termination of employment, or (ii) if greater, the period of time not to exceed 18 months that is the same as the period of time used to calculate the salary portion of his severance payment, even if such severance payment is paid in a lump sum. Additionally, pursuant to his employment agreement, incorporated by reference in his change-in-control agreement, Mr. Poole has agreed to refrain from solicitation or hiring of Talbots’ personnel for one year following termination of employment and has agreed that he will not, at any time during or following his employment, disclose or use any confidential information of Talbots. Upon any breach of Mr. Poole’s restrictive covenants, Talbots has the right to terminate any severance payments and benefits and to recover any severance payments and benefits previously paid to him.

Pursuant to Mr. Poole’s change-in-control agreement, the term “without cause” generally means termination of employment by Talbots as a result of an event or condition other than (i) the executive’s death; (ii) his inability substantially to perform his employment duties as a result of physical or mental illness or injury for a continuous period of at least 6 months; (iii) any material breach by the executive of the change-in-control agreement or any other agreement with Talbots (which breach is not cured within 45 days following written notice from Talbots), (iv) any act or omission by the executive which may have a material and adverse effect on Talbots’ business or on the executive’s ability to perform services for Talbots, including, without limitation, the commission of any crime involving moral turpitude or any felony, or (v) any material misconduct or material neglect of duties in connection with Talbots’ business or affairs.

Under a clarification and modification agreement with Mr. Poole dated March 8, 2012, for purposes of computing any severance amounts payable to Mr. Poole, annual base salary and target annual incentive participation rate for the executive will not be less than that in effect as of February 29, 2012; in the event of any termination of Mr. Poole’s employment (other than for cause) notice of termination by Talbots shall not be less than 30 days; and any reasonable cost and expenses including fees and disbursements of legal counsel incurred by Mr. Poole in any litigation, arbitration or other proceeding to enforce or interpret any provision of Mr. Poole’s severance agreement, change in control agreement, employment agreement or such clarification and modification agreement are generally to be reimbursed to Mr. Poole. The agreement also generally acknowledges the obligation of Talbots to pay and timely satisfy Mr. Poole’s entitlement to compensation and benefits earned or to which Mr. Poole is entitled under any agreement or plan and also confirms and provides for the provision of health, medical and dental coverage and benefits on a nontaxable basis to Mr. Poole.

Wagner Change-in-Control Agreement

Lori Wagner joined Talbots as Executive Vice President and Chief Marketing Officer in March 2008.

Ms. Wagner has entered into a change-in-control agreement with Talbots dated March 31, 2008. Pursuant to her change-in-control agreement, in the event that Ms. Wagner’s employment is terminated without cause within 12 months following a change-in-control, she will receive a lump sum separation allowance, subject to the requirements of Section 409A of the tax code, equal to her annual base salary plus her target bonus under Talbots’ annual incentive plan within 30 days after the effective date of such termination. She will also be entitled to continued participation in Talbots’ benefit programs for up to one year following termination.

To the extent any amount or benefit paid to Ms. Wagner constitutes a “parachute payment” within the meaning of Section 280G of the tax code and would be subject to the excise tax imposed by Section 4999 of the tax code, the payments will be payable either (i) in full or (ii) reduced to such lesser amount which would result in no portion of such payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income, employment and excise taxes, results in Ms. Wagner’s receipt, on an after-tax basis, of the greatest amount of benefits.

Pursuant to her employment agreement, dated February 19, 2008 and incorporated by reference in her change-in-control agreement, Ms. Wagner has agreed to refrain from solicitation or hiring of Talbots’ personnel for one year following termination of employment and not to engage in a competitive business for 12 months following any employment termination. In addition, she has agreed that she will not, at any time during or following her employment, disclose or use any confidential information of Talbots. Ten days following written notice of a material uncured breach of Ms. Wagner’s restrictive covenants in her agreement, Talbots has the right to terminate any severance payments and benefits and the right to recover any severance payments and benefits previously paid to her.

Pursuant to Ms. Wagner’s change-in-control agreement, “without cause” generally means termination of employment by Talbots as a result of an event or condition other than (i) the executive’s death; (ii) her inability substantially to perform her employment duties as a result of physical or mental illness or injury for a continuous period of at least 6 months; (iii) any material breach by the executive of the change-in-control agreement or any other agreement with Talbots (which breach is not cured within 45 days following written notice from Talbots); (iv) any act or omission by the executive which may have a material and adverse effect on Talbots’ business or on the executive’s ability to perform services for Talbots, including, without limitation, the commission of any crime involving moral turpitude or any felony; or (v) any material misconduct or material neglect of duties in connection with Talbots’ business or affairs.

Under a clarification and modification agreement with Ms. Wagner dated March 8, 2012, for purposes of computing any severance amounts payable to Ms. Wagner, annual base salary and target annual incentive participation rate for the executive will not be less than that in effect as of February 29, 2012; in the event of any termination of Ms. Wagner’s employment (other than for cause) notice of termination by Talbots shall not be less than 30 days; and any reasonable cost and expenses including fees and disbursements of legal counsel incurred by Ms. Wagner in any litigation, arbitration or other proceeding to enforce or interpret any provision of Ms. Wagner’s severance agreement, change in control agreement, employment agreement or such clarification and modification agreement are generally to be reimbursed to Ms. Wagner. The agreement also generally acknowledges the obligation of Talbots to pay and timely satisfy Ms. Wagner’s entitlement to compensation and benefits earned or to which Ms. Wagner is entitled under any agreement or plan and also confirms and provides for the provision of health, medical and dental coverage and benefits on a nontaxable basis to Ms. Wagner.

Gilbert Change-in-Control Agreement

Lesli Gilbert joined Talbots as Senior Vice President for Stores on June 27, 2011.

Ms. Gilbert has entered into a change-in-control agreement with Talbots dated June 7, 2011. Pursuant to her change-in-control agreement, in the event that Ms. Gilbert’s employment is terminated without cause within 12 months following a change-in-control, she will receive a lump sum separation allowance, subject to the requirements of Section 409A of the tax code, equal to her annual base salary plus her target bonus under Talbots’ annual incentive plan within 30 days after the effective date of such termination. She will also be entitled to continued participation in Talbots’ benefit programs for up to one year following termination.

Pursuant to her employment agreement, dated June 7, 2011, incorporated by reference in her change-in-control agreement, Ms. Gilbert has agreed to refrain from solicitation or hiring of Talbots’ personnel for one year following termination of employment and not to engage in a competitive business for 12 months following any employment termination. In addition, she has agreed that she will not, at any time during or following her employment, disclose or use any confidential information of Talbots. Ten days following written notice of a material uncured breach of Ms. Gilbert’s restrictive covenants in her agreement, Talbots has the right to terminate any severance payments and benefits and to recover any severance payments and benefits previously paid to her.

Pursuant to Ms. Gilbert’s change-in-control agreement, “without cause” generally means termination of employment by Talbots as a result of an event or condition other than (i) the executive’s death; (ii) her inability substantially to perform her employment duties as a result of physical or mental illness or injury for a continuous period of at least 6 months; (iii) any material breach by the executive of the change-in-control agreement or any other agreement with Talbots (which breach is not cured within 30 days following written notice from Talbots); (iv) any act or omission by the executive which may have a material and adverse effect on Talbots’ business or on the executive’s ability to perform services for Talbots, including, without limitation, the commission of any crime involving moral turpitude or any felony; or (v) any material misconduct in connection with Talbots’ business or affairs or intentional neglect by the executive in performing her assigned responsibilities.

Severance Agreements.

The executives, other than Ms. Sullivan, each have a severance agreement that generally provides for continuation of base salary and medical and dental benefits for 18 months following termination of employment (12 months for Ms. FitzGerald, Ms. Wagner and Ms. Gilbert) in the event any such executive is terminated without “cause” or for “good reason.” In the event of an executive officer’s termination without “cause” (or, for Mr. Scarpa, for “good reason”) within 12 months following consummation of the Offer or Merger while each executive is still a party to his or her severance agreement, each such executive would be entitled to the payments and benefits under the agreement (either the severance agreement or change-in-control agreement) which provides the more favorable amount. Based on the foregoing and the terms of the respective agreements, for a termination without “cause” (or, for Mr. Scarpa, for “good reason”) within 12 months following the consummation of the transaction, the executives will be provided the payments and benefits under their change-in-control agreements rather than the payments and benefits under their severance agreements.

Nonqualified Deferred Compensation Plans

All of Talbots’ executive officers are eligible to participate in The Talbots, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) which is a nonqualified defined contribution plan. Mr. O’Connell and Ms. FitzGerald are participants in the Deferred Compensation Plan. All of our executive officers are also eligible to participate in The Talbots, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”), under which a participant may voluntarily elect to defer 1% to 60% of his or her compensation. Deferrals under the Supplemental Savings Plan are in addition to the pre-tax contributions, if any, that the participant makes to Talbots’ 401(k) savings plan. Ms. Sullivan and Mr. O’Connell are participants in the Supplemental Savings Plan.

All of the non-employee members of the Talbots Board are eligible to participate in The Talbots, Inc. Directors Deferred Compensation Plan (“Directors Deferred Compensation Plan”), under which a director may voluntarily elect to defer any cash fees or certain equity awards earned or granted in connection with his or her service as a director. Each of our non-employee directors is a participant in the Directors Deferred Compensation Plan.

Upon the consummation of the Offer or the effectiveness of the Merger, each of the Deferred Compensation Plan, the Supplemental Savings Plan and the Directors Deferred Compensation Plan are being amended and terminated, pursuant to which all participant accounts thereunder will vest to the extent not previously vested and all participant accounts thereunder will be distributed to the participants in lump sum distributions at or shortly following the consummation of the Offer or the effectiveness of the Merger.

Our executive officers, whose benefits under The Talbots, Inc. Pension Plan (the “Pension Plan”) either (a) are limited by tax rules or (b) would have been increased due to the inclusion of deferrals to the Deferred Compensation Plan in his or her average final compensation, are eligible to participate in the Supplemental Executive Retirement Plan (the “SERP”). Ms. Sullivan, Mr. O’Connell and Ms. FitzGerald are participants in the SERP. A participant vests in his or her benefit under the SERP upon completing five years of vesting service, subject to earlier vesting as may be contractually provided under the SERP in the event of certain events such as a change-in-control, termination without cause or for good reason, or disability or death. Ms. Sullivan, Mr. O’Connell and Ms. FitzGerald are vested in their benefits. Pursuant to her Separation Agreement, Ms. Sullivan was entitled to accelerated vesting of her SERP benefits upon her termination of employment with Talbots; however, Ms. Sullivan vested in her accrued benefit under the terms of the SERP based on her years of service in June 2012.

Arrangements with Talbots’ Non-Employee Directors

For fiscal 2011, each non-employee director received RSUs with a value of $50,000 and Stock Options with a value of $50,000. The RSUs vested one year from the date of grant, and the Stock Options vest in one-third increments over three consecutive years on the first, second and third anniversaries of the date of grant and expire ten years following the date of grant. The Talbots Board also provides a one-time sign-on grant of options to purchase 20,000 shares of Company Common Stock for newly-appointed or newly-elected independent directors selected at the Talbots Board’s initiative. All non-management directors are subject to a minimum share ownership requirement. Each non-management director is required to own beneficially a minimum of 5,000 shares of common stock and/or restricted stock (together these are referred to as “owned shares”) over a three year period from the date of first joining the Talbots Board. Until a director holds 5,000 owned shares, 2,000 RSUs are mandatorily deferred in the first two years of service on the Talbots Board and 1,000 RSUs in the third year of service on the Talbots Board and until the director terminates service as a member of the Talbots Board. Under the terms of our director equity plan, all outstanding unvested awards vest upon a change-in-control. For fiscal 2012, the Talbots Board granted cash-based awards with a total value of $100,000 in lieu of equity grants. These cash-based awards are subject to the same vesting and forfeiture conditions as applicable to restricted stock units and option grants normally granted under the director compensation program, as described above, including vesting in full upon a change-in-control. In addition, each non-employee director receives an annual cash retainer of $50,000. The Non-Executive Chairman of the Talbots Board and Lead Independent Director each also receive an annual cash retainer of $10,000, the Chair of the Audit Committee receives an annual cash retainer of $20,000, the Chair of the Corporate Governance and Nominating Committee and the Chair of the Compensation Committee each receive an annual cash retainer of $15,000, and each committee member of the Audit, Compensation and Corporate Governance and Nominating Committees receives an additional annual cash retainer of $10,000. Our non-employee directors are also entitled to cash meeting fees for Talbots Board and Committee meetings after a “threshold” number of meetings has been exceeded. Each director is entitled to payment of $1,000 for each in-person meeting and $500 for attendance at each telephonic meeting above the following threshold number of total meetings per year: (i) greater than 10 Talbots Board meetings; (ii) greater than 12 Audit Committee meetings; (iii) greater than 10 Compensation Committee meetings; and (iv) greater than 6 Corporate Governance and Nominating Committee meetings. Non-management directors may voluntarily defer all or a portion of their RSUs or cash retainers under Directors Deferred Compensation Plans described above under “Nonqualified Deferred Compensation Plans”.

Employee Matters

Purchaser has agreed with Talbots in the Merger Agreement to provide each employee of Talbots and its subsidiaries who continues his or her employment after the Effective Time, for a period of one year following the Effective Time, a base salary or regular hourly wage, as applicable, bonus opportunity (excluding compensation based on stock or other equity securities and change in control or retention bonuses) and benefits that, in the aggregate, are substantially comparable to the base salary or hourly wage rate, as applicable, bonus opportunity and benefits provided to such employee immediately prior to the Effective Time (disregarding compensation based on stock or other equity securities, change-in-control or retention bonuses, supplemental executive benefits and any benefits that may result in excise taxes being imposed on Talbots or the surviving corporation). The Merger Agreement does not require the continued employment of any employee of Talbots or its subsidiaries after the Effective Time. In addition, nothing in the Merger Agreement (except as expressly provided therein) will (i) create a third-party beneficiary or other rights (x) in any person, including any employees or former employees of Talbots or its subsidiaries or participant in any employee benefit plan maintained by Talbots or its subsidiaries, or any dependent or beneficiary thereof, or (y) to continued employment with Purchaser or any of its affiliates, (ii) be treated as an amendment or other modification of any employee benefit plan maintained by Talbots or its subsidiaries or other agreement or arrangement providing compensation or benefits (or will prevent Purchaser or the surviving corporation from amending or terminating any such employee benefit plan) or any employee benefit plan of Purchaser or its subsidiaries, or (iii) limit the right of Purchaser or its subsidiaries to amend, terminate or otherwise modify any employee benefit plan of Purchaser or its subsidiaries following the Effective Time. Purchaser has agreed to, or will cause the surviving corporation to, pay to any employee of Talbots whose employment with Talbots or a subsidiary of Talbots is terminated on or after the Effective Time (other than to any such employee who voluntarily terminates his or her employment) a pro-rated (based on the number of days employed by Talbots or a subsidiary of Talbots, as applicable, during fiscal year 2012) annual incentive award otherwise payable to such employee under Talbots’ 2012 MIP Annual Cash Incentive Plan – Qualifying Performance-Based Goals and Awards for Management Committee Members (the “2012 MIP for Management Committee”) or the 2012 Managers MIP Annual Cash Incentive Plan (the “2012 Managers MIP”), as applicable, based on the actual performance achieved by Talbots and such employee for the full fiscal year 2012 performance period against the financial and individual performance goals established under the 2012 MIP for Management Committee or the 2012 Managers MIP, as applicable.

Additional information about the benefits provided to Talbots’ named executive officers is set forth below under the heading “Advisory Vote on Golden Parachute Compensation” beginning on page [—].

Indemnification and Exculpation of Directors and Officers

Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise, provided that such indemnity may include only expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no such indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition may be paid by the corporation upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Talbots’ bylaws provide for the mandatory indemnification of, and advancement of expenses to, Talbots’ directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Talbots’ certificate of incorporation provides that directors of Talbots shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL, as may be amended.

Parent and Purchaser agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of the Merger Agreement, a director, officer, employee or agent (including any such person serving as a fiduciary of an employee benefit plan) of Talbots, any of its subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the applicable certificates of incorporation or bylaws or other organizational documents or in any indemnification agreement or other contract rights will be assumed by the surviving corporation in the Merger and will survive the Merger and continue in full force and effect and will not be modified in any manner that would adversely affect the rights thereunder of any such individuals.

In addition, the surviving corporation will indemnify and hold harmless each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, suit, action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such Indemnified Party is or was a director, officer or employee of Talbots or any of its subsidiaries or any of their respective predecessors or (ii) the Merger Agreement and the transactions contemplated thereby.

Talbots may obtain, at or prior to the Effective Time, “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time providing coverage for the six year period from and after the Effective Time, covering each person who is covered by such policies on the date of the Merger Agreement on terms and in amounts no more favorable in the aggregate than those of such policies in effect on the date of the Merger Agreement; provided that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of 300% of the annual premium paid by Talbots for coverage for its last full fiscal year for such insurance. Any such tail policy may not be amended, modified or cancelled or revoked by Parent or the surviving corporation in any manner that is adverse to the beneficiaries. In the event Talbots does not obtain such “tail” insurance policies, for six years from the Effective Time, Parent shall cause the surviving corporation to maintain in effect Talbots’ current directors’ or officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each indemnified party (as defined in the Merger Agreement) on terms and coverage amounts no less favorable in the aggregate than the terms of such policies in effect on the date of the Merger.

Persons Retained, Employed, Compensated or Used

The Talbots Board retained Perella Weinberg as its financial advisor in connection with, among other things, the Offer and the Merger. Pursuant to an engagement letter between Talbots and Perella Weinberg, Talbots agreed to pay Perella Weinberg an aggregate fee based on a percentage formula of the aggregate consideration to be paid pursuant to the transaction, less credits for certain fees previously paid or due to Perella Weinberg. The aggregate fee will be determined and payable upon consummation of the Merger. As of May 30, 2012, such fee, net of credits for $750,000 paid to Perella Weinberg in retainer fees, $1.25 million paid to Perella Weinberg in connection with the unsolicited proposal by Sycamore to acquire Talbots and $1 million payable to Perella Weinberg in connection with the opinion rendered by it as described above, is estimated to be approximately $5.8 million, not including an additional $250,000 paid to Perella Weinberg in connection with the unsolicited proposal by Sycamore to acquire Talbots. Talbots paid $1 million to Perella Weinberg for its services in connection with the amendment and restatement of Talbots’ existing asset based lending facility and the entry by Talbots into a new term loan in 2012. In addition, Talbots agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

Talbots has retained Georgeson Inc. or “Georgeson”, to assist in the solicitation of proxies, for which Georgeson will receive a customary fee. Talbots agreed to reimburse Georgeson for reasonable expenses incurred by Georgeson in connection with its services and will indemnify Georgeson for certain losses, costs and expenses.

Except as set forth above, neither Talbots nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the stockholders of Talbots on its behalf with respect to the Merger.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences to beneficial owners of shares of Company Common Stock upon the exchange of shares of Company Common Stock for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of Company Common Stock in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Company Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of shares of Company Common Stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of Company Common Stock subject to the alternative minimum tax provisions of the Code;

•

a holder of shares of Company Common Stock that received the shares of Company Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a “United States Holder” (as defined herein) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations”, “passive foreign investment companies”, or corporations that accumulate earnings to avoid United States federal income tax;

•	a person that holds the shares of Company Common Stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;

•	a United States expatriate or a former citizen or long term resident of the United States; or

•	any holder of shares of Company Common Stock that entered into a Support Agreement as part of the transactions described in the Merger Agreement.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of shares of Company Common Stock who exercise appraisal rights under Delaware law nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS OR TAX TREATIES.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares of Company Common Stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

A “non-United States Holder” is any beneficial owner of shares of Company Common Stock that is not a United States Holder or a partnership (or other entity treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity or arrangement treated as a flow-through for United States federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder should consult its own tax advisor regarding the tax consequences of exchanging the shares of Company Common Stock pursuant to the Merger.

United States Holders

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares of Company Common Stock pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. Gain or loss will be determined separately for each block of shares of Company Common Stock (i.e., shares of Company Common Stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares of Company Common Stock is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

A United States Holder generally will be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the proceeds from the disposition of shares of Company Common Stock pursuant to the Merger. A United States Holder can avoid backup withholding if it provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

Payments with Respect to Shares of Company Common Stock

Payments made to a non-United States Holder with respect to shares of Company Common Stock exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met;

•

the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

Talbots is or has been a United States real property holding corporation, or a USRPHC, for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of Company Common Stock or the period that the non-United States Holder held shares of Company Common Stock.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Company Common Stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination whether Talbots is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. The Merger Agreement requires Talbots to deliver a certificate to Parent stating that Talbots has not been a USRPHC for United States federal income tax purposes during the time period described above. Moreover, since the shares of Company Common Stock are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), even if Talbots constitutes a USRPHC, any gain realized on the receipt of cash for shares of Company Common Stock pursuant to the Merger generally will not be subject to United States federal income tax if the non-United States Holder owns (actually or constructively) five percent or less of the shares of Company Common Stock at all times during the five year period ending on the date of disposition.

Information Reporting and Backup Withholding

A non-United States Holder may be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the proceeds from the exchange of shares of Company Common Stock pursuant to the Merger. A non-United States Holder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the Depositary. Information provided by a non-United States Holder may be disclosed to such non-United States Holder’s local tax authorities under an applicable tax treaty or broad information exchange agreement. Non-United States Holders should consult their tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES OF COMPANY COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR SHARES OF COMPANY COMMON STOCK FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS OR TAX TREATIES.

Regulatory Approvals

United States Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Purchaser’s acquisition of the shares of Company Common Stock in the Offer and the Merger.

Under the HSR Act, the purchase of shares of Company Common Stock in the Offer may not be completed until the expiration of a fifteen-calendar day waiting period which begins when Parent files a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. If the fifteen-calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m., New York City time, on the following business day. Pursuant to the terms of the Merger Agreement, Talbots and Parent must file a Premerger Notification and Report Form within ten business days of May 30, 2012. Parent filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of shares of Company Common Stock in the Offer and the Merger on June 6, 2012. Talbots filed its Premerger Notification and Report Form under the HSR Act on June 11, 2012.

On June 18, 2012, the FTC notified Parent and Talbots that early termination of the waiting period applicable to the purchase of shares of Company Common Stock under the HSR Act has been granted.

At any time before or after Parent’s acquisition of shares of Company Common Stock pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares of Company Common Stock pursuant to the Offer, or seeking the divestiture of shares of Company Common Stock acquired by Parent or the divestiture of substantial assets of Talbots or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

Non-United States Antitrust Compliance. According to Parent, based on financial information provided to Parent by Talbots, Parent does not believe that the approval of the Offer or the Merger is required under any applicable foreign competition, merger control, antitrust or similar law.

Bank Approvals. Talbots Classics National Bank, a subsidiary of Talbots, is a national bank chartered by the OCC. In connection with the indirect acquisition of Talbots Classics National Bank, Parent and its affiliates are required to make certain filings with the OCC. In order for the indirect acquisition to be consummated, the OCC must not disapprove the change in control within the applicable period of time or issue a no objection letter prior to that time.

Litigation Relating to the Merger

On May 10, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Charles Leach v. Gary M. Pfeiffer, et al., C.A. No. 7513-CS (the “Leach Action”). The complaint names as defendants Talbots and each member of the Talbots Board (the “Individual Defendants”). The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Talbots aided and abetted the purported breaches of fiduciary duty. The complaint includes, among others, allegations that the Individual Defendants have failed to take adequate measures to ensure that the interests of Talbots’ public stockholders were being properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the Offer and the Merger, rescission (to the extent the Offer or the Merger has already been consummated) and the payment of plaintiff’s attorneys’ fees and costs. On June 7, 2012, the plaintiff filed an amended complaint adding as defendants Sycamore Partners, Parent, Purchaser, Sponsor, Sycamore Partners GP, L.L.C., (“Sycamore GP”), Sycamore Partners MM, L.L.C., (“Sycamore MM”), Alligator Investors, LLC (“Alligator”) and Panther Investors, L.L.C. (“Panther”), and the amended complaint generally alleges that those defendants aided and abetted the purported breaches of fiduciary duty asserted against the Individual Defendants.

On June 4, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Fred W. Schwartz v. The Talbots, Inc., et al., C.A. No. 7589-CS (the “Schwartz Action”). The complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots’ public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the Offer and the Merger, rescission (to the extent the Offer or the Merger has already been consummated), and the payment of plaintiff’s attorneys’ fees and costs.

On June 5, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned David Wilkin v. The Talbots, Inc., et al., C.A. No. 7594-CS (the “Wilkin Action”). The complaint names as defendants Talbots, the Individual Defendants, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Parent and Purchaser aided and abetted the purported breaches of fiduciary duty. The complaint includes, among others, allegations that the Individual Defendants have failed to take adequate measures to ensure that the interests of Talbots’ public stockholders were being properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the Offer and the Merger, rescission (to the extent the Offer or the Merger has already been consummated), and the payment of plaintiff’s attorneys’ fees and costs.

On June 6, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Christopher R. Walsh v. The Talbots, Inc., et al., C.A. No. 7602-CS (the “Walsh Action”). The complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Talbots, Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots’ public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the Offer and the Merger, rescission (to the extent the Offer or the Merger has already been consummated), and the payment of plaintiff’s attorneys’ fees and costs.

On June 7, 2012, the plaintiffs in the Schwartz Action, the Wilkin Action, and the Walsh Action filed a Motion for Consolidation and Appointment of Co-Lead Plaintiffs and Co-Lead Counsel and a Proposed Order of Consolidation.

On June 8, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned, Edward Slapansky v. Trudy F. Sullivan, et al., C.A. No. 7610-CS (the “Slapansky Action”). The complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Talbots, Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots’ public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the Offer and the Merger, rescission (to the extent the Offer or the Merger has already been consummated), and the payment of plaintiff’s attorneys’ fees and costs.

On June 13, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Early McWhorter v. Talbots, Inc., et al., C.A. No. 7623 (the McWhorter Action”). The complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots’ public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the Offer and the Merger, rescission (to the extent the Offer or the Merger has already been consummated), and the payment of plaintiff’s attorneys’ fees and costs.

On June 14, 2012, the plaintiffs in the Leach Action, the Schwartz Action, the Wilkin Action, the Walsh Action and the Slapansky Action filed a Motion for Consolidation and Appointment of A Leadership Structure and a Proposed Order of Consolidation and Appointment of A Leadership Structure.

On June 15, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Benjamin Wong v. Gary M. Pfeiffer, et al., C.A. No. 7629-CS. The Complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent, Purchaser, Sponsor, Sycamore GP, Sycamore MM, Alligator and Panther. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Talbots, Sycamore Partners, Parent, Purchaser, Sponsor, Sycamore GP, Sycamore MM, Alligator and Panther aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots’ public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the proposed transaction, rescission (to the extent the proposed transaction has already been consummated), and the payment of plaintiff’s attorneys’ fees and costs.

On June 22, 2012, a putative stockholder class action complaint was filed in the Court of Chancery of the State of Delaware, captioned Craig Wilson v. Trudy F. Sullivan, et al., C.A. No. 7647-. The complaint names as defendants Talbots, the Individual Defendants, Sycamore Partners, Parent and Purchaser. The complaint generally alleges that the Individual Defendants breached their fiduciary duties and that Sycamore Partners, Parent and Purchaser aided and abetted the purported breaches of fiduciary duties. The complaint includes, among others, allegations that the Individual Defendants failed to take adequate measures to ensure that the interests of Talbots’ public stockholders were properly protected and failed to take steps to maximize the value of Talbots to its public stockholders. The relief sought includes, among other things, an injunction prohibiting the consummation of the proposed transaction, rescission (to the extent the proposed transaction has already been consummated), and the payment of plaintiff’s attorneys’ fees and costs.

Talbots, the Talbots Board, Purchaser, and Sycamore Partners intend to vigorously defend the claims raised in these lawsuits.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the Merger Agreement and certain other agreements related to the transactions contemplated by the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information”, beginning on page [—].

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been provided solely to inform you of its terms. The representations, warranties and covenants made by Parent, Purchaser and Talbots in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of Talbots. Our stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Talbots, Parent, Purchaser or any of their respective subsidiaries or affiliates.

The Merger Agreement contains customary representations and warranties that Talbots, Parent and Purchaser made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement among Talbots, Parent and the Purchaser and may be subject to important qualifications and limitations agreed to by Talbots, Parent and Purchaser in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among Talbots, Parent and Purchaser rather than establishing matters as facts.

Terms of the Merger Agreement

The Offer

On June 15, 2011, Purchaser commenced the Offer for all of the outstanding shares of Company Common Stock (including the associated stock purchase rights issued pursuant to the Rights Agreement, dated as of August, 1, 2011, as amended, between the Company and Computershare Trust Company, N.A., as Rights Agent) at a price of $2.75 per share, net to the seller in cash, without interest, and less any applicable withholding taxes (which we refer to as the “Offer Price”). The Offer contemplated that, after completion of the Offer and the satisfaction or waiver of all conditions, we will merge with Purchaser and all outstanding shares of Company Common Stock, other than shares held by Parent, Purchaser or Talbots or by any stockholder of Talbots who is entitled to and properly demands appraisal rights under Delaware law, will be converted into the right to receive the Offer Price. The Offer was commenced pursuant to the Merger Agreement.

Under the terms of the Merger Agreement, the parties agreed to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed that the Merger could only be completed after the receipt of stockholder approval of the adoption of the Merger Agreement at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of the outcome of the Offer, subject to the satisfaction of the conditions therein.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer, however, the Offer is being made separately to the holders of shares of Company Common Stock and is not applicable to the special meeting.

The Merger Agreement also provides that the obligation of Purchaser to purchase shares of Company Common Stock tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things, (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock (i) that, when added to (without duplication of shares) the number of shares of Company Common Stock owned by Parent and its subsidiaries as of immediately prior to the expiration of the Offer, represent at least a majority of the shares of Company Common Stock outstanding as of immediately prior to the expiration of the Offer and (ii) that, when added to (without duplication of shares) the number of shares of Company Common Stock owned by Parent and its subsidiaries as of immediately prior to the expiration of the Offer plus the number of shares of Company Common Stock to be purchased by Purchaser pursuant to an irrevocable right granted by Talbots, or the “Top-Up”, represent at least one more share than 90% of (without duplication) (x) the outstanding shares of Company Common Stock as of immediately prior to the expiration of the Offer, plus (y) the aggregate number of Shares of Company Common Stock issuable to holders of stock options of Talbots from which Talbots or its representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of stock options of Talbots), plus (z) the number of shares of Company Common Stock to be purchased by Purchaser under the Top-Up, or the “Minimum Tender Condition”; and (b) Parent (either directly through Purchaser or Talbots) shall not have received the proceeds of the Debt Commitment Letter (or the receipt of alternative financing from alternative sources) and/or the lenders party to the Debt Commitment Letter (or new debt commitment letter for any alternative debt financing) in an amount sufficient to consummate the Offer and the Merger will be available at the Offer closing on the terms and conditions set forth in the Debt Commitment Letter (or new debt commitment letter for any alternative debt financing), or the “Financing Proceeds Condition”.

The Offer conditions are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any Offer condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Purchaser only with the prior written consent of Talbots. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer. However, unless otherwise expressly provided in the Merger Agreement or previously approved by Talbots in writing, Purchaser shall not (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer conditions or amend, modify or supplement any Offer condition in a manner adverse to any holder of shares of Company Common Stock, (vi) terminate, extend or otherwise amend or modify the expiration date of the Offer in any manner other than in compliance with the terms of the Merger Agreement, (vii) provide any subsequent offering period after the consummation of the Offer or (viii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of shares of Company Common Stock.

Extensions of the Offer

Parent and Purchaser have agreed to extend the Offer beyond the initial expiration of the Offer (a) if the Offer conditions have not been satisfied or waived for a period of ten business days and thereafter on any then-scheduled expiration of the Offer, subject to Parent’s right to terminate the Merger Agreement, in consecutive increments of up to five business days (or such longer period as the parties may agree); and (b) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. In any case, Parent and Purchaser shall not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement, including by informing Talbots that it does not intend to review the proxy statement, which we refer to as the “Proxy Statement Clearance Date” and (iii) October 24, 2012.

If at any then-scheduled expiration date of the Offer (i) any Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer or Talbots may cause Purchaser to irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date of the Offer (the “Offer Termination”). If the Offer is terminated as described in the foregoing sentence, subject to the terms and conditions of the Merger Agreement, Talbots will proceed with and take all actions necessary to hold the stockholders’ meeting to adopt the Merger Agreement in accordance with the terms of the Merger Agreement.

Recommendation

Talbots has represented in the Merger Agreement that the Talbots Board has, at a meeting duly called and held, (i) authorized and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, (iii) declared that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, the Offer and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of Talbots, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of Talbots unless the adoption of the Merger Agreement by Talbots’ stockholders is not required by applicable law, (v) recommended that the stockholders of Talbots accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement, (vi) irrevocably, prior to any termination of the Merger Agreement in accordance with its terms, approved for all purposes each of Parent, Purchaser and their respective affiliates with respect to the Merger Agreement and the transactions contemplated thereby (including the Offer, the Top-Up and the Merger) to exempt such persons, agreements and transactions from, and to elect for Talbots, Parent, Purchaser and their respective affiliates not to be subject to any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to Talbots, Parent, Purchaser, or any their respective affiliates or the Merger Agreement or the transactions contemplated thereby and (vii) authorized and approved the Top-Up and the issuance of shares of Company Common Stock under the Top-Up. We refer to the recommendation in clause (v) above as the “Recommendation”.

Talbots’ Board of Directors

Pursuant to the Merger Agreement, effective upon the initial acceptance for payment by Purchaser of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”), Parent is entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law, to the Talbots Board that is equal to the total number of directors on the Talbots Board (giving effect to the directors elected or appointed as described in this sentence) multiplied by the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Purchaser (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to the total number of shares of Company Common Stock then outstanding, and Talbots will cause Parent’s designees to be elected or appointed to the Talbots Board in compliance with applicable laws, including by increasing the number of directors, subject to Talbots’ certificate of incorporation and bylaws, and seeking and accepting resignations from incumbent directors. At such time, Talbots will also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of the Talbots Board, to the fullest extent permitted by applicable law and the rules of NYSE.

Top-Up

Pursuant to the Merger Agreement, Talbots granted to Purchaser an irrevocable right to purchase up to a number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Company Common Stock owned directly or indirectly by Parent and Purchaser at the time of such exercise, will constitute one share more than 90% (determined on a fully diluted basis) of the shares of Company Common Stock then outstanding (after giving effect to the Top-Up). However, the Top-Up may not be exercised to purchase an amount of shares of Company Common Stock in excess of the number of shares of Company Common Stock authorized and unissued (treating shares of Company Common Stock owned by Talbots as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up. The Top-Up is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to Delaware’s short-form merger statute. Purchaser will be deemed to have exercised the Top-Up if the number of shares of Company Common Stock tendered and not validly withdrawn in the Offer and accepted for purchase by Purchaser, when added to the number of shares of Company Common Stock owned by Parent and Purchaser immediately following the consummation of the Offer, does not represent at least one more share of Company Common Stock than 90% (determined on a fully diluted basis) of the shares of Company Common Stock then outstanding. At the closing of the purchase of the Top-Up (which shall take place simultaneously with, or as soon as reasonably practicable after, the consummation of the Offer) Purchaser shall pay to Talbots the purchase price owed by Purchaser to Talbots to purchase that number of newly issued, fully paid and nonassessable shares of Company Common Stock required to effect the Top-Up, at Purchaser’s option (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the such newly issued shares of Company Common Stock and (y) executing and delivering to Talbots a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash.

If, following the closing of the Offer, Parent and Purchaser own at least one share more than 90% (determined on a fully diluted basis) of the outstanding shares of Company Common Stock, Parent, Purchaser and Talbots shall take all necessary and appropriate action to consummate the Merger as a short-form merger as soon as practicable without a meeting of stockholders of Talbots in accordance with the DGCL.

The Merger

The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into Talbots and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

•	Talbots will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Parent; and

•

All of the properties, rights, privileges, powers and franchises of Talbots and Purchaser will vest in the surviving corporation, and all of the claims, obligations, liabilities, debts and duties of Talbots and Purchaser shall become the claims, obligations, liabilities, debts and duties of the surviving corporation.

In the event that the Minimum Tender Condition is not met, and in certain other circumstances, subject to the terms and conditions of the Merger Agreement, the parties have agreed to complete the Merger without the prior completion of the Offer, after the receipt of stockholder approval at the special meeting of the stockholders of Talbots.

Certificate of Incorporation; Bylaws; Officers of the Surviving Corporation

At the Effective Time, Talbots’ certificate of incorporation as in effect immediately prior to the Effective Time will be amended so as to read in its entirety as set forth in the applicable exhibit to the Merger Agreement, and as so amended, will be the certificate of incorporation of the surviving corporation. At the Effective Time, Talbots shall take such actions as are necessary so that the bylaws of Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the surviving corporation. Talbots shall take such actions as are necessary to cause the directors of Purchaser immediately prior to the Effective Time to be the sole directors of the surviving corporation. The officers of Talbots immediately prior to the Effective Time will become the officers of the surviving corporation.

Merger Closing Conditions

The obligations of Parent and Purchaser, on the one hand, and Talbots, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•

the affirmative vote of holders of a majority of the voting power of the outstanding shares of Company Common Stock for the adoption of the Merger Agreement (the “Stockholder Approval”) shall have been obtained, if required by applicable law;

•

the waiting period applicable to the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted and the parties shall have obtained any approval required under any applicable foreign competition, merger control, antitrust or similar law;

•

the Office of the Comptroller of the Currency shall have determined not to disapprove, or shall have not disapproved within the relevant review period under the Change in Bank Control Act, the acquisition of control of Talbots Classic National Bank by Parent and its affiliates, as applicable;

•

no temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction shall remain in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger; and

•	unless the Offer Termination shall have occurred, Purchaser shall have accepted for payment the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Solely if the Offer Termination shall have occurred or the Offer closing shall not have occurred, the obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable law) the waiver at or prior to the Effective Time of the following conditions, and Parent shall have received a certificate signed on behalf of Talbots by the chief executive officer or chief financial officer of Talbots to the effect that:

•

the representations and warranties of Talbots (i) regarding indebtedness, due authorization, recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, excess parachute payments, voting requirements, state takeover statutes and brokers shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date; (ii) regarding capitalization and payments under benefits plans shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date, except (other than as a result of a willful breach by Talbots) where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to Talbots, Parent, Purchaser and their affiliates, individually or in the aggregate, of more than $2 million; (iii) regarding the absence of certain changes or events shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date without disregarding the “Company Material Adverse Effect” qualification set forth therein and (iv) set forth in the Merger Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date, except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that in each case that representations and warranties made of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

•

Talbots shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing of the Merger;

•	since the date of the Merger Agreement, there shall not have occurred any Company Material Adverse Effect; and

•

Availability (as such term is defined in the ABL Credit Agreement, subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the earlier to occur of the Acceptance Time and the Effective Time (the “Acceleration Time”), shall not be less than the sum of (i) $40 million and (ii) the then outstanding amount of obligations under the Trade Payable Agreement

(which Availability shall also be determined with trade payables being paid consistent with past practice, and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales).

Solely if the Offer Termination shall have occurred or the Offer closing shall not have occurred, the obligation of Talbots to effect the Merger is further subject to the satisfaction or (to the extent permitted by applicable law) the waiver at or prior to the Effective Time of the following conditions, and Talbots shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that:

•

the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “parent material adverse effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and

•

Parent and Purchaser shall each have performed or complied in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing of the Merger.

Merger Consideration

At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by Talbots as treasury stock, or by Parent or Purchaser immediately prior to the Effective Time, or shares of Company Common Stock owned by any stockholder of Talbots who is entitled to and properly exercises appraisal rights under the DGCL, will automatically be converted into the right to receive the Merger Consideration in cash, without interest and less any applicable withholding taxes. All shares of Company Common Stock converted into the right to receive the Merger Consideration shall automatically be canceled and cease to exist.

Payment for Talbots Shares

Before the closing of the Merger, Parent will designate a bank or trust company reasonably acceptable to Talbots to make payment of the Merger Consideration, which we refer to as the “Paying Agent”. At or prior to the Effective Time, Parent shall deposit, in trust with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration to the stockholders of Talbots.

As promptly as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of certificates representing shares of Company Common Stock a letter of transmittal and instructions for use in effecting the surrender of such certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the stockholders upon receipt of (1) surrendered certificates representing the shares of Company Common Stock and (2) a signed letter of transmittal and any other items as may be reasonably required by the Paying Agent. Interest will not be paid or accrue in respect of the Merger Consideration. The Paying Agent is entitled to reduce the amount of any Merger Consideration paid to the stockholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within 12 months following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of certificates representing shares of Company Common Stock who have not theretofore complied with exchange procedures in the Merger Agreement shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration.

The transmittal instructions will include instructions for the stockholders whose certificates representing shares of Company Common Stock have been lost, stolen or destroyed. Such stockholders will have to provide an affidavit to that fact and, if required by the Paying Agent or Parent, post a bond in an amount that Parent or the Paying Agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate representing shares of Company Common Stock.

Treatment of Stock Options

The Offer is made only for shares of Company Common Stock and is not made for any options to purchase shares of Company Common Stock, or “Stock Options”, including options that were granted under any Talbots equity compensation plan. At Acceleration Time, each outstanding, unexpired and unexercised Stock Option (whether vested or unvested) will vest and (to the extent not exercised prior to the Acceleration Time) each Stock Option will be deemed to be canceled upon the consummation of the Merger and the holder of any such cancelled Stock Option will be entitled to receive, at the time of the consummation of the Merger or as soon as practicable thereafter (and in any event, not later than the fifth business day thereafter), an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the excess, if any, of (A) the Offer Price over (B) the applicable exercise price per share of Company Common Stock subject to such Stock Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Stock Option.

Treatment of Restricted Stock

Each holder of an unvested award of restricted stock will have the right to tender such restricted stock into the Offer, subject to and contingent upon the occurrence of the Acceleration Time. At the Acceleration Time, each share of restricted stock will become immediately vested, and all vesting restrictions thereon will lapse and, to the extent not withheld by Talbots to satisfy tax withholding obligations, Talbots will deliver shares of Company Common Stock in settlement thereof or, if such restricted stock is tendered into the Offer, will be treated as a share of Company Common Stock properly tendered into the Offer.

Treatment of RSUs

The Offer is made only for shares of Company Common Stock and is not made for any RSUs, including RSUs that were granted under any Talbots equity compensation plan. Each RSU that is issued and outstanding immediately prior to the Acceleration Time (whether vested or unvested) will become fully vested and, at the Acceleration Time, canceled with the holder of any such cancelled RSU becoming entitled to receive from the surviving corporation (promptly following the date on which the Acceleration Time occurs, and in any event, not later than the fifth business day thereafter) an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to such RSUs held by such holder at the Acceleration Time.

Treatment of PSUs

The Offer is made only for shares of Company Common Stock and is not made for any PSUs, including PSUs that were granted under any Talbots equity compensation plan. For continuing employees, at the Acceleration Time, each PSU outstanding immediately prior to the Acceleration Time (whether vested or unvested) and held by a holder who is employed by Talbots or one of its subsidiaries at the Acceleration Time shall be canceled, retired and shall cease to exist and be converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to the sum of (A) the product of (1) the Offer Price multiplied by (2) the target award level number of shares of Company Common Stock subject to such PSU held by such holder immediately prior to the Acceleration Time and (B) interest on the amount set forth in (A) at the rate of LIBOR plus 1% per annum calculated from that date on which the Acceleration Time occurs through the date on which such cash payment becomes vested (in accordance with the following sentence) and paid. However, with respect to any cash amount payable to any such holder of a PSU, such cash amount payable shall vest and be payable as follows: one-third of such cash amount shall vest and be paid on the date which is the last day of the original full performance period (which date shall, in any event, be after the date on which the Acceleration Time occurs), one-third of such amount shall vest and be paid on the first anniversary of the date on which the Acceleration Time occurs, and one-third of such amount shall vest and be paid on the second anniversary of the date on which the Acceleration Time occurs, except that if such holder’s Change in Control Termination (as defined in the award agreement pursuant to which such holder was granted such PSU), if applicable, occurs after the Acceleration Time but prior to the second anniversary of the date on which the Acceleration Time occurs, then upon the occurrence of such holder’s Change in Control Termination, any remaining unpaid portion of such cash amount payable to such holder of such a PSU shall be paid (in full and complete satisfaction of the surviving corporation’s payment obligations in respect of such PSU) upon or promptly following such holder’s Change in Control Termination.

For employees whose employment terminated prior to the Acceleration Time under circumstances pursuant to which the holder remains eligible to receive a pro-rated award under the terms of the underlying award agreement pursuant to which such PSU was issued, at the Acceleration Time, each PSU outstanding immediately prior to the Acceleration Time will be canceled and converted into the right to receive from the surviving corporation (promptly following the date on which the Acceleration Time occurs, and in any event, not later than the fifth business day thereafter) an amount in cash, without interest, equal to the product of (A) the Offer Price, multiplied by (B) a pro rata portion of the target number of shares of Company Common Stock subject to such PSU held by such holder immediately prior to the Acceleration Time, based on the number of days in the applicable performance period prior to such holder’s termination of employment.

Treatment of Warrants

The Offer is made only for shares of Company Common Stock and is not made for any warrants to purchase shares of Company Common Stock (i) pursuant to the agreement between Talbots and Computershare, Inc. dated April 7, 2010 (the “Aeon Warrants”), (ii) pursuant to the agreement between Talbots and Mellon Investor Services LLC dated as of February 26, 2008 (the “BPW Warrants”) and (iii) pursuant to the agreement between Talbots and Computershare, Inc. dated April 9, 2010 (the “Talbots Warrants”), collectively the “Warrants”. At the Acceleration Time, each BPW Warrant outstanding immediately prior to the Acceleration Time will be terminated and canceled without any payment therefor or other liability or obligation on the part of Talbots, the surviving corporation, Purchaser, Parent and/or any of their respective affiliates. As of the Acceleration Time, all BPW Warrants will no longer be outstanding and will automatically cease to exist.

At the Acceleration Time, each Aeon Warrant and each Talbots Warrant outstanding immediately prior to the Acceleration Time will be converted solely into the right to receive from the surviving corporation, subject to the holder of such Warrant paying in full to Talbots or the surviving corporation, as applicable, the aggregate exercise price for the shares of Company Common Stock subject to such Warrant on or prior to the Acceleration Time, an amount in cash, without interest, equal to (i) the Offer

Price multiplied by (ii) the total number of shares of Company Common Stock subject to such Warrant that is outstanding and unexercised as of immediately prior to the Acceleration Time. As of the Acceleration Time, each holder of an Aeon Warrant or a Talbots Warrant outstanding immediately prior to the Acceleration Time shall cease to have any rights with respect thereto, except, the right, upon payment in full in cash by such holder to the surviving corporation of the aggregate exercise price of such Warrant on or prior to the Acceleration Time, of such holder to receive the amount in cash described in the immediately preceding sentence.

Representations and Warranties

The Merger Agreement contains representations and warranties of Talbots, Parent and Purchaser.

Some of the representations and warranties in the Merger Agreement made by Talbots are qualified as to “materiality” or “Material Adverse Effect”. For purposes of the Merger Agreement, “Material Adverse Effect” means (1) any change, circumstance, effect, event or occurrence that individually or in the aggregate with all other changes, circumstances, effects, events or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Talbots and its subsidiaries, taken as a whole or (b) prevents or materially impedes, hinders or delays the consummation by Talbots of the Offer, Merger or any of the other transactions contemplated by the Merger Agreement on a timely basis or (2) (a) the occurrence or existence of any insolvency event or proceeding, as specified in the Merger Agreement, with respect Talbots or its significant subsidiaries or (b) the failure of Talbots to have received and delivered the letter from the PBGC to Talbots confirming that the PBGC has concluded its investigation regarding the Talbots pension plan and the transactions contemplated by the Merger Agreement, including the related financings to Parent prior to the earlier of the Offer closing and the Effective Time, the institution of any formal proceeding by the PBGC to terminate the Talbots pension plan or the existence of any condition that would reasonably be expected to result in the institution of any such proceeding or constitute a reasonable basis, under Section 4042 of the Employee Retirement Income Security Act of 1974, as amended, for the termination of, or the appointment of a trustee to administer, the Talbots pension plan. For the purposes of clause (1)(a) above, no change, circumstance, effect, event or occurrence directly arising out of or directly resulting from any of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a “Material Adverse Effect”:

•

general economic, credit, capital or financial markets or political or social conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates;

•	any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism;

•	any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of the Merger Agreement;

•

any change in applicable law or GAAP (or authoritative interpretation or enforcement thereof) and other applicable accounting rules (including the accounting rules and regulations of the SEC) which is proposed, approved or enacted on or after the date of the Merger Agreement;

•	general changes in or general conditions affecting the industries in which Talbots and its subsidiaries primarily operate;

•

the failure, in and of itself, of Talbots to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of the shares of Company Common Stock or the credit rating of Talbots (it being understood that the underlying facts giving rise or contributing to such failure or change may, unless otherwise excepted, be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect);

•	the announcement and pendency of the Merger Agreement and the transactions contemplated thereby;

•	any action taken by Talbots or its subsidiaries at Parent’s written request or otherwise required by the Merger Agreement;

•	non-cash compensation expense to the extent resulting from modifications to the terms of outstanding Stock Options to permit net share (i.e., “cashless”) settlement thereof;

•	the identity of, or any facts or circumstances relating to Parent, Purchaser or their respective affiliates; or

•

the failure of Talbots to maintain any particular amount or amounts of Availability (as such term is defined in the ABL Credit Agreement) (it being understood that the underlying facts giving rise or contributing to such failure may, unless otherwise excepted, be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect);

except in the cases of the first five bullets above, to the extent that Talbots and its subsidiaries, taken as a whole, are disproportionately affected by such item as compared with other participants in the industries in which Talbots and its subsidiaries primarily operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

In the Merger Agreement, Talbots has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters related to Talbots and its subsidiaries, such as organization, standing and corporate power;

•	its capitalization;

•	authority and the Recommendation;

•	non-contravention;

•	permits and compliance with laws;

•	public SEC filings and financial statements;

•	the absence of undisclosed liabilities;

•	disclosure documents;

•	the absence of certain changes or events;

•	employee benefit matters;

•	labor and employment matters;

•	material contracts;

•	litigation matters;

•	environmental matters;

•	intellectual property;

•	real property and personal property;

•	tax matters;

•	insurance;

•	affiliate transactions;

•	the vote required for the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

•	the inapplicability of state takeover statutes or regulations to the Offer or the Merger;

•	opinions of financial advisors with respect to the fairness of the Offer Price and the Merger Consideration; and

•	finders’ and brokers’ fees and expenses.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Talbots with respect to, among other things:

•	corporate matters related to Parent and Purchaser, such as organization, standing and corporate power;

•	authority;

•	non-contravention;

•	financing;

•	the Limited Guarantee;

•	absence of litigation;

•	information supplied;

•	operation and ownership of Purchaser;

•	finders’ and brokers’ fees and expenses; and

•	ownership of shares of Company Common Stock.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business of Talbots

The Merger Agreement provides that, except as (i) previously disclosed by Talbots to Parent in connection with the Merger Agreement, (ii) expressly contemplated, required or permitted by the Merger Agreement including the schedules thereto, (iii) required by law or (iv) consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from and after the date of the Merger Agreement to earlier of the Effective Time and the valid termination of the Merger Agreement, Talbots shall, and shall cause each of its subsidiaries to:

•	conduct its business in the ordinary course, consistent with past practice;

•

use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with each of the customers, key employees, suppliers, licensors, licensees, lessors and others with whom Talbots and its subsidiaries has material business dealings, consistent with past practice; and

•	comply with applicable law, consistent with past practice.

In addition, during the same period except as (i) previously disclosed by Talbots to Parent in connection with the Merger Agreement, (ii) expressly contemplated, permitted or required by the Merger Agreement including the schedules thereto, (iii) required by law or (iv) consented to in writing by Parent (such consent not to be unreasonably conditioned, withheld or delayed, except for certain matters for which consent shall be in Parent’s sole discretion), Talbots shall not, and shall not permit any of its subsidiaries to, take certain actions with respect to the following, subject to the thresholds and exceptions specified in the Merger Agreement:

•	amending the organizational documents of Talbots or of a subsidiary of Talbots;

•	issuing shares of Company Common Stock or other equity interests or any rights, warrants or options to acquire, any shares of Company Common Stock or equity interests;

•	selling, pledging, disposing of, abandoning or transferring property, rights or assets;

•	making dividends or distributions;

•	effecting reclassifications, combinations or splits of capital stock and other equity interests;

•	repurchasing or redeeming shares of capital stock or other equity interests;

•	acquiring (including by merger or consolidation) equity interests in or material assets of any business, or making loans or investments in any business;

•	redeeming, repurchasing, prepaying or incurring indebtedness for borrowed money or amending, modifying or terminating the ABL Credit Agreement or the Existing Term Loan Agreement;

•	granting any liens;

•

entering into, terminating or materially amending or modifying certain material contracts; waiving any term of or any material default under, or compromising any material claim under certain material contracts; or entering into any contract that contains a change of control or similar provision that would require a payment to the other party or parties in connection with the Offer, the Merger or the other transactions contemplated in the Merger Agreement;

•	changing financial accounting principles;

•

adopting, entering into, amending or terminating any benefit plan; increasing compensation or employee benefits; paying or granting any benefit, bonus or other compensation not expressly provided for by existing Talbots’ benefit plans or employment agreements; or hiring or terminating the employment of specified officers or employees;

•	amending, modifying or terminating any contract with certain affiliated parties or the Rights Plan;

•

exercising any discretion to accelerate the vesting or payment of any compensation or employee benefit under any employee benefit plan or contract providing for the payment of any compensation or employee benefits; entering into or making any agreement that provides for any mandatory increase in, or acceleration of, contributions to the Pension Plan; or failing to cause the Compensation Committee of the Talbots Board to exercise its discretionary authority set forth in Talbots’ 2012 MIP Cash Incentive Plan to eliminate the participants’ rights to receive a pro rata portion of their target MIP awards upon the consummation of the transactions contemplated by the Merger Agreement;

•	adoption or entry into a liquidation or restructuring plan;

•	making capital expenditures;

•	entering into any new line of business;

•	effecting compromises, settlements or agreements to settle any pending or threatened suit or claim;

•

making material tax elections, settling or compromising material tax liabilities, changing accounting periods for tax purposes or changing or adopting or changing any accounting method for tax purposes;

•	failing to maintain in full force and effect material insurance policies;

•	implementing or announcing any material reductions in labor force or mass lay-offs concerning employees of Talbots or any of its subsidiaries;

•	amending or modifying the terms of the letter of engagement of Talbots’ financial advisor or engaging any other financial advisor;

•	amending or modifying or terminating any lease or entering into any new lease or entering into any contract for the purchase or sale of real property;

•	amending, modifying or terminating any Stock Option, Restricted Stock, RSU, PSU or Warrant or any contract entered into pursuant thereto;

•	closing or announcing any intention to close any stores; or

•	authorizing any of, or committing or agreeing to take any of, the foregoing actions.

No Solicitation

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Talbots agreed that it will not and will cause its subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives, whom we refer to collectively as “representatives”, not to:

•

initiate, solicit, propose, knowingly encourage (including by providing information) or knowingly facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•

engage in, continue or participate in any discussions or negotiations regarding any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or provide information or data concerning Talbots or any of its subsidiaries to any person in connection with or for the purpose of facilitating, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•

provide or waive restrictions on the use of any information or data concerning Talbots or any of its subsidiaries to any person pursuant to any commercial arrangement, joint venture or other existing agreement or arrangement with the intention to facilitate an Acquisition Proposal;

•

grant any waiver, amendment or release under any standstill agreement or any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws for the purpose of allowing any third party to make an Acquisition Proposal (including providing consent or authorization to any person to make an Acquisition Proposal to any officer or employee of Talbots or to the Talbots Board or any member thereof) (other than with respect to third and fourth bullets hereof to the extent the Talbots Board (or any authorized committee thereof) shall have determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable laws; provided that, with respect to the fourth bullet, such waiver, amendment or release shall be limited to allowing a third party to make a private and confidential unsolicited written Acquisition Proposal to the Talbots Board, except that Talbots may publicly disclose the identity of such third party and the terms and conditions of such Acquisition Proposal to the extent required by applicable law);

•

approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than certain acceptable confidentiality agreements) relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

Talbots also agreed to (and agreed to cause its subsidiaries and representatives to) immediately cease all existing discussions or negotiations with any person with respect to any Acquisition Proposal.

Notwithstanding the restrictions described above, at any time before the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval), Talbots (and its subsidiaries and representatives) may (i) provide information in response to a request therefor to a person (and its representatives) that has made an unsolicited bona fide written Acquisition Proposal, pursuant to a customary confidentiality and standstill agreement on terms no less favorable to Talbots in any substantive respect than those in the Confidentiality Agreement, (ii) engage or participate in discussions or negotiations with any person and its representatives regarding such Acquisition Proposal, or (iii) resolve to do any of the foregoing, if, prior to taking any of the foregoing actions:

•

the Talbots Board (or any authorized committee thereof) determines in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable laws; and

•

the Talbots Board (or any authorized committee thereof) determines in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes, or could reasonably likely to lead to, a Superior Proposal (as defined below).

Talbots is also required to promptly make available to Parent any information concerning Talbots that is provided to any third party making an Acquisition Proposal if the information has not previously been made available to Parent.

In addition, Talbots has agreed that, promptly, and in any event within one business day of Talbots’ knowledge of any such event, Talbots will notify Parent of (i) any proposals or offers with respect to an Acquisition Proposal that are received, (ii) in connection with any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to Talbots or its subsidiaries, or (iii) any request for discussion or negotiation regarding the submission of an Acquisition Proposal. Such notification will include the identity of the third party making the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal. Talbots has agreed to provide Parent with copies of all draft material transaction agreements and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal. Talbots is required to keep Parent reasonably informed on a prompt basis of any material developments or modifications to the terms of the Acquisition Proposal and status of such material discussions and negotiations.

The Recommendation of Talbots’ Board of Directors

Subject to the provisions described below, the Talbots Board agreed to recommend that the holders of shares of Company Common Stock accept the Offer, tender their shares of Company Common

Stock to Purchaser pursuant to the Offer and, if required, adopt the Merger Agreement. The Talbots Board also agreed to include the Recommendation in the Schedule 14D-9 and to permit Parent to include the Recommendation in this Offer to Purchase and the other documents related to the Offer. The Merger Agreement provides that the Talbots Board will not effect an “Adverse Recommendation Change” (as defined below) except as described below.

Neither the Talbots Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) adopt, approve or recommend any Acquisition Proposal or publicly propose to do so, (iii) (1) fail to publicly recommend against any Acquisition Proposal within ten business days after Parent’s request or (2) fail to publicly reaffirm the Recommendation within ten business days after Parent’s request (provided that, other than in connection with a competing Acquisition Proposal, Parent may only make two such requests), (iv) fail to recommend, in the Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Acquisition Proposal, (v) fail to include the Recommendation in the Schedule 14D-9 or the Proxy Statement, if applicable, or (vi) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any Acquisition Proposal (any action described in clauses (i) through (vi), an “Adverse Recommendation Change”). In addition, neither the Talbots Board nor any committee thereof shall cause or permit Talbots or any of its subsidiaries to enter into any acquisition agreement, merger agreement or similar definitive contract relating to any Acquisition Proposal.

Notwithstanding the foregoing, at any time before the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval), the Talbots Board may effect an Adverse Recommendation Change or Talbots may terminate the Merger Agreement to enter into an acquisition agreement, merger agreement or similar definitive contract relating to a Superior Proposal (as described below) if and only if:

•

Talbots has received a bona fide written Acquisition Proposal that has not been withdrawn that the Talbots Board (or any authorized committee thereof) concludes in good faith constitutes a Superior Proposal;

•	Talbots shall have complied in all material respects with all of its obligations under the no solicitation covenant in the Merger Agreement with respect to such Superior Proposal;

•

the Talbots Board (or any authorized committee thereof) determines in good faith, after consultation with Talbots’ financial advisor and outside legal counsel, that failure to do so would reasonably be likely to be inconsistent with its fiduciary obligations under applicable laws;

•

Talbots shall have provided prior written notice to Parent at least five business days in advance that the Talbots Board has determined to effect an Adverse Recommendation Change and/or terminate the Merger Agreement to enter into a definitive contract relating to a Superior Proposal (a “Notice of Adverse Recommendation”), including the material terms of any Superior Proposal that is the basis of the proposed action by the Talbots Board;

•

during the five business day period following delivery of the Notice of Adverse Recommendation to Parent (the “Notice Period”), Talbots shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

•

In the case that Talbots has determined to enter into an acquisition agreement, merger agreement or similar definitive contract relating to a Superior Proposal, Talbots shall concurrently terminate the Merger Agreement in accordance with its terms, including the payment of a termination fee as described below.

If during the Notice Period any material revisions are made to the Acquisition Proposal that the Talbots Board determines to be a Superior Proposal, Talbots will deliver a new Notice of Adverse Recommendation to Parent and will comply with the foregoing requirements with respect to such new Notice of Adverse Recommendation (provided that the Notice Period with respect to any new Notice of Adverse Recommendation will be reduced from five business days to three business days).

The Talbots Board may also (i) withhold, withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) fail to publicly reaffirm the Recommendation within ten business days after Parent’s request (provided that, other than in connection with a competing Acquisition Proposal, Parent may only make two such requests) or (iii) fail to include the Recommendation in the Schedule 14D-9 or the Proxy Statement (any action described in clauses (i) through (iii), a “Change of Recommendation”) if the Talbots Board (or any authorized committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the Talbots Board’s fiduciary duties under applicable laws. The Talbots Board may only effect a Change of Recommendation if, prior to taking any such action, Talbots (x) delivers written notice to Parent for at least the Notice Period advising Parent that the Talbots Board has determined to effect a Change of Recommendation (which notice shall specify in reasonable detail the reasons for doing so), (y) negotiates during the Notice Period with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms of the Merger Agreement in such a manner that no longer necessitates such Change of Recommendation, and (z) at or following the Notice Period, the Talbots Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect such Change of Recommendation would reasonably be likely to be inconsistent with the Talbots Board’s fiduciary duties under applicable laws.

The Merger Agreement does not prohibit Talbots or the Talbots Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act; provided that any such disclosure (other than a “stop-look-and-listen communication” or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed an Adverse Recommendation Change unless the Talbots Board expressly publicly reaffirms the Recommendation within ten business days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

For purposes of this Offer to Purchase and the Merger Agreement:

•

“Acquisition Proposal” means any proposal or offer from any third party relating to (i) the acquisition of 15% or more of the equity interests in Talbots or any of its subsidiaries (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving Talbots or any of its subsidiaries in which any third party or its stockholders will own, directly or indirectly, 15% or more of the combined voting power of Talbots or the surviving entity or the resulting direct or indirect parent of Talbots or such surviving entity, (iii) any sale of assets, license, joint venture, liquidation, dissolution, disposition, merger, consolidation or other transaction which would, directly or indirectly, result in any third party acquiring, licensing or otherwise obtaining beneficial ownership of assets (including equity interests of any subsidiary or affiliate of Talbots) representing, directly or indirectly, 15% or more of the net revenues, net income or assets (in the case of assets, determined by reference to fair market value) of Talbots and its subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any third party beneficially owning 15% or more of any class of the outstanding equity interests in Talbots or any of its subsidiaries (by vote or by value) or (v) any combination of the foregoing.

•

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 51%) not arising out of or relating to any violation of the no solicitation covenant, which the Talbots Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent), including financing, regulatory approvals, equityholder litigation, identity of the person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the holders of shares of Company Common Stock from a financial point of view than the Offer or the Merger and the other transactions contemplated the Merger Agreement (after taking into account the expected timing and risk and likelihood of consummation).

Financing Efforts

Each of Parent and Purchaser shall use, and cause its affiliates to use, its reasonable best efforts to obtain the financing contemplated by the Debt Commitment Letters and the Equity Commitment Letter (the “Financing”) on the terms and conditions set forth in the Debt Commitment Letters and the Equity Commitment Letter (or on terms no less favorable to Parent, Purchaser and Talbots (or the surviving corporation) with respect to the conditionality, timing, availability and aggregate amount thereof), including using commercially reasonable efforts to seek to enforce its rights under the Debt Commitment Letters in the event of a material breach thereof by the Financing sources thereunder. Neither Parent nor Purchaser shall not permit any amendment or modification (or any change to any definitive credit documentation as may be mutually agreed to by Purchaser and the debt Financing sources) to be made to, or any waiver of any provision or remedy under, (i) the Equity Commitment Letter (other than to increase the amount of the equity financing) or (ii) the Debt Commitment Letters, if such amendment, modification or waiver (or change) (A) reduces the aggregate amount of the debt financing or reduces the aggregate amount of debt financing to be funded thereunder at the earlier of the Acceptance Time or the Effective Time (in either case, including by changing the amount of fees to be paid or original issue discount), (B) reduces or delays the availability of the debt financing (in each case, including by way of altering any borrowing base or reserve or otherwise), (C) amends the conditions precedent to the debt financing in a manner that would reasonably be expected to delay or prevent the date of the closing of the Offer or the Merger or make the effectiveness or funding of the debt financing less likely to occur, (D) adversely impacts the ability of any party to the Merger Agreement to enforce or cause the enforcement of the rights of Parent or Purchaser under any of the Debt Commitment Letters or the definitive agreements relating thereto or (E) imposes additional material obligations on Talbots, its subsidiaries or affiliates of Talbots prior to the earlier of the closing date of the Offer and the Merger; provided that neither Parent nor Purchaser is required to consent to the waiver of any condition precedent that has not been satisfied under the Debt Commitment Letters.

Talbots has agreed to, and to use its reasonable best efforts to cause its representatives to, provide such cooperation as Parent may reasonably request and that is customary in connection with the arrangement of debt and equity financings in acquisition transactions.

Obligations with Respect to the Proxy Statement

The Merger Agreement provides that, on or before June 27, 2012, Talbots will prepare and file with the SEC in preliminary form a Proxy Statement relating to the Stockholders’ Meeting, which shall include the Recommendation (except in the event of an Adverse Recommendation Change or Change of Recommendation) with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL. If the adoption of the Merger Agreement by Talbots’ stockholders is required by applicable law, then Talbots shall have the right at any time after three business days after the Proxy Statement Clearance Date to (and Parent and Purchaser shall have the right, at any time beginning three business days after the Proxy Statement Clearance Date, to request in writing that Talbots, and upon receipt of such written request, Talbots shall, as promptly as practicable and in any event within ten business days), (x) establish a record date for and give notice of the Stockholders’ Meeting, and (y) mail a Proxy Statement to the holders of shares of Company Common Stock as of the record date established for the Stockholders’ Meeting.

Efforts to Close the Transaction

In the Merger Agreement, each of Talbots, Parent and Purchaser agreed to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including making all necessary filings, notices, and other documents necessary to consummate the Offer, the Merger and other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, Parent and Talbots have agreed that none of Parent, Purchaser or any of their affiliates are required to (and neither Talbots nor any of its subsidiaries are permitted to) take actions requested, demanded or otherwise required by any governmental authority as a condition to obtain the PBGC Closing Letter and the non-disapproval of the Office of the Comptroller of the Currency under the Change in Bank Control Act, for the acquisition of Talbots Classic National Bank by Parent and its affiliates, except for (i) actions or omissions to take action expressly set forth in the Merger Agreement and the transactions contemplated thereby and (ii) such other actions or omissions to which take action that, in the aggregate, would not reasonably be expected to result in the incurrence of, or acceleration of, any cost, expense or other obligation or the maintenance of any additional capital, security or other assurance against loss in excess of $4 million or any material limitation on the ability of Parent, Purchaser, Talbots, Talbots’ subsidiaries or any of their respective affiliates to conduct their business in the ordinary course.

Takeover Statute

If any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws becomes applicable to Talbots, Parent or Purchaser, the Merger Agreement, the Offer, the Merger or the Top-Up, including the acquisition of shares of Company Common Stock pursuant thereto, or the other transactions contemplated by the Merger Agreement, Talbots and the Talbots Board shall take such actions as are necessary to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the Merger Agreement, the Offer, the Merger, the Top-Up and the other transactions contemplated thereby.

Indemnification, Exculpation and Insurance

Parent and Purchaser agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of the Merger Agreement, a director, officer, employee or agent (including any such person serving as a fiduciary of an employee benefit plan) of Talbots, any of its subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the applicable certificates of incorporation or bylaws or other organizational documents or in any indemnification agreement or other contract rights will be assumed by the surviving corporation in the Merger and will survive the Merger and continue in full force and effect and will not be modified in any manner that would adversely affect the rights thereunder of any such individuals.

In addition, the surviving corporation will indemnify and hold harmless each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, suit, action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such Indemnified Party is or was a director, officer or employee is or was a director, officer or employee of Talbots or any of its subsidiaries or any of their respective predecessors or (ii) the Merger Agreement and the transactions contemplated thereby.

Talbots may obtain, at or prior to the Effective Time, “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time providing coverage for the six year period from and after the Effective Time, covering each person who is covered by such policies on the date of the Merger Agreement on terms and in amounts no more favorable than those of such policies in effect on the date of the Merger Agreement; provided that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of 300% of the annual premium paid by Talbots for coverage for its last full fiscal year for such insurance. Any such tail policy may not be amended, modified or cancelled or revoked by Parent or the surviving corporation in any manner that is adverse to the beneficiaries. In the event Talbots does not obtain such “tail” insurance policies, for six years from the Effective Time, Parent shall cause the surviving corporation to maintain in effect Talbots current directors’ or officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each indemnified party (as defined in the Merger Agreement) on terms and coverage amounts no less favorable in the aggregate than the terms of such policies in effect on the date of the Merger Agreement; provided that neither Parent nor the surviving corporation shall be required to expend annually in excess of 300% of the annual premium paid by Talbots in its last full fiscal year for such insurance coverage, but in such case shall purchase the greatest amount of coverage available for such amount. Parent may substitute for such policies, policies of a reputable and financially sound insurance company with the same or better credit rating as Talbots’ current insurance carrier, on terms (including with respect to coverage and amounts) no less favorable in the aggregate to any indemnified party.

Stockholder Litigation

Each of Talbots, Parent and Purchaser shall keep the other parties reasonably informed regarding litigation relating to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby. Talbots agreed to promptly advise Parent orally and in writing and cooperate fully with Parent in connection with, and to consult with and permit Parent to participate in, the defense, negotiations or settlement of litigation relating to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby and Talbots will give consideration to Parent’s advice with respect to such litigation. Subject to certain restrictions contained in the Merger Agreement with respect to the compromise or settlement of litigation (including litigation related to the Merger Agreement and the transactions contemplated thereby), Talbots will not compromise, settle, or come to a settlement arrangement regarding any such litigation.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements and access and confidentiality. In connection with the Merger Agreement, Talbots and Parent have agreed that Talbots shall retain Alvarez & Marsal, as a special consultant.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

•	by mutual written consent of Parent and Talbots;

•	by either Parent or Talbots:

•

if the Merger shall not have been consummated on or before October 24, 2012; provided that the right to terminate the Merger Agreement in this circumstance shall not be available to Parent or Talbots if (x) the Offer closing shall have occurred or (y) the failure of Parent or Talbots, as applicable, to perform any of its obligations under the Merger Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date;

•

if any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the Merger and such temporary restraining order, preliminary or permanent injunction, law or other judgment becomes final and non-appealable; provided that the right to terminate the Merger Agreement in this circumstance shall not be available to Parent or Talbots unless Parent or Talbots, as applicable, shall have complied with its obligations under the Merger Agreement to prevent, oppose or remove such temporary restraining order, preliminary or permanent injunction, law or other judgment; or

•

if the Stockholder Approval, if required by applicable law, shall not have been obtained at a meeting of Talbots’ stockholders duly convened for such approval or at any adjournment or postponement thereof, or if there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at such meeting to constitute a quorum necessary to conduct business at such meeting and at such meeting there is no approval of the adjournment thereof to a later date.

•

by Parent, if there is any breach of or inaccuracy in any of Talbots’ representations or warranties set forth in the Merger Agreement or Talbots has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of any condition to Parent’s and Purchaser’s obligations to effect the Merger relating to the accuracy of Talbots’ representations and warranties or Talbots’ compliance with its covenants or agreements or (y) if the Offer Termination shall not have occurred, the failure of any condition to the Offer relating to the accuracy of Talbots’ representations and warranties or Talbots’ compliance with its covenants or agreements, and (ii) (A) is not capable of being cured prior to October 24, 2012 or (B) if curable, is not cured within the earlier of thirty calendar days following Parent’s delivery of written notice to Talbots of such breach and October 24, 2012; provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if (x) Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Talbots has the right to terminate the Merger Agreement as described in the immediately following bullet or (y) the Offer closing shall have occurred;

•

by Talbots, if there is any breach of or inaccuracy in any of Parent’s or Purchaser’s representations or warranties set forth in the Merger Agreement or Parent or Purchaser has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of any condition to Talbots’ obligation to effect the Merger relating to the accuracy of Parent’s or Purchaser’s representations and warranties or Parent’s or Purchaser’s compliance with its covenants or agreements or (y) reasonably be expected to, individually or in the aggregate, result in any change, circumstance, effect, event or occurrence that prevents or materially impedes, hinders or delays the consummation by Parent or Purchaser of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement on a timely basis, and (ii) (A) is not capable of being cured prior to October 24, 2012 or (B) if curable, is not cured within the earlier of thirty calendar days following Talbots’ delivery of written notice to Parent of such breach and October 24, 2012; provided that Talbots shall not have the right to terminate the Merger Agreement in this circumstance if (x) Talbots is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement as described in the immediately preceding bullet or (y) the Offer closing shall have occurred;

•

by Parent, at any time prior to the earlier to occur of the Acceptance Time and receipt of Stockholder Approval, in the event that any of the following shall have occurred: (i) the Talbots Board (or any authorized committee thereof) has effected an Adverse Recommendation Change or a Change of Recommendation, (ii) Talbots failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Recommendation, (iii) if, following the disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer described in clause (iv) below), the Talbots Board shall have failed to reaffirm publicly the Recommendation within ten business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly or (iv) a tender or exchange offer relating to securities of Talbots shall have been commenced and Talbots shall not have announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Talbots recommends rejection of such tender or exchange offer (we refer to any of the foregoing actions as a “Triggering Event”); provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if (x) the Offer closing shall have occurred or (y) if required by applicable law, the Stockholder Approval shall have been obtained;

•

by Talbots, prior to the earlier to occur of the Acceptance Time and receipt of Stockholder Approval, in accordance with the no solicitation provisions of the Merger Agreement described above, in order to accept a Superior Proposal and enter into an acquisition agreement, merger agreement or similar definitive contract providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment by Talbots of the termination fee described below shall be a condition to the termination of the Merger Agreement by Talbots in this circumstance;

•

by Talbots, if (i) (A) all of the conditions of the Offer shall have been satisfied or waived as of the expiration of the Offer and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with the Merger Agreement, or (ii) (A) all of the conditions of the Offer (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer and (B) Parent shall have failed to consummate the Offer promptly thereafter, and, in the case of either clause (i) or (ii), Talbots shall have given Parent written notice at least three business days prior to such termination stating Talbots’ intention to terminate the Merger Agreement in this circumstance and the basis for such termination; or

•

by Talbots, if (i) all of the conditions that are applicable to each party’s obligation to consummate the Merger (other than the purchase of the shares of Company Common Stock in the Offer, to the extent the Offer Termination has occurred) and the conditions to the obligations of Parent and Purchaser to consummate the Merger have been satisfied, (ii) Parent shall have failed to consummate the Merger by the time set forth in the Merger Agreement, (iii) Talbots has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) Talbots shall have given Parent written notice at least three business days prior to such termination stating Talbots’ intention to terminate the Merger Agreement in this circumstance and the basis for such termination.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms as described above, the Merger Agreement will become void and have no effect, and, subject to certain specified provisions of the Merger Agreement which survive such termination, including among others, the provisions relating to the termination, confidentiality, financing cooperation, specific performance, remedies, and limitation on liability provisions, there will be no liability or obligation on the part of Parent, Purchaser or Talbots. However, no party is relieved of any liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement prior to such termination; provided that any claim against a party for monetary damages or other remedies shall be subject to the limitations on liability and remedies specified in the Merger Agreement as described below.

Termination Fees

•	Talbots has agreed to pay Sponsor (or another person designated by Parent) a termination fee of $6 million as follows:

•

if the Merger Agreement is terminated by Talbots in order for Talbots to accept a Superior Proposal and enter into an acquisition agreement, merger agreement or similar definitive contract providing for such Superior Proposal, with Talbots paying such fee concurrently with, and as a condition to the effectiveness of, such termination;

•

if the Merger Agreement is terminated by Parent upon an Adverse Recommendation Change or a Change of Recommendation or other Triggering Event, or by Talbots (at a time when Parent is entitled to terminate the Merger Agreement as described in this bullet) due to the Stockholder Approval not having been obtained at a meeting of Talbots stockholders duly convened for such approval or at any adjournment or postponement thereof, to the extent such stockholder approval is required by applicable law, with such fee being payable within two business days following such termination; or

•

if (i) after the date of the Merger Agreement, an Acquisition Proposal shall have become publicly known and not publicly withdrawn, (ii) thereafter, the Merger Agreement is terminated (A) by Parent or Talbots due to the Merger not having been consummated on or before October 24, 2012 (other than in the event such termination requires Parent to pay Talbots the Parent Termination Fee), (B) by Parent or Talbots due to the Stockholder Approval not having been obtained at a meeting of Talbots stockholders duly convened for such approval or at any adjournment or postponement thereof, to the extent such stockholder approval is required by applicable law, or (C) by Parent due to a breach by Talbots of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, and (iii) within 12 months of such termination, Talbots enters into a definitive agreement providing for any transaction contemplated by any Acquisition Proposal (regardless of when made) (which transaction is thereafter consummated) or any Acquisition Proposal is consummated (regardless of when made), with such fee (net of the amount of the expense compensation payment previously paid as described below) being paid on the date such transaction is consummated. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, all references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

•

Parent has agreed to pay Talbots the Parent Termination Fee (i.e., the sum of (x) $11 million and (y) the reasonable and documented out-of-pocket costs and expenses incurred by Talbots by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated), as follows:

•

if the Merger Agreement is terminated by Talbots due to a breach by Parent of any of its representations or warranties set forth in the Merger Agreement or the failure by Parent to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform has caused the failure of the Offer or the Merger to be consummated, with such fee being payable within two business days following such termination;

•

if the Merger Agreement is terminated by Talbots as described in either of the last two bullets under the section “Termination of the Merger Agreement” above, with such fee being payable within two business days following such termination; or

•

if (i) (A) all of the conditions of the Offer shall have been satisfied or waived as of the expiration of the Offer (other than the Financing Proceeds Condition) or (B) all of the conditions that are applicable to each party’s obligation to consummate the Merger (other than the purchase of the shares of Company Common Stock in the Offer, to the extent the Offer Termination has occurred) and the conditions to the obligations of Parent and Purchaser to consummate the Merger have been satisfied and (ii) (A) Parent and Talbots terminate this Agreement by mutual written consent or (B) Parent or Talbots terminate this Agreement due to the Merger not having been consummated on or before October 24, 2012, with such fee being payable within two business days following such termination.

Expense Payment

If (i) after the date of the Merger Agreement, an Acquisition Proposal shall have become publicly known and not publicly withdrawn and (B) thereafter, the Merger Agreement is terminated (A) by Parent or Talbots due to the Merger not having been consummated on or before October 24, 2012 (other than in the event such termination requires Parent to pay Talbots the Parent Termination Fee) or (B) by Parent due to a breach by Talbots of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, then Talbots shall, as compensation for the substantial amount of fees and expenses incurred by Sponsor, Parent, Purchaser and their affiliates in connection with the Merger Agreement and the transactions contemplated thereby, pay Purchaser the amount of $1.5 million, with such amount being payable with two business days following such termination.

Specific Performance

Prior to a valid termination of the Merger Agreement, Parent, Purchaser and Talbots shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity. Notwithstanding the foregoing, Talbots’ right to obtain an injunction, or other appropriate form of specific performance or equitable relief, solely with respect to causing Parent and Purchaser to, or to directly, cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the debt financing is subject to the requirements that:

•

with respect to any funding of the Equity Financing to occur at the Offer closing, all of the conditions of the Offer (other than the Financing Proceeds Condition) are satisfied or waived as the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the consummation of the Merger, all the conditions that are applicable to each party’s obligation to consummate the Merger (other than the purchase of the shares of Company Common Stock in the Offer, to the extent the Offer Termination has occurred) and the conditions to the obligations of Parent and Purchaser to consummate the Merger would have been satisfied if the closing of the Merger were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger closing, each of which shall be capable of being satisfied at the Merger closing);

•

the debt financing (or, in the case any alternative debt financing has been obtained in accordance with the Merger Agreement for all the debt financing, such alternative debt financing), has been consummated or funded (as applicable) or would be consummated or funded (as applicable) in accordance with the terms thereof at the consummation of the Offer or the Merger, as applicable, if the Equity Financing is funded at the consummation of the Offer or the Merger, as applicable, and

•

Talbots has irrevocably confirmed to Parent in writing that if the Equity Financing and the debt financing were funded, it would take such actions that are within its control to cause the consummation of the Merger.

Limitations of Liability

The maximum aggregate liability of Talbots for monetary damages in connection with the Merger Agreement or any of the transactions contemplated thereby is limited to $6 million (plus the amount of any liability for costs and expenses, including reasonable attorneys’ fees, payable pursuant to the Merger Agreement with respect to the non-payment of the fees and expenses payable in connection with the termination of the Merger Agreement).

The maximum aggregate liability of Sponsor, Parent and Purchaser for monetary damages or other remedies in connection with the Merger Agreement or any of the transactions contemplated thereby is limited to the Parent Termination Fee (i.e., the sum of (x) $11 million and (y) the reasonable and documented out-of-pocket costs and expenses incurred by Talbots by reason of the retention of the special consultant required pursuant to the Merger Agreement during the period beginning on May 30, 2012 and ending on the date the Merger Agreement is terminated) (plus the amount of any liability contemplated by the provisions of the Merger Agreement relating to financing cooperation and the amount of any liability for costs and expenses, including reasonable attorneys’ fees, payable pursuant to the Merger Agreement with respect to the non-payment of the fees and expenses payable in connection with the termination of the Merger Agreement). Talbots can cause Sponsor to provide funds to Parent, subject to the maximum funding obligation set forth in the Equity Commitment Letter between Parent and Sponsor, to the extent provided in the Equity Commitment Letter, subject to the terms of the Equity Commitment Letter and the Limited Guarantee. You will find a description of the Equity Commitment Letter and the Limited Guarantee in “The Merger – Financing of the Merger”.

Fees and Expenses

Except for the provisions described under “Expense Payment” and certain expenses related to financing cooperation and transfer tax matters, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement are consummated.

Amendment

The Merger Agreement may be amended by Parent, Purchaser or Talbots at any time before or after the consummation of the Offer or receipt of the Stockholder Approval; provided, however, that (x) after the consummation of the Offer, there will be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, no amendment will be made that by law requires further approval by the stockholders of Talbots without such approval having been obtained.

Governing Law

The Merger Agreement shall be governed by Delaware law.

Rights Plan Amendment

In connection with entering into the Merger Agreement, the Talbots Board adopted and approved Amendment No. 1 (the “Rights Amendment”) to the Rights Agreement, dated August 1, 2011, by and between Talbots and Computershare Trust Company, N.A., as Rights Agent. The effect of the Rights Amendment is to permit execution of the Merger Agreement and performance and consummation of the transactions pursuant to the Merger Agreement, including the Offer and the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Plan. The Rights Amendment provides that the Rights Agreement will terminate, and all Rights will expire, immediately prior to the Effective Time of the Merger.

The foregoing is a summary of certain provisions of the Rights Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Amendment, a copy of which was filed with the SEC on June 1, 2012 as Exhibit 4.1 to Talbots’ Current Report on Form 8-K, which is incorporated herein by reference. Copies of the Rights Amendment and the Current Report on Form 8-K may be obtained in the manner set forth in the section entitled “Where You Can Find More Information”. Stockholders and other interested parties should read the Rights Amendment for a more complete description of the provisions summarized above.

ADJOURNMENT OF THE SPECIAL MEETING

Adjournment of the Special Meeting

In the event that there are insufficient votes, in person or represented by proxy, at the time of the special meeting to approve the proposal to adopt the Merger Agreement, Talbots may move to adjourn the special meeting, if necessary or advisable, in order to enable the Talbots Board to solicit additional proxies in favor of the adoption of the Merger Agreement. In that event, Talbots will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

Approval of the proposal to adjourn the special meeting, if necessary or advisable, to solicit additional proxies requires the affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote on such proposal. Abstentions will have the same effect as votes against this proposal, but broker non-votes will have no effect on the outcome of this proposal.

THE TALBOTS BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR ADVISABLE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

Golden Parachute Compensation.

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated under the Exchange Act regarding the compensation for Trudy F. Sullivan, Michael Scarpa, Richard T. O’Connell, Jr., Gregory I. Poole, and Lori Wagner (the “named executive officers”) that is based on or otherwise relates to the Offer and the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers, assuming the following:

•	the Merger closed on June 22, 2012, the last practicable date prior to the filing of this proxy statement; and

•

the named executive officers were terminated without cause or for good reason immediately following a change-in-control on June 22, 2012, which is the last practicable date prior to the filing of this proxy statement.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites Benefits ($)(4)	Tax Reimbursements ($)(5)	Other ($)(6)	Total ($)
Trudy F. Sullivan	5,000,000	408,353	74,948	136,557	0	590,250	6,210,108
Michael Scarpa	1,650,000	1,228,879	0	153,504	N/A	324,638	3,357,021
Richard T. O’Connell, Jr.	918,750	576,804	981,001	646,494	N/A	154,941	3,277,990
Gregory I. Poole	1,050,000	576,804	0	34,582	N/A	177,075	1,838,461
Lori Wagner	937,500	283,910	0	32,354	N/A	122,969	1,376,733

(1)	This column includes cash severance entitlement of our named executive officers pursuant to their change-in-control agreements or, in Ms. Sullivan’s case, her Separation Agreement. The severance amount for Ms. Sullivan is based upon the contractual severance payment of $5 million. For the other named executive officers, the payments have double-triggers requiring the closing of the transaction contemplated by the Merger Agreement followed by a termination without “cause” (or in the case of Mr. Scarpa, a “good reason” termination) and such payments are equal to the sum of each executive’s annual base salary at the time of termination and his or her target annual bonus for the year of termination. These components of the named executive officers’ severance (other than the severance for Ms. Sullivan) are set forth in the following table:

Name	Base Salary ($)	Annual Target Bonus ($)
Michael Scarpa	825,000	825,000
Richard T. O’Connell, Jr.	525,000	393,750
Gregory I. Poole	600,000	450,000
Lori Wagner	625,000	312,500

As described above in “Interests of Certain Persons in the Merger”, in addition to their change in control agreements, each of our named executive officers, other than Ms. Sullivan, is also a party to a severance agreement with the Company that generally provides for continuation of base salary and health benefits for 18 months (12 months for Ms. Wagner) following termination of employment by the Company without “cause” or by the executive for “good reason”. In the event of a named executive officer’s termination without “cause” (or, for Mr. Scarpa, for “good reason”) within 12 months following consummation of the Merger while each executive is still a party to his or her severance agreement, each such executive would be entitled to the payments and benefits under the agreement (either the severance agreement or change in control agreement) which provides the more favorable amount. For each of the named executive officers, the cash severance entitlement under the change in control agreements is more favorable than that provided under the severance agreements. If the employment of a named executive officer were to be terminated (i) for “good reason” within the 12 months following a change in control (other than Mr. Scarpa) or (ii) either without “cause” or for “good reason” following the first anniversary of the change in control, such officer would be entitled to severance benefits under his or her severance agreement.

(2)	Represents the value of unvested Stock Options and Restricted Stock that will become vested under the Merger Agreement, as well as all PSUs that will be converted to cash value awards subject to time-based vesting upon the consummation of the Offer or the Merger. The payments with respect to Stock Options and Restricted Stock are single-trigger payments contingent only upon the closing of the transactions contemplated under the Merger Agreement. Stock Option amounts represent the product of (i) the excess, if any, of (A) the Offer Price of $2.75 over (B) the applicable exercise price per share of Company Common Stock subject to such option, multiplied by (ii) the total number of shares of Company Common Stock subject to such unexercised portion of such option that is outstanding and unexercised and that have an exercise price below $2.75. The exercise price of each unvested Stock Option held by our named executive officers is greater than $2.75. PSU amounts are determined by the product of (1) the Offer Price of $2.75 multiplied by (2) the target award level number of shares of Company Common Stock subject to such PSU held by such holder immediately prior to the Acceleration Time. The following table quantifies each separate form of compensation included in the aggregate total reported in the column:

Name	Unvested Options ($)	Unvested Restricted Stock ($)	Outstanding RSUs($)	Outstanding PSUs($)
Trudy F. Sullivan	—	408,353	—	—
Michael Scarpa	—	238,879	—	990,000
Richard T. O’Connell, Jr.	—	95,554	—	481,250
Gregory I. Poole	—	95,554	—	481,250
Lori Wagner	—	91,410	—	192,500

(3)	As described under “Interests of Certain Persons in the Merger—Nonqualified Deferred Compensation Plans”, upon the consummation of the Offer or the effectiveness of the Merger, the Deferred Compensation Plan and the Supplemental Savings Plan are being amended and terminated, pursuant to which all participant accounts thereunder will vest, to the extent not previously vested, and all participant accounts will be distributed to the participants in the form of a lump sum at or shortly following the consummation of the Offer or the effectiveness of the Merger. The amounts in this column represent the total lump sum distributions of his or her participant account to which the named executive officers will be entitled. For Ms. Sullivan, the amount represents her account balance under the Supplemental Savings Plan, and for Mr. O’Connell, the amount represents his account balance of $506,590 under the Deferred Compensation Plan and $474,411 under the Supplemental Savings Plan. There is no acceleration or enhancement of benefits under our defined benefit pension plans in connection with a change-in-control. Pursuant to her Separation Agreement, Ms. Sullivan is entitled to accelerated vesting of her SERP benefits upon her termination of employment with the Company; however, Ms. Sullivan vested in her accrued benefit under the terms of the SERP based on her years of service in June 2012.
(4)	Amounts include the aggregate full premium payment that would be required to be paid on behalf of the named executive officer to provide continued medical and dental, long-term disability and life insurance for the relevant period of time under each executive’s change in control agreement, or in the case of Ms. Sullivan, under her Separation Agreement. Such period is up to 24 months for Ms. Sullivan and up to 12 months for Mr. Scarpa, Mr. Poole, Ms. Wagner and Mr. O’Connell (but for Mr. O’Connell only with respect to disability and life insurance continuation). Mr. O’Connell participates in our separate executive medical and dental plan. Mr. O’Connell currently satisfies the eligibility conditions for retiree medical and dental coverage under this separate executive medical and dental plan, and he and his spouse will continue to be covered for life under the separate executive medical and dental plan upon any separation from employment with the Company. The amount included in this column for each named executive officer that is attributable to premiums for the foregoing benefits is as follows: Ms. Sullivan, $136,557; Mr. Scarpa, $12,504; Mr. O’Connell, $626,644; Mr. Poole, $14,732; and Ms. Wagner, $12,504. Following a change in control, if Mr. Scarpa, Mr. O’Connell, Mr. Poole or Ms. Wagner were to become entitled to severance benefits under his or her severance agreement instead of his or her change in control agreement (under the circumstances discussed under footnote (1) above), then each such executive would alternatively be entitled to continuation of medical and dental benefits for up to 18 months (with the exception of Mr. O’Connell who would be covered under the separate executive medical and dental plan described above) and would not be entitled to continuation of disability or life insurance benefits.

For each of the named executive officers who is a party to a change in control agreement, amounts also include the value attributable to continued auto benefits for one year following employment termination in accordance with the terms of the change in control agreement in the following amounts: Mr. Scarpa, $21,000; Mr. O’Connell, $19,850; Mr. Poole, $19,850; and Ms. Wagner, $19,850. For Mr. Scarpa, this amount also includes $120,000 attributable to the continuation of his housing allowance pursuant to his employment agreement.

(5)	This column represents any amount of 280G parachute tax gross up with respect to the payments that are deemed to be parachute payments contingent upon the consummation of the Offer or the Merger.
(6)	Represents the estimated pro rata payment to which each named executive officer would be entitled under the 2012 MIP for Management Committee (“2012 MIP”) assuming full year 2012 performance goals are achieved at target level and, therefore, bonuses are achieved and payable at target, subject to proration based on the date of employment termination within fiscal year 2012 and assuming that a qualifying termination of employment occurs on June 22, 2012. As described above, bonuses under the 2012 MIP would be paid based on actual performance during the full 2012 plan year measured against the pre-established performance goals, and prorated to reflect the portion of the full year for which the named executive officer was employed by the Company.

Narrative to Fiscal 2011 Golden Parachute Compensation Table

Talbots has entered into a separation agreement with Ms. Sullivan which provides that her employment with Talbots will terminate on the date that the Talbots Board appoints a successor President and Chief Executive Officer, or such earlier date as the Talbots Board shall determine, which in either case shall be no later than June 30, 2012. It is anticipated that such Separation Agreement will be amended to extend such period of employment to the date that is the date next following the date of the Merger closing, or, in the event that the Merger Agreement terminates without the occurrence of the Merger closing, on such date as the Talbots Board shall determine, which shall be no later than February 2, 2013. Upon such termination, Ms. Sullivan will be entitled to lump sum cash severance of $5 million and up to 24 months of continued benefit coverage in addition to other severance rights. Each of Michael Scarpa, Richard T. O’Connell, Jr., Gregory I. Poole, and Lori Wagner has a change-in-control agreement which provides a lump sum payment equal to the sum of executive’s annual base salary and his or her target annual bonus in the event employment is terminated without “cause” and, in the case of Mr. Scarpa, in the event of a termination for “good reason”, within twelve months following a change-in-control (which will include the consummation of the Offer or the Merger). Each such executive is also entitled to continued participation in any benefit programs in which the executive participated prior to such termination for a period of up to 12 months following such termination. Mr. Scarpa is also entitled to continuation of his housing allowance for twelve months following his termination of employment without “cause”, for “good reason” or due to death or disability under the terms of his employment agreement. The severance payments and benefits for all the named executive officers are contingent upon honoring certain non-competition, non-solicitation and non-disclosure covenants. For more information on the details of these arrangements, see “The Merger—Interests of Certain Persons in the Merger—Employment Agreements, Severance Plan” beginning on page [—].

Under the terms of the Merger Agreement, all outstanding Stock Options, Restricted Stock, RSUs and PSUs held by the named executive officers will become fully vested and be cancelled in exchange for the right to receive a cash payment in the Merger, other than Restricted Stock that are tendered in the Offer. For more information relating to the vesting and cash-out of Stock Options, Restricted Stock, RSUs and PSUs see “The Merger—Interests of Certain Persons in the Merger—Employment Agreements, Severance Plan” beginning on page [—]. Ms. Sullivan and Mr. O’Connell participate in the SERP and in the Supplemental Savings Plan, and Mr. O’Connell participates in the Deferred Compensation Plan. For more information on these plans and the vesting and/or payment of benefits thereunder upon a change in control see “The Merger—Interests of Certain Persons in the Merger—Nonqualified Deferred Compensation Plans” beginning on page [—]. The Merger Agreement provides that if any employee, including any named executive officer, experiences a non-voluntary termination of employment following the closing of the Merger, he or she will be entitled to a pro-rata portion of their annual bonus under the 2012 MIP for Management Committee or the 2012 Managers MIP based upon actual performance of Talbots and the individual for the full 2012 plan year. Ms. Sullivan’s Separation Agreement provides for such pro-rata annual bonus upon her termination based on actual Company performance for the full 2012 plan year. For more information on these pro-rata payments, see “The Merger—Interests of Certain Persons in the Merger—Employee Matters” beginning on page [—].

Vote Required and Board of Directors Recommendation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act requires Talbots to provide its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the Merger, which we refer to in this proxy statement as the “golden parachute” compensation. As required by those rules, Talbots is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to The Talbots, Inc.’s named executive officers in connection with the Merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED”.

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve this proposal on “golden parachute” compensation and vote not to adopt the Merger Agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either Talbots or Purchaser if the Merger Agreement is adopted. As Talbots is contractually obligated to pay the compensation to named executive officers disclosed in this proxy statement, such compensation will be paid, subject only to the conditions applicable thereto, if the Merger Agreement is adopted by stockholders and completed, regardless of the outcome of the advisory vote.

THE TALBOTS BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE “GOLDEN PARACHUTE” COMPENSATION TO BE RECEIVED BY TALBOTS’ EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AS PRESENTED IN THIS PROXY STATEMENT.

The affirmative vote of the holders of a majority of the shares which are present in person or by proxy and entitled to vote on the proposal provided a quorum is present, is required to approve the advisory resolution on “golden parachute” compensation payable in connection with the Merger as disclosed in this proxy statement. Abstentions will have the same effect as votes against this proposal, but broker non-votes will have no effect on the outcome of this proposal.

MARKET PRICE OF COMPANY COMMON STOCK

The Company Common Stock is listed for trading on NYSE under the symbol “TLB”. The table below shows, for the periods indicated, the high and low sales prices for Company Common Stock, as reported on NYSE.

	Common Stock Price
	High	Low
Fiscal Year Ended January 29, 2011
First Quarter ended May 1, 2010	$17.33	$10.14
Second Quarter ended July 31, 2010	$17.79	$9.59
Third Quarter ended October 30, 2010	$13.43	$9.30
Fourth Quarter ended January 29, 2011	$11.84	$5.91

Fiscal Year Ended January 28, 2012
First Quarter ended April 30, 2011	$6.78	$4.26
Second Quarter ended July 30, 2011	$5.45	$2.33
Third Quarter ended October 29, 2011	$4.38	$2.25
Fourth Quarter ended January 28, 2012	$3.49	$1.46

Fiscal Year Ending February 2, 2013
First Quarter ended April 28, 2012	$3.45	$2.57
Second Quarter April 29, 2012 to [—]	[—]	[—]

On December 6, 2012, the last trading day before Sycamore publicly announced its initial proposal to acquire Talbots for $3.00 per share, the last sale price of the Company Common Stock reported on the NYSE was $1.56 per share. On May 30, 2012, the last trading day prior to the public announcement of the Merger Agreement, the last sale price of the Company Common Stock reported on the NYSE was $1.29 per share. On [—], 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company Common Stock on NYSE was $[—] per share of Company Common Stock. You are encouraged to obtain current market quotations for Company Common Stock in connection with voting your shares of Company Common Stock.

The Talbots Board approved the indefinite suspension of cash dividends on its capital stock in March 2009; therefore, no dividends were paid in fiscal 201, fiscal 2011 or fiscal 2012 to date. In addition, under the terms of the Merger Agreement, Talbots is not permitted to declare or pay dividends in respect of shares of Company Common Stock (other than dividends paid by a wholly owned Company subsidiary to Talbots or to any other wholly-owned Company subsidiary) unless approved in advance by Parent in writing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to us to own beneficially more than 5% of our outstanding common stock as of June 22, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Oppenheimer Funds, Inc.(1) Two World Financial Center 225 Liberty Street New York, New York 10281	8,351,325	(1)	11.9%
Sycamore Partners, L.P.(2) 9 West 57th Street, 31st Floor New York, New York 10019	6,999,316	(2)	9.96%
Adage Capital Partners, L.P.(3) 200 Clarendon Street 52nd Floor Boston, Massachusetts 02116	4,603,507	(3)	6.6%
MMCAP International Inc. SPC(4) P.O. Box 32021 SMB Admiral Financial Centre 90 Fort Street Grand Cayman, Cayman Islands KY1-1208	3,849,681	(4)	5.4%
Wells Fargo & Company(5) 420 Montgomery Street San Francisco, California 94104	3,521,281	(5)	5.0%

(1)	Schedule 13G/A filed on February 7, 2012 by Oppenheimer Funds, Inc. (“Oppenheimer”) reporting the nature of Oppenheimer’s beneficial ownership as follows: shared voting and dispositive power with respect to 8,351,325 shares, and no sole voting or dispositive power with respect to any of the shares shown.
(2)

Schedule 13D jointly filed on August 1, 2011 by Sycamore Partners, L.P. (“Sycamore”), Sycamore Partners GP, L.L.C. (“Sycamore GP”), Sycamore Partners MM, L.L.C. (“Sycamore MM”), Stefan L. Kaluzny (“Mr. Kaluzny”), Alligator Investors, L.L.C. (“Alligator”) and Panther Investors, L.L.C. (“Panther”), as amended by Amendment No. 1 filed on December 6, 2011 (“Amendment No. 1”), Amendment No. 2 filed on January 30, 2012 (“Amendment No. 2”), Amendment No. 3 filed on May 7, 2012 (“Amendment No. 3”), Amendment No. 4 filed on May 16, 2012 (“Amendment No. 4”), Amendment No. 5 filed on May 23, 2012 (“Amendment No. 5”), Amendment No. 6 filed on June 1, 2012 (“Amendment No. 6”) and Amendment No. 7 filed on June 13, 2012 (“Amendment No. 7”) reporting the nature of the reporting persons’ beneficial ownership as follows: Sycamore, Sycamore GP, and Sycamore MM have shared voting and dispositive power with respect to 6,599,316 of the shares shown, and no sole voting or dispositive power with respect to any of the shares shown; Mr. Kaluzny has sole voting and dispositive power with respect to 400,000 of the shares shown, and shared voting and dispositive power with respect to 6,599,316 of the shares shown; Alligator has shared voting and dispositive power with respect to 3,593,786 of the shares shown, and no sole voting or dispositive power with respect to any of the shares shown; Panther has shared voting and dispositive power with respect to 3,005,530 of the shares shown, and no sole voting or dispositive power with respect to any of the shares shown. As reported in the Schedule 13D, as amended, Sycamore is a private equity fund whose principal business is investing in securities, businesses and companies. Sycamore GP’s principal business is serving as the sole general partner of Sycamore and other affiliated funds. Sycamore MM’s principal business is serving as the managing member of Sycamore GP and other Sycamore affiliated entities. Mr. Kaluzny serves as a Managing Director of Sycamore GP and as the managing member of Sycamore MM. The principal business of Alligator and Panther is investing in securities of Talbots. Sycamore owns 100% of Alligator and is the managing member of Panther (which is owned approximately 47% by Mr. Kaluzny and approximately 53% by Sycamore). As a result, each of Sycamore, Sycamore GP, Sycamore MM and Mr. Kaluzny may be deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to be the beneficial owners of the Talbots shares owned by Alligator and Panther. See the Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6 and Amendment No. 7 for additional information regarding Sycamore’s ownership of our common stock and actions taken by Sycamore related thereto.
(3)	Schedule 13G jointly filed on December 12, 2011 by Adage Capital Partners, L.P. (“ACP”); Adage Capital Partners GP, L.L.C. (“ACPGP”), as general partner of ACP; Adage Capital Advisors, L.L.C. (“ACA”), as managing member of ACPGP; Robert Atchinson, as managing member of ACA; and Phillip Gross, as managing member of ACA reporting the nature of the reporting persons’ beneficial ownership as follows: each such reporting person possesses shared voting and dispositive power with respect to the 4,603,507 shares shown, and no sole voting or dispositive power with respect to any of the shares shown.
(4)	Schedule 13G jointly filed on April 18, 2012 by MMCAP International Inc. SPC and MM Asset Management Inc. reporting the nature of the reporting persons’ beneficial ownership as follows: each such reporting person possesses shared voting and dispositive power with respect to the 3,849,681 shares shown, and no sole voting or dispositive power with respect to any of the shares shown. As reported in the Schedule 13G, the reporting persons beneficially own 2,728,027 shares of common stock and warrants exercisable to acquire an additional 1,121,654 shares of common stock.
(5)	Schedule 13G/A filed on May 10, 2012 by Wells Fargo & Company (“Wells Fargo”) reporting the nature of Wells Fargo’s beneficial ownership as follows: sole voting power with respect to 3,481,466 of the shares shown; sole dispositive power with respect to 3,481,206 of the shares shown; and no shared voting or dispositive power with respect to any of the shares shown. As reported in the Schedule 13G, the statement was filed by Wells Fargo on its own behalf and on behalf of its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Bank, N.A., Wells Fargo Funds Management, LLC and Wells Fargo Advisors, LLC.

Stock Ownership of Directors and Executive Officers. The following table sets forth the beneficial ownership of our common stock as of June 22, 2012 by each director, each of the individuals named in the Summary Compensation Table, and all executive officers and directors as a group. All persons listed below have sole voting and investment power with respect to such shares. As of June 22, 2012, no director, named executive officer, or other executive officer beneficially owned more than one percent of the total outstanding common stock except for the following persons who own the percentage of outstanding common stock indicated (which includes shares held outright, unvested restricted stock, and options currently exercisable or exercisable within 60 days): all current directors, nominees, and executive officers as a group, 4.5% and Ms. Sullivan, 1.7%.

Name of Beneficial Owner	Number of Shares(1)	Name of Beneficial Owner	Number of Shares(1)
M.L. Bowen	41,673	T.F. Sullivan	1,174,277
J.W. Gleeson	75,395	M. Scarpa	544,342
A.H. Madsen	31,673	R.T. O’Connell	642,453
G.M. Pfeiffer	70,395	G. Poole	169,532
S.M. Swain	70,395	L. Wagner	162,726
		All current executive officers, directors, and nominees as a group (13 persons)	3,206,093

(1)	The listed shares include shares subject to stock options that are exercisable currently or will be exercisable within 60 days of June 22, 2012, as follows: Ms. Bowen, 20,107; Mr. Gleeson, 34,034; Mr. Madsen, 20,107; Mr. Pfeiffer, 34,034; Ms. Swain, 34,034; Ms. Sullivan, 666,877; Mr. Scarpa, 254,637; Mr. O’Connell, 324,555; Mr. Poole, 84,222; Ms. Wagner 82,609; and Mr. Smaldone 102,500; and all current executive officers and directors as a group, 1,632,687.

Our executive officers may hold Talbots shares in margin accounts at brokerage firms, which means that these shares could be pledged to secure margin obligations under the account. In fiscal year 2011, none of our executive officers, directors or nominees had any outstanding margin obligations under any such accounts.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the Merger Consideration provided for in the Merger Agreement and you do not vote for the adoption of the Merger Agreement, you have the right under the DGCL to demand appraisal of your shares of Company Common Stock and to receive payment in cash for the fair value of your shares of Company Common Stock in lieu of the $2.75 per share to be paid in the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $2.75 per share that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. Talbots’ stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to properly demand and perfect appraisal rights. This summary, however, is not intended as a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Talbots’ notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company Common Stock, you must satisfy each of the following conditions: you must deliver to Talbots a written demand for appraisal of your shares of Company Common Stock before the vote is taken to approve the proposal to adopt the Merger Agreement, which must reasonably inform us of the identity of the holder of record of shares of Company Common Stock who intends to demand appraisal of his, her or its shares of Company Common Stock; you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; and you must hold your shares continuously through the effective date of the Merger.

If you fail to comply with these conditions and the Merger is completed, you will be entitled to receive payment for your shares of Company Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Company Common Stock. A holder of shares of Company Common Stock wishing to exercise appraisal rights must hold of record the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Company Common Stock of record through the Effective Time, because appraisal rights will be lost if the shares of Company Common Stock are transferred prior to the Effective Time. Voting against or failing to vote for the proposal to adopt the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger

Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the Merger Agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement.

All demands for appraisal should be addressed to The Talbots, Inc., Attention: Richard T. O’Connell, One Talbots Drive, Hingham, Massachusetts 02043, and must be delivered before the vote is taken to approve the proposal to adopt the Merger Agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company Common Stock. The demand must reasonably inform Talbots of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company Common Stock.

To be effective, a demand for appraisal by a stockholder of Company Common Stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company Common Stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within ten days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of Talbots’ stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the Effective Date, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the Delaware Court of Chancery will appraise the shares of Company Common Stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view of the consideration to be received by the stockholders in the Merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $2.75 per share cash payment (without interest) for his, her or its shares of Company Common Stock pursuant to the Merger Agreement. In addition, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the Effective Time (or thereafter with the written approval of Talbots) and accept the Merger Consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of Talbots without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, Talbots’ stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the Merger is completed, Company Common Stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company Common Stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Talbots Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations for 2012 Annual Meeting

Once the Merger is completed, there will be no public participation in any future meetings of Talbots’ stockholders. If the Merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings, and we would expect to hold our 2012 annual meeting of stockholders prior to the end of 2012.

If the Merger is not completed or we are otherwise required to hold the 2012 annual meeting of stockholders, the date of such 2012 annual meeting will be more than 30 days after the one year anniversary of the 2011 annual meeting of stockholders, which was held on May 19, 2011. As such, in order to be considered for inclusion in the proxy statement distributed to stockholders prior to the 2012 annual meeting of stockholders, a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by us a reasonable time before Talbots begins to print and send its proxy materials. In addition, pursuant to Talbots’ bylaws, the deadline for submitting director nominees or stockholder proposals outside of Rule 14a-8 at such 2012 annual meeting is the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Talbots. Proposals should be submitted in writing to the Secretary at our principal executive offices at One Talbots Drive, Hingham, Massachusetts, 02043. We suggest that you mail your proposal by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.thetalbotsinc.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended January 28, 2012 (filed with the SEC on April 12, 2012);

•	Form 10-K/A (filed with the SEC on May 29, 2012);

•	Form 10-Q for the quarterly period ended April 28, 2012 (filed with the SEC on June 7, 2012); and

•	Current Reports on Form 8-K (filed with the SEC on May 9, 2012, May 18, 2012, May 25, 2012, May 31, 2012, June 1, 2012 and June 13, 2012).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to The Talbots, Inc., One Talbots Drive, Hingham, Massachusetts 02043, Attn: Investor Relations, telephone number (781) 749-7600 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO

PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

The Talbots, Inc.,

TLB Holdings LLC,

and

TLB Merger Sub Inc.

dated as of May 30, 2012

(continued)

(continued)

Annex I	Conditions to the Offer	A-110

Exhibit A	Surviving Corporation Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 30, 2012, is entered into by and among TLB Holdings LLC, a Delaware limited liability company (“Parent”), TLB Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and The Talbots, Inc., a Delaware corporation (the “Company”). Each of Parent, Sub and the Company are referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Sub and the Company have (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent proposes to cause Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $2.75, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the limited guarantee of Sponsor, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent under this Agreement (the “Limited Guarantee”);

WHEREAS, regardless of whether the Offer Closing occurs, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.01, each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Offer Price; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Offer

Section 1.01 The Offer.

(a) Commencement of the Offer. As promptly as reasonably practicable (and, in any event, within 10 Business Days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 1.01(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Sub, and Parent and Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Sub only with the prior written consent of the Company. Parent and Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to the holders of Company Common Stock, (vi) terminate, extend or otherwise amend or modify the expiration date of the Offer in any manner other than in compliance with the terms of this Agreement, (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (viii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Company Common Stock.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that (x) nothing in this Section 1.01(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement and (y) in no event shall any adjustment be made to the Offer Price with respect to any change during such period that results from any exercise of any Company Stock Options, Warrants, Performance Stock Units and/or Restricted Stock Units and/or the issuance of any shares of Company Common Stock with respect to any of the foregoing.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (such date being the “Initial Offer Expiration Date”), provided, however, if, at the Initial Offer Expiration Date, any Offer Condition is not satisfied or waived, Sub shall, and Parent shall cause Sub to, extend the Offer for ten (10) Business Days. Thereafter, if on any then-scheduled expiration of the Offer, but subject to Parent’s right to terminate this Agreement pursuant to Section 9.01, any Offer Condition is not satisfied or waived, Sub shall, and Parent shall cause Sub to, continue to extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the Parties may agree) each. In addition, Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (“SEC”) or the staff thereof applicable to the Offer. Notwithstanding anything to the contrary in this Section 1.01(d), Sub shall not be required to (and Parent shall not be required to cause Sub to) extend the Offer beyond the earliest to occur of (i) the valid termination of this Agreement in compliance with Section 9.01, (ii) three (3) Business Days after the Proxy Statement Clearance Date and (iii) the Outside Date. In addition, for the avoidance of doubt, nothing in this Section 1.01(d) shall limit or otherwise affect (1) the right of Parent to terminate the Offer in accordance with Section 1.01(f) and/or (2) Parent’s right to terminate this Agreement pursuant to Section 9.01.

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly (and in any event within three (3) Business Days) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date”.

(f) Termination of the Offer; Continuing Pursuit of the Merger. If at any then-scheduled expiration date of the Offer (i) any Offer Condition shall not have been satisfied or, to the extent waivable by Parent or Sub, waived and (ii) three (3) Business Days have elapsed since the Proxy Statement Clearance Date, then (x) Sub may irrevocably and unconditionally terminate the Offer or (y) the Company shall have the right, exercisable by delivering written notice to Parent and Sub, to cause Sub to, and upon receipt of such notice, Sub shall (and Parent shall cause Sub to), irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date following the receipt of such notice from the Company (delivered no less than two (2) Business Days prior to the then-scheduled expiration date of the Offer). If the Offer is terminated pursuant to this Section 1.01(f), the Company shall proceed with and take all actions necessary to hold the Stockholders’ Meeting in accordance with the terms of this Agreement. The termination of the Offer pursuant to this Section 1.01(f) is referred to in this Agreement as the “Offer Termination”. Notwithstanding anything to the contrary in this Section 1.01(f), if this Agreement is terminated pursuant to Section 9.01, then Sub shall promptly (and, in any event, within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Sub, or this Agreement is terminated in accordance with Section 9.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 9.01 and that, absent such termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish to Parent and Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Sub for inclusion in the Offer Documents. Except as expressly contemplated by Section 6.02(d), the Company hereby consents to the inclusion in the Offer Documents of the Recommendation of the Company Board. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Sub shall provide the Company and its counsel a reasonable opportunity to review and to propose comments on such document or response.

(h) Funds. Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

Section 1.02 Company Actions.

(a) Schedule 14D-9. On or as promptly as reasonably practicable after the date on which the initial Offer Documents are filed with the SEC (and in any event, no later than the tenth (10th) Business Day thereafter), the Company shall, in a manner that complies with Rule 14D-9 promulgated under the Exchange Act, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which, except as expressly contemplated by Section 6.02(d), shall describe and make the Recommendation with respect to the Offer, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. The Company shall also include in the Schedule 14D-9 the Fairness Opinion. Parent and Sub shall promptly furnish to the Company in writing all information concerning Parent and Sub that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to review and to propose comments on such document or response.

(b) Stockholder Lists. In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with lists, copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03 Top-Up.

(a) Top-Up. The Company hereby grants to Sub an irrevocable right (the “Top-Up”), exercisable only on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price up to a number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Sub at the time of the Top-Up Closing (after giving effect to the Offer Closing; provided, that Parent and Sub shall have the right to exclude for this purpose any shares tendered in the Offer pursuant to guaranteed delivery procedures), shall constitute one share more than 90% of the Fully Diluted Share Number; provided, however, that the Top-Up may not be exercised to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up. The Top-Up shall be exercisable only once, in whole but not in part.

(b) Exercise of Top-Up; Top-Up Closing. On and subject to the terms and conditions hereof, if there shall have not been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock (provided, that Parent and Sub shall have the right to exclude for this purpose any shares tendered in the Offer pursuant to guaranteed delivery procedures) which, when added to the shares of Company Common Stock owned by Parent and its Subsidiaries, would represent at least one more share than 90% of the Fully Diluted Share Number (the “Short-Form Threshold”), Sub shall be deemed to have exercised the Top-Up for such number of Top-Up Shares as is necessary for Sub to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 2.02, and shall take place simultaneously with, or as soon as reasonably practicable after, the Offer Closing, the purchase price owed by Sub to the Company to purchase the Top-Up Shares shall be paid to the Company, at Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 5% per annum, (iii) shall be full recourse to Parent and Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Sub a certificate representing the Top-Up Shares.

(c) Exemption from Registration. Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Sub hereby represents and warrants to the Company that Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Appraisal Rights. The Parties agree that any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.01(d) and that none of the Parties shall take any position to the contrary in any appraisal proceeding.

Section 1.04 Directors.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.04(a)) and from time to time thereafter, Parent shall be entitled to designate from time to time such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (B) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the

Company Board, until the Effective Time the Company Board shall have at least two directors who are members of the Company Board and who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 1.04, including (at the election of Parent) (x) subject to the Company Certificate of Incorporation and Company By-Laws, increasing the size of the Company Board, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to be directors on the Company Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Law and the rules of the New York Stock Exchange (the “NYSE”), and the Company shall take all action requested by Parent necessary to effect any such election or appointment.

(b) Section 14(f) of the Exchange Act. The Company shall mail to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing either (i) concurrently with the mailing of the Schedule 14D-9 or (ii) if not included in the Schedule 14D-9, if Parent shall have requested, within three (3) calendar days following such request, which request shall not be delivered prior to ten (10) calendar days following the mailing of the Schedule 14D-9 (provided that, in each case, Parent and Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates, and if not then as soon as practicable thereafter).

(c) Required Approvals of Independent Directors. Following the election or appointment of Parent’s designees pursuant to Section 1.04(a) and prior to the Effective Time, in addition to any other vote or approval required by the Company Certificate of Incorporation, the Company By-Laws or applicable Law, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (i) to amend this Agreement or to terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Sub or (iv) to any other matter under this Agreement.

(d) Effects on Continued Listing. After the Acceptance Time, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Rule 303A of the New York Stock Exchange Listed Company Manual (and/or any successor provision).

ARTICLE II

The Merger

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02 Closing. The closing of the Merger (the “Merger Closing”) will take place at (a) if the Offer Closing shall have not occurred at or prior to the Merger Closing, 10:00 a.m., New York City time, on the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) if the Offer Closing shall have occurred on or prior to the Merger Closing, on the date of the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), in either case at the offices of Winston & Strawn LLP, located at 200 Park Avenue, New York, New York 10166, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file a certificate of ownership and merger or a certificate of merger (in either case, the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation and By-Laws. At the Effective Time, the Company Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.06(a). The Company shall take such actions as are necessary so that, at the Effective Time, the By-Laws of Sub as in effect immediately prior to the Effective Time shall be by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.06(a).

Section 2.06 Directors. The Company shall take such actions as are necessary to cause the directors of Sub immediately prior to the Effective Time to be the sole directors of the Surviving Corporation immediately following the Effective Time and such directors shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Sub and the Surviving Corporation.

ARTICLE III

Effect of the Merger on the Capital Stock of the

Constituent Corporations

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by the Company as treasury stock, or by Parent or Sub at such time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 3.02, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Common Stock issuable upon settlement of Company Restricted

Stock under Section 3.04(c), but excluding shares to be canceled in accordance with Section 3.01(b) and, except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect thereto.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Except as permitted under Section 6.01(a)(xvii), prior to the Effective Time, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.02 Adjustment to Merger Consideration. Without limiting the other provisions of this Agreement but without duplication of the provisions of Section 1.01(c), if at any time during the period between the date of this Agreement and the Effective Time, if there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(c) shall be equitably adjusted by Parent to reflect the effect thereof, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 3.02 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.03 Exchange Fund.

(a) Paying Agent. Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Certificate Exchange Procedures. As promptly as reasonably practicable after the Effective Time, but in no event more than three (3) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration and any such dividends to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company

Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent, and any Taxes resulting therefrom shall be paid by Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of any Company Stock Option, Restricted Stock Unit or Performance Stock Unit to receive the holder’s applicable Equity Award Amount (if any) in respect thereof, in each case as provided herein.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Offer Price, Merger Consideration, Equity Award Amount and any amounts otherwise payable pursuant to this Agreement (and/or the Offer) to any holder of shares of Company Common Stock or any holder of any Company Equity Award, as applicable, such amounts as Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of applicable tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.04 Company Equity Awards.

(a) Company Actions. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the earlier to occur of the Effective Time and the expiration of the Offer, the Company shall use its commercially reasonable efforts to obtain all necessary waivers, consents and/or releases, if any, in form and substance reasonably satisfactory to Parent, from holders of Company Stock Options, Company Restricted Stock, Restricted Stock Units, Performance Stock Units and/or Warrants (together the “Company Equity Awards”), and take all such other action, without incurring any liabilities in connection therewith, as Parent may deem to be necessary or reasonably required to give effect to the transactions contemplated by this Section 3.04 and to give effect the provisions of this Section 3.04. As promptly as reasonably practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering any of the Company Stock Plans) shall adopt resolutions and/or take such other actions as are required to give effect to the transactions contemplated by this Section 3.04 and to give effect to the provisions of this Section 3.04 at the earlier to occur of the time of the Acceptance Time and the Effective Time (such earlier occurring time, the “Acceleration Time”).

(b) Company Stock Options. At the Acceleration Time, each unexpired and unexercised Company Stock Option that is outstanding and unexercised immediately prior to the Acceleration Time (whether vested or unvested) shall be fully vested, and (to the extent not exercised prior to the Acceleration Time), at the Effective Time, shall be canceled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Offer Price over (B) the applicable exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such unexercised portion of such Company Stock Option that is outstanding and unexercised as of immediately prior to the Acceleration Time. For the avoidance of doubt, in the event that the applicable exercise price per share of Company Common Stock of any such Company Stock

Option is equal to or greater than the Offer Price, such Company Stock Option will be canceled as of the Effective Time without consideration or other payment thereon and shall have no further force or effect.

(c) Company Restricted Stock. Each holder of an unvested award of Company Restricted Stock that is issued and outstanding as of immediately prior to the Acceleration Time shall have the right to tender such Company Restricted Stock into the Offer, subject to and contingent upon the occurrence of the Acceleration Time. At the Acceleration Time, each share of Company Restricted Stock that is issued and outstanding as of immediately prior to the Acceleration Time shall become fully vested, and the vesting restrictions thereon shall lapse and, to the extent not withheld by the Company to satisfy Tax withholding obligations, the Company shall deliver shares of Company Common Stock in settlement thereof or, if such Company Restricted Stock is tendered into the Offer, shall be treated as a share of Company Common Stock properly tendered into the Offer.

(d) Restricted Stock Units. At the Acceleration Time, each Restricted Stock Unit that is issued and outstanding immediately prior to the Acceleration Time (whether vested or unvested) shall be fully vested and, at the Acceleration Time, canceled, with the holder of each such Restricted Stock Unit becoming entitled to receive (without duplication) from the Surviving Corporation (promptly following the date on which the Acceleration Time occurs) an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to such Restricted Stock Unit held by such holder at the Acceleration Time. As of the Acceleration Time, all Restricted Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of a Restricted Stock Unit that is issued and outstanding as of immediately prior to the Acceleration Time shall cease to have any rights with respect thereto, except the right of the holder of any such Restricted Stock Unit that is issued and outstanding immediately prior to the Acceleration Time to receive (without duplication) the applicable cash payment therefor pursuant to this Section 3.04(d).

(e) Performance Stock Units.

(i) Continuing Employees. At the Acceleration Time, each Performance Stock Unit issued and outstanding immediately prior to the Acceleration Time (whether vested or unvested) and held by a holder who is employed by the Company or one of its Subsidiaries at the Acceleration Time shall be canceled, retired and shall cease to exist and be converted into the right to receive from the Surviving Corporation (without duplication) an amount in cash, without interest, equal to the sum of (A) the product of (1) the Offer Price multiplied by (2) the target award level number of shares of Company Common Stock subject to such Performance Stock Unit held by such holder immediately prior to the Acceleration Time and (B) interest on the amount set forth in subsection (A) of this Section 3.04(e)(i) at the rate of LIBOR plus 1% per annum calculated from the date on which the Acceleration Time occurs through the date on which such cash payment becomes vested (in accordance with the proviso of this sentence) and paid; provided that, with respect to any such cash amount payable to any such holder of such a Performance Stock Unit, such cash amount payable to any such holder of such a Performance Stock Unit shall vest and be paid as follows: one-third of such cash amount shall vest and be paid on the date which is the last day of the original full performance period (which date shall, in any event, be after the date on which the Acceleration Time occurs), one-third of such amount shall vest and be paid on the first anniversary of the date on which the Acceleration Time occurs, and one-third of such amount shall vest and be paid on the second anniversary of the date on which the Acceleration Time occurs, except that if such holder’s Change in Control Termination (as defined in the award agreement pursuant to which such holder was granted such Performance Stock Unit), if applicable, occurs after the Acceleration Time but prior to the second anniversary of the date on which the Acceleration Time occurs, then upon the occurrence of such holder’s Change in Control Termination, any remaining unpaid portion of such cash amount payable to such holder of such a Performance Stock Unit shall be paid (in full and complete satisfaction of the Surviving Corporation’s payment obligations in respect of such Performance Stock Unit and without duplication of amounts) upon or promptly following the occurrence of such holder’s Change in Control Termination.

(ii) Terminated Employees. At the Acceleration Time, each Performance Stock Unit issued and outstanding immediately prior to the Acceleration Time (whether vested or unvested) and held by a holder whose employment terminated prior to the Acceleration Time under circumstances pursuant to which the holder remains eligible to receive a pro-rated award under the terms of the underlying award agreement pursuant to which such Performance Stock Unit was issued to such holder shall be canceled, retired and shall cease to exist and be converted into the right to receive (without duplication) from the Surviving Corporation (promptly following the date on which the Acceleration Time occurs) an amount in cash, without interest, equal to the product of (A) the Offer Price multiplied by (B) a pro rata portion of the target number of shares of Company Common Stock subject to such Performance Stock Unit held by such holder immediately prior to the Acceleration Time, based on the number of days in the applicable performance period prior to such holder’s termination of employment.

(iii) Termination. As of the Acceleration Time, all Performance Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of a Performance Stock Unit shall cease to have any rights with respect thereto, except the right of the holder of any Performance Stock Units that are issued and outstanding immediately prior to the Acceleration Time to receive (without duplication) the applicable cash payment therefor (if any) pursuant to this Section 3.04(e).

(iv) The provisions of this Section 3.04(e) shall be subject to, and shall not be deemed to amend, modify or supersede, the terms and conditions of the Performance Stock Units.

(f) Warrants.

(i) BPW Warrants. At the Acceleration Time, each BPW Warrant outstanding immediately prior to the Acceleration Time shall be terminated and canceled without any payment therefor or other liability or obligation on the part of the Company, the Surviving Corporation, Sub, Parent and/or any of the respective Affiliates. As of the Acceleration Time, all BPW Warrants shall no longer be outstanding and shall automatically cease to exist.

(ii) Aeon and Talbots Warrants. At the Acceleration Time, each Aeon Warrant and each Talbots Warrant outstanding immediately prior to the Acceleration Time shall be converted solely into the right to receive from the Surviving Corporation, subject to the holder of such Warrant paying in full to the Company (or the Surviving Corporation, as applicable) the aggregate exercise price for the shares of Company Common Stock subject to such Warrant on or prior to the Acceleration Time, an amount in cash, without interest, equal to (i) the Offer Price, multiplied by (ii) the total number of shares of Company Common Stock subject to such Warrant that is outstanding and unexercised as of immediately prior to the Acceleration Time. As of the Acceleration Time, each holder of an Aeon or Talbots Warrant outstanding as of immediately prior to the Acceleration Time shall cease to have any rights with respect thereto, except, the right, upon payment in full in cash by such holder to the Surviving Corporation of the aggregate exercise price of such Warrant on or prior to the Acceleration Time, of such holder to receive (without duplication) an amount in cash (as described in the preceding sentence) in respect of such Warrant, without interest, equal to (i) the Offer Price, multiplied by (ii) the total number of shares of Company Common Stock subject to such Warrant that is outstanding and unexercised as of immediately prior to the Acceleration Time. No later than immediately following the Effective Time, the Company shall use its commercially reasonable efforts to provide notice to the holders of the Talbots Warrants and the Aeon Warrants that the expiration date of the Talbots Warrants and the Aeon Warrants shall be accelerated to the earliest date permitted pursuant to the respective warrant agreements governing the Talbots Warrants and the Aeon Warrants.

(g) Payment Timing. Unless a later time for payment is expressly provided in this Section 3.04 or is otherwise agreed between Parent and an individual holder, the Surviving Corporation shall pay (without duplication of amounts) the holders of Company Stock Options, Company Restricted Stock, Restricted Stock Units and Performance Stock Units the applicable cash payments (if any) described in this Section 3.04 to be paid therefor promptly after the Effective Time, but in any event not later than the fifth (5th) Business Day after the Effective Time.

(h) Other Matters. The Company shall use its commercially reasonable efforts to take, and to cause each of its Subsidiaries to take, all necessary and appropriate actions (including obtaining any necessary determinations and/or resolutions of the board of directors of the Company or any Subsidiary of the Company or a committee thereof and amending any Company Stock Plan) so that (i) no cancellation or termination of any Company Stock Options, Company Restricted Stock, Restricted Stock Units, Performance Stock Units and/or Warrants under this Section 3.04 (or termination of any Company Stock Plan pursuant to clause (ii) below) shall terminate, cancel or otherwise affect any restrictive covenant binding on the holder of any Company Stock Options, Company Restricted Stock, Restricted Stock Units, Performance Stock Units and/or Warrants contained in any Company Stock Plan or any agreement entered into pursuant thereto or with respect to any such equity interests or awards, (ii) as of the Effective Time, each Company Stock Plan in existence as of the Acceptance Time shall be terminated, and all awards and grants thereunder shall be terminated and cancelled in accordance with the applicable provisions of this Section 3.04 and (iii) no new equity or other interests are issued after the Capitalization Date pursuant to any Company Stock Plan in existence as of any time prior to the Acceptance Time or any agreement entered into pursuant thereto.

(i) The payment of all Equity Award Amounts hereunder shall be subject to withholding for taxes in accordance with Section 3.03(h). The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 3.04.

ARTICLE IV

Representations and Warranties of the Company

Except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, since January 30, 2010 and publicly available prior to the date of this Agreement (excluding any exhibits filed pursuant to section 3 or section 10 of the Exhibit Table contained in Item 601 of Regulation S-K), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein to the extent they are primarily predictive, cautionary or forward looking in nature, but being understood that this clause (i) shall not be applicable to Section 4.01, Section 4.03, Section 4.04, Section 4.05, Section 4.10(e), Section 4.10(i), Section 4.19, Section 4.20, Section 4.21, Section 4.22 and Section 4.24, or (ii) subject to Section 10.02(g), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Sub as follows:

Section 4.01 Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Company Subsidiary has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and the Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to have such power and authority and to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.01 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), and the jurisdiction of organization thereof.

Section 4.02 Certificate of Incorporation and By-Laws. The copies of the Company Certificate of Incorporation and the Company By-Laws, which were previously furnished or made available to Parent, are complete and correct, in each case as in effect on the date of this Agreement. The Company has made available to Parent a complete and correct copy of the charter and by-laws (or equivalent organizational documents), and all amendments thereto, of each of the Company Subsidiaries, in each case as in effect on the date of this Agreement. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of Two Hundred Million (200,000,000) shares of Company Common Stock. At the close of business on May 23, 2012 (the “Capitalization Time”), (i) 70,275,107 shares of Company Common Stock were issued and outstanding (of which 737,147 were shares of Company Restricted Stock), (ii) 28,071,680 shares of Company Common Stock were held in treasury by the Company, (iii) 8,007,425 shares of Company Common Stock were authorized and reserved for issuance pursuant to the Company Stock Plans (all of which are listed on Section 4.03(a) of the Company Disclosure Letter) and 19,152,354 shares of Company Common Stock were authorized and reserved for issuance pursuant to the Warrants (including, as of the Capitalization Time, outstanding Company Stock Options to purchase 3,961,739 shares of Company Common Stock, outstanding Restricted Stock Units, payable on a one-for-one basis, with respect to 78,722 shares of Company Common Stock and outstanding Performance Stock Units determined at target award level (which, pursuant to each of the applicable award agreements pursuant to which such Performance Stock Units were granted, is the maximum allowable award level pursuant to which any shares of Company Common Stock (or any cash payment in lieu thereof) will be issuable with respect to any such Performance Stock Units in connection with the consummation of the transactions contemplated by this Agreement) with respect to 1,834,530 shares of Company Common Stock), and (iv) no shares of Company Common Stock are owned by any Company Subsidiary. Except as expressly set forth in the immediately preceding sentence, at the Capitalization Time, no shares of Company Common Stock were issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock (including Company Restricted Stock) have been, and all shares of capital stock that may be issued pursuant to outstanding Company Stock Options, Performance Stock Units, Restricted Stock Units and Warrants will be, when (and if) issued in accordance with the terms thereof, duly authorized and validly issued, fully paid and nonassessable and not subject to, or issued in violation of, preemptive rights.

(b) Section 4.03(b) of the Company Disclosure Letter sets forth a correct and complete list (as of the Capitalization Time) of (i) all outstanding Company Stock Options, the name of the Person holding each such Company Stock Option, the number of shares of Company Common Stock issuable upon the exercise of each such Company Stock Option, the name of the Company Stock Plan under which it was issued or granted, the applicable exercise price of each such Company Stock Option, the applicable vesting schedule, the extent to which such Company Stock Option is vested and exercisable as of the date hereof, and the expiration date thereof, (ii) all outstanding Warrants, the number of shares of Company Common Stock issuable upon the exercise of each such Warrant, the applicable exercise price of each such Warrant and the expiration date thereof, (iii) all outstanding Restricted Stock Units, the name of the Person holding each such Restricted Stock Unit, the name of the Company Stock Plan under which it was issued or granted, the number of shares of Company Common Stock issuable upon or subject to such Restricted Stock Unit, the exercise price, if applicable, of each such Restricted Stock Unit, the applicable vesting schedule, the extent to which such Restricted Stock Unit is vested and exercisable as of the date hereof, and the expiration date thereof, (iv) all outstanding Performance Stock Units, the name of the Person holding each such Performance Stock Unit, the name of the Company Stock Plan under which it was issued or granted, the maximum number of shares of Company Common Stock (or cash payment in lieu thereof) issuable upon or subject to such Performance Stock Unit in connection with the consummation of the transactions contemplated by this Agreement (determined at the target award level in accordance with the terms and conditions of the award agreements governing each of the Performance Stock Units), the exercise price, if applicable, of each such Performance Stock Unit, the applicable vesting schedule, the extent to which such Performance Stock Unit is vested and exercisable as of the date hereof, and the expiration date thereof and (v) all outstanding Company Restricted Stock, the name of the Person holding each such share of Company Restricted Stock and the vesting schedule for each such share of Company Restricted Stock. Since the Capitalization Time, no shares of Company Common Stock (including Company Restricted Stock), Company Stock Options, Performance Stock Units, Restricted Stock Units, Warrants or other Equity Interests of the Company or any Company Subsidiary have been issued, other than issuances of shares of Company Common Stock pursuant to the proper exercise of Company Equity Awards outstanding as of the Capitalization Time.

(c) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of (or otherwise in respect of) any class of securities or other Equity Interests of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as listed on Section 4.03(c) of the Company Disclosure Letter, there are not (x) any shares of capital stock or other Equity Interests in or of the Company issued or outstanding and/or (y) commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other Equity Interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other Equity Interests in, the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

(d) Except as set forth in Section 4.03(d) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Each outstanding share of capital stock and other Equity Interest of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, Liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Liens. Except for its interests in the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any capital stock of, or other Equity Interests in, any corporation, partnership, joint venture, association or other entity.

(e) Except for the Rights Agreement, the Company does not have any stockholder rights plan in effect. The Company (and the Company Board) has taken all necessary actions to (i) render the Rights Agreement inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (including, without limitation, all necessary action so that none of the execution or delivery of this Agreement or the consummation of the Offer, the Merger and/or any other transaction contemplated by this Agreement will result in (1) Parent or Sub or any “Affiliate” or “Associate” of Parent or Sub being deemed to be an “Acquiring Person” (as such terms are defined in the Rights Agreement), (2) the occurrence of a “Distribution Date” (as such term is defined in the Rights Agreement) or (3) the distribution of Rights Certificates (as defined in the Rights Agreement) separate from the certificates representing the shares of Company Common Stock) and (ii) terminate the Rights Agreement, and to cause the “Rights” (as such term is defined in the Rights Agreement) to expire and cease to be in full force and effect, as of immediately prior to the Acceleration Time. For the avoidance of doubt, no “Rights” (as such term is defined in the Rights Agreement) shall be exercisable as a result of the Agreement, the Offer, the Merger and/or any of the other transactions contemplated by the Agreement, and, as described in the preceding sentence, all Rights shall be terminated and cease to exist as of immediately prior to the Acceleration Time. After giving effect to the termination of the Rights Agreement as provided in this Section 4.03(e), neither the Company nor any Company Subsidiary has any stockholder rights plan, “poison pill” or similar plan or arrangement in effect. No Person has become an “Acquiring Person” (as such term is defined in the Rights Agreement).

(f) As of the Capitalization Time, there is not outstanding any amount of Indebtedness of the Company and/or any of the Company Subsidiaries other than the Indebtedness set forth on Section 4.03(f) of the Company Disclosure Letter. With respect to such outstanding Indebtedness, Section 4.03(f) of the Company Disclosure Letter also sets forth for each tranche or type of such outstanding Indebtedness (i) the outstanding aggregate unpaid principal amount of each such tranche or type of Indebtedness as of the Capitalization Time, (ii) the aggregate amount of accrued but unpaid interest thereon as of the Capitalization Time and (iii) the aggregate amount of prepayment fees or premiums or similar costs that would be payable if the Merger were to be consummated as of the Capitalization Time and all such Indebtedness was to be fully repaid and discharged as of the Capitalization Time in connection therewith.

Section 4.04 Authority; Recommendation.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, to obtaining the Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, in the case of the Merger, if required by applicable Law, the Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a legally valid and binding obligation of Parent and Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws of general applicability relating to or affecting the rights and remedies of creditors and (y) general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law (clause (x) and (y) collectively, the “Enforceability Exception”).

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, (ii) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby, (iii) declaring that the terms of this Agreement and the transactions contemplated hereby and thereby, including the Merger, the Offer and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein and therein, are fair to and in the best interests of the stockholders of the Company, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (v) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (this clause (v), the “Recommendation”), (vi) irrevocably, prior to any termination of this Agreement in accordance with its terms, approving for all purposes each of Parent, Sub and their respective Affiliates with respect to this Agreement and the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) to exempt such Persons (with respect to this Agreement and the transactions contemplated hereby), agreements and transactions from, and to elect for the Company, Parent, Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,”

“fair price” or other form of anti-takeover Laws (including the provisions of Section 203 of the DGCL) (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Sub or any of their respective Affiliates or this Agreement or the transactions contemplated hereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way and (vii) authorizing and approving the Top-Up and the issuance of the Top-Up Shares thereunder. There are no “anti-takeover” or similar provisions in any organizational or governing documents of the Company or any Company Subsidiary.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (tangible or intangible) of the Company or any Company Subsidiary under (other than any such Lien created as a result of any action taken by Parent or Sub or any Permitted Lien), any provision of (i) the Company Certificate of Incorporation, the Company By-Laws or the comparable organizational documents of any Company Subsidiary, subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, (ii) assuming that all consents, approvals, authorizations and permits listed in Section 4.05(b) have been obtained prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time) and all filings and notifications listed in Section 4.05(b) have been made and any waiting periods thereunder have terminated or expired prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time), any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Letter, any Company Material Contract, other than, in the case of clauses (ii) and (iii), respectively, any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order, waiver, authorization or permit of, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust or similar Law of any jurisdiction (collectively, the “Foreign Merger Control Laws”), (ii) the filing with the SEC of (w) the Schedule 14D-9, (x) if required by applicable Law, the Proxy Statement, (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”), and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of the Company Subsidiaries is qualified to do business, (iv) any filings or notices required under the rules and regulations of the NYSE, (v) the Bank Approvals and (vi) such other consents, approvals, orders, waivers, authorizations, permits, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance With Law. Except for employee benefit plans, labor and other employment matters, which are the subjects of Section 4.10 and Section 4.11, for environmental matters, which are the subject of Section 4.14, for intellectual property matters, which are the subject of Section 4.15 and for tax matters, which are the subject of Section 4.17, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business as it is currently being conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except for Laws or Company Permits with respect to employee benefit plans and labor and other employment matters, which are the subjects of Section 4.10 and Section 4.11, environmental matters, which are the subject of Section 4.14, and tax matters, which are the subject of Section 4.17, each of the Company and the Company Subsidiaries are in compliance, and have been in compliance since January 30, 2010, with all Laws applicable to its business or operations or by which any of its properties or assets are bound and all Company Permits, except in each case for any instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 SEC Documents; Financial Statements; Undisclosed Liabilities; Internal Controls.

(a) The Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 30, 2010 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, in each case prior to the date hereof, (a) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, in each case prior to the date hereof, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, as in effect on the date so filed, and (b) did not, at the time it was filed or furnished (or became effective in the case of registration statements), or, if subsequently amended or supplemented prior to the date hereof, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, occurring since January 30, 2010 and prior to the date hereof that is not otherwise available on the SEC’s Electronic Data Gathering and Retrieval Database (EDGAR) prior to the date hereof. As of the date hereof, to the knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, any notes thereto) of the Company and the consolidated Company Subsidiaries contained in or incorporated by reference into the Company SEC Filings, as amended, supplemented or restated, if applicable, (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of the Company Financial Statements presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and the consolidated results of operations, shareholders’ equity and cash flows of the Company and the consolidated Company Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in a manner that permits the Company to prepare its consolidated financial statements in conformity with GAAP.

(c) Except as and to the extent (i) disclosed or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Company SEC Filings filed prior to the date hereof or (ii) set forth in Section 4.07(c) of the Company Disclosure Letter, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (A) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (B) that were incurred after January 28, 2012 in the ordinary course of business and in a manner consistent with past practice or (C) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since January 30, 2010, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s audit committee from January 30, 2010 to the date of this Agreement.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including the consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit that would constitute prohibited loans or extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(g) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Filing.

Section 4.08 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Sub specifically for use therein.

(b) The information with respect to the Company or any of the Company Subsidiaries that the Company furnishes to Parent or Sub in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO and at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.09 Absence of Certain Changes or Events. Since January 28, 2012 through the date of this Agreement, except as (a) disclosed in the Company SEC Filings filed after January 28, 2012 and prior to the date hereof, (b) contemplated by, or as disclosed pursuant to, this Agreement or (c) set forth in Section 4.09 of the Company Disclosure Letter, (i) there has not been any Company Material Adverse Effect, (ii) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (iii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 6.01(a) hereof.

Section 4.10 Employee Benefits Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation, change in control, retention, severance, termination, employment, vacation, medical, employee benefits, fringe benefits, pension or retirement plan, policy, program, practice, agreement, understanding or arrangement, and any other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to, or otherwise for the benefit of, any current or former director, officer, employee, independent contractor or other service provider (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary, whether foreign or domestic, which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, or which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any material obligation or liability, including by reason of having an ERISA Affiliate (each a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has provided or made available to Parent and Sub complete and correct copies of (i) such Company Benefit Plan, including any related trust documents or other funding vehicles, and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company, the most recent actuarial valuation reports; the most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto; all current summary plan descriptions; all material written communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor; and all amendments and modifications to any such document.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, in form and operation, and administered in accordance with its terms and all applicable Laws, including ERISA and the Code.

(c) (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (the “IRS”) as to its qualified status or may rely upon an opinion letter for a prototype plan, in each case that has not been revoked, and, to the Company’s knowledge, there are no existing circumstances and no events have occurred that would adversely affect the qualified status of any such Company Benefit Plan or the related trust, (ii) to the knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, no amount paid or payable (whether in cash or property) as a result of or in connection with the consummation of the transactions contemplated by this Agreement to employee, officer, director or other service provider of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise, is or would be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Each Company Benefit Plan or other arrangement to which the Company or any Company Subsidiary is a party or is bound that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all material respects.

(g) No Company Benefit Plan or other arrangement to which the Company or any Company Subsidiary is a party provides for the gross-up or reimbursement for any Taxes imposed under Section 4999 or 409A of the Code.

(h) Except as set forth in Section 4.10(h) of the Company Disclosure Letter and as required by Law, no Company Benefit Plan or other agreement or arrangement to which the Company or any Company Subsidiary is a party or is bound provides (or could reasonably be expected to require the Company or any Company Subsidiary to provide) any post-employment medical or life insurance benefits to any Person.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement (including in combination with other events or circumstances) will not (i) entitle any current or former director, officer, employee or other service provider who is a natural person of the Company or any Company Subsidiary to any payment, (ii) result in the acceleration of the time of payment or vesting of compensation or benefits, as applicable, or (iii) increase the amount of any payment under any Company Benefit Plan (including any Company Stock Plan).

(j) All contributions and premiums required to have been paid by the Company or any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law have been paid within the time prescribed by any such plan, agreement and applicable Law, except to the extent failure to do so would not reasonably be expected to have a Company Material Adverse Effect.

(k) With respect to the Company Benefit Plans, individually and in the aggregate, and in all material respects, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of the Company.

(l) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) the Company, the Company Subsidiaries and any ERISA Affiliate has met all applicable minimum funding requirements under Section 412 of the Code and Section 302 of ERISA and each such plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances, (ii) except as set forth in Section 4.10(l) of the Company Disclosure Letter, as of its most recent actuarial valuation, the fair market value of the assets of such Company Employee Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested), (iii) except for the transactions contemplated by this Agreement, no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full, (v) no liability (other than for contributions to Company Benefit Plans not yet due and payable or for premiums payable to the Pension Benefit Guaranty Corporation in the ordinary course) under Title IV of ERISA has been or is expected to be incurred by the Company, any Company Subsidiaries or any ERISA Affiliate, (vi) no violation of Section 409A(b)(3) of the Code has occurred, and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such Company Benefit Plan and, to the Company’s knowledge, no condition exists that would present a reasonable risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.

Section 4.11 Labor and Other Employment Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and each Company Subsidiary is and has been in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 4.11 of the Company Disclosure Letter or as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, with respect to the Company and each Company Subsidiary: (i) there are no pending, or to Company’s knowledge threatened, labor or employment claims, including any Action alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, or unlawful tax withholding practices that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; (ii) no Company or Company Subsidiary is a party to any collective bargaining agreement or any collective bargaining relationship; (iii) to the Company’s knowledge, no union organizing activities are underway or threatened and no such activities have occurred within the past three (3) years; (iv) there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway, or to the Company’s knowledge, threatened; and (v) within the past three (3) years, no plant closing or layoff of employees has been implemented that required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance, which notice was not given.

Section 4.12 Contracts.

(a) Except for contracts set forth in the “Exhibit Index” of any Company SEC Filing filed since January 28, 2012 and Contracts set forth in Section 4.12 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or expressly bound by any existing Contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and the Company Subsidiaries, taken as a whole, or in which the Company owns any voting or economic interest;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money, trade payables financing arrangements, deferred payment or other Indebtedness (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $1,000,000;

(iv) prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of the Company Subsidiaries, prohibits the pledging of any Equity Interest of any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary, other than the Existing Credit Agreements;

(v) is a material settlement, conciliation or similar agreement (x) with any Governmental Authority or (y) which would require the Company or any Company Subsidiary to pay consideration of more than $500,000 after the date of this Agreement;

(vi) (A) contains a standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of a Third Party, or (B) which contains any “non-solicitation”, “no hire” or similar provision which restrict the Company or any Company Subsidiary in soliciting, hiring, engaging, retaining or employing such Third Party’s current or former employees in a manner or to an extent that would interfere in any material respect with the ordinary course operations of the business of the Company or the Company Subsidiaries;

(vii) relates to any acquisition by the Company or any of the Company Subsidiaries of Equity Interests or any material assets (other than acquisitions of inventory or equipment in the ordinary course of business) pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification (other than indemnification obligations with respect to directors and officers), “earn-out” or other contingent payment or guarantee obligations, in each case, that are reasonably likely to result in payments in excess of $250,000;

(viii) contains any covenant that (A) materially limits the ability of the Company or any Company Subsidiary (or after the Acceptance Time or Effective Time, Parent, the Surviving Corporation, or their respective Subsidiaries) to engage in any line of business, or to compete with any Person or operate at any geographic location, except for radius restrictions that may be contained in Contracts entered into in the ordinary course of business consistent with past practice, or expressly requiring the Company and/or any Company Subsidiary to purchase an amount of goods or services from a particular Person in an amount in excess of $500,000 annually, or $1,000,000 in the aggregate, or (B) could require the disposition of any material assets or material line of business of the Company or any Company Subsidiary;

(ix) involves any directors, executive officers (as such term is defined in the Exchange Act) or 5% stockholders of the Company or any of their affiliates (other than the Company or any Company Subsidiary) or immediate family members;

(x) relates to the employment of any individual on a full-time or part-time, consulting, or other basis providing for an annual base salary in excess of $200,000;

(xi) contains a license of Intellectual Property (except for licenses of commercially available software granted to the Company or any Company Subsidiary) that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole;

(xii) by its terms calls for aggregate payments by the Company or any of Company Subsidiaries of more than $1,000,000 over the remaining term of such Contract, except for (A) any such Contract that may be canceled, without any material penalty or other material liability to the Company or any Company Subsidiaries, upon notice of 90 days or less and (B) any purchase orders for merchandise issued in the ordinary course of business; or

(xiii) grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company or any of the Company Subsidiaries.

Each contract of the type described in this Section 4.12(a) and each Contract that is listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012 (other than those listed under “Expired Contracts” in Section 4.12(b) of the Company Disclosure Letter under which the Company and the Company Subsidiaries do not have any further material obligations or liabilities), is referred to herein as a “Company Material Contract.”

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Enforceability Exception, (ii) to the knowledge of the Company, each Company Material Contract is a legally valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Enforceability Exception, (iii) neither the Company nor any Company Subsidiary, and, to the knowledge of the Company, no counterparty, is in breach or violation of, or default under, any Company Material Contract, (iv) to the knowledge of the Company, none of the Company or any Company Subsidiary has received written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract and (v) to the knowledge of the Company, the Company has not received any written notice from any counterparty to any Company Material Contract that such counterparty intends to terminate, or not renew, any Company Material Contract. As of the date of this Agreement, true and correct copies of all Company Material Contracts (as amended or modified) are either publicly filed with the SEC or the Company has made available to Parent prior to the date hereof copies of such Company Material Contracts.

Section 4.13 Litigation. Except as set forth in Section 4.13 of the Company Disclosure Letter, as of the date hereof, (a) there is no legal, administrative, arbitral or other suit, claim, charge, grievance, mediation, action, investigation or proceeding of any nature (“Action”) pending or, to the knowledge of the Company, threatened, in each case, against the Company or any Company Subsidiary or any of their respective assets or properties and (b) neither the Company nor any Company Subsidiary, or any of their respective assets or properties, is subject to or bound by any outstanding judgment, order, writ, stipulation, settlement, award, arbitration award, finding injunction or decree (“Order”), in each case, which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. This Section 4.13 does not relate to tax matters, which are the subject of Section 4.17.

Section 4.14 Environmental Matters.

(a) Except as set forth in Section 4.14 of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company:

(i) Each of the Company and each Company Subsidiary is in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Environmental Permits;

(ii) None of the Company or any Company Subsidiary has received any written notice of liability or written claim or written notice of violation from any Governmental Authority or other Person alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law that has not been resolved;

(iii) None of the Company or any Company Subsidiary is subject to any final, written Action or Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the disposal, release, exposure to, investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no such Action or Order is pending or, to the knowledge of the Company, threatened in writing with respect thereto; and

(iv) None of the Company or any Company Subsidiary or any of their predecessors has stored, disposed of, transported, handled or released any Hazardous Materials at any real property owned or leased by the Company or any Company Subsidiary, in each case that has given rise to or would reasonably be expected to give rise to liabilities pursuant to Environmental Laws.

(b) This Section 4.14 contains the sole representations and warranties of the Company with respect to environmental matters.

Section 4.15 Intellectual Property.

(a) Except for matters that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect or are otherwise set forth in Section 4.15(a) of the Company Disclosure Letter, (i) each of the Company and the Company Subsidiaries owns or possesses the right to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as that business is currently conducted (“Company Intellectual Property”), (ii) the operation of the business as currently conducted by the Company and the Company Subsidiaries does not infringe upon, dilute, misappropriate or otherwise conflict with the Intellectual Property of any third party, (iii) during the two (2) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice alleging that the Company or any Company Subsidiary has infringed upon, misappropriated, diluted or otherwise conflicted with any Intellectual Property right of any third party, and (iv) to the knowledge of the Company, no third party is currently infringing, diluting, misappropriating or conflicting with any Company Intellectual Property owned by the Company or any Company Subsidiary, except for non-commercial infringements by clips of advertisements owned by the Company or a Company Subsidiary posted by third parties on video sharing or social networking Internet sites.

(b) Section 4.15(b) of the Company Disclosure Letter lists all issued or registered Intellectual Property and applications therefor owned by the Company or any Company Subsidiary (indicating for each, as applicable, the owner(s), jurisdiction, and patent, registration and application numbers (as applicable)). All registrations owned by the Company or any of the Company Subsidiaries and set forth in Section 4.15(b) of the Company Disclosure Letter are subsisting, and, to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, other than as set forth in Section 4.15(b) of the Company Disclosure Letter, no material Company Intellectual Property owned by the Company or a Company Subsidiary is subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting in any material respect the use thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and subject to the consents, if any, that may be required with respect to the Contracts set forth in Section 4.05(a) and Section 4.15(b) of the Company Disclosure Letter, the transactions contemplated by this Agreement shall not impair the right, title, or interest of the Company or any of the Company Subsidiaries in or to any Company Intellectual Property.

(c) To the knowledge of the Company, the computer hardware and software systems used by the Company and the Company Subsidiaries in the conduct of their respective businesses (collectively, the “Business Systems”) are sufficient in all material respects for the conduct of such businesses as conducted on the date of this Agreement. The Company and the Company Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and act in material compliance therewith. In the last eighteen (18) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied to the Company’s reasonable satisfaction.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, since January 30, 2010 (i) the

Company and the Company Subsidiaries have maintained and maintain policies and procedures regarding data security that have been and are in compliance with applicable Law, (ii) the Company and the Company Subsidiaries’ use and dissemination of personal information about an identifiable individual that is, or has been, in the possession of the Company or the Company Subsidiaries (“Personal Information”) is, and has been, in compliance with all the Company and the Company Subsidiaries’ privacy and data security policies and applicable Law, and (iii) to the knowledge of the Company, there have been no security breaches relating to any Personal Information maintained by the Company or any Company Subsidiary that would require reporting to individual owners of such Personal Information under applicable Law.

Section 4.16 Assets and Properties.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth the address of all real property owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Owned Real Property”). With respect to each Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) except as set forth in Section 4.16(a) of the Company Disclosure Letter, the Company or the Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.16(b) of the Company Disclosure Letter sets forth the address of all leasehold or subleasehold estates held by the Company or any Company Subsidiary as of the date of this Agreement (i) that are operated as stores or (ii) with an annual base rent in excess of $250,000 per year (the “Leased Real Property”). Except as set forth in Section 4.16(b) of the Company Disclosure Letter and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legally valid, binding, enforceable and in full force and effect and to the Company’s knowledge, there are no disputes with respect to such Lease; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company or Company Subsidiary is in breach or default under such Lease, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (iv) the Company or a Company Subsidiary has a good and valid title to a leasehold estate in each Leased Real Property.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Permitted Liens. Such personal property, Owned Real Property and Leased Real Property (taken as a whole) is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For the avoidance of doubt, this section does not apply to Intellectual Property matters, which are exclusively addressed in Section 4.15.

Section 4.17 Taxes.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary have duly and timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and (ii) all such Tax Returns were complete and correct. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Taxes whether or not shown as due and payable on such filed Tax Returns have been paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP and the accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are adequate under GAAP for any liabilities as of the date of the Company Financial Statements for Taxes that are not yet due and payable.

(b) There are no audits, examinations, or other proceedings currently ongoing or pending with regard to any material Taxes of the Company or any Company Subsidiary; and neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes where any such waiver or extension is still in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (ii) the Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (iii) there are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements; (iv) neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years; (v) neither the Company nor any Company Subsidiary (A) is a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (B) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise (excluding customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes), or (C) is a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements between or among the Company and the Company Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes); (vi) neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Effective Time as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Effective Time or (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Effective Time; (vii) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated hereunder); and (viii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d) This Section 4.17 and Section 4.10 contain the sole representations and warranties of the Company with respect to filing of Tax returns, the payment of Taxes and the compliance with Tax Laws.

Section 4.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) neither the Company nor any Company Subsidiary is in breach of or default under any such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such insurance policies and (c) since January 30, 2010, no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.19 Rule 14d-10 Matters. All amounts payable to holders of Company Common Stock and other Equity Interests of the Company (“Covered Securityholders”) pursuant to the Company Benefit Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of the applicable NYSE rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (A) each Company Stock Plan, (B) the treatment of the Company Equity Awards (other than the Warrants) in accordance with the terms set forth in this Agreement, as applicable, the applicable Company Stock Plan and any applicable Company Benefit Plans and (C) each other Company Benefit Plan set forth in Section 4.19 of the Company Disclosure Letter, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) (2) under the Exchange Act with respect to the foregoing arrangements.

Section 4.20 Affiliate Transactions. Except as set forth in Section 4.20 of the Company Disclosure Letter and except as disclosed in the Company SEC Filings filed prior to the date hereof and except for any Contracts between the Company (on the one hand) and Parent or one or more of its Affiliates (on the other hand), there are no transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreement arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.21 Voting Requirements. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.10, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approval”) is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to approve and consummate the transactions contemplated hereby.

Section 4.22 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.10, the Company Board has taken such actions and votes as are necessary to render the provisions of any Takeover Law, including Section 203 of the DGCL, inapplicable to this Agreement, the Offer, the Top-Up, the Merger and/or any other transaction contemplated by this Agreement.

Section 4.23 Fairness Opinion. Perella Weinberg Partners LP (the “Financial Advisor”) has delivered to the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement (the “Fairness Opinion”), that, as of such date, and subject to the various limitations, assumptions, factors and matters set forth therein, the Offer Price to be received by the holders of Company Common Stock (other than the Parent Affiliates (as such term is defined in the Fairness Opinion)) in the Offer and the Merger is fair, from a financial point of view, to such holders of Company Common Stock. A signed true and complete copy of the Fairness Opinion will be provided to Parent as soon as reasonably practicable after the date of this Agreement for informational purposes only.

Section 4.24 Brokers and Other Advisors. Other than the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Prior to the date hereof, the Company has provided to Parent a copy of any engagement or similar letter with the Financial Advisor with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries with respect to any other information provided to Parent or Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary, Representative of the Company or Affiliate of the Company will have or be subject to any liability to Parent, Sub or any other Person resulting from the distribution to, or use by, Parent, Sub or any Parent Representative of any information provided to Parent, Sub or any Parent Representative by the Company, any Company Subsidiary or any Company Representative, including any information, documents, projections, forecasts, business plans or other material made available in the “virtual data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

ARTICLE V

Representations and Warranties of Parent and Sub

Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or limited liability company (as applicable) power and authority to carry on its business as it is now being conducted.

Section 5.02 Authority. Each of Parent and Sub has all necessary corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Sub, as applicable, and the consummation by Parent and Sub of the transactions contemplated by, and compliance with the provisions of, this Agreement have been duly and validly authorized by all necessary corporate and limited liability company (as applicable) action on the part of Parent and Sub, and no other corporate or limited liability company (as applicable) proceedings on the part of Parent or Sub and no stockholder votes are necessary to authorize this

Agreement or the Merger or to consummate the transactions contemplated hereby, except, in the case of the Merger, if required by applicable Law, the adoption of this Agreement (following its execution) by Parent as the sole stockholder of Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement is a legally valid and binding obligation of the Company, constitutes a legally valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to the Enforceability Exception.

Section 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (tangible or intangible) of Parent or Sub under (other than any such Lien created as a result of any action taken by the Company or any Company Subsidiary), any provision of (a) Parent’s certificate of formation, Sub’s certificate of incorporation or Sub’s bylaws, (b) assuming that all consents, approvals, authorizations and permits described in Section 5.03(b) have been obtained prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time) and all filings and notifications described in Section 5.03(b) have been made and any waiting periods thereunder have terminated or expired prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time), any Law applicable to Parent or Sub or by which any property or asset of Parent or Sub is bound, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, Permit or other legally binding obligation to which Parent or Sub is a party or by which any of their respective properties or assets are bound, except, as to clauses (b) and (c), respectively, for any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, losses or Liens which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order, waiver or authorization or permit of, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any applicable Foreign Merger Control Laws, (ii) the filing with the SEC of the Offer Documents, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) the Bank Approvals and (v) such other consents, approvals, orders, waivers, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04 Financing. Parent has delivered to the Company complete and correct copies of (i) the executed commitment letter (together with all exhibits, annexes and schedules, if any), dated as of the date hereof, from Sponsor (the “Equity Commitment Letter”) to provide, subject only to the terms and conditions expressly set forth therein, financing in the aggregate amount set forth therein (the “Equity Financing”), and (ii) the executed commitment letter (together with all exhibits, annexes and schedules, if any, other than the related Fee Letter), dated as of the date hereof, from General Electric Capital Corporation (the “GE Debt Commitment Letter”), and the executed commitment letter (together with all exhibits, annexes and schedules, if any, other than the related Fee Letter), dated as of the date hereof, from Wells Fargo Bank National Association, as agent and lender and the other lenders party to the Existing Term Loan Agreement (the “Wells Fargo Debt Commitment Letter” and, together with the GE Debt Commitment Letter, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitments”) to provide, subject only to the terms and conditions expressly set forth therein, debt financing in the aggregate amounts set forth therein (as such amounts of debt financing set forth therein may be modified in accordance with the express terms and conditions of the Debt Commitment Letter in connection with the following alternative financing transactions that the Company and the Company Subsidiaries will be permitted to enter into and consummate as of the Effective Time: (i) the Sycamore Third Lien Facility, (ii) the Real Estate Sale, (iii) the Vendor Financing and (iv) the PLCC Portfolio Sale, as each of the aforementioned terms is defined in the GE Debt Commitment Letter (the aforementioned items (i) through (iv) collectively referred to herein as the “Permissive Debt Financings”); it being acknowledged and agreed by each of Parent and Sub that neither the entry into, nor the consummation of, any of the Permissive Debt Financings is a condition to the receipt of either the original amounts of the debt financing to be provided by the Financing Sources pursuant to the Debt Commitment Letter or the Equity Financing to be provided by Sponsor pursuant to the Equity Commitment Letter; it being further acknowledged and agreed by the Company that, pursuant to and in accordance with Section 7.09, the Company and the Company Subsidiaries shall provide Parent and Sub all reasonably requested cooperation in connection with the arrangement and consummation of the Permissive Debt Financings) (such debt financing, in the aggregate amounts set forth in the Debt Commitment Letter, as such amounts of debt financing set forth therein may be modified in accordance with the express terms and conditions of the Debt Commitment Letter, together with the Permissive Debt Financings collectively referred to herein as the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, none of the Financing Commitments has been amended or modified, no such amendment or modification is presently contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and, as of the date hereof, the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of Parent and Sub, subject to the Enforceability Exception, and (in the case of the Debt Commitment Letter only, to the knowledge of Parent and Sub) the other parties thereto. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), the net proceeds of the Financing if funded (and applied) in accordance with the Financing Commitments are, in the aggregate, sufficient for Sub and the Surviving Corporation to pay the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts required to be paid pursuant to Section 3.04, and all fees and expenses directly related to the Debt Financing required to be paid by Parent, Sub and the Surviving Corporation. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Sub or Sponsor (in the case of Parent and Sponsor, only with respect to the Equity Commitment Letter) under the Financing Commitments or, to the knowledge of Parent and Sub, any other party thereto. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), as of the date of this Agreement, neither Parent nor Sub has any reason to believe that any of the conditions to the Financing cannot be satisfied or that the full amount of the Financing (to the extent required to be available on such date) will not be available to the Surviving Corporation on the date of the Closing. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Financing available to Parent on the terms in the Financing Commitments. There are no side letters or other agreements, arrangements or understandings (whether written or oral) (other than the Financing Commitments and this Agreement), to which Parent or Sub or any of their Affiliates is a party (or to which Parent or Sub is subject), that could adversely affect (or contain any right or rights to adversely affect or contain any right or rights the exercise of which would (or could reasonably be expected to) adversely affect) the conditionality (whether by expanding any condition or contingency to the effectiveness, receipt or funding thereof, by making any of such conditions or other contingencies less likely to be satisfied or otherwise), enforceability, timing, availability (whether by altering any borrowing base, reserve or otherwise), termination or aggregate principal amount of the financing being made available by any Financing Source pursuant to the applicable Financing Commitment. The Fee Letter(s) (which Parent shall not be required to provide or otherwise make available to the Company) do not contain any terms that could adversely affect (or contain any right or rights to adversely affect or contain any right or rights the exercise of which would (or could reasonably be expected to) adversely affect) the conditionality (whether by expanding any condition or contingency to the effectiveness, receipt or funding thereof, by making any of such conditions or other contingencies less likely to be satisfied or otherwise), enforceability, timing, availability (whether by altering any borrowing base, reserve or otherwise), termination or aggregate principal amount of the debt financing being made available by the Financing Source to which such Fee Letter relates.

Section 5.05 Limited Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guarantee duly executed by Sponsor with respect to certain matters on the terms specified therein. As of the date hereof, the Limited Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of Sponsor in favor of the Company, subject to the Enforceability Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of Sponsor under such Limited Guarantee.

Section 5.06 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent or Sub, threatened against Parent, Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no Order outstanding against Parent, Sub or any of their respective Affiliates, or any of their respective assets or properties, that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of its Subsidiaries expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.08 Operation and Ownership of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement and the Financing. Parent owns, beneficially and of record, all the outstanding shares of capital stock of Sub, free and clear of all Liens (other than any Liens created pursuant to the Financing).

Section 5.09 Brokers and Other Advisors. No broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s fee or other similar fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub, other than any such fee or commission with respect to which Parent or Sub are the sole obligors.

Section 5.10 Ownership of Company Common Stock. None of Parent, Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Company acknowledges that none of Parent, Sub or any other Person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company.

ARTICLE VI

Covenants Relating to Conduct of Business

Section 6.01 Conduct of Business.

(a) Except as set forth in Section 6.01 of the Company Disclosure Letter, expressly contemplated, required or permitted by this Agreement, required by Law or consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement to earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, the

Company shall, and shall cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with each of the customers, key employees, suppliers, licensors, licensees, lessors and others with whom the Company and the Company Subsidiaries has material business dealings and (z) comply with applicable Law, in each case consistent with past practice. Without limiting the generality of the foregoing (and notwithstanding anything in the foregoing to the contrary), except as set forth in Section 6.01 of the Company Disclosure Letter, expressly contemplated, permitted or required by this Agreement, required by Law or consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed, except that in the cases of clauses (i), (ii), (iii), (iv), (v), (vii), (viii), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xxi), (xxii), (xxiii), (xxiv) and (xxv) (in the case of clause (xxv) to the extent it relates to any of the foregoing clauses) of this Section 6.01, such consent shall be in Parent’s sole discretion, in each case, subject to any exceptions to such requirement set forth in Section 6.01 of the Company Disclosure Letter), during the period from the date of this Agreement to the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, do, or agree to do, any of the following:

(i) amend its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) (A) issue or authorize the issuance of, or amend, modify or otherwise change any of the terms, provisions or conditions of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests (including any Voting Company Debt), or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary (other than issuances of shares of Company Common Stock pursuant to the vesting and/or exercise of Company Stock Options and/or Restricted Stock Units, in each case, that were in existence as of the Capitalization Time and that have been disclosed to Parent and on the terms in effect as of the Capitalization Time) or (B) sell, pledge, dispose of, abandon, transfer, lease, sublease, assign, license, guarantee or encumber, or authorize the sale, pledge, disposition, abandonment, transfer, lease, sublease, license, guarantee or encumbrance of, any property, rights or assets (tangible or intangible) of the Company or any Company Subsidiary having a then current value in excess of $250,000 individually or $500,000 in the aggregate or any material Company Intellectual Property (other than retail sales of inventory made by the Company or any Company Subsidiary (rather than a third party agent) or non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice and other than Permitted Liens);

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interest or set any record date therefor (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock or other Equity Interest;

(iv) reclassify, combine, split or subdivide any of its capital stock or other Equity Interest or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock, other Equity Interests or other securities;

(v) repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options in accordance with their terms as in effect on the date hereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans in accordance with their terms as in effect on the date hereof, and (C) the acquisition by the Company, for no or nominal consideration, of Company Stock Options, Company Restricted Stock, Restricted Stock Units and Performance Stock Units outstanding as of the date hereof in connection with the forfeiture of such awards in accordance with their terms as in effect on the date hereof;

(vi) acquire (including by merger, consolidation or acquisition of Equity Interests) any Equity Interest in or material assets of any business or any division thereof, or make any loan, advance or capital contribution to, or investment in, any business or any division thereof, except for intercompany loans, advances, contributions, acquisitions or investments between or among the Company and wholly-owned Company Subsidiaries and not involving any Third Party;

(vii) (A) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money (or other Indebtedness) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money or other Indebtedness or make any loans, advances or capital contributions to, or investments in, any Person, except for (1) borrowings and repayments of indebtedness for borrowed money under the Company’s existing revolving credit facility under the ABL Credit Agreement (as in effect on the date hereof) and trade payables financing arrangements (as in effect on the date hereof) in the ordinary course of business, (2) any repayment of indebtedness for borrowed money under the Existing Term Loan Agreement as may be required by the terms thereof, (3) advances to employees for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance in all material respects with the Company’s policies related thereto and (4) any intercompany indebtedness, loan, advance, capital contribution or investment between or among the Company and any wholly owned Company Subsidiaries, or (B) amend, modify or terminate any of the Existing Credit Agreements (including, without limitation, any of the credit facilities or other extensions of credit or loans provided thereunder) and/or any of the related credit, collateral and/or similar documentation related to any of the foregoing;

(viii) grant or permit or suffer to exist any Lien on any of its assets, other than Permitted Liens, or grant any Lien on any Owned Real Property, other than Permitted Liens;

(ix) except in the ordinary course of business consistent with past practice, (A) enter into, terminate or materially amend or modify any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, (B) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any Company Subsidiary or liability or obligation owing to the Company or any Company Subsidiary under, any Company Material Contract, or (C) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated in this Agreement (including in combination with any other event or circumstance);

(x) make any change in accounting policies, procedures, principles, practices or methods except as may be required by GAAP, a Governmental Authority of competent jurisdiction or as a result of a change in Law;

(xi) adopt, enter into, amend or terminate any Company Benefit Plan (including (x) any severance, retention, early retirement, change of control or similar Contract, agreement, policy or arrangement or (y) any other Contract the performance of which could require disclosure under Section 4.10(i) of the Company Disclosure Letter if such Contract was in existence on the date hereof), increase the compensation or benefits of any current or former director, officer, employee or other service provider who is a natural Person of the Company or any Company Subsidiary, pay or grant any benefit, bonus or other compensation not expressly provided for by any existing written Company Benefit Plan or employment agreement as in effect on the date hereof (the existence of which does not constitute a breach of this Agreement) and that has been made available to Parent or hire or terminate the employment of any executive officer or any other person who has or would have an annual base salary exceeding $200,000 per annum, in each case except (a) as necessary to comply with applicable Law, (b) in the ordinary course of business consistent with past practice with respect to increases in base compensation for employees of the Company or any Company Subsidiary having annual base salaries (or equivalent hourly compensation) of less than $200,000 per annum or (c) the termination or amendment of any Company Benefit Plan that may be subject to Section 409A of the Code consistent with Section 409A of the Code and any guidance issued thereunder in order to cause such Company Benefit Plan to comply with Section 409A of the Code, provided that such termination or amendment shall not materially increase any compensation, benefits or liabilities thereunder;

(xii) amend, modify or terminate any Contract or transaction disclosed on Section 4.20 of the Company Disclosure Letter or enter into any Contract or transaction that, if in effect on the date hereof, would have been required to have been disclosed on Section 4.20 of the Company Disclosure Letter, or, except as otherwise contemplated pursuant to Section 4.03(e), amend, modify or terminate the Rights Agreement, or amend, modify or terminate any Contract set forth on Section 4.12(a) of the Company Disclosure Letter;

(xiii) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Company Employee Plan (or other Contract or arrangement providing for the payment of any compensation or benefit), including without limitation, any Contract or arrangement disclosed or required to be disclosed on Section 4.10(i) of the Company Disclosure Letter or any Company Equity Award, enter into or make any agreement that provides for any mandatory increase in, or acceleration of, contributions to the Pension Plan, or fail to cause the Compensation Committee to exercise its discretionary authority set forth in the Company’s 2012 MIP Cash Incentive Plan to eliminate the participants’ rights to receive a pro rata portion of their target MIP awards upon the consummation of the transactions contemplated hereby;

(xiv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(xv) make, or make any commitment with respect to, any capital expenditures, except (A) for capital expenditures that are expressly contemplated by the detailed capital expenditures budget attached to Section 6.01(a)(xv)(A) of the Company Disclosure Letter and (B) to the extent not reflected in such capital expenditures budget, capital expenditures or commitments to make capital expenditures not in excess of $100,000 in the aggregate;

(xvi) enter into any new line of business outside of its existing business, including the entry into any cobranding arrangements (whether or not such arrangements would involve any product extensions);

(xvii) except as otherwise provided below under Section 6.01(a)(xviii) with respect to tax matters (but including, for the avoidance of doubt, the settlement of any appraisal demands under Section 3.01(d) or the settlement of any Transaction Litigation described in Section 7.03(e)), settle, release, waive or compromise any pending or threatened Action against the Company or any of the Company Subsidiaries (A) for an amount in excess of $150,000 individually or $500,000 in the aggregate and/or (B) entailing the incurrence of (1) any obligation or liability of the Company or any Company Subsidiary in excess of such amounts set forth in clause (A) immediately above, or (2) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries or their use of any Company Intellectual Property;

(xviii) (A) other than in the ordinary course of business consistent with past practice, make any material tax election, change an annual accounting period for tax purposes, or adopt or change any accounting method for tax purposes or (B) settle or compromise any tax liability (other than the payment of currently due and payable taxes in the ordinary course of business with respect to the current taxable year of the Company and the Company Subsidiaries) for an amount in excess of $150,000 individually or $500,000 in the aggregate;

(xix) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(xx) implement or announce any material reductions in labor force or mass lay-offs concerning employees of the Company or any Company Subsidiary (excluding, except as otherwise provided in Section 6.01(a)(xi) hereof, routine employee terminations or terminations as determined in the sole discretion of the Company);

(xxi) (A) amend or modify the letter of engagement of the Financial Advisor in a manner that materially increases the fee or commission payable by the Company or (B) engage any other financial advisor in connection with the Offer, the Merger or other Acquisition Proposals;

(xxii) except as set forth in Section 6.01(a)(xxii) of the Company Disclosure Letter, amend or modify in any material respect or terminate any Lease, or enter into any new Lease, or enter into any Contract for the purchase or sale of real property;

(xxiii) amend, modify and/or terminate any Company Equity Award (including any Warrant) or any agreement or Contract entered into pursuant thereto or with respect to such Company Equity Award (including any Company Stock Plan);

(xxiv) close or announce any intention to close any stores, except for any store closings (if any) that are expressly set forth on Section 6.01(a)(xxiv) of the Company Disclosure Letter; and/or

(xxv) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clause (i)–(xxiv).

(b) Notice of Changes. The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any Offer Condition or any condition precedent set forth in Section 8.01 or Section 8.02. Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 8.01 or Section 8.03; provided, however, that the delivery of any notice pursuant to this Section 6.01(b) shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to any Party.

Section 6.02 No Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (i) the termination of this Agreement pursuant to Section 9.01 hereof and (ii) the Effective Time, the Company shall not, and shall not permit or authorize the Company Representatives and the Company Subsidiaries to:

(i) initiate, solicit, propose, knowingly encourage (including by providing information) or knowingly facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or provide any information or data concerning the Company or any Company Subsidiary to any Person in connection with or for the purpose of facilitating, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(iii) provide or waive restrictions on the use of any information or data concerning the Company or any Company Subsidiary to any Person pursuant to any commercial arrangement, joint venture arrangement or other existing agreement or arrangement with the intention to facilitate an Acquisition Proposal;

(iv) grant any waiver, amendment or release under any standstill agreement or Takeover Laws for the purpose of allowing a Third Party to make an Acquisition Proposal (including providing consent or authorization to any Person to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board or any member thereof) (other than with respect to clauses (iii) and (iv) to the extent the Company Board (or any authorized committee thereof) shall have determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Laws; provided that, with respect to clause (iv), such waiver, amendment or release shall be limited to allowing a Third Party to make a private and confidential unsolicited written Acquisition Proposal to the Company Board, except that the Company may publicly disclose the identity of such Third Party and the terms and conditions of such Acquisition Proposal to the extent required by applicable Law);

(v) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an Acceptable Confidentiality Agreement as contemplated by Section 6.02(b)) relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

(vi) resolve or agree to do any of the foregoing.

The Company shall, and shall cause the Company Representatives and Company Subsidiaries to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and promptly thereafter, request that each such Person, and any other Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal, promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries furnished to such Person prior to the date of this Agreement by or on behalf of the Company or any Company Subsidiary or any of their Representatives.

(b) Notwithstanding anything to the contrary contained in Section 6.02(a), at any time prior to the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval), the Company, the Company Subsidiaries and the Company Representatives may, subject to compliance with this Section 6.02(b):

(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement, and to its Representatives, if and only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall, as promptly as reasonably practicable, make available (which may be by posting to the “virtual data room” available to Parent and its Representatives) to Parent any information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives;

(ii) engage or participate in discussions or negotiations with any Person and its Representatives who has made such an unsolicited bona fide written Acquisition Proposal; or

(iii) resolve or agree to do any of the foregoing actions set forth in clauses (i) or (ii); provided that, prior to taking any action described in Section 6.02(b)(i) or Section 6.02(b)(ii) above, (A) the Company Board (or any authorized committee thereof) shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Laws, and (B) the Company Board (or any authorized committee thereof) shall have determined in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably likely to lead to a Superior Proposal.

(c) Except as expressly permitted by Section 6.02(d), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in any manner adverse to Parent or Sub, the Recommendation with respect to the Offer or the Merger, (B) adopt, approve or recommend or publicly propose to adopt, approve or recommend an Acquisition Proposal, (C) (1) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days after Parent so requests in writing or (2) fail to publicly reaffirm the Recommendation within ten (10) Business Days after Parent so requests in writing; provided that, other than in connection with a competing Acquisition Proposal, Parent may only make two (2) such requests, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition

Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Recommendation in the Schedule 14D-9 or the Proxy Statement, if applicable, or (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(b)), it being understood that, for the avoidance of doubt, neither the approval or delivery of a Determination Notice shall be, by itself, deemed a Company Adverse Recommendation Change (any action described in clauses (A) through (F), a “Company Adverse Recommendation Change”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or similar definitive Contract with respect to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(b)) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval),

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of any breach of this Section 6.02) from any Person that has not been withdrawn and that the Company Board (or any authorized committee thereof) concludes in good faith constitutes a Superior Proposal, (x) the Company Board (or any authorized committee thereof) may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(A) the Company Board (or any authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would reasonably be likely to be inconsistent with its fiduciary obligations under applicable Laws;

(B) the Company shall have complied with all of its obligations under this Section 6.02 in all material respects with respect to such Superior Proposal;

(C) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five (5) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal that the Company Board (or any authorized committee thereof) has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board (or any authorized committee thereof) has determined to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 6.02(d), which notice shall specify the identity of the Person or group of Persons making the Superior Proposal, the material terms thereof and copies of all relevant material transaction documents relating to such Superior Proposal;

(D) prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal ceases to constitute a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board (or any authorized committee thereof) has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.02 (including Section 6.02(d)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby; provided, further, that the Notice Period with respect to any new Determination Notice delivered pursuant to the immediately preceding proviso shall be reduced from five (5) Business Days to three (3) Business Days; and

(E) in the case of any action contemplated by clause (y) of this Section 6.02(d)(i), the Company shall concurrently terminate this Agreement in accordance with Section 9.01(f), including the payment of the Company Termination Fee in accordance with Section 9.03(b); or

(ii) other than in connection with an Acquisition Proposal, the Company Board may take the actions specified in clauses (A), (C)(2) or (E) of Section 6.02(c)(i) (a “Change of Recommendation”) if the Company Board (or any authorized committee thereof) shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Laws, if and only if:

(A) the Company shall have provided a Determination Notice to Parent for at least the Notice Period to the effect that the Company Board has determined to effect a Change of Recommendation, which notice shall specify in reasonable detail its reasons for doing so (and provided that any material change to the facts and circumstances relating to such Change of Recommendation shall require a new notice and a new Notice Period);

(B) prior to effecting such Change of Recommendation, the Company shall, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that no longer necessitates such Change of Recommendation; and

(C) at or following the end of such Notice Period, the Company Board (or any authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect such Change in Recommendation would reasonably be likely to be inconsistent with the Company Board’s fiduciary duties under applicable Laws (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent).

None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person providing that the Company is not permitted to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change or Change of Recommendation, or prior notice of its intention to terminate this Agreement in light of a Superior Proposal, or limiting its ability to give such notice, in each case in accordance with this Section 6.02(d).

(e) Nothing contained in this Section 6.02 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Recommendation within ten (10) Business Days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) The Company agrees that it shall promptly (and, in any event, within one (1) Business Day of the Company’s knowledge of any such event) notify Parent if (x) any proposals or offers with respect to an Acquisition Proposal are received by, (y) in connection with any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, any non-public information is requested from or (z) any discussions or negotiations are sought to be initiated or continued in connection with the submission of an Acquisition Proposal with, the Company, any Company Subsidiary or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of any material developments or modifications to the terms of any such proposals or offers and the status of any such material discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as reasonably practicable after receipt or delivery thereof, copies of all draft material transaction agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Company, any Company Subsidiary or any Company Representative in connection with any Acquisition Proposal.

(g) Prior to the termination of this Agreement in accordance with its terms, no Company Adverse Recommendation Change or Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Laws or the Rights Agreement to be inapplicable to the transactions contemplated by this Agreement.

(h) The Company agrees that in any event any Company Subsidiary or Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 6.02, the Company shall be deemed to be in breach of this Section 6.02.

ARTICLE VII

Additional Agreements

Section 7.01 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Preparation of Proxy Statement. As soon as practicable after the date hereof (and in any event, but subject to Parent’s timely performance of its obligations under Section 7.01(b), within twenty (20) Business Days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 6.02(d), the Proxy Statement shall include the Recommendation with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information expressly supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of the NYSE. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.

(b) Covenants of Parent with Respect to the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c) Mailing of Proxy Statement; Stockholders’ Meeting. If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, then, at any time after three (3) Business Days after the Proxy Statement Clearance Date, the Company shall have the right to (and Parent and Sub shall have the right to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within ten (10) Business Days), (x) establish a record date (which record date shall be as soon as legally permissible) for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (y) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and any adjournments or postponements of such meetings shall require the prior written consent of the Parent other than in the case an adjournment or postponement is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one (1) time (for a period of not more than thirty (30) calendar days but not past seven (7) Business Days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 8.01(a) will be satisfied at such meeting. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company’s By-Laws.

Unless the Company Board shall have withdrawn, modified or qualified its Recommendation thereof or otherwise effected a Company Adverse Recommendation Change or Change of Recommendation or this Agreement is validly terminated in accordance with Section 9.01, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected a Company Adverse Recommendation Change or Change of Recommendation or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than (i) procedure matters and (ii) an advisory vote with respect to golden parachute compensation arrangements in accordance with applicable federal securities Laws) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(d) Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries or their respective officers or directors should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other Parties. Each of Parent, Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such Party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Short Form Merger. Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Affiliates shall own at least one share more than 90% of the Fully Diluted Share Number, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL.

Section 7.02 Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those officers, employees, financing sources, consultants and other authorized representatives (including independent public accountants and attorneys) of the Company and/or any of the Company Subsidiaries to whom Parent reasonably requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. In addition, the Company agrees that (x) (i) it shall engage, as promptly as reasonably practicable after the date of this Agreement, Alvarez & Marsal, or such other consultant mutually acceptable to Parent and the Company should the Company be unable to engage Alvarez & Marsal (the “Special Consultant”) pursuant to an engagement letter to be provided to Parent by the Company as promptly as reasonably practicable after the date hereof containing terms and conditions reasonably acceptable to Parent (the terms and conditions of which shall not be modified without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed), (ii) Special Consultant will commence its engagement with the Company and the Company Subsidiaries promptly (and, in any event, no later than two (2) Business Days following the date of such engagement) and (iii) such engagement will continue unless Parent has consented in writing to the termination of such engagement or this Agreement is earlier terminated in accordance with its terms and (y) the Company will provide Parent and its Representatives with full and complete access to the Special Consultant, in each case as Parent may reasonably deem necessary or desirable, including without limitation, by causing Special Consultant to provide Parent and its Representatives with all reporting and communications provided by Special Consultant to the Company as promptly as reasonably practicable after such reports or other communications are provided to the Company; provided that, if this Agreement is terminated in accordance with Section 9.01 and as a result of such termination Parent is obligated to pay to the Company the Parent Termination Fee pursuant to Section 9.03, then, for the avoidance of doubt, Parent acknowledges and agrees that a component of the Parent Termination Fee (as set forth in the definition thereof) shall include the Reimbursable Special Consultant Fees. “Reimbursable Special Consultant Fees” means the reasonable and documented out-of-pocket costs and expenses of the Special Consultant incurred by the Company under the engagement letter described in the foregoing clause (x) during the period beginning on the date hereof and ending on the date this Agreement is so terminated. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information, including, in each case, for the avoidance of any doubt, such access and provision of information contemplated in the previous sentence, where the Company reasonably determines that such access or disclosure would (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party (with respect to each of clauses (i) and (ii) above, it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to cause such a jeopardy, breach, waiver or violation). No investigation or access permitted or contemplated pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Except for disclosures expressly permitted by the Confidentiality Agreement, Parent shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to keep confidential and not disclose, all Confidential Information (as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives (including the Special Consultant).

Section 7.03 Reasonable Best Efforts; Approvals; Transaction Litigation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) take all acts necessary to cause (A) in the case of the Company, the Offer Conditions and the conditions to the Merger Closing set forth in Section 8.01 or Section 8.02 to be satisfied, or (B) in the case of Parent and Sub, the conditions to the Merger Closing set forth in Section 8.01 or Section 8.03 to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all necessary consents, approvals, orders, waivers and authorizations of, actions or nonactions by, any Governmental Authority or any third party and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act, each Foreign Merger Control Law and as may be necessary to obtain the Bank Approvals) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by, any Governmental Authority; (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; and (iv) vigorously defend or contest any claim, suit, action or other proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or any Transaction Litigation; provided, however, that all obligations of the Company, Parent and Sub relating to the Financing shall be governed exclusively by Section 7.08 and Section 7.09, and not this Section 7.03. “Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any applicable Foreign Merger Control Law with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any such applicable Foreign Merger Control Law, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act or any such applicable Foreign Merger Control Law as soon as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act and any analogous early termination period, if any, pursuant to any such applicable Foreign Merger Control Law.

(c) In furtherance and not in limitation of the foregoing, each Party agrees to (i) make all appropriate filings with the Office of the Comptroller of the Currency under the Change in Bank Control Act for the acquisition of control of Talbots Classic National Bank, a federally-insured credit card bank chartered by the Office of the Comptroller of the Currency, as a result of the Merger or the Offer (as applicable), and the other approvals and filings (if any) set forth on Section 10.01(q) of the Company Disclosure Letter, in each case, within ten (10) Business Days of the date of this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the Change in Bank Control Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any regulations promulgated thereunder or in connection with the other approvals and filings (if any) set forth on Section 10.01(q) of the Company Disclosure Letter, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the Change in Bank Control Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any regulations issued thereunder or in connection with the other approvals and filings (if any) set forth on Section 10.01(q) of the Company Disclosure Letter as soon as practicable; provided that, notwithstanding anything to the contrary contained in this Agreement, the Parties hereby acknowledge and agree that none of Parent, Sub or any of their Affiliates shall be required to (and neither the Company nor any of the Company Subsidiaries shall be permitted to) take any action or omit to take any action other than those expressly set forth in this Agreement and the transactions contemplated hereby in order to obtain the approvals referred to in this Section 7.03(c) and other than such other actions or omissions to take actions as would not, individually or in the aggregate, reasonably be expected to have any Combined Material Adverse Impact on Parent, Sub, the Company, the Company Subsidiaries or any of their respective Affiliates.

(d) In furtherance and not in limitation of the foregoing, each Party agrees to as soon as reasonably practicable, make an appropriate filing or notification with the PBGC pursuant to PBGC Technical Update 2000-3 in connection with the PBGC’s review of the Pension Plan and the transactions contemplated hereby and the related Financing, seeking a letter from the PBGC confirming that the PBGC, as of the date of such letter, has concluded its investigation regarding the Pension Plan and the transactions contemplated by this Agreement, or such other substantially similar confirmatory statement (the “PBGC Closing Letter”). In connection therewith, the Parties will supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with the Parties’ efforts to obtain the PBGC Closing Letter, and keep the other Party apprised of all communications with the PBGC with respect thereto and allow the other Party to participate in all meetings and conversations with the PBGC with respect to the Parties’ efforts to obtain the PBGC Closing Letter, and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.03 to cause the PBGC to issue the PBGC Closing Letter as soon as practicable; provided that, notwithstanding anything to the contrary contained in this Agreement, the

Parties hereby acknowledge and agree that none of Parent, Sub or any of their Affiliates shall be required to (and neither the Company nor any of the Company Subsidiaries shall be permitted to) take any action or omit to take any action other than those expressly set forth in this Agreement and the transactions contemplated hereby in order to obtain the PBGC Closing Letter and other than such other actions or omissions to take actions as would not, individually or in the aggregate, reasonably be expected to have any Combined Material Adverse Impact on Parent, Sub, the Company, the Company Subsidiaries or any of their respective Affiliates.

(e) Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.

(f) Each Party shall keep the other Parties reasonably informed, but only to the extent that doing so would not, in the reasonable judgment of such Party, jeopardize any privilege of the Party with respect thereto regarding any such Transaction Litigation; it being agreed that each Party will also cooperate with the other Parties to permit such inspection of or to disclose such information on a basis that does not compromise or waive such privilege with respect thereto. The Company shall promptly advise Parent orally and in writing and the Company shall cooperate fully with Parent in connection with, and shall consult with and permit Parent and its Representatives to participate in, the defense, negotiations or settlement of any Transaction Litigation and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation. Subject to Section 6.01(a)(xvii), the Company shall not, and shall not permit any Company Subsidiary nor any of its or their Representatives to, compromise, settle, come to a settlement arrangement regarding any Transaction Litigation hereby or consent thereto.

(g) Prior to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

Section 7.04 State Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent or Sub, the Agreement, the Offer, the Merger or the Top-Up, including the acquisition of shares of Company Common Stock pursuant thereto, or any other transaction contemplated by this Agreement, then the Company and the Company Board, as applicable, shall take all action necessary to ensure that the Offer, the Top-Up, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Offer, the

Merger, the Top-Up and the other transactions contemplated hereby. No Company Adverse Recommendation Change or Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Law or the Rights Agreement to be inapplicable to the transactions contemplated by this Agreement.

Section 7.05 Employee Benefits.

(a) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (including the Surviving Corporation) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of or after the Effective Time (including any Company Benefit Plan), Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, prior to the Effective Time (to the extent recognized prior to the Effective Time under a similar Company Benefit Plan), for purposes of eligibility to participate and vesting and for purposes of determining severance amounts to which a Company Employee is entitled.

(b) From and after the Effective Time (and without duplication of amounts or benefits), the Company, the Surviving Corporation and each Parent Subsidiary, as applicable, shall honor, and Parent shall cause the Company, the Surviving Corporation and each Parent Subsidiary, as applicable, to honor, in accordance with their terms, all individual employment, deferred compensation, severance or change of control agreements between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary in existence as of the date of this Agreement and disclosed in the Company Disclosure Letter. For a period of one (1) year after the Effective Time, the Company, the Surviving Corporation and each Parent Subsidiary, as applicable, shall honor, and Parent shall cause the Company, the Surviving Corporation and each Parent Subsidiary, as applicable, to honor, in accordance with their terms, all severance plans or policies for current or former officers or employees of the Company or any Company Subsidiary in existence as of the date of this Agreement and disclosed in the Company Disclosure Letter.

(c) From and after the Effective Time (and without duplication of amounts or benefits), the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, shall, and Parent shall cause the Company, the Surviving Corporation or any Parent Subsidiary to, provide or pay when due to any current or former director, officer or employee of the Company or any Company Subsidiary, all benefits and compensation pursuant to the Company Benefit Plans or any other compensatory programs and arrangements of the Company or any Company Subsidiary disclosed in the Company Disclosure Letter and in effect on the date of this Agreement earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 7.05 ).

(d) For a period of one (1) year after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each Company Employee with a base salary or regular hourly wage, whichever is applicable, bonus opportunity (excluding, for the avoidance of doubt, compensation based on stock or other equity securities and change in control or retention bonuses) and benefits, including without limitation, those benefits provided for in Section 7.05(b), that, in the aggregate, are substantially comparable to the base salary or hourly wage, as applicable, bonus opportunity and benefits provided to such employee by the Company or any Company Subsidiary immediately prior to the Effective Time (but disregarding compensation based on stock or other equity securities and change in control, retention bonuses, supplemental executive benefits and any benefits that may result in excise taxes being imposed on the Company or the Surviving Corporation).

(e) Nothing in this Agreement shall require the continued employment of any Company Employee after the Effective Time.

(f) The Parties acknowledge and agree that all provisions contained in this Section 7.05 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other Person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee or any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or other agreement or arrangement providing compensation or benefits (or shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan) or any employee benefit plan of Parent or its Subsidiaries, or (iii) shall limit the right of Parent or its Subsidiaries to amend, terminate or otherwise modify any employee benefit plan of Parent or its Subsidiaries following the Effective Time.

(g) Parent shall, or shall cause the Surviving Corporation to, pay to any Company Employee whose employment with the Company or any Company Subsidiary is terminated on or after the Effective Time (other than to any such Company Employee who voluntarily terminates his or her employment) a pro-rated (based on the number of days employed by the Company or Company Subsidiary, as applicable, during fiscal year 2012) annual incentive award otherwise payable to such Company Employee under the 2012 MIP Annual Cash Incentive Plan – Qualifying Performance-Based Goals and Awards for Management Committee Members (the “2012 MIP for Management Committee”) or the 2012 Managers MIP Annual Cash Incentive Plan (the “2012 Managers MIP”), as applicable, without regard to such termination, based on the actual performance achieved by the Company and such Company Employee for the full fiscal year 2012 performance period against the financial and individual performance goals established under the 2012 MIP for Management Committee or the 2012 Managers MIP, as applicable.

Section 7.06 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including serving as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company By-Laws, the organizational documents of any Company Subsidiary or any indemnification agreement or other Contract rights between such Indemnified Party and the Company or any Company Subsidiary which has been made available to Parent prior to the date hereof shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and survive the Merger and continue in full force and effect in accordance with their respective terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Parties with respect to indemnification, exculpation and limitation of liabilities of the Indemnified Parties and advancement of expenses.

(b) Without limiting Section 7.06(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth in Section 7.06(b) of the Company Disclosure Letter, from and after the Effective Time, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors (including serving as a fiduciary of any employee benefit plan) or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case arising before or after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable out-of-pocket and documented attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law to repay such legal or other fees paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim (and, without limiting the foregoing, comply with the terms of each such indemnification agreement with respect to such Claim). None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been or may be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent (which consent is not to be unreasonably withheld, conditioned or delayed). No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been or may be sought by such Indemnified Party hereunder unless Parent or the Surviving Corporation consents in writing to such settlement, compromise or consent (which consent is not to be unreasonably withheld, conditioned or delayed). Each of Parent, the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any matter for which such Indemnified Party has validly sought indemnification under such indemnification agreement. Parent’s and the Surviving Corporation’s obligations under this Section 7.06(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights hereunder in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time providing coverage for the six (6) year period from and after the Effective Time, covering each Person who is covered by such policies on the date of this Agreement on terms with respect to such coverage and amounts no more favorable in the aggregate than those of such policies in effect on the date of this Agreement; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence; provided, further, that, any such tail policy may not be amended, modified or cancelled or revoked by Parent or the Surviving Corporation in any manner that is adverse to the beneficiaries. In the event the Company does not obtain such “tail” insurance policies, then, for a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policies in effect on the date of this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (which amount the Company represents and warrants is set forth in Section 7.06(c) of the Company Disclosure Letter); and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided further that Parent may substitute therefor policies of a reputable and financially sound insurance company with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance containing terms, including with respect to coverage and amounts, no less favorable in the aggregate to any Indemnified Party.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and other assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, the Surviving Corporation or Parent, respectively, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.06 unless assumed by operation of Law.

(e) The obligations of Parent and the Surviving Corporation under this Section 7.06 shall survive the consummation of the Merger and may not be amended or terminated in any manner adverse to any Indemnified Party or any of their beneficiaries. From and after the Effective Time (but not prior thereto), the provisions of this Section 7.06 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs. The provisions of this Section 7.06 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.07 Public Announcements.

(a) Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, including the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for in connection with a Company Adverse Recommendation Change or Change of Recommendation, subject to compliance with Section 6.02(d). The Parties agree that the initial press release to be issued with respect to the Offer, the Merger and the other transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties.

(b) Upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentations to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Offer and Merger, and (ii) the Company shall request a meeting with RiskMetrics Group for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s stockholders, if such adoption is necessary; provided that the foregoing obligations shall not apply in the event the Company Board shall have made a Company Adverse Recommendation Change or Change of Recommendation.

Section 7.08 Financing.

(a) Each of Parent and Sub shall use, and cause its Affiliates to use, its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments (or on terms no less favorable to Parent, Sub and the Company (or the Surviving Corporation) with respect to the conditionality, timing, availability, and aggregate amount of the Financing (including the amounts to be funded thereunder at the earlier of the Offer Closing or the Merger Closing (including the amount of fees to be paid or original issue discount))), including using commercially reasonable efforts to seek to enforce its rights under the Debt Commitment Letter in the event of a material breach thereof by the Debt Financing provider(s) thereunder. Neither Parent nor Sub shall permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter (other than to increase the amount of the Equity Financing). Neither Parent nor Sub shall permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter (or agree to any change referred to in Paragraph 1.(d) of Schedule I to the GE Debt Commitment Letter or in Clause (i)(d) of Exhibit A to the Wells Fargo Debt Commitment Letter), if such amendment, modification or waiver (or change) reduces the aggregate amount of the Debt Financing or reduces the aggregate amount of Debt Financing to be funded thereunder at the earlier of the

Offer Closing or the Merger Closing (in either case, including by changing the amount of fees to be paid or original issue discount) or reduces or delays the availability of the Debt Financing (in each case, including by way of altering any borrowing base or reserve or otherwise), amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the Offer Closing Date or the Merger Closing Date or make the effectiveness or funding of the Debt Financing as contemplated in the Debt Commitment Letter less likely to occur, adversely impacts the ability of any Party hereto to enforce or cause the enforcement of the rights of Parent or Sub under any of the Debt Commitment Letter or the definitive agreements relating thereto or imposes additional material obligations on the Company, the Company Subsidiaries or Affiliates of the Company prior to the Offer Closing Date or the Merger Closing Date; provided, however, that Parent and Sub may amend or restate the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof; provided further that neither Parent nor Sub shall be required to consent to the waiver of any condition precedent that has not been satisfied under the Debt Commitment Letter. Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver. Each of Parent and Sub shall use its reasonable best efforts (i) to maintain in effect the Financing Commitments and to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (or on terms no less favorable to Parent, Sub and the Company (or the Surviving Corporation)), (ii) to satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control, (iii) upon satisfaction of such conditions (without waiver thereof not consented to by Parent), to consummate the Financing at the Offer Closing (with respect to amounts required to consummate the Offer, if the Offer Termination has not occurred) and the Merger Closing (with respect to amounts required to consummate the Merger and make other payments due at such time in accordance with the terms hereof) and (iv) to comply with its obligations under the Financing Commitments.

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter and the related Fee Letters, (i) Parent and Sub shall promptly notify the Company and (ii) Parent and Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby with terms and conditions that are not materially less favorable from the standpoint of Parent, Sub and the Company (and the Surviving Corporation) than the terms and conditions set forth in the Debt Commitment Letter and any related Fee Letters as promptly as practicable following the occurrence of such event (the “Alternative Debt Financing”). Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment (“New Debt Commitment Letter”) to the Company. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Financing” or the “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, (ii) any reference in this Agreement to the “Financing Commitments” or the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect, and (iii) any reference in this Agreement to “Fee Letter” shall be deemed to include any fee letter relating to the Debt Commitment Letters that are not superseded by a New Debt Commitment Letter at the time in question and the New Debt Commitment Letters to the extent then in effect.

(c) Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing and shall give the Company prompt notice: (i) of any breach of any material provisions of any of the Financing Commitments or definitive document related to the Financing by any party to any Financing Commitments or definitive document related to the Financing of which it has actual knowledge; (ii) of the receipt of any written notice or other written communication from a financing source for the Financing with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Commitments or any definitive document related to the Financing or any material provisions of the Financing Commitments or any definitive document related to the Financing; and (iii) of the occurrence of an event or development that Parent or Sub expects to have a material and adverse impact on the ability of Parent, Sub or the Company (or the Surviving Corporation) to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.08 shall require, and in no event shall the reasonable best efforts of Parent or Sub be deemed or construed to require, either Parent or Sub to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or (ii) pay any fees materially in excess of those contemplated by the Debt Commitment Letter and any related Fee Letter(s) (whether to secure waiver of any conditions contained therein or otherwise).

Section 7.09 Financing Cooperation.

(a) During the period from the date of this Agreement to the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, the Company and the Company Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent and Sub all cooperation that is reasonably requested by Parent and that is customary in connection with the arrangement of debt and equity financings (including without limitation, any portion of the contemplated Financing) in acquisition transactions (including, without limitation, any post Effective Time refinancing thereof which may be commenced and/or undertaken by Parent and Sub during the period from the date of this Agreement to the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms); provided, however, that no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Such cooperation shall include, without limitation, (i) furnishing Parent, Sub and their Financing Sources as promptly as practicable with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested in writing by Parent and identifying any portion of such information that constitutes material non-public information, (ii) in each case, upon reasonable notice and in reasonably convenient locations, making senior management of the Company available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective financing sources, investors and rating agencies in connection with the Financing, (iii) assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda, prospectuses and all other material to be used in connection with the Financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (iv) using reasonable best efforts to obtain accountant’s comfort letters as reasonably requested by Parent, (v) taking all corporate actions, including filing for any required consents or approvals, subject to and only effective upon the occurrence of the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vi) providing, as soon as prepared and made available to the Company management team, unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows, (vii) filing a Quarterly Report on Form 10-Q within forty-five (45) calendar days after the end of each fiscal quarter end, which shall comply as to form in all material respects with the applicable requirements of the Exchange Act and shall contain the Company’s unaudited financial statements, (viii) permitting officers of the Company who will be officers of the Surviving Corporation after the Effective Time to execute and deliver any pledge and security documents, other definitive financing documents or other certificates or documents (but in each case, not effective prior to the Effective Time) as may be reasonably requested by Parent (including a certificate of the chief executive officer or chief financial officer of the Company with respect to solvency matters and using reasonable best efforts to obtain consents of accountants to use their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, including without limitation, by taking all necessary action to facilitate the elimination of any Lien on any of the properties or assets of the Company or any of the Company Subsidiaries, other than Permitted Liens, (ix) promptly after providing to any agent or lender under the Existing Credit Agreements, providing true and correct copies of any borrowing base certificates, compliance certificates and/or other notices, certificates and documents provided to any agent or lender from time to time under or pursuant to any of the Existing Credit Agreements (and/or under or pursuant to any of the collateral or security Contracts related to any of the Existing Credit Agreements), (x) providing, as soon as prepared and made available to the Company management team following the completion of each week, weekly sales and gross margin information with respect to the Company and the Company Subsidiaries in the format that such information is currently prepared by the Company and the Company Subsidiaries, (xi) with respect to the Owned Real Property, providing Parent copies of any existing title policies and surveys in the possession or under the direction or control of the Company or any Company Subsidiary, and permitting officers of the Company who will be officers of the Surviving Corporation after the Effective Time to execute and deliver usual and customary deeds conveying all or any portion of the Owned Real Property to the purchaser thereof, usual and customary survey affidavits of “no-change” to the title company (with respect to any Owned Real Property with no changes from the date of the existing survey) and reasonable and customary documents for the issuance of title policies, including owners’ affidavits, transfer tax documents and corporate authority documents, (xii) in connection with the PLCC Portfolio Sale, provide to Parent and Sub all cooperation and information that is reasonably requested by Parent and that is customary in connection with the arrangement of a private label credit card portfolio sale, including without limitation, usual and customary compliance information and financial information, and cooperation in making and filing any required notices or filings in connection with any obtaining any required consent or approval of any Governmental Authority in connection therewith and (xiii) otherwise taking reasonable actions within its control to cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document related to the Financing or any condition precedent to obtaining the proceeds of the Financing contemplated by any of the Permissive Debt Financings; provided, however, that (A) no obligation of the Company or any of its Subsidiaries under any certificate, agreement, notice or other document or instrument shall be effective until the Effective Time, and none of the Company or any of its Subsidiaries shall be required to pay or incur any liability for any commitment or other similar fee, pay or incur any liability for any expense (other than as provided in this Agreement) or incur any other obligation or liability in connection with the Financing prior to the Effective Time and (B) neither the Company nor any Company Subsidiary, nor any of their respective directors or officers shall be required to take any action to authorize or approve the Financing (or any Alternative Debt Financing) prior to the Effective Time.

(b) The Company hereby consents to the use of its and its Subsidiaries’ trademarks, service marks or logos in connection with the Debt Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights and provided that in each instance the use of its and its Subsidiaries’ trademarks, service marks or logos is first submitted to and approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

(c) Nothing in this Section 7.09 shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Parent), (ii) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of its Subsidiaries is a party (in each case prior to the Effective Time) or (iii) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with any cooperation expressly required by or requested in accordance with this Section 7.09. Parent and Sub shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all liabilities, losses, damages, claims, reasonable costs and expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (other than arising from (x) fraud, gross negligence, willful misconduct or intentional misrepresentation by the Company or any Company Subsidiary or (y) misstatements or omissions in written historical information of the type prepared by the Company and the Company Subsidiaries in the ordinary course of business that is provided by the Company or any Company Subsidiary specifically for use in connection with the Debt Financing) to the fullest extent permitted by applicable Law and with appropriate contribution to the extent such indemnification is not available, and the Limited Guarantee shall guarantee the obligations of Parent and Sub pursuant to this paragraph of this Section 7.09.

Section 7.10 Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee of the Company Board (each member of which the Company Board determined is an “independent director” within the meaning of Rule 303A of the NYSE rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 7.10 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 7.11 Rule 16b-3 Matters. The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.12 FIRPTA Certificate. The Company shall deliver to Parent, at the earlier of the Offer Closing Date and the Effective Time, a properly completed and executed certificate to the effect that the Common Stock of the Company is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

Section 7.13 Tax Matters. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes incurred by the Company or any Company Subsidiary in connection with this Agreement and the other transactions contemplated hereby (“Transfer Taxes”) shall be paid by Parent. Parent shall be responsible for filing all Tax Returns related to Transfer Taxes. All Parties hereto shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

Section 7.14 Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 7.15 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the earlier of the Acceptance Time and the Effective Time. Prior to the earlier of the Acceptance Time and the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

ARTICLE VIII

Conditions Precedent

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. If required by applicable Law, the Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted, (ii) any approvals required under any applicable Foreign Merger Control Law with respect to the consummation of the Merger and (unless the Offer Termination shall have occurred) the Offer shall have been obtained and (iii) each of the Bank Approvals shall have been obtained and be in full force and effect.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, Law or other Judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger.

(d) Purchase of Company Common Stock in the Offer. Unless the Offer Termination shall have occurred, Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Section 8.02 Conditions to Obligations of Parent and Sub to Effect the Merger. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.03(f), Section 4.04, Section 4.10(e), Section 4.21, Section 4.22 and Section 4.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, (ii) set forth in Section 4.03 (other than Section 4.03(f)) and Section 4.10(i) shall be true and correct in all respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except (other than as a result of a Willful Breach by the Company of Section 6.01(a), to the extent any such Willful Breach relates to the subject matter of Section 4.03 (other than Section 4.03(f)) or Section 4.10(i)) where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $2,000,000, (iii) set forth in Section 4.09(i) shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date without disregarding the “Company Material Adverse Effect” qualification set forth therein, and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Availability. Availability (as such term is defined in the ABL Credit Agreement, but subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the Acceleration Time, shall not be less than the sum of (i) $40,000,000 and (ii) the then outstanding amount of obligations under the Trade Payables Agreement (it being understood that Availability shall also be determined with trade payables being paid consistent with past practice, and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales).

(e) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer certifying that each of the conditions set forth in this Section 8.02 have been satisfied in full as of the Effective Time.

Section 8.03 Conditions to Obligation of the Company to Effect the Merger. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

Section 8.04 Frustration of Closing Conditions. Neither Parent nor Sub may rely on the failure of any condition set forth in Sections 8.01 or 8.02 to be satisfied if such failure was caused by the failure of Parent or Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Sections 8.01 or 8.03 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either of Parent or the Company:

(i) if the Merger shall not have been consummated on or before October 24, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any Party if (x) the Offer Closing shall have occurred or (y) the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party unless such Party shall have complied with its obligations under Section 7.03 to prevent, oppose or remove such Restraint; or

(iii) (A) the Stockholder Approval, if required by applicable Law, shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof or (B) if there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Stockholders’ Meeting to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting and at such meeting there is no approval of the adjournment thereof to a later date;

(c) by Parent, if there shall be any breach of or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of any condition set forth in Section 8.02(a) or Section 8.02(b) or (y) if the Offer Termination shall not have occurred, the failure of any Offer Condition set forth in clauses (ii) or (iii) of paragraph (f) of Annex I, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) calendar days following Parent’s delivery of written notice to the Company of such breach and (y) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if (x) Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 9.01(d), or (y) the Offer Closing shall have occurred;

(d) by the Company, if there shall be any breach of or inaccuracy in any of Parent’s or Sub’s representations or warranties set forth in this Agreement or Parent or Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of any condition set forth in Section 8.03(a) or Section 8.03(b) or (y) reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) calendar days following the Company’s delivery of written notice to Parent of such breach and (y) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 9.01(c), or (y) the Offer Closing shall have occurred;

(e) by Parent, at any time prior to the earlier to occur of the Acceptance Time and receipt of Stockholder Approval, in the event that any of the following shall have occurred: (i) the Company Board (or any authorized committee thereof) has effected a Company Adverse Recommendation Change or a Change of Recommendation, (ii) the Company failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Recommendation, (iii) if, following the disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer described in clause (iv) below), the Company Board shall have failed to reaffirm publicly the Recommendation within ten (10) Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, or (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer (any such event contemplated by clauses (i) through (iv) of this Section 9.01(e), a “Triggering Event”); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if (x) the Offer Closing shall have occurred or (y) if required by applicable Law, the Stockholder Approval shall have been obtained;

(f) by the Company, prior to the earlier to occur of the Acceptance Time and receipt of Stockholder Approval, in accordance with Section 6.02(d), in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Company Termination Fee pursuant to Section 9.03(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.01(f);

(g) by the Company, if (i) (A) all of the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (other than the delivery of the certificate contemplated by the fifth to last paragraph of Annex I which, by its terms, may only be delivered as of the Offer Closing, but only so long as it is capable of being satisfied as of the Offer Closing) and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with Section 1.01, or (ii) (A) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (other than (x) the Financing Proceeds Condition and (y) the delivery of the certificate contemplated by the fifth to last paragraph of Annex I which, by its terms, may only be delivered as of the Offer Closing, but only so long as it is capable of being satisfied as of the Offer Closing), and (B) Parent shall have failed to consummate the Offer promptly thereafter, and, in the case of either clause (i) or (ii) hereof, the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(g) and the basis for such termination; or

(h) by the Company if (i) all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.02, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) the Company shall have given Parent written notice at least three (3) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(h) and the basis for such termination.

Any proper termination of this Agreement pursuant to this Section 9.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 1.02(b), the last sentence of Section 7.02, Section 7.09(d), this Article IX, Article X and Article XI, which provisions shall survive such termination; provided, however, that, except as otherwise provided in this Agreement, nothing herein shall relieve any Party from liability for any Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, further, however, that any claim against a Party for monetary damages or other remedies shall be subject to the limitations set forth in Section 11.11. For purposes of this Agreement, a “Willful Breach” means a material breach by a Party hereof of any of its representations, warranties, covenants or other agreements set forth in this Agreement that is a consequence of an act or failure to act by such breaching Party with the actual knowledge of such Party that the taking of such act or failure to take such act by such Party would cause a material breach by such Party of any such material representation, warranty, covenant or other agreement of such Party set forth in this Agreement.

Section 9.03 Termination Fees and Expenses.

(a) If this Agreement is terminated by Parent pursuant to Section 9.01(e) or is terminated by the Company pursuant to Section 9.01(b)(iii) at a time when the termination of this Agreement by Parent is permitted pursuant to Section 9.01(e), then the Company shall pay to Sponsor (or any other Person designated by Parent in writing) the Company Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of such termination of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 9.01(f), then the Company shall pay Sponsor (or any other Person designated by Parent in writing) the Company Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement.

(c) If (i) after the date of this Agreement, an Acquisition Proposal shall have become publicly known and not publicly withdrawn, (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.01(b)(i) (other than in the event such termination requires Parent to pay the Company the Parent Termination Fee pursuant to the terms hereof), (B) by Parent or the Company pursuant to Section 9.01(b)(iii), or (C) by Parent pursuant to Section 9.01(c) due to a breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement, and (iii) within 12 months of such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Acquisition Proposal (regardless of when made) (which transaction is thereafter consummated) or any Acquisition Proposal is consummated (regardless of when made), then, in any such case, the Company shall pay to the Sponsor (or any other Person designated by Parent in writing) the Company Termination Fee (less the amount of the payment previously paid pursuant to Section 9.03(e)) by wire transfer of same-day funds on the date such transaction is consummated. Solely for purposes of this Section 9.03(c), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

(d) If this Agreement is terminated by the Company pursuant to (i) Section 9.01(d) due to a breach by Parent or Sub of its representations or warranties or the failure by Parent or Sub to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform has caused the failure of the Offer or the Merger to be consummated, (ii) Section 9.01(g) or (iii) Section 9.01(h), then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same day funds as promptly as practicable (and, in any event, within two (2) Business Days) following the date of termination of this Agreement.

(e) If (i) after the date of this Agreement, an Acquisition Proposal shall have become publicly known and not publicly withdrawn and (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.01(b)(i) (other than in the event such termination requires Parent to pay the Company the Parent Termination Fee pursuant to the terms hereof), or (B) by Parent pursuant to Section 9.01(c) due to a breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement, then the Company shall, as compensation for the substantial amount of fees and expenses incurred by Sponsor, Parent, Sub and their Affiliates in connection with this Agreement and the transactions contemplated hereby, pay Merger Sub the amount of $1,500,000 by wire transfer of same day funds within two (2) Business Days following any such termination pursuant to this Section 9.03(e).

(f) If (i) (A) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (other than (x) the Financing Proceeds Condition and (y) the delivery of the certificate contemplated by the fifth to last paragraph of Annex I which, by its terms, may only be delivered as of the Offer Closing, but only so long as it is capable of being satisfied as of the Offer Closing) or (B) all of the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 shall have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), and (ii) (A) Parent and the Company terminate this Agreement pursuant to Section 9.01(a) or (B) Parent or the Company terminate this Agreement pursuant to Section 9.01(b)(i), then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same day funds as promptly as practicable (and, in any event, within two (2) Business Days) following the date of any such termination of this Agreement.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee or reimbursement amount due pursuant to Section 9.03, and, in order to obtain such payment, Parent or the Company commences an Action that results in an award against the other Party for such fee or reimbursement, the Company or Parent, as the case may be, shall pay to the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the applicable fee or reimbursement from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 9.04 Amendment. This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or the Stockholder Approval shall have been obtained; provided, however, that (x) after the Offer Closing and subject to Section 3.02, there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided that none of this Section 9.04, Section 11.05, Section 11.08, Section 11.09 or Section 11.11(e), nor any defined term used therein, nor any other provision or term of this Agreement to the extent an amendment, waiver, or other modification of such provision would modify the substance of this Section 9.04, Section 11.05, Section 11.08, Section 11.09 or Section 11.11(e), may be amended, waived or otherwise modified without the consent of each of the Financing Sources.

Section 9.05 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

Interpretation

Section 10.01 Certain Definitions. For purposes of this Agreement:

(a) “2012 Managers MIP” shall have the meaning set forth in Section 7.05(g).

(b) “2012 MIP for Management Committee” shall have the meaning set forth in Section 7.05(g).

(c) “Aeon Warrants” means those certain warrants to purchase shares of Company Common Stock issued pursuant to the Warrant Agreement, dated as of April 7, 2010, between the Company and Computershare, Inc., as Warrant Agent.

(d) “ABL Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 16, 2012, among the Company, as the borrower representative, and The Talbots Group, Limited Partnership, the Company and Talbots Classics Finance Company, Inc., as the borrowers, on the one hand, and General Electric Capital Corporation, as the agent, and the lenders party thereto, on the other hand, as in effect on the date hereof (and as the same may be subsequently amended, restated or otherwise modified from time to time with the prior written consent of Parent).

(e) “Acceleration Time” shall have the meaning set forth in Section 3.04(a).

(f) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality and standstill agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement.

(g) “Acceptance Time” shall have the meaning set forth in Section 1.04(a).

(h) “Action” shall have the meaning set forth in Section 4.13.

(i) “Acquisition Proposal” means any proposal or offer from any Third Party relating to (i) the acquisition of fifteen percent (15%) or more of any class of Equity Interests in the Company or any Company Subsidiary (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company or any Company Subsidiary in which any Third Party or its shareholders will beneficially own, directly or indirectly, fifteen percent (15%) or more of the combined voting power of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, (iii) any sale of assets, license, joint venture, liquidation, dissolution, disposition, merger, consolidation or other transaction which would, directly or indirectly, result in any Third Party acquiring, licensing or otherwise obtaining beneficial ownership of assets (including any class of Equity Interests of any Company Subsidiary or Affiliate of the Company) representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets (in the case of assets, determined by reference to fair market value) of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of any class of outstanding Equity Interests in the Company or any Company Subsidiary (by vote or by value) or (v) any combination of the foregoing.

(j) “Adverse Pension Plan Event” means (i) the failure of the Company to have received and delivered to Parent, prior to the earlier of the Offer Closing and the Effective Time, the PBGC Closing Letter, (ii) the institution of any formal proceeding by the PBGC to terminate the Pension Plan, or (iii) the existence of any condition that would reasonably be expected to (A) result in the institution of any such proceeding or (B) constitute a reasonable basis under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, the Pension Plan.

(k) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(l) “Agreement” shall have the meaning set forth in the preamble.

(m) “Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.02(c).

(n) “Alternative Debt Financing” shall have the meaning set forth in Section 7.08(b).

(o) “Appraisal Shares” shall have the meaning set forth in Section 3.01(d).

(p) “BPW Warrants” means those certain warrants to purchase shares of Company Common Stock issued pursuant to the Warrant Agreement, dated as of February 26, 2008, between the Company (as successor in interest to BPW Acquisition Corp.) and Mellon Investor Services LLC, as Warrant Agent, as amended.

(q) “Bank Approvals” means that the Office of the Comptroller of the Currency has determined not to disapprove or has not disapproved, within the relevant review period under the Change in Bank Control Act, the acquisition of control of Talbots Classic National Bank, a FDIC-insured credit card bank chartered and supervised by the Office of the Comptroller of the Currency, by Parent and its Affiliates, as applicable, as a result of the Merger or the Offer (as applicable), and the other approvals and filings (if any) set forth on Section 10.01(q) of the Company Disclosure Letter.

(r) “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

(s) “Business Systems” shall have the meaning set forth in Section 4.15(c).

(t) “Capitalization Time” shall have the meaning set forth in Section 4.03(a).

(u) “Certificate” shall have the meaning set forth in Section 3.01(c).

(v) “Certificate of Merger” shall have the meaning set forth in Section 2.03.

(w) “Change of Recommendation” shall have the meaning set forth in Section 6.02(d)(ii).

(x) “Claim” shall have the meaning set forth in Section 7.06(b).

(y) “Code” shall have the meaning set forth in Section 3.03(h).

(z) “Combined Material Adverse Impact” means, any acts or omissions to act, requested, demanded or otherwise required by any Governmental Authority as a condition to obtain the Bank Approvals or the PBGC Closing Letter, which acts or omission to acts, in the aggregate, would reasonably be expected to result in the incurrence of, or acceleration of, any cost, expense or other obligation or the maintenance of any additional capital, security or other assurance against loss in excess of $4,000,000 or any material limitation on the ability of such Person to conduct their business in the ordinary course.

(aa) “Company” shall have the meaning set forth in the preamble.

(bb) “Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.02(c).

(cc) “Company Benefit Plans” shall have the meaning set forth in Section 4.10(a).

(dd) “Company Board” shall have the meaning set forth in Section 4.04(b).

(ee) “Company By-Laws” shall mean the by-laws of the Company.

(ff) “Company Certificate of Incorporation” shall mean the certificate of incorporation of the Company.

(gg) “Company Common Stock” shall have the meaning set forth in the recitals.

(hh) “Company Disclosure Documents” shall have the meaning set forth in Section 4.08(a).

(ii) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub prior to or in connection with the execution and delivery of this Agreement.

(jj) “Company Employees” shall have the meaning set forth in Section 7.05(a).

(kk) “Company Equity Awards” shall have the meaning set forth in Section 3.04(a).

(ll) “Company Financial Statements” shall have the meaning set forth in Section 4.07(b).

(mm) “Company Intellectual Property” shall have the meaning set forth in Section 4.15(a).

(nn) “Company Material Adverse Effect” means (1) any change, circumstance, effect, event or occurrence that individually or in the aggregate with all other changes, circumstances, effects, events or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect for purposes of this clause (a): any change, circumstance, effect, event or occurrence directly arising out of or directly resulting from (i) general economic, credit, capital or financial markets or political or social conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) and other applicable accounting rules (including the accounting rules and regulations of the SEC) which is proposed, approved or enacted on or after the date of this Agreement, (v) general changes in or general conditions affecting the industries in which the Company and the Company Subsidiaries primarily operate, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may, unless otherwise excepted by this definition, be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect), (vii) the announcement and pendency of this Agreement and the transactions contemplated hereby, (viii) any action taken by the Company or the Company Subsidiaries at Parent’s written request or otherwise required by this Agreement, (ix) non-cash compensation expense to the extent resulting from modifications to the terms of outstanding Company Stock Options to permit net share (i.e., “cashless”) settlement thereof, or (x) the identity of, or any facts or circumstances relating to Parent, Sub or their respective Affiliates, except in the cases of clauses (i), (ii), (iii), (iv) or (v), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect) or (b) prevents or materially impedes, hinders or delays the consummation by the Company of the Offer, Merger or any of the other transactions contemplated by this Agreement on a timely basis or (2) the occurrence or existence of any Insolvency Event or any Adverse Pension Plan Event; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall the failure of the Company to maintain any particular amount or amounts of Availability (as such term is defined in the ABL Credit Agreement) be taken into account, in and of itself, in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect (it being understood that the underlying facts giving rise or contributing to such failure may, unless otherwise excepted by this definition, be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect).

(oo) “Company Material Contract” shall have the meaning set forth in Section 4.12(a).

(pp) “Company Permit” shall have the meaning set forth in Section 4.06.

(qq) “Company Restricted Stock” means a share of Company Common Stock granted pursuant to any Company Stock Plan that is subject to vesting or other lapse restrictions. For the avoidance of doubt, “Company Restricted Stock” shall not include Restricted Stock Units or Performance Stock Units.

(rr) “Company SEC Filings” shall have the meaning set forth in Section 4.07(a).

(ss) “Company Stock Option” means an option to purchase Company Common Stock granted pursuant to any Company Stock Plan. For the avoidance of doubt, “Company Stock Option” does not include the Top Up granted to Sub hereunder.

(tt) “Company Stock Plans” means the 2003 Executive Stock Based Incentive Plan, the Amended and Restated 1993 Executive Stock Based Incentive Plan, the Restated Directors Stock Plan, and any other plan pursuant to which outstanding Company Stock Options have been granted.

(uu) “Company Subsidiary” shall have the meaning set forth in Section 4.01.

(vv) “Company Termination Fee” means $6,000,000.

(ww) “Compensation Committee” shall have the meaning set forth in Section 4.19.

(xx) “Confidentiality Agreement” means the confidentiality agreement, dated January 27, 2012, between Sycamore Partners Management, L.L.C. and the Company.

(yy) “Contract” means any written note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

(zz) “Covered Securityholders” shall have the meaning set forth in Section 4.19.

(aaa) “Debt Commitment Letter” shall have the meaning set forth in Section 5.04.

(bbb) “Debt Financing” shall have the meaning set forth in Section 5.04.

(ccc) “Determination Notice” shall have the meaning set forth in Section 6.02(d)(i)(C).

(ddd) “DGCL” shall have the meaning set forth in Section 2.01.

(eee) “Effective Time” shall have the meaning set forth in Section 2.03.

(fff) “Enforceability Exception” shall have the meaning set forth in Section 4.04(a).

(ggg) “Environmental Laws” means any Law (including common law) relating to the pollution, protection, investigation or restoration of the environment or, to the extent relating to exposure to Hazardous Materials, protection of human health and safety, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of or exposure to Hazardous Materials.

(hhh) “Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

(iii) “Equity Award Amounts” shall have the meaning set forth in Section 3.04(i).

(jjj) “Equity Commitment Letter” shall have the meaning set forth in Section 5.04.

(kkk) “Equity Financing” shall have the meaning set forth in Section 5.04.

(lll) “Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

(mmm) “ERISA” shall have the meaning set forth in Section 4.10(a).

(nnn) “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(ooo) “Exchange Act” shall have the meaning set forth in Section 1.01(a).

(ppp) “Exchange Fund” shall have the meaning set forth in Section 3.03(a).

(qqq) “Existing Credit Agreements” means, collectively, (i) the ABL Credit Agreement and (ii) the Existing Term Loan Agreement.

(rrr) “Existing Term Loan Agreement” means that certain Term Loan Agreement dated as of February 16, 2012 by and among The Talbots, Inc., The Talbots Group, Limited Partnership and Talbots Classics Finance Company, Inc., as borrowers, the other parties from time to time thereto as credit parties, Wells Fargo Bank, National Association, as agent and the financial institutions from time to time party thereto as lenders, as in effect on the date hereof (and as the same may be subsequently amended, restated or otherwise modified from time to time with the prior written consent of Parent).

(sss) “Fairness Opinion” shall have the meaning set forth in Section 4.23.

(ttt) “Financial Advisor” shall have the meaning set forth in Section 4.23.

(uuu) “Financing” shall have the meaning set forth in Section 5.04.

(vvv) “Financing Commitments” shall have the meaning set forth in Section 5.04.

(www) “Financing Proceeds Condition” shall have the meaning set forth in Annex I hereto.

(xxx) “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Debt Financing (in each case, other than the Equity Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

(yyy) “Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letter.

(zzz) “Foreign Merger Control Laws” shall have the meaning set forth in Section 4.05(b).

(aaaa) “Fully Diluted Share Number” shall have the meaning set forth in Annex I hereto.

(bbbb) “GAAP” means generally accepted accounting principles as applied in the United States.

(cccc) “GE Debt Commitment Letter” shall have the meaning set forth in Section 5.04.

(dddd) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory (including any stock exchange) or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

(eeee) “Hazardous Materials” means any chemical, material, waste or other substance defined or regulated as “toxic” or “hazardous”, or as to which liability or standards of conduct can be imposed, under any Environmental Law.

(ffff) “HSR Act” shall have the meaning set forth in Section 4.05(b).

(gggg) “Indebtedness” shall mean, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person for (i) indebtedness of such person for borrowed money, (ii) other indebtedness of such person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (iii) capitalized leases classified as indebtedness of such person under GAAP, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, (v) any obligation of such Person for the deferred purchase price of property or services (other than trade payables and other current liabilities), (vi) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, currency hedge or other similar agreement designed to protect such Person and/or any of its Subsidiaries against fluctuations in interest rates or other currency fluctuations and all liabilities with respect to any commitments by which such Person and/or any of its Subsidiaries assures a creditor against loss, (vii) all indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, (viii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets (including, without limitation, accounts and contract rights) owned by such Person, and (ix) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person.

(hhhh) “Indemnified Party” shall have the meaning set forth in Section 7.06(a).

(iiii) “Independent Directors” shall have the meaning set forth in Section 1.04(a).

(jjjj) “Information Statement” shall have the meaning set forth in Section 4.05(b).

(kkkk) “Initial Offer Expiration Date” shall have the meaning set forth in Section 1.01(d).

(llll) “Insolvency Event” means (i) the admission by the Company or any Company Subsidiary in writing of its inability generally to pay its debts as they become due, or (ii) the commencement or filing of any voluntary or involuntary Insolvency Proceeding against or with respect to the Company or any Company Subsidiary, it being understood that, for purposes of this definition, “Company Subsidiary” is limited to those Company Subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act).

(mmmm) “Insolvency Proceeding” means (i) any case, proceeding or other Action before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, arrangement, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (i) and (ii) above, undertaken under U.S. or Canadian, federal, state, provincial or foreign Law, including the Bankruptcy Code or the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-up and Restructuring Act (Canada).

(nnnn) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, including: (i) all patents and applications for patents, (ii) all trade secrets, (iii) all copyrights, copyright registrations and applications for copyright registrations, (iv) all trademarks, service marks and other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, and (v) Internet domain names.

(oooo) “IRS” shall have the meaning set forth in Section 4.10(c).

(pppp) “knowledge” means (i) with respect to the Company, the actual knowledge of any of the Persons set forth in Section 10.01(pppp) of the Company Disclosure Letter after reasonable inquiry, and (ii) with respect to Parent or Sub, the actual knowledge of any of the officers of Parent or Sub after reasonable inquiry.

(qqqq) “Law” means any federal, state, local, foreign or international law, statute, code, ordinance, rule, regulation, common law, treaty, order, judgment, writ, stipulation, award, injunction or decree.

(rrrr) “Leased Real Property” shall have the meaning set forth in Section 4.16(b).

(ssss) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

(tttt) “Lien” means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever.

(uuuu) “Limited Guarantee” shall have the meaning set forth in the recitals.

(vvvv) “Merger” shall have the meaning set forth in the recitals.

(wwww) “Merger Closing” shall have the meaning set forth in Section 2.02.

(xxxx) “Merger Closing Date” shall have the meaning set forth in Section 2.02.

(yyyy) “Merger Consideration” shall have the meaning set forth in Section 3.01(c).

(zzzz) “Minimum Tender Condition” shall have the meaning set forth in Annex I.

(aaaaa) “New Debt Commitment Letter” has the meaning set forth in Section 7.08(b).

(bbbbb) “Non-Recourse Parent Party” shall have the meaning assigned to such term in the Equity Commitment Letter.

(ccccc) “Notice Period” shall have the meaning set forth in Section 6.02(d)(i)(C).

(ddddd) “NYSE” shall have the meaning set forth in Section 1.04(a).

(eeeee) “Offer” shall have the meaning set forth in the recitals.

(fffff) “Offer Closing” shall have the meaning set forth in Section 1.01(e).

(ggggg) “Offer Closing Date” shall have the meaning set forth in Section 1.01(e).

(hhhhh) “Offer Conditions” shall have the meaning set forth in Section 1.01(b).

(iiiii) “Offer Documents” shall have the meaning set forth in Section 1.01(g).

(jjjjj) “Offer Price” shall have the meaning set forth in the recitals.

(kkkkk) “Offer Termination” shall have the meaning set forth in Section 1.01(f).

(lllll) “Order” shall have the meaning set forth in Section 4.13.

(mmmmm) “Outside Date” shall have the meaning set forth in Section 9.01(b).

(nnnnn) “Owned Real Property” shall have the meaning set forth in Section 4.16(a).

(ooooo) “Parent” shall have the meaning set forth in the preamble.

(ppppp) “Parent Group” shall have the meaning set forth in Section 11.11(e).

(qqqqq) “Parent Group Member” shall have the meaning set forth in Section 11.11(e).

(rrrrr) “Parent Material Adverse Effect” means any change, circumstance, effect, event or occurrence that prevents or materially impedes, hinders or delays the consummation by Parent or Sub of the Offer, the Merger or any of the other transactions contemplated by this Agreement on a timely basis.

(sssss) “Parent Termination Fee” means the sum of (x) $11,000,000 and (y) the Reimbursable Special Consultant Fees.

(ttttt) “Party” and “Parties” shall have the meaning set forth in the preamble.

(uuuuu) “Paying Agent” shall have the meaning set forth in Section 3.03(a).

(vvvvv) “PBGC” means the Pension Benefit Guaranty Corporation.

(wwwww) “PBGC Closing Letter” shall have the meaning set forth in Section 7.03(d).

(xxxxx) “Pension Plan” means The Talbots, Inc. Pension Plan.

(yyyyy) “Permissive Debt Financings” shall have the meaning set forth in Section 5.04.

(zzzzz) “Performance Stock Unit” means a restricted stock unit issued by the Company pursuant to a Company Stock Plan pursuant to which the holder has a right to receive shares of Company Common Stock, units or other property as provided for therein upon the terms and conditions provided for therein. For the avoidance of doubt, “Performance Stock Units” shall not include Company Restricted Stock or Restricted Stock Units.

(aaaaaa) “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate or the ability to obtain collateral financing on such assets, (v) zoning, building and other similar codes and regulations, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, (vii) Liens discharged at or prior to the Offer Closing or, if the Offer Termination shall occur, the

Merger Closing, and (viii) Liens granted pursuant to the Existing Credit Agreements or as otherwise contemplated to be granted at the Effective Time in accordance with the Debt Commitment Letter (including, without limitation, the grant of a Lien pursuant to the Financing contemplated by the Wells Fargo Debt Commitment Letter with respect to the five Company stores included in the Owned Real Property).

(bbbbbb) “Person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

(cccccc) “Personal Information” shall have the meaning set forth in Section 4.15(d).

(dddddd) “PLCC Portfolio Sale” shall have the meaning set forth in Section 5.04.

(eeeeee) “Promissory Note” shall have the meaning set forth in Section 1.03(b).

(ffffff) “Proxy Date” shall have the meaning set forth in Section 7.01(c).

(gggggg) “Proxy Statement” shall have the meaning set forth in Section 7.01(a).

(hhhhhh) “Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including by informing the Company that it does not intend to review the Proxy Statement.

(iiiiii) “Real Estate Sale” shall have the meaning set forth in Section 5.04.

(jjjjjj) “Recommendation” shall have the meaning set forth in Section 4.04(b).

(kkkkkk) “Reimbursable Special Consultant Fees” shall have the meaning set forth in Section 7.02.

(llllll) “Representative” means, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(mmmmmm) “Restraints” shall have the meaning set forth in Section 8.01(c).

(nnnnnn) “Restricted Stock Unit” means a restricted stock unit issued by the Company pursuant to any Company Stock Plan that (i) as of the date hereof, vests solely on the basis of time and (ii) is outstanding immediately prior to or as of the Acceptance Time, pursuant to which the holder has a right to receive shares of Company Common Stock after the vesting or lapse of restrictions applicable to such unit. For the avoidance of doubt, “Restricted Stock Units” shall not include Company Restricted Stock or Performance Stock Units.

(oooooo) “Rights Agreement” means the Rights Agreement, dated as of August, 1, 2011, between the Company and Computershare Trust Company, N.A., as Rights Agent.

(pppppp) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder.

(qqqqqq) “Schedule 14D-9” shall have the meaning set forth in Section 1.02(a).

(rrrrrr) “Schedule TO” shall have the meaning set forth in Section 1.01(g).

(ssssss) “SEC” shall have the meaning set forth in Section 1.01(d).

(tttttt) “Securities Act” shall have the meaning set forth in Section 1.03(c).

(uuuuuu) “Seller Group” shall have the meaning set forth in Section 11.11(e).

(vvvvvv) “Seller Group Member” shall have the meaning set forth in Section 11.11(e).

(wwwwww) “Short-Form Threshold” shall have the meaning set forth in Section 1.03(b).

(xxxxxx) “Special Consultant” shall have the meaning set forth in Section 7.02.

(yyyyyy) “Sponsor” means, collectively, Sycamore Partners, L.P. and Sycamore Partners A, L.P.

(zzzzzz) “Stockholder Approval” shall have the meaning set forth in Section 4.21.

(aaaaaaa) “Stockholders’ Meeting” shall have the meaning set forth in Section 7.01(c).

(bbbbbbb) “Sub” shall have the meaning set forth in the preamble.

(ccccccc) “Subsidiary” of any Person means (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(ddddddd) “Superior Proposal” means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 51%) not arising out of or relating to any violation of Section 6.02, which the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the Party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Offer or the Merger and the other transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

(eeeeeee) “Surviving Corporation” shall have the meaning set forth in Section 2.01.

(fffffff) “Sycamore Third Lien Facility” shall have the meaning set forth in Section 5.04.

(ggggggg) “Talbots Warrants” means those certain warrants to purchase shares of Company Common Stock issued pursuant to the Warrant Agreement, dated as of April 9, 2010, between the Company and Computershare, Inc., as Warrant Agent.

(hhhhhhh) “Takeover Laws” shall have the meaning set forth in Section 4.04(b).

(iiiiiii) “Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax of any kind whatsoever, whether disputed or not, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto imposed by any Governmental Authority or domestic or foreign taxing authority, including, without limitation, income, estimated, franchise, license, windfall or other profits, gross receipts, premiums, real or personal property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, withholding, ad valorem, stamp, transfer, environmental, value-added, alternative and add-on minimum, and gains tax.

(jjjjjjj) “Tax Return” means any report, return, claim for refund, election, estimated tax filing, declaration, or other related document filed with or required to be filed with any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

(kkkkkkk) “Third Party” means any Person other than Parent, Sub or any Affiliates thereof.

(lllllll) “Top-Up” shall have the meaning set forth in Section 1.03(a).

(mmmmmmm) “Top-Up Closing” shall have the meaning set forth in Section 1.03(b).

(nnnnnnn) “Top-Up Shares” shall have the meaning set forth in Section 1.03(a).

(ooooooo) “Trade Payables Agreement” means that certain Trade Payable Agreement, dated September 1, 2011, among the Company, The Talbots Group, Limited Partnership, and LF Centennial Pte. Ltd, as amended on February 29, 2012.

(ppppppp) “Transaction Litigation” shall have the meaning set forth in Section 7.03(a).

(qqqqqqq) “Transfer Taxes” shall have the meaning set forth in Section 7.13.

(rrrrrrr) “Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

(sssssss) “Triggering Event” shall have the meaning set forth in Section 9.01(e).

(ttttttt) “Vendor Financing” shall have the meaning set forth in Section 5.04.

(uuuuuuu) “Voting Company Debt” shall have the meaning set forth in Section 4.03(c).

(vvvvvvv) “Warrants” means, collectively, the Aeon Warrants, the BPW Warrants and the Talbots Warrants.

(wwwwwww) “Wells Fargo Debt Commitment Letter” shall have the meaning set forth in Section 5.04.

(xxxxxxx) “Willful Breach” shall have the meaning set forth in Section 9.02.

Section 10.02 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning and effect of the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” when used in this Agreement is not exclusive. Any references herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.

(d) The phrase “made available,” when used in reference to anything made available to Parent, Sub or their Representatives shall be deemed to mean uploaded to and made available to Parent, Sub and their Representatives no less than one (1) Business Day prior to the date hereof in the virtual on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Tailor” or otherwise being in the possession of Parent, Sub or their Representatives (and in such case accessible without limitation to Parent and Sub).

(e) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f) References to a Person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g) All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement (other than Section 4.01, Section 4.03, Section 4.04, Section 4.05, Section 4.10(e), Section 4.10(i), Section 4.19, Section 4.20, Section 4.21, Section 4.22 and Section 4.24, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter) to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(h) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(i) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

ARTICLE XI

General Provisions

Section 11.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time except for purposes of the first proviso of Section 9.02.

Section 11.02 Expenses. Except as provided in Section 7.09(d), Section 7.13 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 11.03 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile or by electronic mail (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Sub (or following the Effective Time, the Company), to:

TLB Holdings LLC c/o Sycamore Partners Management, L.L.C. 9 West 57th Street, 31st Floor New York, NY 10019
Fax No.:	(212) 796-8501
Attention:	Stefan Kaluzny and Peter Morrow

Email:	skaluzny@sycamorepartners.com pmorrow@sycamorepartners.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive Chicago, Illinois 60601
Fax No.:	(312) 558-5700
Attention:	James P. Faley, Jr.
R. Cabell Morris
Email:	jfaley@winston.com
rmorris@winston.com

And

Law Offices of Gary M. Holihan, P.C. 2345 Larkdale Drive Glenview, Illinois 60025
Attention:	Gary M. Holihan
Email:	garyholihan@gmail.com

if to the Company (on or prior to the Effective Time):

The Talbots, Inc. One Talbots Drive Hingham, MA 02043
Fax No.:	(781) 741-4927
Attention:	Michael Scarpa
Chief Operating Officer/Chief Financial Officer
Email:	michael.scarpa@talbots.com

with copies (which shall not constitute notice) to:

White & Case LLP 1155 Avenue of the Americas New York, NY 10036
Fax No.:	(212) 354 8113
Attention:	Morton A. Pierce Chang-Do Gong
Email:	mpierce@whitecase.com cgong@whitecase.com

And

The Talbots, Inc. Suite 100 211 South Ridge Street Rye Brook, NY 10573
Fax No.:	(914) 934-9136
Attention:	Richard T. O’Connell, Jr. Executive Vice President
Email:	doc@talbots.com

Section 11.04 Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Equity Commitment Letter and the Limited Guarantee (together with the exhibits, the Company Disclosure Letter and the other documents delivered pursuant hereto), constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement except that the standstill restrictions, restrictions on contact and restrictions on designations of approved financing sources in the Confidentiality Agreement shall terminate (solely with respect to Sponsor and its Affiliates, including Parent and Sub, and not for any other Person or for purposes of the definition of an Acceptable Confidentiality Agreement) immediately following the execution and delivery of this Agreement solely for purposes of permitting the Offer, the Merger or any other transaction or action contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the Confidentiality Agreement shall be deemed terminated as of the Merger Closing.

Section 11.05 No Third-Party Beneficiaries. Except for the provisions of (i) Section 7.06 and Sponsor’s rights to receive the payments enumerated in Section 9.03 and (ii) with respect to the Financing Sources, the provisions of Section 9.04, Section 11.05, Section 11.08, Section 11.09 and Section 11.11(e) (and the related defined terms contained in the foregoing provisions), as to which the Financing Sources are and shall be express third party beneficiaries, neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any Person other than the Parties hereto and thereto any legal or equitable rights or remedies. Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration shall be enforceable by holders of Certificates or Company Equity Awards. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.05 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 11.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Merger Closing, Parent and Sub may assign this Agreement and/or any of their respective rights hereunder (in whole or in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.07 GOVERNING LAW. SUBJECT TO THE TERMS OF THE DEBT COMMITMENT LETTER RELATING TO THE APPLICATION OF NEW YORK LAW (TO THE EXTENT SET FORTH THEREIN), THIS AGREEMENT AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.08 Jurisdiction; Service of Process.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any Action directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby (including the Limited Guarantee, Equity Commitment Letter or, subject to Section 11.08(c), the Debt Commitment Letter) or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.03. Nothing in this Section 11.08 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(c) EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION OF ANY KIND OR DESCRIPTION (INCLUDING ANY CROSS-CLAIM OR THIRD-PARTY CLAIM), WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN EACH CASE, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW

YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 11.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING THE EQUITY COMMITMENT LETTER OR THE DEBT COMMITMENT LETTER) OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10 Specific Performance.

(a) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 9.01, but in all cases subject to the specific requirements set forth in Section 11.10(b) (as it relates to obtaining a remedy contemplated by this Section 11.10(a) with respect to causing the Equity Financing to be funded), each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 11.08, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party hereto accordingly agrees, subject in all respects to Section 11.10(b), not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 11.10. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 11.10. Each of the Parties acknowledges and agrees that, except to the extent set forth in Section 11.10(b), (i) each Party shall be entitled to seek to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy set forth in Section 9.03, (ii) the provisions set forth in Section 9.03 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

(b) Notwithstanding the foregoing, the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Sub to, or to directly, cause the Equity Financing to be funded at any time but only simultaneously with the consummation and funding of the Debt Financing (whether under this Agreement, the Equity Commitment Letter or the Limited Guarantee) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Offer Closing, all of the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the Merger Closing, all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 would have been satisfied if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing),

(ii) the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08(b) for all the Debt Financing, such Alternative Debt Financing) has been consummated or funded (as applicable) or would be consummated or funded (as applicable) in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable, and

(iii) the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and the Debt Financing are funded, it will take such actions that are within its control to cause the Merger Closing to occur.

Section 11.11 Maximum Recourse; Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, but subject to Section 11.10:

(a) Company Maximum Liability. Except as set forth in Section 9.03(g), the maximum aggregate liability of the Company and the Company Subsidiaries for monetary damages in connection with this Agreement or any of the transactions contemplated hereby shall be limited to the Company Termination Fee, and in no event shall Sponsor, Parent or Sub seek or obtain, nor shall they permit any of their respective Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Termination Fee against the Company or any of the Company Subsidiaries, and in no event shall Sponsor, Parent or

Sub be entitled to seek or obtain any monetary damages of any kind in excess of the Company Termination Fee against the Company and the Company Subsidiaries, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that in no event shall Sponsor, Parent or Sub (on behalf of themselves and their Affiliates) be entitled to both (x) the receipt of the Company Termination Fee or recovery of monetary damages against the Company or any Company Subsidiary, and (y) specific enforcement of this Agreement.

(b) Sponsor, Parent and Sub Maximum Liability. Except as set forth in Section 7.09(d) and Section 9.03(g), the maximum aggregate liability of Sponsor, Parent and Sub for monetary damages or other remedies in connection with this Agreement or any of the transactions contemplated hereby (including the Financing) shall be limited to the Parent Termination Fee, and in no event shall the Company seek or obtain, nor shall it permit any of the Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award aggregating in excess of the Parent Termination Fee against Sponsor, Parent or Sub, and in no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind aggregating in excess of the Parent Termination Fee against Sponsor, Parent or Sub, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement, the Equity Commitment Letter or the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that in no event shall the Company be entitled to both (x) the receipt of the Parent Termination Fee or recovery of monetary damages against Sponsor, Parent or Sub, and (y) specific enforcement of this Agreement.

(c) Termination Fees. In no event shall (i) the Company be required to pay the Company Termination Fee on more than one occasion or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (w) if Sponsor (or any other Person designated by Parent to receive the Company Termination Fee) receives the Company Termination Fee from the Company pursuant to Section 9.03, then, any such payment shall be the sole and exclusive remedy of Parent and Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (x) if the Company receives the Parent Termination Fee from Parent pursuant to Section 9.03, then any such payment shall be the sole and exclusive remedy of the Company against Parent and Sub and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of Parent or Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (y) the Company’s right to receive the Parent Termination Fee from Parent pursuant to Section 9.03, together with the rights and remedies available to the Company in Section 11.10, Section 7.09(d), Section 9.03(g), the Limited Guarantee, the Equity Commitment Letter and the Confidentiality Agreement (but subject in all cases to the limitations set forth in this Agreement, the Limited Guarantee and the Equity Commitment Letter), shall constitute the sole and exclusive remedy of the Company against any of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates and none of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or (z) (A) if Sponsor, Parent or Sub receive any payments from the Company in respect of any breach of this Agreement, and thereafter Sponsor (or any other Person designated by Parent to receive the Company Termination Fee) is entitled to receive the Company Termination Fee under Section 9.03, the amount of such Company Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Sponsor, Parent or Sub in respect of any such breaches of this Agreement and (B) if the Company receives any payments from Parent or Sub in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 9.03, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent or Sub to the Company in respect of any such breaches of this Agreement.

(d) Non-Recourse Parties. Notwithstanding anything to the contrary in this Agreement, in no event shall (i) any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, Sponsor, Parent and Sub) have any liability for monetary damages to the Company or its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby, other than Sponsor’s obligations under the Limited Guarantee and the Equity Commitment Letter and any liability of Sycamore Partners Management, L.L.C. under the Confidentiality Agreement and other than the obligations of Parent and Sub to the extent expressly provided herein, or (ii) any former, current or future general or limited partners, equityholders, directors, officers, employees, managers, members, Affiliates or agents of the Company or its Subsidiaries have any liability to Sponsor, Parent or Sub or any Non-Recourse Parent Party for monetary damages relating to or arising out of this Agreement or the transactions contemplated hereby, other than the obligations of the Company to the extent expressly provided herein. In no event shall the Company seek or obtain, nor shall it permit any of its Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party with respect to, this Agreement, Equity Commitment Letter or the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or Sub to the extent expressly provided for in this Agreement, the Sponsor to the extent expressly provided for in the Limited Guarantee and the Equity Commitment Letter or Sycamore Partners Management, L.L.C. to the extent expressly provided for in the Confidentiality Agreement (subject to the Limited Guarantee).

(e) Financing Sources. Subject to the Company’s right to specific performance to the extent set forth in Section 11.10, the Company’s right to receive payment of the Parent Termination Fee and such other amounts pursuant to Section 7.09(d) and Section 9.03(g) from Parent, the guarantee thereof pursuant to the Limited Guarantee (including in respect of any breach by Sponsor, Parent or Sub) and the Company’s rights under the Equity Commitment Letter and the Confidentiality Agreement, the Company, on behalf of itself and each of its Representatives, stockholders, holders of any Company Equity Award and Affiliates (collectively, the “Seller Group” and each, a “Seller Group Member”) hereby waives and agrees not to assert against (i) the Non-Recourse Parent Parties, (ii) any Financing Source, or (iii) any of the respective former, current, or future Affiliates or Representatives of the Financing Sources (collectively, the “Parent Group” and each a “Parent Group Member”), any right or claim for any and all losses, claims or liabilities suffered by any Seller Group Member as a result of any breach of this Agreement by Parent or Sub or any breach of the other agreements contemplated hereby, including the Debt Commitment Letter, Limited Guarantee or the Equity Commitment Letter by any Person in the Parent Group party thereto, the failure of the Offer to be completed or the Merger to be consummated or in any other respect with respect to this Agreement or any other agreement contemplated hereby, and, subject to Section 11.11(f), upon payment of the Parent Termination Fee, none of the Parent Group Members shall have any further liability or obligation relating to or arising out of this Agreement, the other agreements contemplated hereby or any of the transactions contemplated hereby or thereby under any theory or with respect to any claim, whether sounding in law or equity. Without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, for the avoidance of doubt, in no event shall any Seller Group Member be entitled to seek or obtain any other damages of any kind against any such Parent Group Member (including any of the Financing Sources), including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure. Immediately following receipt by the Company of the Parent Termination Fee, the Company shall cause all Seller Group Members to dismiss with prejudice any judicial or arbitral proceeding initiated by any of them with respect to this Agreement or the Limited Guarantee or the transactions contemplated hereby or thereby or the transactions contemplated hereby or thereby against any Parent Group Member. For the avoidance of doubt, in no event shall any Parent Group Member be subject to, nor shall any Seller Group Member, seek to recover, nor shall they accept, monetary damages in excess of the Parent Termination Fee (it being understood that this limitation shall apply in the aggregate to the entire Seller Group), except as set forth in Section 7.09(d) and Section 9.03(g).

(f) Effect on Limitations; Confidentiality Agreement. The Parties acknowledge and agree that nothing in this Section 11.11 shall be deemed to affect any Party’s right to specific enforcement pursuant to and in accordance with Section 11.10. Other than the limitations set forth in Section 11.11(a) and Section 11.11(b), nothing in this Agreement will limit in any way the remedies of the parties under the Confidentiality Agreement.

Section 11.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.13 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TLB HOLDINGS LLC

By:	/s/ Stefan Kaluzny
Name:	Stefan Kaluzny
Title:	President

TLB MERGER SUB INC.

By:	/s/ Stefan Kaluzny
Name:	Stefan Kaluzny
Title:	President

THE TALBOTS, INC.

By:	/s/ Trudy F. Sullivan
Name:	Trudy F. Sullivan
Title:	President & Chief Executive Officer

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall not have been validly tendered and not validly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock (1) that, when added to (without duplication of shares) the number of shares of Company Common Stock owned by Parent and its Subsidiaries as of immediately prior to the expiration of the Offer, represent at least a majority of the shares of Company Common Stock outstanding as of immediately prior to the expiration of the Offer and (2) that, when added to (without duplication of shares) the number of shares of Company Common Stock owned by Parent and its Subsidiaries as of immediately prior to the expiration of the Offer plus the number of shares of Company Common Stock to be purchased by Sub pursuant to the Top-Up, represent at least one more share than 90% of (without duplication) (x) the outstanding shares of Company Common Stock as of immediately prior to the expiration of the Offer, plus (y) the aggregate number of shares of Company Common Stock issuable to holders of Company Equity Awards from which the Company or its Representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Equity Awards), plus (z) the number of shares of Company Common Stock to be purchased by Sub under the Top-Up (the foregoing (a)(1) and (a)(2), collectively, the “Minimum Tender Condition”, and such number of shares equal to the sum of the shares described in the preceding clauses (x) through (z), the “Fully Diluted Share Number”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; (c) any approval required under any applicable Foreign Merger Control Law with respect of the consummation of the Offer and the consummation of the Merger shall not have been obtained, (d) any of the Bank Approvals shall not have been obtained and/or shall not be in full force and effect; (e) Parent (either directly or through Sub or the Company) shall not have received the proceeds of the Debt Financing (or any Alternative Debt Financing) and/or the lenders party to the Debt Commitment Letter (or New Debt Commitment Letter for any Alternative Debt Financing) shall not have confirmed to Parent and Sub that the Debt Financing (or any Alternative Debt Financing) in an amount sufficient to consummate the Offer and the Merger will be available at the Offer Closing on the terms and conditions set forth in the Debt Commitment Letter (or New Debt Commitment Letter for any Alternative Debt Financing) (“Financing Proceeds Condition”); or (f) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) any of the representations and warranties of the Company (A) set forth in Section 4.03(f), Section 4.04, Section 4.10(e), Section 4.21, Section 4.22 or Section 4.24 shall not be true and correct in all material respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, (B) set forth in Section 4.03 (other than Section 4.03(f)) or Section 4.10(i) shall not be true and correct in all respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, except (other than as a result of a Willful Breach by the Company of Section 6.01(a), to the extent any such Willful Breach relates to the subject matter of Section 4.03 (other than Section 4.03(f)) or Section 4.10(i)) where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $2,000,000, (C) set forth in Section 4.09(i) shall not be true and correct without disregarding the “Company Material Adverse Effect” qualification set forth therein and (D) set forth in this Agreement, other than those described in clauses (A), (B) and (C) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein), except, in the case of this clause (D), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties shall not be true and correct (subject to such qualifications) as of such specific date only);

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(iv) since the date of this Agreement, there shall have occurred any Company Material Adverse Effect;

(v) in the event that the exercise of the Top-Up is necessary to ensure that Parent or Sub owns at least one more share than 90% of the outstanding shares of Company Common Stock immediately after the Acceptance Time (treating, for such purposes, as outstanding the aggregate number of shares of Company Common Stock issuable to holders of Company Equity Awards from which the Company or its Representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Equity Awards)), there shall exist under applicable Law or other Restraint any restriction or legal impediment on Sub’s ability and right to exercise the Top-Up, or the shares of Company Common Stock issuable upon exercise of the Top-Up (together with, without duplication, (1) the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn and (2) any other shares of Company Common Stock owned by Parent and Sub (other than, for the avoidance of doubt, those tendered in the Offer)) are insufficient for Sub to own at least one more share than 90% of the sum of (x) the outstanding shares of Company Common Stock immediately after the Acceptance Time plus (y) the aggregate number of shares of

Company Common Stock issuable to holders of Company Equity Awards from which the Company or its Representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Equity Awards);

(vi) a Triggering Event shall have occurred;

(vii) this Agreement shall have been terminated in accordance with its terms; or

(viii) Availability (as such term is defined in the ABL Credit Agreement, but subject to the parenthetical below) under the ABL Credit Agreement, as of immediately prior to the Acceleration Time, shall be less than the sum of (i) $40,000,000 and (ii) the then outstanding amount of obligations under the Trade Payables Agreement (it being understood that Availability shall also be determined with trade payables being paid consistent with past practice, and expenses and other liabilities being paid in the ordinary course of business consistent with past practice and without acceleration of sales).

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (f)(ii), (f)(iii), (f)(iv) or (f)(viii) above shall have occurred and be continuing as of the expiration of the Offer.

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (f)(v) have been satisfied, Parent and Sub shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of May 30, 2012, by and among The Talbots, Inc., TLB Holdings LLC, and TLB Merger Sub Inc.

Annex B

May 30, 2012

The Board of Directors

The Talbots, Inc.

One Talbots Drive

Hingham, Massachusetts 02043

Members of the Board of Directors:

We understand that The Talbots, Inc., a Delaware corporation (the “Company”), TLB Holdings LLC, a Delaware limited liability company (“Parent”), and TLB Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for, among other things, the tender offer for all of the outstanding shares of common stock, $0.01 par value, of the Company (the “Company Common Stock”), pursuant to which Merger Sub will pay $2.75 per share in cash (the “Per Share Consideration”) for each share of Company Common Stock accepted (the “Tender Offer”). The Merger Agreement further provides that, following the completion of the Tender Offer or, if the tender offer does not close under certain circumstances specified in the Merger Agreement, Merger Sub will be merged with and into the Company (together with the Tender Offer, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each outstanding share of Company Common Stock, other than Company Common Stock held in treasury or owned by Parent or Merger Sub, will be converted into the right to receive the Per Share Consideration. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement. We understand that Parent is an affiliate of Sycamore Partners, L.P. and Sycamore Partners A, L.P. (collectively, and including their respective affiliates, the “Parent Affiliates”).

You have requested our opinion as to the fairness from a financial point of view to the holders of the Company Common Stock (other than the Parent Affiliates), of the Per Share Consideration to be received by such holders in the proposed Transaction.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

2.	reviewed certain internal financial statements, analyses, forecasts (the “Company Forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

3.	reviewed certain publicly available financial forecasts relating to the Company;

4.	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

5.	compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

6.	compared the financial terms of the Transaction with the publicly available financial terms of certain transactions which we believe to be generally relevant;

7.	reviewed the historical trading prices and trading activity for the Company Common Stock, and compared such price and trading activity of the Company Common Stock with that of securities of certain publicly-traded companies which we believe to be generally relevant;

8.	reviewed the premia paid in certain publicly available transactions, which we believed to be generally relevant;

9.	reviewed a draft dated May 30, 2012 of the Merger Agreement; and

10.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. As we have discussed with you, we have utilized the Company Forecasts for 2012 through 2014 in our analyses and not any of the Company Forecasts for any subsequent years. In addition, at your direction, of the Company Forecasts provided to us, we have utilized in our analyses the updated Company Forecasts provided to us in April 2012. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In addition, we have not evaluated the solvency of any party to the Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us and that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Per Share Consideration to be received by the holders of the Company Common Stock (other than the Parent Affiliates) pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement (or any related agreement) or the form or structure of the Transaction or the likely timeframe in which the Transaction will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Per Share Consideration to be received by the holders of the Company Common Stock pursuant to the Merger Agreement or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Transaction or the relative merits of the Transaction as compared with any other strategic alternative which may be available to the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses arising, and indemnify us for certain liabilities and other items that may arise, out of our engagement. Perella Weinberg Partners LP served as financial advisor to the Company with respect to the amendment and restatement of the Company’s $200 million asset based lending facility with GE Capital Corporation and the Company’s new $75 million senior secured term loan with Wells Fargo Bank, N.A. and has received customary compensation therefor. An affiliate of Perella Weinberg Partners LP (the “Acquiring Affiliate”) previously entered into a transaction with the Company, pursuant to which such affiliate became a stockholder of the Company. In connection with such transaction, which closed in April 2010, we served as financial advisor to the Company and received customary compensation therefor. The Acquiring Affiliate ceased to be a shareholder of the Company as of January 28, 2011. During the two-year period prior to the date hereof, no other material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company or Parent pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the

Company and Parent and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Transaction. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to whether such holder should tender its shares of Company Common Stock in the Tender Offer or how such holder should vote or otherwise act with respect to the proposed Transaction or any other matter and does not in any manner address the prices at which shares of the Company Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Transaction to, or any consideration received in connection with the Transaction by, the Parent Affiliates or the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Per Share Consideration to be received by the holders of the Company Common Stock (other than the Parent Affiliates) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ PERELLA WEINBERG PARTNERS LP

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS OF

THE TALBOTS, INC.

[—], 2012

Please mark, sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

	FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

1. To adopt the Agreement and Plan of Merger, dated as of May 30, 2012, as it may be amended from time to time, by and among The Talbots, Inc., TLB Holdings LLC and TLB Merger Sub Inc.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

2.      To adjourn the special meeting, if necessary or advisable, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.

	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 3.

3. To approve, on an advisory (non-binding) basis, the “golden parachute” compensation.	☐	☐	☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE TALBOTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints Michael Scarpa and Richard T. O’Connell, and each of them, as proxies for the undersigned with full power of substitution, to act and vote, with all the powers the undersigned would possess if personally present at, the special meeting of stockholders of The Talbots, Inc., to be held at [—] on [—], 2012, at [—] Eastern Time at [—] and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority to vote or act as any of such proxies or their substitutes deem advisable on all other matters that may properly come before the meeting or any adjournment or postponement thereof. If no direction is made, the proxy will be voted “FOR” Item 1, “FOR” Item 2 and “FOR” Item 3.

(Continued and to be signed on the reverse side.)